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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 28, 2011

Registration No. 333-173841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESCO CORPORATION
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	3532 (Primary Standard Industrial Classification Code Number)	93-0989423 (I.R.S. Employer Identification Number)

2141 NW 25th Avenue
Portland, Oregon 97210
(503) 228-2141
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Kevin S. Thomas
Vice President, General Counsel and Corporate Secretary
ESCO Corporation
2141 NW 25th Avenue
Portland, Oregon 97210
(503) 228-2141
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies To:
Robert J. Moorman James M. Kearney Stoel Rives LLP 900 SW Fifth Avenue, Ste. 2600 Portland, Oregon 97204 Tel: (503) 224-3380 Fax: (503) 220-2480	Sarah K. Solum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Tel: (650) 752-2011 Fax: (650) 752-3611

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock	$175,000,000	$20,317.50

(1)
Includes shares of Class A Common Stock that the underwriters have the option to purchase.

(2)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3)
$20,317.50 previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 28, 2011.

             Shares

ESCO Corporation

Class A Common Stock

          This is an initial public offering of shares of Class A Common Stock of ESCO Corporation.

          ESCO Corporation is offering             of the shares to be sold in the offering. The selling shareholders identified in this prospectus, who include some of our executive officers and shareholders affiliated with some of our directors, are offering an additional             shares. ESCO Corporation will not receive any of the proceeds from the sale of the shares by the selling shareholders.

          Before this offering, there has been no public market for the Class A Common Stock. We estimate the initial public offering price per share will be between $             and $             . We have applied to list our Class A Common Stock on the NASDAQ Global Market under the symbol "ESCO".

          See "Risk Factors" on page 13 to read about factors you should consider before buying shares of the Class A Common Stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to ESCO Corporation	$	$
Proceeds, before expenses, to the selling shareholders	$	$

          To the extent that the underwriters sell more than             shares of Class A Common Stock, the underwriters have the option to purchase up to an additional              shares from us at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                    , 2011.

Goldman, Sachs & Co.	Morgan Stanley

Wells Fargo Securities	Baird	KeyBanc Capital Markets	BMO Capital Markets

Prospectus dated                    , 2011.

          Through and including                           , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          Neither we, the selling shareholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby but only in circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

i

 Market Data, Leadership Statements and Wear Life

          In this prospectus, we reference our leadership position in specific markets. For example, we state our belief that we are the global market leader in ground engaging tool (GET) tooth systems used in surface mining and infrastructure development, dragline buckets for coal mining, and first fitment lip systems to mining original equipment manufacturers (OEMs) for hydraulic excavators. We also make statements regarding the wear life of many of our products, which are often used by customers continuously in harsh, abrasive environments. These statements are based on Company studies, which rely on, among other things, (1) independent data that is publicly available or available by subscription, (2) market surveys that we commissioned or conducted, which may include customer interviews and anecdotal evidence, (3) Company sales data and laboratory tests to evaluate the wear performance of materials, and (4) publicly available competitor data, including filings under the federal securities laws. Although we believe these Company studies are thorough, objective, and based on reliable information, they necessarily involve estimates and are subject to judgments and interpretation, and an independent party might reach different conclusions.

ii

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our Class A Common Stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". In this prospectus, unless otherwise indicated or the context otherwise requires, references to "we", "us", "our", the "Company", and "ESCO" refer to ESCO Corporation and its subsidiaries on a consolidated basis.

Our Company

          We are an independent designer, developer and manufacturer of highly engineered wear parts and replacement products used in surface mining, infrastructure development, power generation, aerospace and industrial applications. Our products are often essential to the performance of our customers' capital equipment, which frequently operates continuously in harsh environments and is subject to abrasion, impact, corrosion or extreme temperatures. We have focused on product innovation throughout our nearly 100-year history and as of June 15, 2011, we had 46 U.S. patents and 500 foreign patents (including foreign counterparts to our U.S. patents). We believe our expertise in metallurgy, tribology (the science of wear), design engineering, manufacturing processes and distribution are our core competencies.

          We have two operating groups:

Engineered Products Group, or EPG, designs, develops and manufactures wear parts and wear part carriers and provides wear solutions for mining, infrastructure development and other challenging industrial wear applications. EPG wear parts include ground engaging tools, or GET, such as mechanically attached teeth on buckets for earth moving, crusher parts, scrap recycling hammers and dragline rigging. We believe we are the global market leader in GET tooth systems used in surface mining and infrastructure development, with an extensive offering of patented GET products. Our wear parts, which typically are consumed in less than one year, represented 80% of EPG net sales in 2010. In addition to wear parts, we also design and manufacture wear part carriers, such as dragline buckets for coal mining where we believe we are the global market leader. We have a global network of 21 EPG manufacturing facilities and 36 EPG sales and distribution offices in 18 countries. EPG represented $712.6 million, or 84%, of our net sales in 2010.

Turbine Technologies Group, or TTG, manufactures superalloy precision investment cast components used in the aerospace, power generation and other industrial markets, such as blades, vanes and complex structural parts used in aircraft engines and industrial gas turbines. Broad manufacturing and metallurgical capabilities and extensive engineering expertise, backed by the strength of our brand, have enabled TTG to become an important supplier in these markets. In 2010, 70% of TTG net sales were from products used in the "hot gas path" of turbines and considered replacement parts. TTG represented $136.9 million, or 16%, of our net sales in 2010.

Our Industries

•
EPG. Growth in demand for our EPG products is primarily driven by growing populations and urbanization in emerging markets. These macro trends are driving significant demand for a wide range of commodities. According to the TSI iron ore index, the LME Copper index and the West Texas Intermediate crude oil market price, from March 2009 to March 2011 prices for iron ore, copper and crude oil were up 189%, 133% and 115%, respectively. The capital expenditure budgets for the top five global mining companies by market capitalization have increased an average of 73% in 2011 over 2010.

Our EPG net sales are also driven by demand for new infrastructure in emerging markets and the need to replace aging infrastructure in developed markets. According to Business Monitor International, infrastructure spending globally is expected to grow at a compound annual growth rate of 13% from 2010 to 2014.

•
TTG. Growth in the aerospace market is driven by new aircraft builds and airplane flight hours. With the recovery in the global economy and growth in airline traffic, aircraft OEMs are increasing production rates and consequently, according to Airline Monitor, engine deliveries are expected to grow 6.8% in 2011 and 13.0% in 2012. Economic growth and increasing urbanization are expected to drive growth for components supporting the power OEM markets. According to Frost & Sullivan, gas turbine sales are expected to increase at a compound annual growth rate of 5.1% from 2010 through 2015.

Our Strengths

•
Well Positioned in Attractive, Diverse and Growing Markets. We serve more than 1,000 customers in the mining, infrastructure development, power generation, aerospace and industrial markets, including the 10 largest global mining companies, and are positioned to benefit from positive secular trends in commodities markets and global infrastructure spending.

•
Broad Portfolio of Innovative, Mission-Critical Products. We sell mission-critical wear parts essential to the productivity of our customers' capital equipment in mining and infrastructure development applications where downtime is expensive. As of June 15, 2011, we had 46 U.S. patents and 500 foreign patents, including foreign counterparts to our U.S. patents.

•
Significant and Growing Installed Base Generates Recurring Sales. We estimate that our EPG products are installed on approximately one-third of the world's surface mining machines. Our consumable, often patented, wear parts are generally an operating requirement for our customers and can require replacement as often as every few weeks, generating recurring sales as parts wear.

•
Well-Established Brand with a Loyal, Diverse Customer Base. The ESCO brand is globally recognized for quality, durability, reliability, safety and superior performance in the most demanding operating conditions, from the high stress and impact of hard rock dredging and the severe abrasion of oil sands, to the extreme temperature ranges of a jet engine. We have served each of our top 10 customers in 2010 for at least 15 years.

•
Global Operations with Local Presence. We have an expansive network of 28 manufacturing facilities, including 16 foundries, and 36 sales and distribution offices. We operate in 19 countries on six continents and maintain a local presence in most of the major mining regions we serve, enabling us to develop deep customer relationships, enhance our logistical capabilities and cross-sell a wide range of products and solutions.

•
Management Team and Organizational Capability. Our executive officers have an average of over 20 years of experience in our business.

Our Strategies

•
Customer-Driven Innovation. Through ongoing contact with our customers in the field, we will continue to develop close relationships that allow us to solve our customers challenging problems.

•
Expand Our Global Presence. We will continue to grow our global operations by expanding alongside customers into key mining and infrastructure development regions, growing our direct sales channel and expanding our manufacturing capacity.

•
Expand Direct Distribution, Selling a Broader Range of Products and Solutions. We will continue to focus on building a direct sales channel in markets where there is a high concentration of mining activity, which will allow us to manage how our products are positioned with customers, provide significant opportunities to cross-sell products and solutions and position us to capture incremental growth and profitability.

•
Increase Our Installed Base. In EPG, we will continue to pursue a "push/pull" strategy to increase first fitments of our branded products on capital equipment, working with OEMs to develop products for first fitment on their machines and with end-customers to create pull through demand for our products.

•
Pursue Strategic Acquisitions. We plan to continue our successful identification, acquisition and integration of businesses that we believe will provide us with some or all of the following: foundry capacity in strategic regions, proximity to key customers and enhanced distribution capabilities and complementary products or technologies.

•
Focus on Continuous Improvement and Lean Processes. We will continue to focus on lean processes to drive continuous improvements in all aspects of our business, which we expect will allow us to continue to improve process cycle times, improve safety, increase quality and customer service, and reduce capital requirements, including working capital and capital deployed to increase foundry tonnage.

Selected Risk Factors

          Investing in our Class A Common Stock involves risks. You should carefully read "Risk Factors" beginning on page 13 for an explanation of these risks before investing in our common stock. These risks include:

  •
  our business is subject to changes in general economic conditions;

  •
  our business is affected by cyclicality in the end markets we serve;

  •
  inventory stocking decisions by our customers can exaggerate the effects of changing economic and market conditions on our financial results;

  •
  we are subject to government regulation, including under environmental laws and regulations, and any violation of or liabilities under these laws and regulations could adversely affect us;

  •
  our production capacity may not be sufficient to meet customer demand;

  •
  we operate in highly competitive industries;

  •
  we expect to pay lower dividends than we have historically paid, and we may not pay any dividends;

  •
  our continued global expansion efforts may not be successful;

  •
  the expansion of our direct sales model may have negative consequences;

  •
  a material disruption to one or more of our manufacturing plants could adversely affect our ability to generate revenue;

  •
  OEM customers may develop their own product lines or work with our competitors to develop products that compete with ours;

  •
  our business could be adversely affected by our failure to effectively manage proprietary product life cycles and to develop new and innovative products;

  •
  our continued success depends on our ability to protect our intellectual property rights; and

  •
  the holders of our Class B Common Stock have the right to approve or reject change in control transactions presented to shareholders for approval and may otherwise have the de facto ability to control the outcome of matters submitted to shareholders.

Corporate Information

          We were founded in 1913 in Portland, Oregon and are an Oregon corporation. Our principal executive office is at 2141 NW 25th Avenue, Portland, Oregon 97210, and our telephone number is (503) 228-2141. Our website address is www.escocorp.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and should not be considered part of this prospectus. Our website address included in this prospectus is an inactive textual reference only. As of March 31, 2011, we had more than 4,600 employees worldwide.

          The ESCO logos and other trademarks or service marks of ESCO appearing in this prospectus are the property of ESCO. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the holders.

EXPLANATORY NOTE REGARDING CHANGES IN OUR CAPITAL STOCK

          In connection with this offering, we will amend our articles of incorporation to:

  •
  rename our existing authorized Class A Common Stock "Legacy Class A Common Stock";

  •
  authorize the class of common stock, "Class A Common Stock", that is offered pursuant to this prospectus;

  •
  authorize blank-check preferred stock;

  •
  amend the terms of the Legacy Class A Common Stock to provide that each share (a) sold in an underwritten public offering (including this offering) will automatically convert into one share of Class A Common Stock immediately upon the sale, (b) outstanding on the date that is 180 days after the date of this prospectus (the first "Automatic Conversion Date") will automatically convert on that date into one-half share of new Class A Common Stock and one-half share of Legacy Class A Common Stock and (c) outstanding on the date that is 360 days after the date of this prospectus (the second "Automatic Conversion Date") will automatically convert on that date into one share of new Class A Common Stock (subject, in each case, to adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the offering made pursuant to this prospectus); and

  •
  amend the terms of the existing Class B Common Stock to provide that each share will automatically convert upon transfer to a person other than those described below (a) if transferred before the first Automatic Conversion Date, into one share of Legacy Class A Common Stock; (b) if transferred after the first but before the second Automatic Conversion Date, into one-half share of Legacy Class A Common Stock and one-half share of Class A Common Stock; and (c) if transferred on or after the second Automatic Conversion Date, into one share of Class A Common Stock (subject, in each case, to adjustment for any stock splits, stock dividends, recapitalizations and similar events occurring after the offering made pursuant to this prospectus). The shares of Class B Common Stock are owned by Henry T. Swigert as trustee of the Swigert 2000 Trust and may be transferred without automatic conversion to Henry T. Swigert; any trustee, in the capacity of trustee, of the Swigert 2000 Trust; or any trustee, in the capacity of trustee, of any trust created under the Swigert 2000 Trust. Mr. Swigert is a member of our board of directors.

          Before completing this offering, we will effect a         -for-one stock split of Legacy Class A Common Stock and Class B Common Stock by means of a stock dividend. Each share of these classes of stock converts automatically into shares of new Class A Common Stock on the conditions specified in our articles of incorporation and described above. In addition, upon completion of the offering made by this prospectus, each share of our outstanding Class C Preferred Stock, which are held by a trustee on behalf of our Employee Stock Ownership Plan, will convert automatically into             shares of the new Class A Common Stock.

          After giving pro forma effect to the automatic conversion of all shares of Class C Preferred Stock and Legacy Class A Common Stock into Class A Common Stock and the          -for-one stock split of the Legacy Class A Common Stock and Class B Common Stock, as of                          , 2011 we would have had outstanding              shares of new Class A Common Stock,             shares of Class B Common Stock convertible into             shares of new Class A Common Stock and no shares of preferred stock.

 THE OFFERING

Class A Common Stock offered by us	shares
Class A Common Stock offered by selling shareholders	shares
Class A Common Stock outstanding after this offering

             shares or             shares if the underwriters exercise their option to purchase additional shares in full (including             shares of Legacy Class A Common Stock that convert to Class A Common Stock as described in the "Explanatory Note Regarding Changes to Our Capital Stock")

Class B Common Stock outstanding after this offering	shares
Total Class A Common Stock and Class B Common Stock outstanding after this offering

             shares or             shares if the underwriters exercise their option to purchase additional shares in full (including             shares of Legacy Class A Common Stock that convert to Class A Common Stock as described in the "Explanatory Note Regarding Changes to Our Capital Stock")

Underwriters' option to purchase additional shares of Class A Common Stock	shares from us and no shares from the selling shareholders
Use of proceeds

We estimate that we will receive net proceeds from our sale of shares of Class A Common Stock of approximately $        million, assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by selling shareholders. We intend to use the proceeds for general corporate and working capital purposes, including possible acquisitions of businesses to complement or enhance our product offerings and manufacturing capacity and repayment of debt. See "Use of Proceeds" for additional information.

Proposed NASDAQ Global Market symbol	ESCO
Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A Common Stock.

          Without taking into account the         -for-one stock split that will occur before completion of the offering made by this prospectus, the number of shares of Legacy Class A Common Stock outstanding after this offering is based on 885,714 shares outstanding as of March 31, 2011 and excludes:

  •
  19,251 shares issuable upon exercise of options outstanding as of March 31, 2011 to purchase Legacy Class A Common Stock at a weighted average exercise price of $57.85 per share;

  •
  up to 20,569 shares issuable upon the exercise of stock-settled stock appreciation rights, the number of which will depend upon the fair value of our Class A Common Stock at the time of exercise (             shares assuming a fair value of $         per share, the midpoint of the range set forth on the cover of this prospectus);

  •
  up to 16,742 shares issuable pursuant to performance units, the number of which will depend upon the achievement of specified performance measures; and

  •
  362,500 additional shares of Legacy Class A Common Stock, reserved for issuance under our 2010 Stock Incentive Plan.

          Unless otherwise indicated, all information in this prospectus reflects and assumes the following:

  •
  the amendment of our articles of incorporation described in "Explanatory Note Regarding Changes in Our Capital Stock";

  •
  the         -for-one stock split of Legacy Class A Common Stock and Class B Common Stock by means of a stock dividend before this offering;

  •
  the conversion of our Class C Preferred Stock and Legacy Class A Common Stock into Class A Common Stock as described in "Explanatory Note Regarding Changes in Our Capital Stock";

  •
  no exercise of outstanding options or stock-settled stock appreciation rights, and no issuance of stock pursuant to performance units;

  •
  no exercise of the put rights described in "Description of Capital Stock — Shareholder Agreements"; and

  •
  no exercise by the underwriters of their option to purchase up to             additional shares of Class A Common Stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          We derived the summary consolidated statement of earnings data for the years ended December 26, 2008 and December 31, 2009 and 2010 and the summary consolidated balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements and related notes included in this prospectus. Before 2009, we reported on a 52/53-week fiscal year consisting of four 13-week periods and ending on the last Friday of the calendar year. Effective December 27, 2008, we changed to a calendar year. Our fiscal year 2009, however, began on December 27, 2008 and ended on December 31, 2009, resulting in a 370-day year.

          We derived the summary consolidated statement of earnings data for the three months ended March 31, 2010 and 2011 and the summary consolidated balance sheet data as of March 31, 2011 from our unaudited condensed consolidated financial statements and notes thereto included elsewhere in the prospectus. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future period.

          The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three months ended		Fiscal year ended
(dollars in thousands, except per share data)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Statement of earnings data:
Net sales	$253,843	$185,256	$849,481	$680,390	$939,913
Cost of goods sold(1)	183,299	136,174	626,883	507,115	724,921

Gross profit	70,544	49,082	222,598	173,275	214,992
Operating expenses
Selling and administrative expenses(1), (2)	46,729	31,189	147,881	112,535	132,719
Restructuring and other(3)	20	281	748	6,332	1,792

Operating profit	23,795	17,612	73,969	54,408	80,481
Interest expense, net	3,079	6,354	23,710	26,226	26,736
Loss on early extinguishment of debt(4)	—	—	13,013	—	—
Other (income) expense(5)	(1,079)	458	(731)	(1,091)	4,259

Earnings from continuing operations before income taxes	21,795	10,800	37,977	29,273	49,486
Income tax expense	7,420	3,689	9,423	8,487	13,297

Earnings from continuing operations, net of tax	14,375	7,111	28,554	20,786	36,189
Earnings from discontinued operations, net of tax(6)	—	—	—	306	443
Net earnings	14,375	7,111	28,554	21,092	36,632
Less: net earnings attributable to the noncontrolling interest — continuing operations	(1,491)	(1,161)	(4,634)	(2,537)	(5,073)
Less: net earnings attributable to the noncontrolling interest — discontinued operations	—	—	—	(141)	(343)
Net earnings attributable to ESCO shareholders from continuing operations	12,884	5,950	23,920	18,249	31,116
Valuation adjustment of Class C Preferred Stock(7)	(1,154)	(771)	(16,521)	7,933	13,287
Net earnings attributable to ESCO common shareholders from continuing operations	11,730	5,179	7,399	26,182	44,403
Pro forma earnings from continuing operations attributable to ESCO shareholders(8)	12,884		23,920

	Three months ended			Fiscal year ended
(dollars in thousands, except per share data)	March 31, 2011		March 31, 2010	December 31, 2010		December 31, 2009	December 26, 2008
Earnings per weighted average share outstanding(9)
Basic earnings per share from continuing operations allocated to ESCO common shareholders		$10.69	$4.78		$6.81	$24.18	$41.08
Diluted earnings per share from continuing operations allocated to ESCO common shareholders(10)		$10.42	$4.64		$6.62	$15.16	$26.21
Weighted average shares outstanding
Basic		1,097	1,084		1,086	1,083	1,081
Diluted		1,236	1,117		1,118	1,204	1,187
Pro forma earnings per share from continuing operations attributable to ESCO shareholders
Basic	$			$
Diluted	$			$
Pro forma weighted average shares outstanding
Basic
Diluted
Cash dividends declared per common share(11)					$11.00	$10.00	$11.00

	As of
	March 31, 2011 pro forma	March 31, 2011	December 31, 2010
Balance sheet data:
Cash and cash equivalents	$81,078	$81,078	$114,101
Current assets, excluding cash and cash equivalents	314,321	314,321	268,166
Property and equipment, net	173,788	173,788	167,446
Total assets	748,337	748,337	723,622
Current liabilities, excluding the current portion of debt	144,641	144,641	133,854
Total debt, including current portion	271,760	271,760	273,314
Contingently redeemable equity securities(12)	3,521	254,244	232,184
Total equity/(deficit)(12)	247,180	(7,064)	(4,622)

	Three months ended		Fiscal year ended
	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Other data:
Adjusted EBITDA(13)	$39,457	$27,838	$127,780	$99,497	$130,853
Adjusted EBITDA margin(13)	15.6%	15.0%	15.0%	14.6%	13.9%
Adjusted net earnings from continuing operations(14)	$18,483	$8,563	$48,588	$28,977	$44,108

(1)
Non-cash ESOP compensation costs are included in cost of goods sold and selling and administrative expenses. See "Description of Employee Stock Ownership Plan."

(2)
The mark to market on stock-appreciation rights (SARs), an expense of $7.7 million and $0.0 million and income of $0.3 million in 2010, 2009 and 2008, respectively, is included in selling and administrative expenses. The mark to market on SARs, an expense of $3.5 million and $0.0 million in the three months ended March 31, 2011 and March 31, 2010, is included in selling and administrative expenses.

(3)
Restructuring and other costs included: in 2010, expenses related to the closure of our Saskatoon, Saskatchewan foundry; in 2009, personnel reductions and the closure of our West Jordan, Utah plant and the Saskatoon, Saskatchewan foundry; and in 2008, personnel reductions, the closure of our West Jordan, Utah plant and curtailment costs related to freezing benefits for our U.S. defined benefit plans.

(4)
Loss on early extinguishment of debt primarily includes the write-off of $4.0 million of unamortized loan costs and the early redemption call premium of $8.6 million paid upon redemption of $300.0 million principal amount of senior unsecured notes in December 2010 as part of our debt refinancing. Debt extinguishment costs also include $0.4 million of unamortized costs associated with our asset-backed line of credit cancelled in November 2010 as part of our debt refinancing.

(5)
Other (income) expense primarily includes foreign exchange losses and gains on settlement transactions of foreign denominated accounts receivable and accounts payable. Other expense in each of 2009 and 2008 includes $0.3 million of insurance retention expenses.

(6)
Discontinued operations for 2009 and 2008 included earnings from ESCO Soldering Locacoes de Marquinas e Equipmentos Ltda, which we divested in June 2009 as part of the transaction that resulted in our acquisition of 100% ownership of ESCO Soldering, now known as ESCO Brazil.

(7)
Valuation adjustment of Class C Preferred Stock is the mark to market change of the redemption value of the shares of Class C Preferred Stock classified as contingently redeemable equity securities on our balance sheet. The corresponding offset is a change in our retained earnings. Upon the conversion of Class C Preferred Stock into Class A Common Stock in connection with the offering made by this prospectus, the stock will be reclassified from contingently redeemable equity securities to shareholders' equity and this valuation adjustment will no longer be included in our financial statements.

(8)
Pro forma earnings from continuing operations attributable to ESCO shareholders reflects the reclassification from contingently redeemable equity securities to shareholders' equity of Class C Preferred Stock and Legacy Class A Common Stock subject to contingent repurchase obligations. See "Description of our Employee Stock Ownership Plan" and "Description of Capital Stock."

(9)
Share data reflect the changes in our capital structure that will occur before we complete the offering described in this prospectus; other per share data do not. See "Explanatory Note Regarding Changes in Our Capital Stock".

(10)
Diluted earnings per share includes the weighted average number of Class C Preferred Stock outstanding and the incremental shares that would be issued upon the assumed exercise of stock options for the period they were outstanding.

(11)
See "Dividend Policy".

(12)
Contingently redeemable equity securities are redeemable upon the holder's retirement at age 65, death or disability. See "Description of Capital Stock — Shareholder Agreements" and "Description of Employee Stock Ownership Plan". The presentation reflects shares of Class C Preferred Stock and Legacy Class A Common Stock at their redemption value. Shares of Class C Preferred Stock automatically convert on a one-for-one basis into shares of the Class A Common Stock upon the completion of the offering made by this prospectus. Shares of Legacy Class A Common Stock automatically convert on a one-for-one basis into shares of the Class A Common Stock over a period of up to 360 days as described in "Explanatory Note Regarding Changes in Our Capital Stock". Upon the termination of our repurchase obligation, which will occur (a) with respect to approximately 161,730 shares of the Legacy Class A Common Stock, upon completion of the offering made by this prospectus and (b) with respect to the remaining 4,443 shares of Legacy Class A Common Stock subject to the repurchase obligation and all of the shares of Class C Preferred Stock, upon their conversion into Class A Common Stock, the stock will be reclassified from contingently redeemable equity securities to shareholders' equity.

(13)
Adjusted EBITDA is earnings from continuing operations, net of tax, before interest, taxes, depreciation and amortization and non-operating expense (income), adjusted to add back ESOP non-cash compensation expenses, mark to market on SARs expense, unrealized (gains) losses on long-term investments and certain restructuring charges. Adjusted EBITDA margin is adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margins have limitations as analytical tools. Adjusted EBITDA is not intended to represent net earnings, earnings from continuing operations, net of tax, or cash flow from operating activities as these terms are defined by generally accepted accounting principles in the United States and should not be used as an alternative to net earnings as an indicator of operating performance or to cash flow as a measure of liquidity. Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate those measures in the same manner we do. We have included Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus because they are used by our management to assess financial performance and may provide a more complete understanding of the factors and trends affecting our business. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
Our management uses these measures in conjunction with GAAP financial measures as part of our assessment of our business and in communications with our board of directors concerning our financial performance;

  •
  These measures provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of operations and facilitate comparisons with peer companies, many of which use similar non-GAAP financial measures to supplement GAAP disclosure; and

  •
  These measures exclude non-cash charges, such as depreciation, amortization, ESOP compensation expense and mark to market on SARs expense, and those non-cash charges in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly from period to period.

  The following table reconciles earnings from continuing operations, net of tax to Adjusted EBITDA for the periods indicated below.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Earnings from continuing operations, net of tax	$14,375	$7,111	$28,554	$20,786	$36,189
Add/(Subtract):
Interest (net) and loss on early extinguishment of debt	3,079	6,354	36,723	26,226	26,736
Income tax expense	7,420	3,689	9,423	8,487	13,297
Depreciation and amortization(a)	7,774	6,492	27,479	25,113	24,187
Other (income) expense	(1,079)	458	(731)	(1,091)	4,259
ESOP non-cash compensation expense(b)	5,101	4,020	17,259	16,504	20,248
Mark to market on SARs(c)	3,513	—	7,678	—	(260)
Unrealized (gains) losses on long-term investments(d)	(746)	(567)	(1,953)	(2,860)	4,405
Restructuring and other(e)	20	281	748	6,332	1,792
Port Hope reclamation(f)	—	—	2,600	—	—

Adjusted EBITDA	$39,457	$27,838	$127,780	$99,497	$130,853

(a)
Depreciation and amortization excludes the amortization of debt issuance costs, which are included in interest (net).

(b)
We recognize non-cash compensation expense equal to the fair value of the Class C Preferred Stock released as security for the loan to the ESOP and allocated to participant accounts. A portion of the non-cash ESOP compensation expense is allocated to cost of goods sold and a portion is allocated to selling and administrative expenses, based on the number of shares allocated to the accounts of manufacturing employees and other employees. See "Description of Employee Stock Ownership Plan."

(c)
Each quarter, we record the mark to market change in the value of our SARs. Our determination of fair value includes, among other factors, the valuation determined by the independent valuation firm used by the ESOP trustee. We add this back to derive Adjusted EBITDA because it is a non-cash expense. In 2011, we changed our SARs long-term incentive program to stock-settled grants. The grant date fair value of an award will be amortized over the required service period. 92.6% of our existing cash-settled SARs were converted to stock-settled SARs in 2011. As a result, beginning in the second quarter of 2011, those awards are no longer required to be marked to market. Any impact to expense from this conversion will be amortized over the remaining service period for the unvested awards.

(d)
Unrealized (gains) and losses on long-term investments represent the mark to market on our investments held to fund our deferred compensation and supplemental executive retirement programs.

(e)
Restructuring and other activity in 2010 included restructuring expenses related to the closure of our Saskatoon, Saskatchewan foundry. Restructuring activity in 2009 included restructuring expenses related to personnel reductions and the closure of our West Jordan, Utah plant and the Saskatoon, Saskatchewan foundry. Restructuring activity in 2008 included restructuring expenses related to personnel reductions, the closure of our West Jordan, Utah plant and curtailment costs related to freezing benefits for our U.S. defined benefit plans.

(f)
The expense in 2010 represents the estimated cost of removing an accumulation of solid waste at our Port Hope, Ontario, Canada facility. We plan to complete the removal within a five-year period. This expense is included in selling and administrative expenses in our consolidated financial statements.

  The most closely comparable GAAP measure to Adjusted EBITDA margin is operating profit margin, which is operating profit divided by net sales. The following table shows how each of operating profit margin and Adjusted EBITDA margin is calculated.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Net sales	$253,843	$185,256	$849,481	$680,390	$939,913
Operating profit	23,795	17,612	73,969	54,408	80,481
Adjusted EBITDA	39,457	27,838	127,780	99,497	130,853

Operating profit margin	9.4%	9.5%	8.7%	8.0%	8.6%
Adjusted EBITDA margin	15.6%	15.0%	15.0%	14.6%	13.9%

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Operating profit	$23,795	$17,612	$73,969	$54,408	$80,481
Interest expense, net	3,079	6,354	23,710	26,226	26,736
Loss on early extinguishment of debt(4)	—	—	13,013	—	—
Other (income) expense(5)	(1,079)	458	(731)	(1,091)	4,259

Earnings from continuing operations before income taxes	21,795	10,800	37,977	29,273	49,486

(14)
We define adjusted net earnings from continuing operations as net earnings from continuing operations attributable to ESCO shareholders plus loss on early extinguishment of debt, net of tax; mark to market on SARs expense, net of tax; and ESOP non-cash compensation expense, net of tax. The adjustments assume a 35% tax rate. We have included adjusted net earnings from continuing operations in this prospectus because it represents a basis upon which our management assesses financial performance and may provide a more complete understanding of the factors and trends affecting our business.

The following table reconciles net earnings from continuing operations attributable to ESCO shareholders to adjusted net earnings from continuing operations.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Net earnings from continuing operations attributable to ESCO shareholders	$12,884	$5,950	$23,920	$18,249	$31,116
Loss on early extinguishment of debt, net of tax	—	—	8,458	—	—
Mark to market on SARs, net of tax	2,283	—	4,991	—	(169)
ESOP non-cash compensation expense, net of tax	3,316	2,613	11,219	10,728	13,161

Adjusted net earnings from continuing operations	$18,483	$8,563	$48,588	$28,977	$44,108

RISK FACTORS

          Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest. If any of the events or circumstances described below occurs, our business, operating results, financial condition or growth prospects could be materially and adversely affected. In those cases, the trading price of our Class A Common Stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our business is subject to changes in general economic conditions.

          Our results of operations are materially affected by the conditions in the global economy and in the global capital and credit markets. Recessions, downturns and other negative economic conditions around the world may significantly affect our profits as a result of increases in costs of materials, reduced sales, restructuring costs and challenges in receivables collections and other important elements of our business. The effect of changing economic conditions may not be immediate. For example, in 2009 our net sales decreased by $260 million compared to 2008, which we believe resulted primarily from the economic downturn that began in 2008. Similarly, changes in a local economy's business conditions, exchange rates or inflation can affect our customers and their decisions and ability to purchase products, which in turn affects our net sales. Further, market volatility, unpredictable government interventions in various industries and financial markets, increased regulation and difficult economic conditions may also make it harder or impossible for us to access capital and credit markets to fund operating needs on acceptable terms.

Our business is affected by cyclicality in the end markets we serve.

          We make significant decisions based on our outlook on business activity in the mining, infrastructure development, power generation, aerospace and industrial markets we serve. These decisions include the levels of business that we seek and accept, production schedules, raw materials and other component commitments, personnel needs and other resource requirements. Each of the principal end markets we serve is cyclical, and our outlook on business activity in our markets may fail to predict accurately the timing, nature and extent of changing market conditions. Many factors affect these markets, including, for example, the level of production, levels and locations of mineral deposits, commodity prices, substitution of new or competing inputs and methods, and government regulations and tax policies. As a result of cyclicality in the end markets we serve, we have experienced, and we will experience, significant fluctuation in our net sales and operating profit. Further, the end markets for EPG and TTG vary substantially, and improvements in one may not be accompanied by similar changes in the other.

Inventory stocking decisions by our customers can exaggerate the effects of changing economic and market conditions on our financial results.

          Many of our customers maintain an inventory of our products for use or resale. Purchases of our products by these customers may differ materially, at least for periods measured in months rather than years, from amounts required to maintain a steady level of inventory. As a result, their purchases from us may be at a lower rate than the rate of their sale or use of the product as they "destock" in anticipation of a downturn in the economy generally or in their particular market. Conversely, when they purchase products from us to build inventory levels, because they anticipate future increased net sales or for other reasons, the resulting growth in our net sales may be temporary and a misleading indicator of future results. For example, we believe the decrease in net sales from 2008 to 2009 and subsequent increase from 2009 to 2010 were exaggerated by inventory destocking and restocking by our customers in response to significant changes in most commodity prices.

Our production capacity may not be sufficient to meet customer demand.

          Many of the products we supply are mission-critical parts, the loss of which may result in lost productivity and significant costs for our customers. If we are unable to anticipate production demand for these parts or adequately increase production if demand increases, our delivery times could be delayed. We have experienced increased lead times, the times at which commitments for deliveries to customers can be made by our sales representatives, because customer demand is outstripping our ability to supply products on a timely basis. We estimate that customer demand has led to extended lead times for products that represented approximately 45% of EPG net sales in 2010. In 2010, we estimate the average lead time for mining GET products, for example, was less than 10 weeks; as of June 1, 2011, average lead time was over 20 weeks. We have not experienced significant order cancellations to date; however, if our lead times are significantly longer than those of our competitors, that may place us at a disadvantage and could adversely affect our sales and results of operations. If we continue to experience significant delays in product delivery, our customer relationships and reputation for reliability could suffer, and current and potential customers may purchase parts from one of our competitors as a result.

A material disruption to one or more of our manufacturing plants could adversely affect our ability to generate revenue.

          We produce our products at manufacturing plants around the world. If operations at one or more plants are disrupted as a result of equipment failures, natural disasters, work stoppages, power outages, acts of terrorism or other reasons, our business and results of operations could be adversely affected. Acts of terrorism, for example, have caused in the past and may in the future cause a decline in the airline industry, which is likely to affect our TTG business. Interruptions in production would increase costs and reduce sales. Our facilities are also subject to the risk of catastrophic loss due to earthquakes, fires, explosions or adverse weather conditions, including hurricanes and tornadoes. Any interruption in production capability could require us to make large capital expenditures to remedy the interruption, which could negatively affect our profitability and cash flows. These events could affect our manufacturing and distribution capabilities and, because we specialize our manufacturing processes at our foundries and fabrication facilities and often have limited backup operations, an event that affects one facility could have an exaggerated effect on our ability to meet production demands and our sales. In addition, these events also could result in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our products, which would adversely affect our business, financial condition and results of operations. Lost sales may not be recoverable under our insurance policies and longer-term business disruptions could result in a loss of customers. If this occurred, future sales could be adversely affected.

We operate in highly competitive industries.

          We compete on a variety of factors, including productivity, design and performance, technology, metallurgical expertise, reliability, customer relationships, delivery lead times and price. Some of our competitors are larger, have greater financial resources and are less leveraged than we are or may develop products or services that put us at a disadvantage. Our effectiveness in managing our manufacturing efficiency and our costs are key factors in determining our future profitability and competitiveness.

OEM customers may develop their own product lines or work with our competitors to develop products that compete with ours.

          Some of our products compete with products manufactured and sold by our OEM customers. This competition could damage our relationships with those OEMs. OEMs may also develop new product lines or work with our competitors to develop product lines. If that occurs, our results of operations could suffer due to lost sales to the OEMs and increased competition.

Our business could be adversely affected by our failure to effectively manage proprietary product life cycles and to develop new and innovative products.

          Many of our products are protected by patents in key regions around the world. We manage product life cycles by managing the patent life of our products and by focusing research and development spending to develop proprietary products to replace those that will lose their patent protection. Our effectiveness in managing this process is a key factor in determining our future profitability and competitiveness.

          In addition, to remain competitive, we must continue to develop new and innovative products that meet our customers' changing requirements. Our future growth will depend, in part, on our ability to address the increasingly demanding needs of our customers by enhancing our products and timely developing and selling new products. If we are not successful in these efforts, if we experience difficulties that delay or prevent these efforts, or if our new products or enhancements do not achieve market acceptance, our business could be adversely affected.

Our continued success depends on our ability to protect our intellectual property rights.

          We rely on a combination of nondisclosure, confidentiality, invention assignment and other types of agreements, and trade secret, trademark, copyright and patent law to establish, maintain, protect and enforce our intellectual property rights. These measures may be inadequate to protect our intellectual property rights, and any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated by others. For example, some of our patent applications may not be approved, some issued patents may not adequately protect our intellectual property or provide us with a competitive advantage, or may be challenged by others. Furthermore, our contracts may not effectively prevent disclosure or use of our confidential information or provide an adequate remedy in the event of unauthorized disclosure or use of our confidential information. In addition, when terminated, these contracts provide for continued protection of our confidential information and trade secrets only for a limited period of time. Others may independently discover our trade secrets and proprietary information or exploit our trade secrets after the expiration of contractual protections for those trade secrets, and in those cases we could not assert any trade secret rights against those parties or others to whom those parties disclose our trade secrets. To the extent our employees, contractors or other parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to determine the scope of and enforce our intellectual property rights, and even litigation we initiate could result in the narrowing or invalidation of the intellectual property rights we seek to enforce. In addition, the laws of some countries do not protect intellectual property rights to the same extent as the laws in the United States. Our expansion into some emerging markets may increase the risk of intellectual property infringement due to, among other things, the presence of independent firms called "will-fitters" that may produce copies of our products. Therefore, in some jurisdictions, we may be unable to adequately protect our intellectual property, even if intellectual property laws purport to offer adequate protection, against unauthorized copying or use, which could adversely affect our competitive position. The inability to protect our proprietary information and enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

          In addition, parties may claim that we, our customers, licensees or other parties indemnified by us are infringing upon their intellectual property rights. Even if we believe claims are without merit, they can be time-consuming and costly to defend. Claims of intellectual property infringement also might require us to redesign affected products or technologies, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from using certain of our technologies or marketing or selling certain of our products. Even if another party has agreed to indemnify us against these costs, it may not be able to do so. If we cannot or do not license the infringed technology on reasonable pricing terms or at all, or substitute similar technology from another source, our business, financial condition and results of operations could be adversely affected.

Our continued global expansion efforts may not be successful.

          We intend to continue to pursue expansion of our international operations and international sales and marketing activities. Expansion in international markets requires significant management attention and resources. We may form relationships with local partners in connection with our international expansion. Disputes with local partners may adversely affect our business.

          In addition, we may be unable to scale our infrastructure effectively in these markets, which would cause our results to suffer. We may not be able to hire, train, retain and manage required personnel, which may limit our international growth. We will also face significant competition from multinational and local companies. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, local customers and more established local brand names.

          We have taken steps to expand our direct presence in Australia and in South Africa, where our relationships with licensees have recently expired or soon will expire. Our investments in these areas, including investments in foundry capacity and in personnel, may not be sufficient to allow us to compete effectively in those markets or with our former licensees. In addition, if we are not able to build our operations in these territories to meet customer demand, including customers that have operations in other areas of the world, our reputation and results of operations in these areas and in other geographies may suffer.

The expansion of our direct sales model may have negative consequences.

          We employ a diversified distribution model that includes direct sales, a network of independent dealers, licensees and OEMs. Our network of independent dealers and our licensees are important to our success. In recent years, however, we have grown our direct sales channel, particularly in markets where there is a high concentration of mining activity. The percentage of our EPG net sales through direct channels grew from approximately 31% in 2007 to approximately 48% in 2010. This increased direct sales effort may be unsuccessful or adversely affect our relationships with dealers and licensees, which could harm our business.

          We will begin competing with Bradken Resources Pty Ltd. in Australia, New Zealand and Papua New Guinea when our licensee relationship with Bradken ends on June 30, 2011. Royalty income from Bradken, which contributes directly to our net earnings, was $2.4 million for the first quarter of 2011, $8.7 million in 2010, $7.2 million in 2009 and $7.4 million in 2008. If we are not able to make sales sufficient to replace the royalty income from Bradken, or if we fail to fulfill customer demands as we replace licensee sales with direct sales, our relationships with customers and our results of operations will suffer.

Our ability to recover increased costs resulting from price increases in raw materials may be limited.

          Price increases for steel and other raw materials have occurred and will occur again. Prices for raw materials may be influenced by competitors, trends in our markets, private or government cartels, world politics, natural disasters, unstable governments in exporting nations and inflation. We may not be able to adjust product prices, especially in the short term, to recover the costs resulting from price increases.

Our operations may be affected by government policies and spending.

          Government policies on taxes and spending affect our businesses. Throughout the world, government spending finances infrastructure development, such as highways, airports, sewer and water systems and dams. Tax regulations determine depreciation lives and the amount of money potential customers can retain, both of which influence spending decisions. Developments more unfavorable than anticipated, such as declines in government revenues, decisions to reduce public spending or increases in taxes, could negatively affect our results.

          Our business plans typically reflect assumptions about the stability or strength of local economies and the interest rates, exchange rates and inflation in a number of countries. To the extent government intervention is different than we anticipate, the fiscal and monetary mechanisms can cause market demand to change materially from our forecasts. For example, interest rates affect the ability of customers to finance capital equipment purchases and can change the optimal time to keep capital equipment in operation. As a result, monetary policies, such as increases in interest rates higher than those assumed by us, could result in lower net sales than anticipated.

We may be adversely affected by government regulations.

          We are subject to government regulations in the countries where we operate. We incur additional legal compliance costs associated with our international operations and could become subject to penalties in foreign countries if we do not comply with local laws and regulations, which may be substantially different from those in the United States. We are also subject to U.S. government laws and regulations affecting our international activities, including those relating to bribery of foreign government officials, import-export control, trade sanctions and repatriation of earnings. Although we have policies and procedures designed to ensure compliance with these laws, our employees, contractors and agents could take actions in violation of our policies, which could have an adverse effect on our business.

          Approximately 56% of our employees are located outside the United States. We are subject to changes in foreign laws governing our relationships with our employees, including wage and hour laws and regulations, fair labor standards, unemployment tax rates, workers' compensation rates, citizenship requirements and payroll and other taxes.

          We engage primarily in heavy industrial manufacturing. Our customers are engaged primarily in industrial activities, including mining, infrastructure development, power generation and aerospace. As a result of the wide array of applicable regulations and laws, our and our customers' operations could be disrupted or curtailed. The high cost of compliance with environmental, health, safety and other regulations may also induce us or our customers to discontinue or limit operations. As a result of these factors, our ability to operate and our customers' demand for our products could be substantially and adversely affected.

Our international operations are subject to many uncertainties.

          Our international operations are subject to political, economic, legal and other uncertainties that could adversely affect our business. A key part of our long-term strategy is to increase our manufacturing, distribution and sales presence in international markets. In 2010, 55.7% of our sales were to customers outside the United States.

          In addition to other general business risks, risks faced by our international operations include, among others, political, regulatory, judicial and business instability; less reliable or nonexistent physical, financial and legal infrastructures; differing environmental standards; currency exchange fluctuations; and restrictive trade rules, such as tariffs and currency controls.

          We take steps to monitor and respond to these risks. However, the fixed nature of the capital investments at many of our facilities and the fixed locations of many of our customers, in particular those in the mining industry, limit our ability to quickly alter our sales, supply chain, operational and purchasing efforts in response to political, regulatory or economic changes. As a result, we may suffer an impairment or loss of facilities or investment or we may find our ability to access and use our capital significantly restrained.

We are exposed to foreign currency risks.

          We are exposed to fluctuations in foreign currencies for transactions denominated in other currencies. We conduct a significant number of transactions in currencies other than the U.S. dollar. Changes in the value of major foreign currencies, particularly the Australian dollar, Brazilian Real, Canadian dollar, Chinese Renminbi, Euro and South African Rand, relative to the U.S. dollar can significantly affect net sales and our operating results. Generally, our revenues and operating results are adversely affected when the U.S. dollar strengthens relative to other currencies and are positively affected when the U.S. dollar weakens. In addition, we incur foreign currency transaction gains and losses, primarily related to intercompany transactions with and between our subsidiaries. If we increase our international sales, the percentage of our net sales denominated in local currencies will increase. Although we may engage in exchange rate hedging to mitigate exchange rate fluctuations, hedging transactions may not be available or may be ineffective. In addition to the direct effect of changes in exchange rates, those changes also indirectly affect the unit sales volume and foreign currency pricing of our products as we compete with products that are affected differently by the same currency exchange rate fluctuations. To the extent our related costs are denominated in other currencies, our margins may be affected by fluctuations in those currencies. We do not engage in cash flow hedging to mitigate this risk. Furthermore, currency controls, devaluations, trade restrictions and other disruptions in currency convertibility and in the market for currency exchange could limit our ability to convert sales earned abroad into U.S. dollars in a timely way. This could adversely affect our ability to service our U.S. dollar indebtedness, fund our U.S. dollar costs, finance capital expenditures and pay dividends on our capital stock.

We are subject to environmental laws and regulations, and any violation of, litigation relating to or liabilities under these laws and regulations could adversely affect us.

          We are subject to federal, state, provincial, regional, local and foreign laws and regulations relating to the protection of health, safety and the environment, including those governing emissions and discharges to the ground, air and water; handling and disposal practices for solid and hazardous wastes; the cleaning of contaminated sites; and the maintenance of a safe workplace. We are also required to obtain environmental permits from governmental authorities for some aspects of our foundry and manufacturing operations. These permits typically have terms of several years and are subject to renewal and modification, which could include additional requirements or restrictions. We may be unable to comply with all permit terms or renew our permits on a timely basis or at all.

Furthermore, we could incur substantial costs or suffer reduced production capacity as a result of noncompliance with, or liability for cleanup or other costs or damages under, these permits or under environmental laws. We have in the past been required to pay fines in connection with permit violations. We could also be held liable for any consequences arising out of human exposure to hazardous materials, including asbestos, or other environmental damage.

          The U.S. Superfund law and similar state and foreign laws and regulations impose liability on entities that own or operate, or previously owned or operated, contaminated property; cause or caused contamination; or send or sent wastes to disposal facilities that become contaminated. The cleanup of contaminated sites can be expensive, and these laws may impose liability for the entire cost on any one party, particularly if other parties are unable to pay. As a result of our current and former ownership and operation of facilities and our disposal of wastes, we could incur substantial liability even if we are unaware of, or are not responsible for, releases of hazardous materials at our current or former sites, or we could suffer reduced production capacity or other costs or damages. We may be required to expend amounts for investigation and cleanup of contamination, which amounts we cannot determine at the present time but may ultimately prove to be significant. For example, in January 2008 we received a questionnaire from the Environmental Protection Agency, or the EPA, regarding historical operational practices in connection with the Portland Harbor Superfund site. The EPA sent the questionnaire to approximately 300 businesses located along the Willamette River in Oregon. The EPA named us as one of more than 100 businesses to date that are potentially responsible parties for this site in March 2010. The current aggregate clean-up cost to be allocated among responsible parties is estimated to be approximately $1.0 billion. We have entered into a participation agreement with a group of named potentially responsible parties and other companies under which we admit to no liability. The agreement provides a framework to determine how to allocate cleanup costs among the parties to the agreement if the EPA finds them responsible. The inability of a party to pay its portion of assessed costs may result in increased costs to other parties. We are also participating in a process with other potentially responsible parties to quantify and potentially allocate natural resource damages claims with respect to the site. We cannot predict our ultimate liability with respect to the Portland Harbor Superfund site at this time, but it could be substantial if the EPA determines we are a responsible party for this site.

          Environmental laws are complex, change frequently and have tended to become more stringent over time. Our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous materials may adversely affect our business, financial condition or results of operations. In addition, increased environmental regulation of the industries to which we market could increase our customers' costs and adversely affect our net sales.

Regulatory effects of climate change could adversely affect our business.

          Our operations emit carbon dioxide and other greenhouse gases (GHG). Laws and regulations have been, and may be, adopted at the federal, state, provincial, regional and local levels in the United States and other countries where we operate with respect to GHG emissions. These laws, regulations and initiatives could result in additional costs to us, in the form of taxes or emission allowances, or could otherwise adversely affect our operations. For example, the EPA is proceeding with regulation of GHG emissions under the Clean Air Act. Under EPA regulations finalized in May 2010, the EPA began regulating GHG emissions from certain stationary sources in January 2011. Under these regulations, any source that emits at least 75,000 tons per year of GHGs will be required to have a Title V operating permit under the Clean Air Act. Sources that already have a Title V permit, including our U.S. EPG foundries, will have GHG reporting provisions added to their permits upon renewal. Title V permits require renewal every five years. The permit for our Portland, Oregon foundries is currently in the renewal process; the permit for our Newton, Mississippi foundry is subject to renewal in 2014. Additionally, construction permits for new major sources of GHG emissions and GHG sources that undergo major modifications require the implementation of best available control technology for the control of GHG emissions. The effect of any current or future GHG regulation or initiatives on our global businesses and products could be significant, could require us to incur substantial costs and could otherwise affect our business, financial condition and results of operations.

Loss of or failure to recruit and develop skilled personnel could have an adverse effect on our business.

          Our ability to provide high-quality products and services depends in part on our ability to recruit and retain skilled personnel in the areas of management, product engineering and manufacturing, service and sales. The loss of the services of key personnel, or the failure to effectively implement succession plans, could have a significant negative effect on our business, particularly if we are unable to retain the customer relationships and technical expertise provided by our management team and personnel.

Our operations and products expose us to potential liability.

          We engage primarily in heavy industrial manufacturing. Some of our manufacturing processes involve high pressures, hot metal and other materials and equipment that present safety risks to our employees. Although we employ safety procedures in the design and operation of our facilities, accidents involving death or serious injury could occur. Any uninsured liability resulting from an accident could have an adverse effect on our business, financial condition or results of operations.

          Our business exposes us to possible claims for personal injury or death and property damage resulting from the use of products we manufacture. We maintain product liability and other insurance to cover claims of this nature. Our policies, however, are subject to deductible and recovery limitations and do not cover every contingency. Claims brought against us that our insurance does not cover or that exceed our insurance coverage could have an adverse effect on our business, financial condition or results of operations.

Our business involves risks associated with complex manufacturing.

          Few suppliers can provide the sophisticated and high-value equipment we use in our manufacturing plants. For example, at our TTG facilities, some of our investment casting furnaces and spare parts can only be purchased from a limited number of suppliers. Moreover, the competitive nature of our businesses requires us to periodically implement process changes to improve products and manufacturing efficiencies. These process changes may result in production delays, quality concerns and increased costs. Equipment failures or disruption of operations at our facilities, particularly at facilities where we do not have redundant capacity, may result in production delays, sales loss and significant costs.

Our manufacturing operations rely on the continued supply of a number of raw materials and manufactured components.

          To reduce costs and inventories, we sometimes rely on preferred vendors as a sole source for raw materials and manufactured components. In addition, we use some raw materials that are only found in a few locations in the world, including metals such as cobalt, nickel, tantalum and molybdenum required for the alloys used in some of our castings.

          In EPG, we have single suppliers for the cast and rubber components for the pins for locking systems for some of our tooth system, and sleeves for rigging casting. Disruptions in the supply of these products could affect our operations and require us to incur additional costs to identify those supplies or, in the case of cast components for locking pins, produce them ourselves. We typically purchase our commodity supplies on a purchase order basis, even where we have a written contract that governs the general terms of purchases.

          Delays in delivery of raw materials by TTG's suppliers could affect our business or our results of operations. Under typical arrangements with customers, TTG's manufacturing processes, including its supply sources for critical materials, are "fixed" once the production processes are approved by the customer. TTG may not change suppliers without customer approval; if the supplier does not make timely delivery, delivery of products and our recognition of net sales could be delayed. Changing suppliers may be difficult because there are limited alternate suppliers in the market for some alloys, such as cobalt and nickel based super-alloys. Approximately 83% of TTG's purchases of alloys in 2010 were directly from suppliers owned by competitors of TTG which also sell alloys in the open market to TTG and to other investment castings manufacturers.

          While we regularly assess the ability of these vendors to deliver as contracted and their viability as going concerns, because we maintain relatively low raw material inventories, even brief unanticipated delays in delivery by suppliers may adversely affect our ability to satisfy our customers' demands and could thereby affect our business or our results of operations.

Acquisitions present many risks, and we may not realize our financial and strategic goals for those transactions.

          We intend to continue to acquire businesses we believe will enhance our operations and profitability. We may not, however, be able to find suitable businesses to purchase or to obtain the financing to complete future strategic transactions. Acquisitions may present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty integrating personnel, acquired technologies or products and financial and other systems, increased expenses, failure to retain customers, assumption of unknown liabilities and indemnities and potential disputes with the sellers. Our use of cash to pay for acquisitions may limit other potential uses of our cash, including stock repurchases, dividend payments and retirement of outstanding indebtedness. If we are unable to complete these transactions, or successfully integrate and grow acquisitions and achieve contemplated synergies, net sales growth and cost savings, our financial results could be adversely affected. We may significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition. To the extent we issue equity securities in connection with future acquisitions, existing shareholders may be diluted and earnings per share may decrease.

We are exposed to credit risk in our sales practices.

          To remain competitive, we often offer customers short-term credit on sales. We extend credit based on an assessment of a customer's financial condition, generally without requiring collateral beyond the products sold. A slowdown in applicable markets or a recession could have an adverse effect on the financial health of our customers, which in turn could have an adverse effect on our results of operations. We monitor our customers' creditworthiness, but we bear the risk of a significant delay in payment or default if a customer becomes insolvent or enters bankruptcy.

The conditions of the U.S. and international capital markets may adversely affect supplier financial viability, customer demand and our ability to draw on our credit facility.

          Recent volatility in credit and capital markets caused a significant decline in and restricted access to liquidity and financing for many businesses. If these conditions return or continue for extended periods, the liquidity of our suppliers and customers could be adversely affected. As a result, their ability to supply raw materials to us or purchase products from us could be negatively affected, and our business could suffer.

          In addition, if financial institutions that have extended credit commitments to us are adversely affected by the conditions of the U.S. and international capital markets, they may be unable or unwilling to fund borrowings under their credit commitments to us, which could have an adverse effect on our ability to borrow additional funds for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

Our indebtedness could adversely affect our financial condition and impair our ability to operate our business.

          Our senior secured credit agreement contains covenants that limit our ability to incur indebtedness and acquire other businesses and impose other restrictions. These covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. In addition, our credit agreement requires us to maintain financial ratios and satisfy financial conditions. Our ability to comply with the provisions of our credit agreement may be affected by changes in economic or business conditions beyond our control. We may be unable to comply with the financial ratios or covenants and, if we fail to comply, we may be unable to obtain waivers from our lenders.

Labor disputes and increasing labor costs could adversely affect us.

          Collective bargaining agreements or similar types of arrangements cover approximately 18.4% of our employees. When these collective bargaining agreements expire, we may not be able to reach new agreements with our employees. Two agreements covering approximately 3.6% of our employees expired in May and June 2011, one of which is under negotiation and the other of which is subject to a vote; two agreements covering approximately 8.2% of our employees will expire in the second half of 2011; and two agreements covering 4.2% of our employees will expire in 2012. 2.4% of our employees, who are located in Belgium, are subject to agreements that expire at different times: one in June 2011; two in December 2011; one in part in 2011 and in part in 2012; and one in 2012. An additional 6.4% of our employees are members of unions that are not subject to collective bargaining agreements or similar types of arrangements; those employees may elect to become subject to a collective bargaining agreement. New agreements may be on substantially different terms and may result in increased direct and indirect labor costs. Disputes with our employees could adversely affect our business, financial condition or results of operations.

Risks Related to This Offering

Our stock price is likely to be volatile and could decline following this offering, resulting in a substantial loss on your investment.

          Before this offering, there has not been a public market for our Class A Common Stock. An active trading market for our Class A Common Stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price has been determined through negotiations between us and the representatives of the underwriters and may not reflect the price at which our Class A Common Stock will trade after the offering.

          The stock market in general has been highly volatile. As a result, the market price of our Class A Common Stock is likely to be volatile, and investors in our Class A Common Stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our Class A Common Stock could be subject to wide fluctuations in response to a number of factors, including those described in this "Risk Factors" section and others, such as:

  •
  our operating performance and the performance of other similar companies;

  •
  the overall performance of the equity markets;

  •
  publication of unfavorable research reports about us or our industry or withdrawal of research coverage by securities analysts;

  •
  speculation in the press or investment community; and

  •
  global economic, political, legal and regulatory factors unrelated to our performance.

          Fluctuations or decreases in the trading price of our Class A Common Stock may adversely affect your ability to trade your shares. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management's attention and resources that would otherwise be used to benefit the future performance of our operations. Securities class action costs may not be covered by insurance.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our Class A Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts cover our business, the trading price for our Class A Common Stock would be negatively affected. If one or more of the analysts who covers us downgrades our Class A Common Stock or publishes incorrect or unfavorable research about our business, our stock price could decline. If one or more of these analysts stops covering our business or fails to publish reports on us regularly, demand for our Class A Common Stock could decrease, which could cause our stock price or trading volume to decline.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

          As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, and rules promulgated by the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market LLC. In addition, our management team will have to adapt to the requirements of our public company status. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly.

          The increased costs associated with operating as a public company will decrease our net earnings or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products. Additionally, if these requirements divert management's attention from other business concerns, they could have an adverse effect on our business, prospects, financial condition and operating results.

There may be sales of a substantial number of shares of our Class A Common Stock after this offering, which could cause our Class A Common Stock price to decline significantly.

          Additional sales of our Class A Common Stock in the public market after this offering, or the expectation that sales may occur, could cause the price of our Class A Common Stock to decline. Upon the completion of the offering, we will have             shares of Class A Common Stock outstanding,              shares of Legacy Class A Common Stock, all of which will convert into Class A Common Stock no later than 360 days after the date of this prospectus, and              shares of

Class B Common Stock outstanding, which are convertible into             shares of Class A Common Stock or Legacy Class A Common Stock depending on the date of transfer.

          The shares of Class A Common Stock sold in this offering will be freely tradable in the public market unless held by our affiliates. The remaining             shares of Class A Common Stock held by our ESOP will be eligible for sale in the public market upon completion of our initial public offering, subject to the restrictions regarding distributions and diversification under the terms of our ESOP, ERISA regulations and restrictions under securities laws.

          Only the             shares of Legacy Class A Common Stock owned by our officers and directors and all of the shares of Class B Common Stock will be subject to lock-up agreements with the underwriters of our public offering. We expect that the remaining             shares of Legacy Class A Common Stock outstanding will be freely tradable following the offering, subject to any volume restrictions imposed by Rule 144 on shares held by affiliates, although no public market for those shares exists and we do not plan to list the Legacy Class A Common Stock on any exchange or create a market for those shares.

          Most of the holders of Legacy Class A Common Stock and Class B Common Stock have owned shares of our stock for many years and have not had access to a public market in which to sell their shares. Following conversion, a significant number of holders of our Legacy Class A Common Stock and Class B Common Stock may take advantage of the public market in our Class A Common Stock and sell shares.

          Pursuant to our equity incentive plans, options to purchase             shares of Class A Common Stock will be outstanding upon completion of this offering. After the offering, we intend to file a registration statement under the Securities Act that will cover the shares available for issuance under our equity incentive plans (including shares underlying the outstanding options) as well as shares held for resale by our existing shareholders that were previously issued under our equity incentive plans. See "Shares Eligible for Future Sale".

          Sales of Class A Common Stock by existing shareholders in the public market, the availability of these shares for sale, our issuance of securities or the perception that any of these events might occur could materially and adversely affect the market price of our Class A Common Stock. In addition, the sale of these shares by these shareholders could impair our ability to raise capital through the sale of additional stock.

As a new investor, you will incur immediate and substantial dilution as a result of this offering.

          Investors purchasing shares of our Class A Common Stock in this offering will pay more for their shares than the amount paid by shareholders who acquired shares before this offering. If you purchase Class A Common Stock in this offering, you will incur immediate dilution in pro forma net tangible book value of $             per share. In addition, the exercise of outstanding options and stock appreciation rights, the settlement of performance unit awards and grants of restricted stock will, and future equity issuances may, result in further dilution to investors.

We may not pay dividends on the Class A Common Stock.

          We have paid dividends on our common stock in the past and expect to do so in the future, although at a lower rate than we have historically paid. Any determination to pay dividends in the future, however, will be at the discretion of our board of directors, will be subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors our board of directors deems relevant.

The Class B Common Stock is held by a single shareholder, will have a significant number of votes and has separate approval rights for change in control transactions presented to shareholders for approval.

          The Class B Common Stock will represent approximately         % of the voting securities outstanding after the offering made by this prospectus, and will be able to influence the vote on matters requiring shareholder approval, may have interests and goals that differ from yours and may vote shares differently than you would. In addition, the Class B Common Stock votes as a separate voting group on a company conversion, merger requiring shareholder approval or share exchange; a sale of all or substantially all of our assets; and dissolution. Our Class B Common Stock is held by Henry T. Swigert as sole trustee of the Swigert 2000 Trust. Upon Mr. Swigert's death, Robert C. Warren, Jr. and Peter F. Adams, who are directors of ours, are designated to become co-trustees of the trust. If they do so, each must agree to vote the shares in trust in favor of a change in control transaction for the transaction to be approved. These voting rights may delay or prevent a change in control or sale of our business, including a transaction approved by our board of directors, and discourage tender offers for our shares. In the event of a change in control, the Class B Common Stock may have an opportunity to receive a premium for the Class B Common Stock that may not be available to the Class A Common Stock, which may affect the market price of our Class A Common Stock.

The trustee of our ESOP has the discretion to vote a large block of shares on matters presented to shareholders for approval.

          Upon the closing of the offering made by this prospectus, each participant in our ESOP may direct the ESOP trustee (North Star Trust Company, an independent trust company) how to vote the shares of stock allocated to the participant's ESOP account. The trustee must vote any unallocated shares held by the ESOP or allocated shares for which no direction has been given by the participant. Consequently, the trustee has the ability to vote a significant block of shares on important matters, which could delay or prevent a change in control or sale of our business, including a transaction approved by our board of directors.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that do not enhance our operating results or the price of our Class A Common Stock.

          We could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return. We plan to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative matters, capital expenditures and acquisitions of businesses to complement or enhance our product offerings and manufacturing capacity. Until we use the proceeds of this offering, we plan to invest the net proceeds in interest-bearing securities. If we do not invest or apply the proceeds of this offering in ways that enhance shareholder value, our stock price could decline.

Provisions in our articles of incorporation and bylaws, Oregon law, and our credit agreement may delay or prevent an acquisition of our business.

          Our articles of incorporation, bylaws and Oregon law contain provisions that may delay or prevent a change in control transaction or changes in our management. Our articles of incorporation and bylaws, which will be amended before the completion of this offering, will include provisions that:

  •
  authorize "blank check" preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend and other rights superior to the Class A Common Stock;

  •
  create a classified board of directors whose members serve staggered three-year terms, resulting in the election of one-third of the directors in any year;

  •
  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

  •
  require supermajority votes of the holders of our common stock, voting as a single group, to amend specified provisions of our articles of incorporation and bylaws.

          In addition, the separate vote of the Class B Common Stock, as described above, is required for certain change in control transactions. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

          Because we are incorporated in Oregon, we are governed by the provisions of the Oregon Business Corporation Act, which, among other things, limits the ability of shareholders owning in excess of 15% of our outstanding voting stock to merge or combine with us and regulates the process by which persons may acquire control of our business without the consent and cooperation of our board of directors.

          In addition, under our credit agreement certain changes in the majority of our directors over a two-year period or specified changes or accumulations of ownership of our voting stock could result in an event of default, which may delay or prevent a change in control or sale of our business.

          Any provision of our articles of incorporation or bylaws, Oregon law or our credit agreement that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our Class A Common Stock, and could also affect the price that some investors are willing to pay for our Class A Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements, which can be identified by the use of forward-looking terminology, including, but not limited to, the terms "believes", "estimates", "anticipates", "expects", "intends", "may", "will", "would" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our plans, estimates, outlook, beliefs or expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

          By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements in this prospectus. In addition, even if our historical or future results of operations, financial condition and liquidity and the development of the industries in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in other future periods. Important factors that could cause those differences include, but are not limited to:

  •
  general economic conditions, including any economic downturn in the markets in which we operate;

  •
  fluctuations in worldwide or regional demand for (i) engineered metal parts and components, (ii) commodities, energy and infrastructure and (iii) air travel and engineered replacement parts for jet engines;

  •
  consolidation within our customer base and the resulting increased concentration of our net sales;

  •
  the effectiveness of our cost management and productivity measures and our continued utilization of our lean initiatives;

  •
  changes in practices or policies of our customers related to their requirements for the products we manufacture and sell;

  •
  changes in the sourcing and pricing practices of our customers, including demands for price concessions as a condition to retaining current business or obtaining new business;

  •
  fluctuations in foreign currency exchange rates;

  •
  fluctuations in interest rates that may affect our borrowing costs;

  •
  fluctuations in the cost and availability of raw materials, labor and energy, and our ability to pass those costs on to our customers;

  •
  fluctuations in shipping costs and our ability to pass those costs on to our customers;

  •
  work stoppages or other labor disputes that could disrupt production at our facilities or those of our suppliers or customers;

  •
  factors or presently unknown circumstances that may affect the charges related to the impairment of our assets;

  •
  changes in environmental laws and regulations (or the implementation thereof);

  •
  our ability to improve our products and manufacturing processes to meet customer demands and to successfully implement new technologies and manufacturing processes when launching new products;

  •
  constraints on our ability to shift production between our plants in response to customer needs;

  •
  our ability to attract and retain key employees;

  •
  industry innovation and our own product development and engineering efforts and our ability to obtain patent protection on our key products;

  •
  changes in our exposure to product liability and warranty claims;

  •
  our ability to meet the financial covenants in our debt agreements;

  •
  liabilities arising from litigation; and

  •
  our ability to integrate acquired businesses and realize anticipated benefits.

          See "Risk Factors" beginning on page 14 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These and other risk factors described in this offering prospectus may not be all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could affect our results. Given these uncertainties and risks, readers are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update any risk factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future results, events or developments.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from the sale of                          shares of Class A Common Stock in this offering of approximately $              million or approximately $              million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting underwriting discounts and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us by $              million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

          The principal purposes of this offering are to increase our financing flexibility, provide shareholders an opportunity to sell shares to the public and create a public market for our Class A Common Stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. We intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for acquisitions of businesses to complement or enhance our product offerings and manufacturing capacity. We have no commitments or agreements to make any acquisitions or plans to repay indebtedness. We plan to invest the net proceeds of this offering in interest-bearing securities until used. We will not receive any proceeds from the sale of shares by the selling shareholders. See "Principal and Selling Shareholders."

 DIVIDEND POLICY

          Without taking into account the         -for-one stock split that will occur before completion of the offering made by this prospectus, we paid cash dividends of:

  •
  $11.00 per share on Legacy Class A Common Stock and Class B Common Stock in December 2010;

  •
  $10.00 per share on Legacy Class A Common Stock and Class B Common Stock in January 2010;

  •
  $16,298,578 in the aggregate on Class C Preferred Stock in 2010;

  •
  $11.00 per share on Legacy Class A Common Stock and Class B Common Stock in January 2009; and

  •
  $16,419,345 in the aggregate on Class C Preferred Stock in 2009.

          We have typically paid a single annual dividend on our Legacy Class A Common Stock and Class B Common Stock in January of each year. In 2010, in addition to a $10.00 per share dividend paid in January, we declared and paid another dividend of $11.00 per share in December rather than in January 2011 due to uncertainty about the tax treatment of dividends in 2011. We have not declared or paid a dividend to common shareholders in 2011.

          We have been required to pay quarterly dividends on the Class C Preferred Stock held by our employee stock ownership plan, or ESOP, at an annualized rate of 7.428% of the original issue price of $1,161.36 per share of Class C Preferred Stock. The Class C Preferred Stock will convert into Class A Common Stock upon completion of the offering made by this prospectus. See "Description of Employee Stock Ownership Plan".

          We expect to pay quarterly cash dividends on all classes of our capital stock, subject to applicable law. Initially, we expect the annual dividend rate will be approximately     % of the initial public offering price of the Class A Common Stock. Any determination to pay dividends and the amount of any dividends, however, will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. Class A Common Stock, Legacy Class A Common Stock and Class B Common Stock will share equally and ratably in any dividends we pay or set aside.

          Our senior secured credit agreement contains covenants that limit our ability to pay dividends or make other distributions to our shareholders. We are permitted to pay dividends as long as (i) no default exists under the agreement immediately before and after giving effect to the dividend and (ii) we would both (A) be in compliance with the financial covenants set forth in our credit agreement on a pro forma basis and (B) maintain a consolidated net leverage ratio at least 0.25 less than the maximum net leverage ratio then permitted under the agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness". Our credit agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

CAPITALIZATION

          The table below sets forth our capitalization as of March 31, 2011:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the                          -for-one stock split, the authorization of the Class A Common Stock and the conversion of Class C Preferred Stock into Class A Common Stock, all as described under "Explanatory Note Regarding Changes in Our Capital Stock"; and

  •
  on a pro forma as adjusted basis to give effect to the sale by us of                          shares of Class A Common Stock in this offering (at an estimated initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus) less the underwriting discounts and estimated offering expenses payable by us, and the use of proceeds received by us from this offering as disclosed under "Use of Proceeds", and the sale by selling shareholders of                   shares of Class A Common Stock converted from Legacy Class A Common Stock.

          You should read the table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro forma	Pro forma as adjusted(6)
	(in thousands)
Total debt, including current portion	$271,760	$271,760	$
Contingently redeemable equity securities(1)
Class C Preferred Stock, 205,000 shares authorized, 188,354 outstanding, actual(2)	114,500	—
Legacy Class A Common Stock, 5,000,000 shares authorized, 885,714 shares outstanding, actual(3)	139,744	3,521
Shareholders' equity/(deficit)
Class A Common Stock, no shares authorized or outstanding, actual; shares authorized, pro forma and pro forma as adjusted, shares outstanding, pro forma; shares outstanding, pro forma as adjusted	—
Legacy Class A Common Stock, 5,000,000 shares authorized, 885,714 shares outstanding, actual; shares authorized, pro forma and pro forma as adjusted, shares outstanding, pro forma and shares outstanding, pro forma as adjusted(4)	—	250,723
Class B Common Stock, 243,737 shares authorized, 208,395 shares outstanding, actual; shares authorized, pro forma and pro forma as adjusted, shares outstanding, pro forma and pro forma as adjusted	10,343	10,343
Class C Preferred Stock, 205,000 shares authorized, 188,354 outstanding, actual; 205,000 shares authorized, none outstanding, pro forma and pro forma as adjusted(2)	—	—
Preferred stock, no shares authorized or outstanding, actual; 205,000 shares authorized, none outstanding, pro forma and pro forma as adjusted
Accumulated deficit(5)	(26,641)	(26,641)
Accumulated other comprehensive loss	(2,623)	(2,623)
Noncontrolling interests	11,857	11,857

Total shareholders' equity/(deficit)	$(7,064)	$247,180	$
Total capitalization	$518,940	$518,940	$

(1)
Contingently redeemable equity securities are redeemable upon a shareholder's retirement at age 65, death or disability. See "Description of Capital Stock — Shareholder Agreements". Upon completion of the offering made by this prospectus, the contingent redemption feature terminates with respect to all of the Class C Preferred Stock and most of the Legacy Class A Common Stock. See notes 2 and 3 below.

(2)
The actual presentation reflects shares of Class C Preferred Stock at their redemption value. Shares of Class C Preferred Stock automatically convert on a one-for-one basis into shares of Class A Common Stock upon our initial public offering as described in "Explanatory Note Regarding Changes in Our Capital Stock", and will no longer be subject to redemption.

(3)
The actual presentation reflects on a pre-split basis, 169,434 shares of Legacy Class A Common Stock subject to repurchase obligations at their redemption value. Shares of Legacy Class A Common Stock automatically convert on a one-for-one basis into shares of Class A Common Stock over a period of up to 360 days as described in "Explanatory Note Regarding Changes in Our Capital Stock". Until conversion, the holders of approximately 169,434 shares (on a pre-split basis) of Legacy Class A Common Stock may require us to purchase shares upon retirement at age 65, death or disability. Upon the termination of the repurchase obligation, which will occur with respect to all but 4,443 shares (on a pre-split basis) immediately upon completion of the offering made by this prospectus and with respect to all remaining shares upon their conversion into Class A Common Stock, the stock will be reclassified from contingently redeemable equity securities to shareholders' equity. We expect that few, if any, shares of Legacy Class A Common Stock will be redeemed. See "Description of Capital Stock — Shareholders Agreements".

(4)
The actual presentation reflects             shares of Legacy Class A Common Stock not subject to repurchase obligations. See note 3.

(5)
Accumulated deficit is caused by the periodic revaluation of our contingently redeemable equity securities to their current redemption value.

(6)
A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) each of total shareholders' equity and total capitalization by $              million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

          The number of shares of Legacy Class A Common Stock to be outstanding after this offering is based on                          shares outstanding as of March 31, 2011 and excludes:

  •
  shares issuable upon exercise of options outstanding as of March 31, 2011 to purchase Legacy Class A Common Stock at a weighted average exercise price of $             per share;

  •
  shares issuable upon the exercise of stock-settled stock appreciation rights, the number of which will depend upon the fair value of our Class A Common Stock at the time of exercise (             shares assuming a fair value of $             per share, the midpoint of the range set forth on the cover of this prospectus);

  •
  shares issuable pursuant to performance units, the number of which will depend upon the achievement of specified performance measures; and

  •
  additional shares of Legacy Class A Common Stock reserved for issuance under our 2010 Stock Incentive Plan.

 DILUTION

          If you invest in our Class A Common Stock, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A Common Stock and the pro forma as adjusted net tangible book value per share of our Class A Common Stock immediately after this offering. Pro forma historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the number of shares of our common stock outstanding at March 31, 2011, after giving effect to the pro forma adjustments referenced under "Capitalization".

          After giving effect to the pro forma adjustments referenced under "Capitalization" and the sale by us of                          shares of Class A Common Stock in this offering at a price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2011 would have been $              million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to existing shareholders and an immediate dilution in net tangible book value of $             per share to new investors purchasing Class A Common Stock in the offering.

          The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2011	$
Increase in net tangible book value per share attributable to new investors	$
Pro forma as adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

          A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our pro forma as adjusted net tangible book value per share by $             , and increase (decrease) the dilution per share to new investors by $             , assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us.

          If the underwriters exercise their option to purchase additional shares of our Class A Common Stock in full, based upon a price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, the pro forma as adjusted net tangible book value per share after this offering would be $             per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $             per share.

          The following table sets forth, as of March 31, 2011, on a pro forma as adjusted basis, the differences between existing shareholders and new investors with respect to the total number of shares of Class A Common Stock purchased from us, the total consideration paid, and the average price per share paid before deducting the underwriting discounts and estimated offering expenses payable by us, based upon a price of $             per share, the midpoint of the price range set forth on the cover of this prospectus.

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	%	Amount	%
Existing shareholders
New investors

Total

          Sales by the selling shareholders in this offering will cause the number of shares held by existing shareholders to be reduced to                          shares, or         % of the total number of shares of our Class A Common Stock outstanding after this offering. If the underwriters' option to purchase additional shares is exercised in full, the number of shares held by existing shareholders after this offering would be reduced to         % of the total number of shares of our Class A Common Stock outstanding after this offering.

          The above discussion and tables are based on a pro forma as adjusted basis of                          shares of Legacy Class A Common Stock issued and outstanding as of March 31, 2011, and excludes:

  •
  shares issuable upon exercise of options outstanding as of March 31, 2011 to purchase Legacy Class A Common Stock at a weighted average exercise price of $             per share;

  •
  shares issuable upon the exercise of stock-settled stock appreciation rights, the number of which will depend upon the fair value of our Class A Common Stock at the time of exercise (             shares assuming a fair value of $             per share, the midpoint of the range set forth on the cover of this prospectus);

  •
  shares issuable pursuant to performance units, the number of which will depend upon the achievement of specified performance measures; and

  •
  additional shares of Legacy Class A Common Stock reserved for issuance under our 2010 Stock Incentive Plan.

          To the extent that any outstanding options are exercised, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          We derived the selected consolidated statement of earnings data for the years ended December 26, 2008 and December 31, 2009 and 2010 and the selected consolidated balance sheet data as of December 31, 2009 and 2010 from our audited consolidated financial statements and related notes included in this prospectus. We derived the selected statement of earnings data for the years ended December 29, 2006 and December 28, 2007 and the balance sheet data as of December 29, 2006, December 28, 2007 and December 26, 2008 from our audited consolidated financial statements not included in this prospectus. Before 2009, we reported on a 52/53-week fiscal year consisting of four 13-week periods and ending on the last Friday of the calendar year. Effective December 27, 2008, we changed to a calendar year. Our fiscal year 2009, however, began on December 27, 2008 and ended on December 31, 2009, resulting in a 370-day year.

          We derived the selected consolidated statement of earnings data for the three months ended March 31, 2010 and 2011 and the selected consolidated balance sheet data as of March 31, 2011 from our unaudited condensed consolidated financial statements and notes thereto included elsewhere in the prospectus. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future period.

          The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three months ended			Fiscal year ended
(dollars in thousands, except per share data)	March 31, 2011		March 31, 2010	December 31, 2010		December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Statement of earnings data:
Net sales		$253,843	$185,256		$849,481	$680,390	$939,913	$790,514	$690,919
Cost of goods sold(1)		183,299	136,174		626,883	507,115	724,921	608,028	544,432

Gross profit		70,544	49,082		222,598	173,275	214,992	182,486	146,487
Operating expenses
Selling and administrative expenses(1), (2)		46,729	31,189		147,881	112,535	132,719	116,750	110,053
Restructuring and other(3)		20	281		748	6,332	1,792	—	—

Operating profit		23,795	17,612		73,969	54,408	80,481	65,736	36,434
Interest expense, net		3,079	6,354		23,710	26,226	26,736	27,816	7,561
Loss on early extinguishment of debt(4)					13,013	—	—	—	—
Other (income) expense(5)		(1,079)	458		(731)	(1,091)	4,259	(2,610)	(450)

Earnings from continuing operations before income taxes		21,795	10,800		37,977	29,273	49,486	40,530	28,423
Income tax expense		7,420	3,689		9,423	8,487	13,297	14,013	11,416
Earnings from continuing operations, net of tax		14,375	7,111		28,554	20,786	36,189	26,517	17,007
Earnings from discontinued operations, net of tax(6)		—	—		—	306	443	1,368	10,371

Net earnings		14,375	7,111		28,554	21,092	36,632	27,885	27,378
Less: net earnings attributable to the noncontrolling interest-continuing operations		(1,491)	(1,161)		(4,634)	(2,537)	(5,073)	(2,393)	(138)
Less: net earnings attributable to the noncontrolling interest-discontinued operations		—	—		—	(141)	(343)	(182)	—
Net earnings attributable to ESCO shareholders from continuing operations		12,884	5,950		23,920	18,249	31,116	24,124	16,869
Valuation adjustment of Class C Preferred Stock(7)		(1,154)	(771)		(16,521)	7,933	13,287	803	7,461
Net earnings attributable to ESCO common shareholders from continuing operations		11,730	5,179		7,399	26,182	44,403	24,927	24,330
Pro forma earnings from continuing operations attributable to ESCO shareholders(8)		12,884			23,920
Earning per weighted average share outstanding(9)
Basic earnings per share from continuing operations allocated to ESCO common shareholders		$10.69	$4.78		$6.81	$24.18	$41.08	$23.14	$156.32
Diluted earnings per share from continuing operations allocated to ESCO common shareholders(10)		$10.42	$4.64		$6.62	$15.16	$26.21	$20.74	$12.62
Weighted average shares outstanding
Basic		1,097	1,084		1,086	1,083	1,081	1,077	106
Diluted		1,236	1,117		1,118	1,204	1,187	1,163	1,337
Pro forma earnings per share from continuing operations attributable to ESCO shareholders
Basic	$			$
Diluted	$			$
Pro forma weighted average shares outstanding
Basic
Diluted
Cash dividends declared per common share(11)					$11.00	$10.00	$11.00	$12.00	$10.52

	Three months ended
			As of
	March 31, 2011 pro forma
(dollars in thousands)		March 31, 2011	December 31, 2010	December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Balance sheet data:
Cash and cash equivalents	$81,078	$81,078	$114,101	$168,487	$113,167	$84,070	$92,230
Current assets, excluding cash and cash equivalents	314,321	314,321	268,166	203,854	231,169	240,043	201,423
Property and equipment, net	173,788	173,788	167,446	161,919	164,237	171,640	148,191
Total assets	748,337	748,337	723,622	675,745	646,111	619,489	538,711
Current liabilities, excluding the current portion of debt	144,641	144,641	133,854	101,162	121,767	115,831	95,391
Total debt, including current portion	271,760	271,760	273,314	306,498	304,096	305,753	309,529
Contingently redeemable equity securities(12)	3,521	254,244	232,184	144,064	132,038	135,653	97,471
Total equity/(deficit)(12)	247,180	(7,064)	(4,622)	44,699	17,259	16,563	10,262

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Other data:
Adjusted EBITDA(13)	$39,457	$27,838	$127,780	$99,497	$130,853	$105,903	$90,182
Adjusted EBITDA margin(13)	15.6%	15.0%	15.0%	14.6%	13.9%	13.4%	13.1%
Adjusted net earnings from continuing operations(14)	$18,483	$8,563	$48,588	$28,977	$44,108	$37,090	$36,639

(1)
Non-cash ESOP compensation costs are included in cost of goods sold and selling and administrative expenses. See "Description of Employee Stock Ownership Plan."

(2)
The mark to market on SARs, an expense of $7.7 million and $0.0 million, income of $0.3 million and an expense of $0.3 million in 2010, 2009, 2008 and 2007, respectively, is included in selling and administrative expenses. No SARs were outstanding in 2006. The mark to market on SARs, an expense of $3.5 million and $0.0 million in the three months ended March 31, 2011 and March 31, 2010, is included in selling and administrative expenses.

(3)
Restructuring and other costs included: in 2010, expenses related to the closure of our Saskatoon, Saskatchewan foundry; in 2009, personnel reductions and the closure of our West Jordan, Utah plant and the Saskatoon, Saskatchewan foundry; and in 2008, personnel reductions, the closure of our West Jordan, Utah plant and curtailment costs related to freezing benefits for our U.S. defined benefit plans.

(4)
Loss on early extinguishment of debt primarily includes the write-off of $4.0 million of unamortized loan costs and the early redemption call premium of $8.6 million paid upon redemption of $300.0 million principal amount of senior unsecured notes in December 2010 as part of our debt refinancing. Debt extinguishment costs also include $0.4 million of unamortized debt costs associated with our asset-backed line of credit cancelled in November 2010 as part of our debt refinancing.

(5)
Other (income) expense primarily includes foreign exchange losses and gains on settlement transactions of foreign denominated accounts receivable and accounts payable. Other expense in each of 2009 and 2008 includes $0.3 million of insurance retention expenses.

(6)
Discontinued operations for 2009, 2008 and 2007 included earnings from ESCO Soldering Locacoes de Marquinas e Equipmentos Ltda, which we divested in June 2009 as part of the transaction that resulted in our acquisition of 100% ownership of ESCO Soldering, now known as ESCO Brazil. Discontinued operations for the periods ended December 28, 2007 and December 29, 2006 included earnings from our Integrated Manufacturing (IMG) and Engineered Metals (EMG) groups, which were divested in the fourth quarter of 2006, except certain assets and the related income stream that we retained.

(7)
Valuation adjustment of Class C Preferred Stock is the mark to market change of the redemption value of the shares of Class C Preferred Stock classified as contingently redeemable equity securities on our balance sheet. The corresponding offset is a change in our retained earnings. Upon the conversion of Class C Preferred Stock into Class A Common Stock in connection with the offering made by this prospectus, the stock will be reclassified from contingently redeemable equity securities to shareholders' equity and this valuation adjustment will no longer be included in our financial statements.

(8)
Pro forma earnings from continuing operations attributable to ESCO shareholders reflects the reclassification from contingently redeemable equity securities to shareholders' equity of Class C Preferred Stock and Legacy Class A Common Stock subject to contingent repurchase obligations. See "Description of our Employee Stock Ownership Plan" and "Description of Capital Stock."

(9)
Per share data reflect the changes in our capital structure that will occur before we complete the offering described in this prospectus; other per share data do not. See "Explanatory Note Regarding Changes in Our Capital Stock". Per share data in 2006 reflect our 2006 ESOP transaction. The Legacy Class A Common Stock and the Class B Common Stock were converted from preferred stock when we implemented our ESOP, which occurred on December 27, 2006. The weighted average common shares outstanding in 2006 was minimal due to the short time the Legacy Class A Common Stock and Class B Common Stock existed in 2006.

(10)
Diluted earnings per share includes the weighted average number of Class C Preferred Stock outstanding and the incremental shares that would be issued upon the assumed exercise of stock options for the period they were outstanding.

(11)
See "Dividend Policy".

(12)
Contingently redeemable equity securities are redeemable upon the holder's retirement at age 65, death or disability. See "Description of Capital Stock — Shareholder Agreements" and "Description of Employee Stock Ownership Plan". The presentation reflects shares of Class C Preferred Stock and Legacy Class A Common Stock at their redemption value. Shares of Class C Preferred Stock automatically convert on a one-for-one basis into shares of the Class A Common Stock upon the completion of the offering made by this prospectus. Shares of Legacy Class A Common Stock automatically convert on a one-for-one basis into shares of the Class A Common Stock over a period of up to 360 days as described in "Explanatory Note Regarding Changes in Our Capital Stock". Upon the termination of our repurchase obligation, which will occur (a) with respect to approximately 161,730 shares of the Legacy Class A Common Stock, upon completion of the offering made by this prospectus and (b) with respect to the remaining 4,443 shares of Legacy Class A Common Stock subject to the repurchase obligation and all of the shares of Class C Preferred Stock, upon their conversion into Class A Common Stock, the stock will be reclassified from contingently redeemable equity securities to shareholders' equity.

(13)
Adjusted EBITDA is earnings from continuing operations, net of tax, before interest, taxes, depreciation and amortization and non-operating expense (income) adjusted to add back ESOP non-cash compensation expenses, mark to market on SARs expense, unrealized (gains) losses on long-term investments and certain restructuring charges. Adjusted EBITDA margin is adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA margins have limitations as analytical tools. Adjusted EBITDA is not intended to represent net earnings, earnings from continuing operations, net of tax, or cash flow from operating activities as these terms are defined by generally accepted accounting principles in the United States and should not be used as an alternative to net earnings as an indicator of operating performance or to cash flow as a measure of liquidity. Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate those measures in the same manner we do. We have included Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus because they are used by our management to assess financial performance and may provide a more complete understanding of the factors and trends affecting our business. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
Our management uses these measures in conjunction with GAAP financial measures as part of our assessment of our business and in communications with our board of directors concerning our financial performance;

•
These measures provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of operations and facilitate comparisons with peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•
These measures exclude non-cash charges, such as depreciation, amortization, ESOP compensation expense and mark to market on SARs expense, and those non-cash charges in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly from period to period.

The following table reconciles earnings from continuing operations, net of tax to Adjusted EBITDA for the periods indicated below.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Earnings from continuing operations, net of tax	$14,375	$7,111	$28,554	$20,786	$36,189	$26,517	$17,007
Add/(Subtract):
Interest (net) and loss on early extinguishment of debt	3,079	6,354	36,723	26,226	26,736	27,816	7,561
Income tax expense	7,420	3,689	9,423	8,487	13,297	14,013	11,416
Depreciation and amortization(a)	7,774	6,492	27,479	25,113	24,187	22,661	19,191
Other (income) expense	(1,079)	458	(731)	(1,091)	4,259	(2,610)	450
ESOP non-cash compensation expense(b)	5,101	4,020	17,259	16,504	20,248	19,682	34,315
Mark to market on SARs expense(c)	3,513	—	7,678	—	(260)	266	—
Unrealized (gains) losses on long-term investments(d)	(746)	(567)	(1,953)	(2,860)	4,405	(1,142)	(1,758)
Restructuring and other(e)	20	281	748	6,332	1,792	(1,300)	2,000
Port Hope reclamation(f)	—	—	2,600	—	—

Adjusted EBITDA	$39,457	$27,838	$127,780	$99,497	$130,853	$105,903	$90,182

(a)
Depreciation and amortization excludes the amortization of debt issuance costs, which are included in interest (net).

(b)
We recognize non-cash compensation expense equal to the fair value of the Class C Preferred Stock released as security for the loan to the ESOP and allocated to participant accounts. A portion of the non-cash ESOP compensation expense is allocated to cost of goods sold and a portion is allocated to selling and administrative expenses, based on the number of shares allocated to the accounts of manufacturing employees and other employees. See "Description of Employee Stock Ownership Plan". ESOP non-cash compensation expense in 2006 includes $3.9 million of ESOP-related expenses.

(c)
Each quarter, we record the mark to market change in the value of our SARs. Our determination of fair value includes, among other factors, the valuation determined by the independent valuation firm used by the ESOP trustee. We add this back to derive Adjusted EBITDA because it is a non-cash expense. In 2011, we changed our SARs long-term incentive program to stock-settled grants. The grant date fair value of an award will be amortized over the required service period. 92.6% of our existing cash-settled SARs were converted to stock-settled SARs in 2011. As a result, in the second quarter of 2011, those awards are no longer required to be marked to market. Any impact to expense from this conversion will be amortized over the remaining service period for the unvested awards.

(d)
Unrealized (gains) and losses on long-term investments represent the mark to market on our investments held to fund our deferred compensation and supplemental executive retirement programs.

(e)
Restructuring and other activity in 2010 included restructuring expenses related to the closure of our Saskatoon, Saskatchewan foundry. Restructuring activity in 2009 included restructuring expenses related to personnel reductions and the closure of our West Jordan, Utah plant and the Saskatoon, Saskatchewan foundry. Restructuring activity in 2008 included restructuring expenses related to personnel reductions, the closure of our West Jordan, Utah plant and curtailment costs related to freezing benefits for our U.S. defined benefit plans. Other activity in 2007 included insurance recovery from a fire in our U.K. facility in 2006 and estimated lost earnings before interest and taxes due to a work stoppage at our Herstal, Belgium facility. Other activity in 2006 included estimated costs and business interruption expenses associated with a fire in our U.K. facility, net of partial insurance recovery received in 2006.

(f)
The expense in 2010 represents the estimated cost of removing an accumulation of solid waste at our Port Hope, Ontario, Canada facility. We plan to complete the removal within a five-year period. This expense is included in selling and administrative expenses in our consolidated financial statements.

  The most closely comparable GAAP measure to Adjusted EBITDA margin is operating profit margin, which is operating profit divided by net sales. The following table shows how each of operating profit margin and Adjusted EBITDA margin are calculated.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Net sales	$253,843	$185,256	$849,481	$680,390	$939,913	$790,514	$690,919
Operating profit	23,795	17,612	73,969	54,408	80,481	65,736	36,434
Adjusted EBITDA	39,457	27,838	127,780	99,497	130,853	105,903	90,182

Operating profit margin	9.4%	9.5%	8.7%	8.0%	8.6%	8.3%	5.3%
Adjusted EBITDA margin	15.6%	15.0%	15.0%	14.6%	13.9%	13.4%	13.1%
(14)
We define adjusted net earnings from continuing operations as net earnings from continuing operations attributable to ESCO shareholders plus loss on early extinguishment of debt, net of tax; mark to market on SARs expense, net of tax; and ESOP non-cash compensation expense, net of tax. The adjustments assume a 35% tax rate. We have included adjusted net earnings from continuing operations in this prospectus because it represents a basis upon which our management assesses financial performance and may provide a more complete understanding of the factors and trends affecting our business.

The following table reconciles net earnings from continuing operations attributable to ESCO shareholders to adjusted net earnings from continuing operations.

	Three months ended		Fiscal year ended
(dollars in thousands)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008	December 28, 2007	December 29, 2006
Net earnings from continuing operations attributable to ESCO shareholders	$12,884	$5,950	$23,920	$18,249	$31,116	$24,124	$16,869
Loss on early extinguishment of debt, net of tax	—	—	8,458	—	—	—	—
Mark to market on SARs expense, net of tax	2,283	—	4,991	—	(169)	173	—
ESOP non-cash compensation expense, net of tax	3,316	2,613	11,219	10,728	13,161	12,793	19,770

Adjusted net earnings from continuing operations	$18,483	$8,563	$48,588	$28,977	$44,108	$37,090	$36,639

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements reflecting our plans, estimates, outlook, beliefs and expectations that involve risks and uncertainties. As a result of many factors, particularly those under "Risk Factors" and "Special Note Regarding Forward-Looking Statements" in this prospectus, our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

          We design, develop and manufacture highly engineered wear and replacement parts and related products used in mining, infrastructure development, industrial, power generation and aerospace applications. Our consumable wear and replacement products, which accounted for more than 75% of our 2010 net sales, generate recurring sales for us as these items wear and are required to be replaced. We employ a diversified distribution model for product sales that includes direct sales, a network of independent dealers, licensees and OEMs.

          We have two operating groups:

  •
  Engineered Products Group, or EPG, designs, develops and manufactures wear parts and wear part carriers and attachments and provides solutions for mining, infrastructure development and other challenging industrial wear applications. EPG accounted for $712.6 million, or 84%, of our net sales in 2010.

  •
  Turbine Technologies Group, or TTG, manufactures superalloy precision investment cast components used in the power generation and aerospace markets. In 2010, 70% of TTG net sales were from products used in the "hot gas path" of turbines and considered replacement parts. TTG represented $136.9 million, or 16%, of our net sales in 2010.

          We were founded in 1913 in Portland, Oregon. Through nearly a century of operations, we have focused on product innovation and on growing our business to serve customer needs. Our business has been built on creating solutions to customer problems through metallurgy, foundry casting capabilities and innovative product design that emphasizes value, durability and safety. We were an early innovator in earthmoving wear parts, producing the industry's first two-piece ground engaging tool, or GET, tooth system. Since then we have introduced new generations of two- and three-piece tooth systems, making us the global leader in GET tooth systems used in surface mining and infrastructure development, and expanded our EPG product portfolio to over 25,000 SKUs. Over time we also diversified our business to include the production of superalloy precision investment castings for gas turbine engines used in aerospace and power generation applications. We have expanded geographically and grown our business, and are now a global company with more than 1,000 customers and 4,600 employees and operations in 19 countries on six continents.

          Our net sales were $849.5 million, $680.4 million and $939.9 million in 2010, 2009 and 2008, respectively. More than half of our net sales were from outside of the United States in each of these years. We generated net earnings attributable to ESCO shareholders of $23.9 million, $18.4 million and $31.2 million and Adjusted EBITDA (as defined in "Selected Consolidated Financial and Other Data") of $127.8 million, $99.5 million and $130.9 million in 2010, 2009 and 2008, respectively.

          Our net sales were $253.8 million in the three months ended March 31, 2011, a 37% increase from $185.3 million in the three months ended March 31, 2010. Net earnings attributable to ESCO shareholders were $12.9 million in three months ended March 31, 2011, an increase of $6.9 million, or 115%, from $6.0 million in the three months ended March 31, 2010. Adjusted EBITDA increased to $39.5 million in the three months ended March 31, 2011, a 42.1% increase from $27.8 million in the three months ended March 31, 2010.

Trends, Opportunities and Challenges

Recent Activity

          Our customers maintain inventories of our parts to use or resell in the short term based on their expectations of market activity. As a result, their purchases from us may be at a higher or lower rate than the rate of their use or sale of our products as they "stock up" or "destock" in anticipation of upswings or downturns in the economy generally or in their particular market. Throughout much of 2008, customers built elevated inventory levels in anticipation of continuing strong market conditions. In late 2008, however, activity in our customers' end markets decreased significantly, which resulted in some customers holding excess levels of inventory of our products and led to destocking of our parts. In 2009, the recession further decreased activity in the mining, infrastructure development and industrial markets served by EPG and in the power generation and aerospace markets served by TTG. This resulted in further supply chain destocking and lower demand for our products. In late 2009, our bookings and net sales began to increase, which we believe was driven by increased market activity in our customers' end markets and a need to replenish inventory of our parts. In TTG, we believe there was a similar destocking that started later and continued in 2010 because of the order lead time and the length of the supply chain in the power generation market, mitigated by recovery in the aerospace market.

          In 2010, we saw a return to the secular growth trends in mining and infrastructure development due to the continued urbanization and infrastructure development in emerging markets, and resulting increased demand for commodities. We believe these market dynamics, as well as some customer inventory restocking, led to increased demand for our EPG wear parts and attachments. In 2010, we focused on:

  •
  efficiently managing the rapid turnaround in EPG from the recession in 2009 and supply chain restocking;

  •
  executing our geographic expansion and direct distribution strategies through strategic acquisitions of Swift Engineering and Austcast in Australia, which added foundry and fabrication capabilities and additional products, including a patented truck body, to our EPG product portfolio; and

  •
  expanding manufacturing and distribution in Brazil, Canada, China, Indonesia, South Africa and the United States.

          As a result of the economic turnaround and our expansion initiatives, we increased our global workforce to more than 4,600 employees at March 31, 2011 from fewer than 3,800 employees in 2009. We have experienced increased EPG lead times in 2011 because customer demand is outstripping our ability to supply products on a timely basis. We estimate that customer demand has led to extended lead times for products that represented approximately 45% of EPG net sales in 2010. In 2010, we estimate the average lead time for mining GET products, for example, was less than 10 weeks; as of June 1, 2011, average lead time was over 20 weeks. See "Risk Factors — Our production capacity may not be sufficient to meet customer demand." We believe our competitors also face increased lead times. We have taken steps to address lead time issues, and expected increased orders in Australia when our license with Bradken terminates, including incremental expansion of certain existing facilities, some of which has been implemented and some of which is scheduled for the second half of 2011 and early 2012; the expansion of our acquired Austcast facilities in Australia scheduled for the second half of 2011; and the start-up of our Chilean joint venture facility scheduled for 2012.

Market Outlook

          EPG.    We believe we are well positioned to capitalize on our investments in foundry capacity, direct distribution and global expansion as the mining and infrastructure development markets grow.

          Demand for mined commodities is expected to increase as the global economy grows and consumption of raw materials in connection with urbanization and development in emerging markets increases. These dynamics can be expected to drive increased demand for mining capital equipment on which we expect to have first fitment opportunities; increased restocking of inventories of our products; and increased use of wear parts, particularly as ore grades decline and shallow ore deposits are depleted, requiring more earth excavation.

          As a result of market activity levels and expected trends, we plan to continue to invest in our geographic expansion in key mining regions in countries such as Australia, Brazil, Canada, Peru, Indonesia, South Africa and the United States. We also plan to continue to build our direct distribution model and grow our product offering in markets where there is a high concentration of mining activity. These investments in our growth may negatively impact our operating margin in the short term.

          TTG.    Continued growth in global air traffic, which began in 2010, can be expected to cause OEMs to increase production and increase demand for aerospace components. We expect improved sales of components for new OEM equipment driven by increased production in aircraft programs such as Boeing's 787 and 747-8 and the Airbus A380. While visibility remains limited, we also believe our industrial gas turbine, or IGT, markets may begin to improve in late 2011, but at a lower rate than in past recoveries. We expect growth in orders for power turbine components, including in the aftermarket, to be driven by new turbine builds, restocking in the supply chain, and shorter maintenance cycles as energy consumption grows.

Key Metrics

          We regularly review a number of metrics, including the following, to evaluate our business, measure our performance, indentify trends affecting our business, formulate financial projections and make strategic decisions.

	Three months ended		Fiscal year ended
(dollars in millions)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Net sales	$253.8	$185.3	$849.5	$680.4	$939.9
Operating profit	$23.8	$17.6	$74.0	$54.4	$80.5
Operating profit margin	9.4%	9.5%	8.7%	8.0%	8.6%
Net earnings attributable to ESCO shareholders	$12.9	$6.0	$23.9	$18.4	$31.2
Adjusted net earnings from continuing operations*	$18.5	$8.6	$48.6	$29.0	$44.1
Adjusted EBITDA*	$39.5	$27.8	$127.8	$99.5	$130.9
Adjusted EBITDA Margin*	15.6%	15.0%	15.0%	14.6%	13.9%
Cash from operations	$(5.4)	$17.7	$78.3	$88.8	$88.5

*
These measures are non-GAAP financial measures. See "Selected Consolidated Financial and Other Data" where these measures are discussed and where non-GAAP financial measures are reconciled to the most comparable GAAP measure.

          In addition to the measures above, we review monthly key raw material costs and pricing trends. In EPG, we track, among other things, the price of scrap steel, plate steel, nickel and molybdenum, which prices affect the cost of our products. The average cost for these raw materials increased in 2008 compared to 2007. Beginning in the fourth quarter of 2008 and through 2009, average costs declined, but increased again in 2010 and in the first quarter of 2011. In TTG, we track, among other things, the price of key alloys, such as nickel, cobalt, molybdenum, and tantalum, used in TTG products. In TTG, we experienced lower raw material prices in 2009 compared to 2008, and saw an increase in most of those costs in 2010. Our long-term TTG customer agreements have price escalation provisions for critical alloys, which allow us to pass costs through to customers. We generally seek to pass raw material cost increases to our customers through EPG product price increases and through surcharges or escalator provisions in our long-term agreements with TTG customers. Historically, there is a delay of several months between raw material cost increases and our realization of price increases.

Basis of Presentation of Our Results of Operations

Net Sales

          EPG net sales primarily consist of sales of wear parts and attachments serving as wear part carriers for mining, infrastructure development and other industrial markets and royalties from a limited number of licensees from sales of our products in some geographies. EPG sales are made to OEMs and end-users directly and indirectly through a network of independent dealers.

          TTG net sales primarily consist of sales of replacement parts and structural components for turbines used in the aerospace and power generation markets. TTG net sales are derived from products that are developed by our customers, and almost all TTG net sales are direct.

Cost of Goods Sold

          Cost of goods sold includes raw materials; employee compensation and benefits, including ESOP non-cash compensation expense; and other costs, including distribution expenses, depreciation, product development costs, insurance, taxes, operating supplies, utilities and warranty costs. Manufacturing development expense and a portion of foundry pattern amortization, which we consider part of our product development cost, are included in cost of goods sold rather than in research and development.

Selling and Administrative Expenses

          Selling and administrative expenses include employee compensation and benefits, including ESOP non-cash compensation expense and long-term incentive accruals; research and development costs; product optimization costs; outbound freight not invoiced to the customer; professional fees; insurance; mark to market gains or losses on our long-term investments held to fund our deferred compensation and supplemental executive retirement programs and certain facility costs. All long-term incentive performance awards and SARs expenses are recorded in selling and administrative expenses. See "— Critical Accounting Policies and Estimates — Share-Based Compensation".

          Product optimization, part of which we consider part of our product development cost, is included in selling and administrative expenses in addition to research and development expense.

Restructuring and Other

          Restructuring and other represents costs associated with plant shutdowns and reduction in force programs initiated in 2008 and 2009 and other non-routine expenses.

Operating Results

          Dollar amounts are in millions and are derived from the consolidated financial statements included in this prospectus, which present amounts in thousands. Small rounding differences may be reflected in the percentage of net sales and percentage change columns below.

Three Months Ended March 31, 2011 Compared to Three Months ended March 31, 2010

Statement of Earnings Data (dollars in millions)	Three months ended March 31, 2011	% of Net Sales	Three months ended March 31, 2010	% of Net Sales
Net sales	$253.8	100.0%	$185.3	100.0%
Cost of goods sold(1)	183.3	72.2	136.2	73.5
Gross profit	70.5	27.8	49.1	26.5
Selling and administrative expenses(1)	46.7	18.4	31.2	16.8
Restructuring and other	—	—	0.3	0.2
Operating profit	23.8	9.4	17.6	9.5
Interest expense, net	3.1	1.2	6.4	3.5
Other income, net	(1.1)	(0.4)	0.4	0.2

Earnings from continuing operations before income taxes	21.8	8.6	10.8	5.8
Income tax expense	7.4	2.9	3.7	2.0

Earnings from continuing operations, net of tax	14.4	5.7	7.1	3.8
Less: net earnings attributable to the noncontrolling interest — continuing operations	(1.5)	(0.6)	(1.1)	(0.6)

Net earnings attributable to ESCO shareholders	$12.9	5.1%	$6.0	3.2%

(1)
ESOP non-cash compensation expense included in these line items is as follows:

Cost of goods sold	$3.5	1.4%	$2.7	1.5%
Selling and administrative expenses	1.6	0.6	1.3	0.7

Total	$5.1	2.0%	$4.0	2.2%

	Three months ended
Statement of Earnings Data (dollars in millions)	March 31, 2011	March 31, 2010	$ Change	% Change
Net sales	$253.8	$185.3	$68.5	37.0%
Cost of goods sold(1)	183.3	136.2	47.1	34.6
Gross profit	70.5	49.1	21.4	43.6
Selling and administrative expenses(1)	46.7	31.2	15.5	49.7
Restructuring and other	—	0.3	(0.3)	(100.0)
Operating profit	23.8	17.6	6.2	35.2
Interest expense, net	3.1	6.4	(3.3)	(51.6)
Other income, net	(1.1)	0.4	(1.5)	(375.0)

Earnings from continuing operations before income taxes	21.8	10.8	11.0	101.9
Income tax expense	7.4	3.7	3.7	100.0

Earnings from continuing operations, net of tax	14.4	7.1	7.3	102.8
Less: net earnings attributable to the noncontrolling interest — continuing operations	(1.5)	(1.1)	(0.4)	36.4

Net earnings attributable to ESCO shareholders.	$12.9	$6.0	$6.9	115.0%

(1)
ESOP non-cash compensation expense included in these line items is as follows:

Cost of goods sold	$3.5	$2.7	$0.8	29.6%
Selling and administrative expenses	1.6	1.3	0.3	23.1

Total	$5.1	$4.0	$1.1	27.5%

Net sales

(dollars in millions)	Three months ended March 31, 2011	Three months ended March 31, 2010	$ Change	% Change
Net Sales	$253.8	$185.3	$68.5	37.0%
EPG	218.8	154.0	64.8	42.1
TTG	35.0	31.3	3.7	11.8

          For the first quarter of 2011, net sales were $253.8 million, an increase of $68.5 million, or 37.0%, from $185.3 million for the first quarter of 2010. This increase was driven by higher sales in both EPG and TTG. The increase in EPG net sales was due to strengthening markets and additional net sales of $20.2 million from the Australian businesses we acquired in late 2010 and the Wyoming distributor we acquired in the first quarter of 2011. Both TTG aerospace engine component and industrial gas turbine (IGT) net sales also increased. The combined net sales of EPG and TTG wear parts and replacement components represented approximately 75% of our net sales for the first quarters of 2010 and 2011. Net sales directly or indirectly outside of the United States made up 60.6% of net sales in the first quarter of 2011 and 55.8% of net sales in the first quarter of 2010. Our top 10 customers generated 25.0% of our net sales in the first quarter of 2011 and 25.6% in the first quarter of 2010. No single customer accounted for 10% or more of our net sales in either quarter.

          EPG.    Net sales increased $64.8 million, or 42.1%, to $218.8 million for the first quarter of 2011 from $154.0 million for the first quarter of 2010. The $64.8 million increase was composed of a $50.4 million, or 57.1%, increase in mining product sales across all geographies, including $16.3 million contributed by the two Australian businesses acquired in 2010 and $3.9 million from the Wyoming business acquired in the first quarter of 2011; a $17.5 million, or 34.4%, increase in infrastructure development product sales across all geographies; and a $3.1 million, or 20.9%, decrease in industrial product sales. Included in these increases is the net effect of a $5.4 million benefit and a $4.4 million benefit due to favorable foreign exchange rates and product price increases, respectively, in the first quarter of 2011 compared to the first quarter of 2010. In the first quarter of 2011, 51.7% of our EPG net sales were made directly to end-users, 33.3% were generated through our EPG global dealer distribution network and 15.0% were sales to original equipment manufacturers (OEMs), compared to 48.8% of EPG net sales directly to end-users; 36.4% generated through our EPG global dealer distribution network and 14.8% sold to OEMs in the first quarter of 2010. The increase in net sales directly to end-users or direct channels was primarily driven by our two Australian acquisitions, increased sales in North America and the continued strength in global mining markets.

          TTG.    Net sales were $35.0 million for the first quarter of 2011, an increase of $3.7 million, or 11.8%, from $31.3 million for the first quarter of 2010, due to higher aerospace engine component and IGT sales.

Gross profit

(dollars in millions)	Three months ended March 31, 2011	% of Net Sales	Three months ended March 31, 2010	% of Net Sales	$ Change	% Change
Gross profit	$70.5	27.8%	$49.1	26.5%	$21.4	43.6%
EPG	68.4	31.3	46.9	30.5	21.5	45.8
TTG	5.7	16.3	4.9	15.7	0.8	16.3
Other	(3.6)		(2.7)		(0.9)	33.3

          Gross profit was $70.5 million for the first quarter of 2011, an increase of $21.4 million, or 43.8%, from $49.1 million for the first quarter of 2010. This increase was driven primarily by stronger sales in both operating groups in the first quarter of 2011, which resulted in a $26.8 million favorable impact on gross profit. The favorable volume impact was partially offset by $4.5 million of increased operating costs, including distribution expenses and other expenses due to higher volumes and the addition of manufacturing costs from the Australian operations acquired in the second half of 2010, and $0.8 million of increased non-cash ESOP compensation. Excluding ESOP non-cash compensation expense of $3.5 million for the first quarter of 2011 and $2.7 million for the first quarter of 2010, gross profit as a percentage of sales increased to 29.2% in the first quarter of 2011 from 28.0% in the first quarter of 2010.

          EPG.    Gross profit increased $21.5 million, or 45.8%, to $68.4 million for the first quarter of 2011 compared to $46.9 million for the first quarter of 2010, primarily due to an increase in net sales. EPG gross profit margin improved to 31.3% in the first quarter of 2011 from 30.5% in the first quarter of 2010.

          TTG.    Gross profit increased $0.8 million, or 16.3%, to $5.7 million for the first quarter of 2011 from $4.9 million for the first quarter of 2010 primarily due to an increase in net sales. TTG gross profit margin improved to 16.3% in the first quarter of 2011 from 15.7% in the first quarter of 2010, primarily due to improved operating efficiencies and volume leverage at certain manufacturing facilities.

          Other.    Other represents primarily the ESOP non-cash compensation expense of $3.5 million and $2.7 million in the first quarter of 2011 and 2010, respectively.

Selling and administrative expenses

(dollars in millions)	Three months ended March 31, 2011	% of Net Sales	Three months ended March 31, 2010	% of Net Sales	$ Change	% Change
Selling and administrative	$46.7	18.4%	$31.2	16.8%	$15.5	49.7%
EPG	32.3	14.8	22.9	14.9	9.4	41.0
TTG	4.1	11.7	4.2	13.4	(0.1)	(2.4)
Other	10.3		4.1		6.2	151.2

          Selling and administrative expenses were $46.7 million for the first quarter of 2011, an increase of $15.5 million, or 49.7%, from $31.2 million of selling and administrative expenses for the first quarter of 2010. Selling and administrative expenses as a percentage of net sales increased to 18.4% in the first quarter of 2011 from 16.8% in the first quarter of 2010. Excluding ESOP non-cash compensation expense, selling and administrative expenses increased $15.2 million in the first quarter of 2011 compared to the first quarter of 2010 and, as a percentage of net sales, selling and administrative expenses increased to 17.8% from 16.1%.

          EPG.    Selling and administrative expenses for the first quarter of 2011 were $32.3 million, an increase of $9.4 million, or 41.0%, from $22.9 million for the first quarter of 2010. The increase was primarily due to $4.6 million of expansion-related expenses, particularly the continued investment in our Australian and South African organizational infrastructure and the Australian businesses and Wyoming distributor we acquired in late 2010 and in the first quarter of 2011, and $3.6 million attributable to increased sales volumes, including travel and outbound freight expenses. EPG selling and administrative expenses as a percentage of net sales decreased to 14.8% in the first quarter of 2011 from 14.9% in the first quarter of 2010.

          TTG.    Selling and administrative expenses for the first quarter of 2011 were $4.1 million compared to $4.2 million for the first quarter of 2010. Selling and administrative expenses remained flat despite higher sales volumes, which led to improvement in selling and administrative expenses as a percentage of net sales. TTG selling and administrative expenses as percentage of net sales decreased to 11.7% in the first quarter of 2011 from 13.4% in the first quarter of 2010.

          Other.    Increased selling and administrative expenses in the first quarter of 2011 was primarily related to a $4.9 million increase in our incentive compensation accrual, including a $3.5 million mark-to-market change on cash-settled SARs.

Operating profit

(dollars in millions)	Three months ended March 31, 2011	% of Net Sales	Three months ended March 31, 2010	% of Net Sales	$ Change	% Change
Operating Profit	$23.8	9.4%	$17.6	9.5%	$6.2	35.2%
EPG	36.0	16.5	24.0	15.6	12.0	50.0
TTG	1.6	4.6	0.7	2.2	0.9	128.6
Other	(13.8)		(7.1)		(6.7)	94.4

          EPG.    Operating profit increased 50.0% to $36.0 million, or 16.5% of net sales, for the first quarter of 2011 compared to $24.0 million, or 15.6% of net sales, for the first quarter of 2010. The increase in operating profit was primarily due to increased net sales and gross profit margin improvement in the first quarter of 2011.

          TTG.    Operating profit increased to $1.6 million, or 4.6% of net sales, for the first quarter of 2011 compared to $0.7 million, or 2.3% of net sales, for the first quarter of 2010. The increase in operating profit was driven primarily by higher net sales in the first quarter of 2011.

Other

          Operating loss increased to $13.8 million in the first quarter of 2011 compared to $7.1 million in the first quarter of 2010. The primary drivers were the $4.9 million increase in our incentive compensation accrual and $1.1 million additional non-cash ESOP compensation expense.

Interest expense, net

          Interest expense, net was $3.1 million for the first quarter of 2011 compared to $6.4 million for the first quarter of 2010. The decrease in net interest expense reflects the lower average effective interest rates and reduced debt as a result of our debt refinancing in December 2010.

Income tax expense

          Income tax expense was $7.4 million and $3.7 million for the first quarter of 2011 and 2010, respectively. The increase in tax expense was primarily due to the increase in earnings. The effective tax rate was 34.0% for the first quarter of 2011 and 34.2% for the first quarter of 2010.

Noncontrolling interest

          Noncontrolling interest reflects the portion of net after-tax profits from our less-than-100%-owned subsidiaries allocable to non-ESCO shareholders. Noncontrolling interest was $1.5 million for the first quarter of 2011 compared to $1.2 million for the first quarter of 2010, reflecting slightly higher sales for those entities in the first quarter of 2011.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Statement of Earnings Data (dollars in millions)	Year ended December 31, 2010	% of Net Sales	Year ended December 31, 2009	% of Net Sales
Net sales	$849.5	100.0%	$680.4	100.0%
Cost of goods sold(1)	626.9	73.8%	507.1	74.5%
Gross profit	222.6	26.2%	173.3	25.5%
Selling and administrative expenses(1)	147.9	17.4%	112.5	16.5%
Restructuring and other	0.7	0.1%	6.4	0.9%

Operating profit	74.0	8.7%	54.4	8.0%
Interest expense, net	23.7	2.8%	26.2	3.9%
Loss on early extinguishment of debt	13.0	1.5%	—	—
Other income, net	(0.7)	(0.1)%	(1.1)	(0.2)%

Earnings from continuing operations before income taxes	38.0	4.5%	29.3	4.3%
Income tax expense	9.4	1.1%	8.5	1.2%

Earnings from continuing operations, net of tax	28.6	3.4%	20.8	3.1%
Earnings from discontinued operations, net of tax	—	—	0.3	—

Net earnings	28.6	3.4%	21.1	3.1%
Less: net earnings attributable to the noncontrolling interest — continuing operations	(4.7)	(0.6)%	(2.5)	(0.4)%
Less: net earnings attributable to the noncontrolling interest — discontinued operations	—	—	(0.2)	—

Net earnings attributable to ESCO shareholders	$23.9	2.8%	$18.4	2.7%

(1)
ESOP non-cash compensation expense included in these line items is as follows:

Cost of goods sold	$11.9	1.4%	$11.1	1.6%
Selling and administrative expenses	5.4	0.6%	5.4	0.8%

Total	$17.3	2.0%	$16.5	2.4%

	Year ended
Statement of Earnings Data (dollars in millions)	December 31, 2010	December 31, 2009	$ Change	% Change
Net sales	$849.5	$680.4	$169.1	24.9%
Cost of goods sold(1)	626.9	507.1	119.8	23.6%
Gross profit	222.6	173.3	49.3	28.4%
Selling and administrative expenses(1)	147.9	112.5	35.4	31.5%
Restructuring and other	0.7	6.4	(5.7)	(89.1)%

Operating profit	74.0	54.4	19.6	36.0%
Interest expense, net	23.7	26.2	(2.5)	(9.5)%
Loss on early extinguishment of debt	13.0	—	13.0	n/m
Other income, net	(0.7)	(1.1)	0.4	(36.4)%

Earnings from continuing operations before income taxes	38.0	29.3	8.7	29.7%
Income tax expense	9.4	8.5	0.9	10.6%

Earnings from continuing operations, net of tax	28.6	20.8	7.8	37.5%
Earnings from discontinued operations, net of tax	—	0.3	(0.3)	(100.0)%

Net earnings	28.6	21.1	7.5	35.5%
Less: net earnings attributable to the noncontrolling interest — continuing operations	(4.7)	(2.5)	(2.2)	88.0%
Less: net earnings attributable to the noncontrolling interest — discontinued operations	—	(0.2)	0.2	(100.0)%

Net earnings attributable to ESCO shareholders.	$23.9	$18.4	$5.5	29.9%

(1)
ESOP non-cash compensation expense included in these line items is as follows:

Cost of goods sold	$11.9	$11.1	$0.8	7.2%
Selling and administrative expenses	5.4	5.4	—	—

Total	$17.3	$16.5	$0.8	4.8%

Net sales

(dollars in millions)	2010	2009	$ Change	% Change
Net Sales	$849.5	$680.4	$169.1	24.9%
EPG	$712.6	$530.5	$182.1	34.3%
TTG	$136.9	$149.9	$(13.0)	(8.7)%

          For 2010, net sales were $849.5 million, an increase of $169.1 million, or 24.9%, from $680.4 million for 2009. The combined net sales of EPG and TTG wear parts and replacement components represented more than 75% of our net sales for both 2010 and 2009. Net sales directly or indirectly outside of the United States made up 55.7% of our 2010 net sales and 52% of our 2009 net sales. Our top 10 customers generated 26% of our net sales in 2010 and 23% of our net sales in 2009. No single customer accounted for 10% or more of our net sales in 2010 or 2009.

          EPG.    Net sales increased $182.1 million, or 34.3%, to $712.6 million for 2010 from $530.5 million for 2009. The $182.1 million increase was composed of a $130.2 million, or 40.9%, increase in mining product sales across all geographies, including $30.5 million contributed by the two Australian businesses acquired in 2010; a $41.3 million, or 24.3%, increase in infrastructure development product sales driven by customer inventory restocking and market growth; and a $10.6 million, or 25.0%, increase in industrial products sales. Included in these increases is the net effect of a $14.0 million benefit in 2010 compared to 2009 due to favorable foreign exchange rates. In 2010, 48% of our EPG net sales were sales directly to end-users, 36% were generated through our EPG global dealer distribution network and 16% were sales to OEMs. In 2009, 44% of our EPG net sales were sales directly to end customers, 43% were generated through our EPG global dealer distribution network and 13% were sales to OEMs. The increase in net sales generated through our direct channel in 2010 was primarily driven by the acquisition of two Australian businesses and the secular recovery of global mining markets. The increase in net sales generated by our OEMs was primarily driven by supply chain restocking.

          TTG.    Net sales were $136.9 million for 2010, a decrease of $13.0 million, or 8.7%, from $149.9 million for 2009. The decrease was primarily composed of a $19.6 million decrease in IGT sales driven by late cycle destocking, particularly with our maintenance, repair and overhaul ("MRO") customers, and a $2.5 million decrease in industrial/other sales. The IGT decrease was mitigated by a $9.1 million increase in our aerospace engine component sales, which we believe was driven by increased airline traffic.

Gross profit

(dollars in millions)	2010	% of Net Sales	2009	% of Net Sales	$ Change	% Change
Gross profit	$222.6	26.2%	$173.3	25.5%	$49.3	28.4%
EPG	$209.8	29.4%	$154.1	29.0%	$55.7	36.1%
TTG	$24.8	18.1%	$30.4	20.3%	$(5.6)	(18.4)%
Other	$(12.0)		$(11.2)		$(0.8)	(7.1)%

          Gross profit was $222.6 million for 2010, an increase of $49.3 million from $173.3 million for 2009 driven primarily by EPG sales volume impact of $55.6 million and increased utilization efficiencies of the EPG manufacturing cost base of $14.4 million, partially offset by EPG sales volume-related costs, such as increased distribution and other expenses of $12.2 million, lower TTG sales volume and lower TTG capacity utilization of $5.6 million and a $2.9 million LIFO decrement. This decrement was the effect of reduced inventories in 2009, resulting in a liquidation of LIFO inventory carried at the lower costs prevailing in prior years than the cost of 2009 purchases. Gross profit as a percentage of net sales increased to 26.2% for 2010 from 25.5% for 2009. Excluding ESOP non-cash compensation expense of $11.9 million for 2010 and $11.1 million for 2009, gross profit as a percentage of net sales increased for 2010 to 27.6% from 27.1% for 2009.

          EPG.    Gross profit increased $55.7 million, or 36.1%, to $209.8 million in 2010 from $154.1 million in 2009, primarily due to an increase in net sales volumes and increased utilization efficiencies of EPG manufacturing cost base. EPG gross profit margin increased to 29.4% for 2010 from 29.0% for 2009, primarily as the result of higher production volumes, which better leveraged manufacturing capacities, and manufacturing cost reductions that focused on utilities and operating supplies. Partially offsetting the increase in gross profit percentage were increased raw material costs in 2010. We did not initiate pricing increases to pass on raw material costs until the second half of 2010.

          TTG.    Gross profit decreased $5.6 million, or 18.4%, to $24.8 million in 2010 from $30.4 million in 2009 due to lower sales volumes, lower manufacturing capacity utilization and manufacturing development and product trial expenses associated with new parts and a higher aerospace product mix, which generally have lower margins than IGT, as a result of the late cycle destocking in the IGT markets.

          Other.    Other represents principally the ESOP non-cash compensation expense of $11.9 million in 2010 and $11.1 million in 2009.

Selling and administrative expenses

(dollars in millions)	2010	% of Net Sales	2009	% of Net Sales	$ Change	% Change
Selling and administrative	$147.9	17.4%	$112.5	16.5%	$35.4	31.5%
EPG	$101.6	14.3%	$81.6	15.4%	$20.0	24.5%
TTG	$16.1	11.8%	$15.8	10.5%	$0.3	1.9%
Other	$30.2		$15.1		$15.1
          Selling and administrative expenses were $147.9 million for 2010, an increase of $35.4 million, or 31.5%, over 2009. Selling and administrative expenses as a percentage of net sales increased to 17.4% for 2010 from 16.5% for 2009. Excluding ESOP non-cash compensation expense, selling and administrative expenses increased $35.4 million, or 32.9%, for 2010 compared to 2009 and, as a percentage of net sales, selling and administrative expenses increased to 16.8% for 2010 from 15.8% for 2009.

          EPG.    Increased selling and administrative expenses for 2010 resulted from increased sales volume activity due to improved market conditions, growth-related hiring and our entry into Australia in anticipation of the expiration of our Australian license agreement on June 30, 2011, expansion of our global direct distribution model and recovery in our markets. Our entry into Australia in the second half of 2010 increased selling and administrative expenses by $6.6 million, which primarily consisted of operational costs and acquisition related costs of $1.1 million. EPG selling and administrative expenses as a percentage of net sales decreased to 14.3% in 2010 from 15.4% in 2009.

          TTG.    Increased selling and administrative expenses was due to customer-related travel expenses. Selling and administrative expenses as a percentage of net sales increased to 11.8% in 2010 from 10.5% in 2009.

          Other.    Increased selling and administrative expenses for 2010 resulted primarily from a $10.1 million increase in our long-term incentive compensation cash awards accrual due to a mark to market change on our cash-settled SARs, a $2.6 million charge to remove accumulation of solid waste at a Canadian plant and a $0.9 million increase from a less favorable unrealized gain on our long-term investment assets.

Restructuring and other

          In 2010 we incurred $0.7 million of restructuring costs associated with a restructuring plan initiated in prior years for the shutdown of our West Jordan, Utah blades facility in 2008 and our Saskatoon, Saskatchewan foundry in 2009. These restructuring costs were primarily composed of impairment losses and on-going facility costs. In 2009, we incurred $6.3 million of restructuring costs associated with the shutdown of these facilities and severance and other costs as a result of our global workforce reduction of 17.6% in 2009.

Operating profit

(dollars in millions)	2010	% of Net Sales	2009	% of Net Sales	$ Change	% Change
Operating Profit	$74.0	8.7%	$54.4	8.0%	$19.6	36.0%
EPG	$108.2	15.2%	$72.5	13.7%	$35.7	49.2%
TTG	$8.7	6.4%	$14.6	9.7%	$(5.9)	(40.4)%
Other	$(42.9)		$(32.7)		$(10.2)	31.2%

          EPG.    Operating profit increased 49.2% to $108.2 million, or 15.2% of net sales, for 2010 from $72.5 million, or 13.7% of net sales, for 2009. The increase in operating profit was caused by increased sales volumes in 2010. Operating profit margin increased in 2010 to 15.2% from 13.7% in 2009 as the result of the leveraging of manufacturing expenses and selling and administrative expenses.

          TTG.    Operating profit decreased to $8.7 million, or 6.4% of net sales, for 2010 compared to $14.6 million, or 9.7% of net sales, for 2009. The decrease in operating profit was caused by lower IGT sales volumes and the associated reduced capacity utilization as that market recovered more slowly from the global economic downturn and its supply chain destocking experienced over the past two years.

Interest expense, net

          Interest expense, net was $23.7 million for 2010 compared to $26.2 million for 2009. The decrease in interest expense, net reflects lower average effective interest rates on our floating rate notes during 2010, a two-week benefit of the refinancing of our fixed and floating rate notes at lower interest rates, a net reduction in debt of $35.3 million and higher interest income of $0.3 million, resulting from improved yields on our invested cash funds.

Loss on early extinguishment of debt

          During the fourth quarter of 2010, we refinanced $300 million of fixed and floating rate notes that we issued in 2006 through a five-year term loan and a revolving credit facility. As a result, we incurred $8.6 million in prepayment fees on the notes and a write-off of $4.0 million unamortized loan costs for the remaining 2006 transaction fees.

          During the fourth quarter of 2010, we terminated our U.S. asset-backed line of credit agreement and recorded a $0.4 million loss on an early extinguishment of debt for the unamortized loan costs on the line of credit.

Income tax expense

          The effective tax rate from continuing operations for 2010 was 24.8% compared to 29.0% for 2009. The effective tax rate decreased in 2010 due to the reversal of uncertain tax provisions from prior years and lower state income tax.

Noncontrolling interest

          Noncontrolling interest reflects the net after tax profits in our three less than 100%-owned subsidiary companies allocable to the non-ESCO shareholders. Noncontrolling interest was $4.7 million for 2010 compared to $2.5 million for 2009. The increase in 2010 reflects increased sales for those entities.

Year Ended December 31, 2009 Compared to Year Ended December 26, 2008

Statement of Earnings Data (dollars in millions)	Year ended December 31, 2009	% of Net Sales	Year ended December 26, 2008	% of Net Sales
Net sales	$680.4	100.0%	$939.9	100.0%
Cost of goods sold(1)	507.1	74.5%	724.9	77.1%
Gross profit	173.3	25.5%	215.0	22.9%
Selling and administrative expense(1)	112.5	16.5%	132.7	14.1%
Restructuring and other	6.4	0.9%	1.8	0.2%

Operating profit	54.4	8.0%	80.5	8.6%
Interest expense, net	26.2	3.9%	26.7	2.8%
Other (income) expense, net	(1.1)	(0.2)%	4.3	0.5%

Earnings from continuing operations before income taxes	29.3	4.3%	49.5	5.3%
Income tax expense	8.5	1.2%	13.3	1.4%

Earnings from continuing operations, net of tax	20.8	3.1%	36.2	3.9%
Earnings from discontinued operations, net of tax	0.3	—	0.4	—

Net earnings	21.1	3.1%	36.6	3.9%
Less: net earnings attributable to the noncontrolling interest — continuing operations	(2.5)	(0.4)%	(5.1)	(0.6)%
Less: net earnings attributable to the noncontrolling interest — discontinued operations	(0.2)	—	(0.3)	—

Net earnings attributable to ESCO shareholders	$18.4	2.7%	$31.2	3.3%

(1) ESOP non-cash compensation expense included in these line items is as follows:
Cost of goods sold	$11.1	1.6%	$14.0	1.5%
Selling and administrative expenses	5.4	0.8%	6.3	0.7%

Total	$16.5	2.4%	$20.3	2.2%

	Year ended
Statement of Earnings Data (dollars in millions)	December 31, 2009	December 26, 2008	$ Change	% Change
Net sales	$680.4	$939.9	$(259.5)	(27.6)%
Cost of goods sold(1)	507.1	724.9	(217.8)	(30.0)%
Gross profit	173.3	215.0	(41.7)	(19.4)%
Selling and administrative expenses(1)	112.5	132.7	(20.2)	(15.2)%
Restructuring and other	6.4	1.8	4.6	255.6%

Operating profit	54.4	80.5	(26.1)	(32.4)%
Interest expense, net	26.2	26.7	(0.5)	(1.9)%
Other (income) expense, net	(1.1)	4.3	(5.4)	(125.6)%

Earnings from continuing operations before income taxes	29.3	49.5	(20.2)	(40.8)%
Income tax expense	8.5	13.3	(4.8)	(36.1)%

Earnings from continuing operations, net of tax	20.8	36.2	(15.4)	(42.5)%
Earnings from discontinued operations, net of tax	0.3	0.4	(0.1)	(25.0)%

Net earnings	21.1	36.6	(15.5)	(42.3)%
Less: net earnings attributable to the noncontrolling interest — continuing operations	(2.5)	(5.1)	2.6	(51.0)%
Less: net earnings attributable to the noncontrolling interest — discontinued operations	(0.2)	(0.3)	0.1	(33.3)%

Net earnings attributable to ESCO shareholders	$18.4	$31.2	$(12.8)	(41.0)%

(1) ESOP non-cash compensation expense included in these line items is as follows:
Cost of goods sold	$11.1	$14.0	$(2.9)	(20.7)%
Selling and administrative expenses	5.4	6.3	(0.9)	(14.3)%

Total	$16.5	$20.3	$(3.8)	(18.7)%

Net sales

(dollars in millions)	2009	2008	$ Change	% Change
Net Sales	$680.4	$939.9	$(259.5)	(27.6)%
EPG	$530.5	$752.0	$(221.5)	(29.5)%
TTG	$149.9	$187.9	$(38.0)	(20.2)%

          For 2009, net sales decreased $259.5 million, or 27.6%, to $680.4 million from $939.9 million for 2008. The decrease in net sales was principally driven by the recession and the supply chain destocking that began in the third quarter of 2008. EPG and TTG respectively represented 78% and 22% of our net sales in 2009 and 80% and 20% of our net sales for 2008.

          EPG.    Net sales decreased $221.5 million, or 29.5%, to $530.5 million for 2009 from $752.0 million for 2008. The decrease in net sales was due to the global economic crisis that began in the third quarter of 2008 and continued throughout 2009 that reduced demand for EPG products. The $221.5 million decrease was composed of a $110.3 million, or 25.7%, decrease in mining sales across all geographies; a $85.6 million, or 33.5%, decrease in infrastructure development product sales; and a $25.6 million, or 37.7%, decrease in industrial product sales. Included in these decreases is the net effect of unfavorable foreign exchange of $17.0 million on net sales and pricing increases of $14.2 million.

          TTG.    Net sales decreased $38.0 million, or 20.2%, to $149.9 million for 2009 from $187.9 million for 2008. The decrease was composed of decreases of $12.8 million in IGT sales,

$7.3 million in industrial/other and $17.9 million in aerospace. The decreases were the result of the recession and late cycle destocking.

Gross profit

(dollars in millions)	2009	% of Net Sales	2008	% of Net Sales	$ Change	% Change
Gross Profit	$173.3	25.5%	$215.0	22.9%	$(41.7)	(19.4)%
EPG	$154.1	29.0%	$196.5	26.1%	$(42.4)	(21.6)%
TTG	$30.4	20.3%	$32.5	17.3%	$(2.1)	(6.5)%
Other	$(11.2)		$(14.0)		$2.8	20.0%

          Gross profit decreased $41.7 million, or 19.4%, to $173.3 million in 2009 from $215.0 million for 2008. Gross profit as a percentage of net sales increased to 25.5% for 2009 from 22.9% for 2008. Excluding ESOP non-cash compensation expense of $11.1 million in 2009 and $14.0 million in 2008, gross profit as a percentage of net sales also increased to 27.1% for 2009 from 24.4% for 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction and containment measures taken early in the year in response to the global reduction in demand caused by the economic crisis, firm market pricing, lower raw material costs and a $2.9 million LIFO decrement. This decrement was the effect of reduced inventories in 2009, resulting in a liquidation of LIFO inventory carried at the lower costs prevailing in prior years than the cost of 2009 purchases.

          EPG.    Gross profit decreased $42.4 million, or 21.6%, to $154.1 million in 2009 from $196.5 million in 2008, primarily as a result of reduced volumes that negatively impacted our manufacturing cost base. EPG's gross profit margin increased to 29.0% from 26.1% as a result of lower input commodity costs during the year and pricing increases of $14.2 million.

          TTG.    Gross profit decreased $2.1 million, or 6.5%, to $30.4 million in 2009 from $32.5 million in 2008. The primary driver was sales volume reduction.

Selling and administrative expenses

(dollars in millions)	2009	% of Net Sales	2008	% of Net Sales	$ Change	% Change
Selling and Administrative	$112.5	16.5%	$132.7	14.1%	$(20.2)	(15.2)%
EPG	$81.6	15.4%	$92.4	12.3%	$(10.8)	(11.7)%
TTG	$15.8	10.5%	$18.5	9.8%	$(2.7)	(14.6)%
Other	$15.1		$21.8		$(6.7)	(30.7)%

          Selling and administrative expenses decreased $20.2 million, or 15.2%, to $112.5 million in 2009 from $132.7 million in 2008. Selling and administrative expenses as a percentage of net sales increased to 16.5% for 2009 from 14.1% for 2008. ESOP non-cash compensation expense contributed $5.4 million and $6.3 million to selling and administrative expenses for 2009 and 2008, respectively. Excluding these charges, selling and administrative expenses decreased $19.2 million, or 15.2%, for 2009 over 2008 and, as a percentage of net sales, selling and administrative expenses increased to 15.8% for 2009 from 13.4% in 2008. The compensation expense effect of SARs on selling and administrative expenses during 2009 was negligible due to then-current market conditions and results that negatively affected the fair value of the Legacy Class A Common Stock.

          EPG.    Selling and administrative expenses decreased $10.8 million, or 11.7%, to $81.6 million in 2009 from $92.4 million in 2008. The decrease in selling and administrative expenses in EPG for 2009 was due to cost reductions, including workforce reductions, undertaken as part of our response to the global economic crisis and generally less favorable market conditions.

          TTG.    Selling and administrative expenses decreased $2.7 million, or 14.6%, to $15.8 million in 2009 from $18.5 million in 2008. The decrease in selling and administrative expenses in TTG for 2009 was due to cost reductions, including workforce reductions, undertaken as part of our response to the global economic crisis and generally less favorable market conditions.

          Other.    Selling and administrative expenses decreased $6.7 million, or 30.7%, to $15.1 million in 2009 from $21.8 million in 2008 primarily due to favorable swings in unrealized gain in our long-term investment assets.

Restructuring and other

          In 2009, we incurred $6.3 million of restructuring costs associated with the shutdown of our West Jordan, Utah blades facility and our Saskatoon, Saskatchewan foundry, and layoff and severance costs. Restructuring activity in 2008 included $1.8 million of restructuring costs associated with severance costs resulting from our reduction in force due to economic conditions, the closure of our West Jordan, Utah plant and curtailment costs related to freezing benefits for our U.S. defined benefit plans.

Operating profit

(dollars in millions)	2009	% of Net Sales	2008	% of Net Sales	$ Change	% Change
Operating Profit	$54.4	8.0%	$80.5	8.6%	$(26.1)	(32.4)%
EPG	$72.5	13.7%	$104.1	13.8%	$(31.6)	(30.4)%
TTG	$14.6	9.7%	$14.0	7.5%	$0.6	4.3%
Other	$(32.7)		$(37.6)		$4.9	13.0%

          EPG.    Operating profit decreased 30.4% to $72.5 million, or 13.7% of net sales, for 2009 from $104.1 million, or 13.8% of net sales, for 2008. The lower operating profit was driven by decreased sales volumes in 2009 and was partially offset by lower raw material costs, market pricing discipline and cost reduction and containment measures taken in the year.

          TTG.    Operating profit increased to $14.6 million, or 9.7% of net sales, for 2009 from $14.0 million, or 7.5% of net sales, for 2008. The increase in operating profit in actual dollars and as a percentage of net sales was driven by cost reduction measures, lower alloy costs and pricing increases of $0.3 million.

Interest expense, net

          Interest expense, net was $26.2 million for 2009 compared to $26.7 million for 2008. The lower net interest expense was due to the lower average variable rate of 4.8% in 2009 compared to 7.1% in 2008 on then outstanding floating rate senior notes, partially offset by $1.7 million lower interest income on our invested cash funds due to lower interest rates.

Income tax expense

          The effective tax rate from continuing operations was 29.0% for 2009 compared to 26.9% for 2008. The effective tax rate was higher for 2009 due primarily to a higher percentage of income earned in the United States than in 2008, which is taxed at a higher rate than income earned in foreign jurisdictions, and reduced foreign tax credits earned during the year.

Other expense (income)

          For 2009, we had other income due to foreign exchange gains on settlement of our foreign currency denominated accounts receivable and accounts payable partially offset by a $0.3 million insurance claim retention expense. For 2008, we had other expense due to foreign exchange losses on settlement of our foreign currency denominated accounts receivable and accounts payable partially offset by a $0.3 million insurance claim retention expense.

Noncontrolling interest

          Noncontrolling interest reflects the net after tax profits in our less than 100%-owned subsidiary companies allocable to the non-ESCO shareholders. Noncontrolling interest was $2.5 million in 2009 compared to $5.1 million in 2008 due to our purchase in May 2009 of the remaining 40% interest in Soldering.

Quarterly Operating Results

          The following unaudited quarterly financial data for the nine quarters ended March 31, 2011 have been prepared on a basis consistent with our audited consolidated annual financial statements, and in management's opinion, include all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The period-to-period comparison of financial results is not necessarily indicative of future results. You should read this data together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Quarter ended
	March 31, 2011		December 31, 2010			September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009		March 31, 2009
(dollars in millions)	$	% of net sales	$		% of net sales	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net sales	253.8	100.0%	234.9		100.0%	228.1	100.0%	201.2	100.0%	185.3	100.0%	177.9	100.0%	159.2	100.0%	161.9	100.0%	181.4	100.0%
Gross profit	70.5	27.8%	59.4		25.3%	59.0	25.9%	55.1	27.4%	49.1	26.5%	48.0	27.0%	38.3	24.1%	42.9	26.5%	44.1	24.3%
Selling and administrative expenses (including restructuring)	46.7	18.4%	49.2		20.9%	32.9	14.4%	35.0	17.4%	31.5	17.0%	35.7	20.0%	26.1	16.4%	27.3	16.9%	29.8	16.4%
Operating profit	23.8	9.4%	10.2		4.3%	26.1	11.4%	20.1	10.0%	17.6	9.5%	12.3	6.9%	12.2	7.7%	15.6	9.7%	14.3	7.9%
Net earnings (loss) attributable to ESCO shareholders	12.9	5.1%	(2.4)	(a),(b)	(1.0)%	11.8	5.2%	8.7	4.3%	6.0	3.2%	3.2	1.8%	4.3	2.7%	6.7	4.2%	4.2	2.3%
Adjusted net earnings from continuing operations(c)	18.5	7.3%	13.9		5.9%	14.7	6.4%	11.6	5.8%	8.6	4.6%	5.7	3.2%	7.0	4.4%	9.3	5.7%	7.1	3.9%
Adjusted EBITDA(d)	39.5	15.6%	31.5		13.4%	35.8	15.7%	32.7	16.2%	27.8	15.0%	22.9	12.9%	22.8	14.3%	26.1	16.1%	27.8	15.3%

(a)
The net loss in the fourth quarter is attributable to our debt refinancing expense of $13.0 million, a mark to market on our SARs expense of $6.9 million and a $2.6 million provision to remove an accumulation of solid waste at a Canadian facility. The debt refinancing expense was $13.0 million, which consisted of $8.6 million call premium and $4.4 million acceleration of our unamortized expenses associated with our 2006 bond offering and asset-backed line of credit.

(b)
This reflects a mark to market adjustment on our cash settlement SARs awards due to improved markets and forecasts. In 2011, we changed our SARs long-term incentive program to feature a stock settlement grant rather than a cash settlement grant. 92.6% of our existing cash settled SARs were converted to stock settled SARs in 2011. The mark to market liability accounting for those SARs will not occur after the first quarter of 2011. Additional expense on our long-term cash incentives awards also affected fourth quarter results. Combined, the net impact was $9.2 million in the fourth quarter of 2010. Our 2011 long-term incentive awards incentive program is an equity awards program.

(c)
Adjusted net earnings from continuing operations is a non-GAAP measure. We have included adjusted net earnings in this prospectus because it represents a basis upon which our management assesses financial performance and may provide a more complete understanding of the factors and trends affecting our business. See "Selected Consolidated Financial and Other Data" and the reconciliation to net earnings (loss) from continuing operations attributable to ESCO shareholders below.

Adjusted Net Earnings Reconciliation

	Quarter ended
(dollars in millions)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Net earnings (loss) from continuing operations attributable to ESCO shareholders	$12.9	$(2.4)	$11.8	$8.7	$6.0	$3.2	$4.3	$6.6	$4.2
Loss on early extinguishment of debt, net of tax	—	8.5	—	—	—	—	—	—	—
Mark to market on SARs expense, net of tax	2.3	4.5	0.3	0.2	—	—	—	—	—
ESOP non-cash compensation expense, net of tax	3.3	3.3	2.6	2.7	2.6	2.5	2.7	2.7	2.9

Adjusted net earnings from continuing operations	$18.5	$13.9	$14.7	$11.6	$8.6	$5.7	$7.0	$9.3	$7.1

(d)
Adjusted EBITDA is a non-GAAP measure. See "Selected Consolidated Financial and Other Data" and the reconciliation to earnings from continuing operations, net of tax below.

Adjusted EBITDA Reconciliation

	Quarter ended
(dollars in millions)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Earnings from continuing operations, net of tax	$14.4	$(1.3)	$13.2	$9.6	$7.1	$4.4	$4.7	$7.0	$4.7
Add/(Subtract):
Interest (net) and loss on early extinguishment of debt	3.1	17.9	6.1	6.3	6.4	6.4	6.6	6.3	6.9
Income tax expense (benefit)	7.4	(5.3)	7.3	3.7	3.7	1.6	1.9	2.2	2.8
Depreciation and amortization	7.8	7.6	6.8	6.5	6.5	6.4	6.3	6.2	6.2
Non-operating expense (income)	(1.1)	(1.1)	(0.6)	0.5	0.5	(0.1)	(1.0)	—	0.1
ESOP non-cash compensation expense	5.1	5.1	4.1	4.2	4.0	3.8	4.2	4.1	4.4
Mark to market on SARs expense	3.5	6.9	0.5	0.3	—	—	—	—	—
Unrealized (gains) losses on long term investments	(0.7)	(1.2)	(1.6)	1.5	(0.6)	(0.5)	(1.6)	(1.5)	0.8
Restructuring and other	—	2.9	—	0.1	0.3	0.9	1.7	1.8	2.0

Adjusted EBITDA	$39.5	$31.5	$35.8	$32.7	$27.8	$22.9	$22.8	$26.1	$27.8

          Our operations are not significantly affected by seasonality. For a discussion of trends affecting our results of operations, see "— Trends, Opportunities and Challenges — Recent Activity".

Liquidity and Capital Resources

          Our principal sources of liquidity include cash provided by operations, existing cash and cash equivalents, and our revolving credit facility. At March 31, 2011, we had $81.1 million of cash and cash equivalents and $271.9 million available under our revolving credit facility, net of outstanding letters of credit. Based upon our current and planned level of operations, we believe these sources of liquidity are sufficient to fund our operations and contractual obligations for at least the next 12 months.

          Both our liquidity and access to additional capital improved in 2010. We internally funded $35.3 million in debt reduction, $13.7 million in debt issuance costs and premium paid on early debt extinguishment, $33.8 million (net of cash acquired) in acquisition consideration and $26.9 million in shareholder dividends while our cash balance remained strong at $114.1 million at December 31, 2010. We refinanced our senior notes with a new credit facility, which, had it been in place during 2010, would have reduced our annual interest expense by approximately $11.0 million in 2010.

	Fiscal quarter ended		Fiscal year ended
(dollars in millions)	March 31, 2011	March 31, 2010	December 31, 2010	December 31, 2009	December 26, 2008
Earnings from continuing operations, net of tax	$14.4	$7.1	$28.6	$20.8	$36.2
Depreciation and amortization	8.0	6.9	29.2	26.8	25.9
ESOP non-cash compensation and SARs expense	8.9	4.0	24.9	16.5	20.2
Changes in operating assets and liabilities	(39.2)	(0.3)	(13.6)	28.9	7.8
Other	2.5	—	9.2	(4.4)	(2.6)
Discontinued operations	—	—	—	0.2	1.0

Net cash provided by operating activities	$(5.4)	$17.7	$78.3	$88.8	$88.5

Capital expenditures	$(8.7)	$(2.7)	$(20.5)	$(14.1)	$(29.7)
Business acquisitions	(8.2)	—	(33.8)	(0.2)	0
Other	(5.3)	(3.6)	(2.4)	9.4	(6.7)
Discontinued operations	—	—	—	(0.3)	(1.1)

Net cash used in investing activities	$(22.2)	$(6.3)	$(56.7)	$(5.2)	$(37.5)

Proceeds from debt issuance	$1.9	$—	$271.4	$2.7	$1.5
Payments on debt	(4.1)	(0.3)	(306.7)	(6.5)	(4.0)
Dividends paid	(2.2)	(11.2)	(26.9)	(26.1)	(14.6)
Other	(0.1)	(0.2)	(14.3)	(2.1)	(0.7)

Net cash used in financing activities	$(4.5)	$(11.7)	$(76.5)	$(32.0)	$(17.8)

Working Capital and Cash Flow

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010.

          Cash Used by Operating Activities.    Cash used by operating activities during the first quarter of 2011 was $5.4 million compared to $17.7 million cash provided by operating activities during the first quarter of 2010. Net earnings plus non-cash items of $14.4 million provided net cash of $33.8 million in the first quarter of 2011. These operating cash inflows were offset by $39.2 million used to support higher sales levels, including a $13.2 million net increase in trade receivables, a $19.5 million net increase in inventories and a $4.9 million net decrease in accounts payable, accrued expense and other. The increase in cash used by operating activities in the first quarter of 2011 compared to the same period in 2010 was primarily due to increased working capital to support increased sales levels. The decrease in accounts payable, accrued expenses and other reflects our U.S. pension contribution in the first quarter of 2011.

          Cash Used in Investing Activities.    Cash used in investing activities during the first quarter of 2011 was $22.2 million compared to $6.3 million during the first quarter of 2010. In the 2011 period, cash used was primarily for purchases of property, plant and equipment of $8.7 million, business acquisitions (net of cash acquired) of $8.2 million, investment in an unconsolidated affiliate of $4.0 million and increases in other assets of $1.3 million. The increase in the first quarter of 2011 compared to the same period in 2010 was due to increased capital expenditures, our acquisition of a distributor in Wyoming and additional investment in our Chilean joint venture.

          Cash Used in Financing Activities.    Cash used for financing activities during the first quarter of 2011 was $4.5 million compared to $11.7 million during the first quarter of 2010. The difference was primarily due to payment in the first quarter of 2010 of a dividend and no dividend payment to our Legacy Class A Common Stock holders in the first quarter of 2011. (We paid a dividend in

December 2010 due to uncertainty regarding tax changes that could have affected shareholders if the dividend had been paid in 2011.) In the first quarter of 2011, cash used consisted primarily of $4.1 million of debt payments and $2.2 million of dividend payments to our noncontrolling interests, partially offset by $1.9 million of proceeds from debt financing.

2010 Compared to 2009

          Cash Provided by Operating Activities.    Cash provided by operating activities for 2010 was $78.3 million compared to $88.8 million for 2009. The decrease was primarily due to increased use of working capital in 2010 to support the increased sales and production levels in EPG.

          The year-over-year change of $42.5 million in our operating assets and liabilities is due to an increase of $13.6 million in 2010 due to an increased need for working capital caused by increased sales and production levels in EPG compared to a decrease of $28.9 million in 2009 that was the result of decreased sales. The year-over-year change of $8.4 million in non-cash ESOP compensation and SARs expense was due to improvement in our operating performance, which increased the fair value of our Class C Preferred Stock and Class A Common Stock.

          The year-over-year change of $13.6 million in "other" category in the net cash provided by operating activities is due primarily to the loss on early extinguishment of debt in 2010.

          Cash Used in Investing Activities.    Cash used in investing activities increased $51.5 million in 2010 to $56.7 million compared to $5.2 million in 2009. This increase was driven by our 2010 acquisitions of the Engineering and Mining Products divisions of Swift Group Holdings Pty Ltd and Austcast Pty Ltd. for an aggregate purchase price of $33.8 million (net of cash acquired). $2.4 million of other net cash used in investing activities in 2010 related to investments in our Chilean joint venture. No investment was made in the joint venture in 2009. Capital expenditures in 2010 increased to $20.5 million from $14.1 million in 2009 as we returned to normal capital expenditure levels. In 2009, we made only those capital expenditures we believed were critical for maintaining our facilities.

          Cash Used in Financing Activities.    Cash used in financing activities increased $44.5 million in 2010 compared to 2009. The increase was primarily a result of net pay down of debt of $35.3 million in 2010 compared to $3.8 million in 2009, and refinancing costs of $13.7 million in 2010.

2009 Compared to 2008

          Cash Provided by Operating Activities.    Cash provided by operating activities for 2009 was $88.8 million compared to $88.5 million for 2008. The slight increase was due to lower working capital requirements required to support lower sales and production in 2008, which was partially offset by the decline in net earnings from continuing operations in 2009.

          Cash Used in Investing Activities.    Cash used in investing activities was $5.2 million in 2009 compared to $37.5 million in 2008. Other net cash used in investing activities in 2009 was the beginning cash balance of a previously unconsolidated affiliate that we included in our consolidated accounts. Other net cash used in investing activities in 2008 was $6.2 million and related to investment in our Chilean joint venture. No investment was made in the joint venture in 2009. In addition, during 2009, we reduced our capital expenditures to a maintenance level in line with our focus on protecting margin, liquidity and cash flow. Capital expenditures totaled $14.1 million during 2009 and $29.7 million during 2008.

          Cash Used in Financing Activities.    Cash used for financing activities, which is primarily cash dividends paid and payments on long-term debt for 2009, was $32.0 million compared to $17.8 million for 2008. The majority of the increase was due to a $10.4 million dividend paid to the noncontrolling shareholder of ESCO Soldering prior to our purchase of the shareholder's 40% equity interest in May 2009.

Capital expenditure commitments

          On July 13, 2007, we entered into a 50/50 joint venture (JV) agreement with our Chilean licensee, Compañía Electro Metalurgica S.A. (Elecmetal), to build an EPG foundry in Chile scheduled to be operational in 2012. The JV will supply wear parts exclusively to Elecmetal for sale in Chile and to us for sales into other countries in South America and elsewhere. We delayed the foundry's construction during the 2009 economic downturn and restarted construction in 2010. As a result of the delay, the increased demand for construction resources in Chile and new building codes following the 2009 Chilean earthquake, the foundry's construction costs have increased an estimated 40% from the 2007 start of the project. Construction of the foundry is estimated to cost approximately $76 million, $48.0 million of which will be funded equally by us and Elecmetal ($24.0 million each). The remaining 40% will be financed by a construction loan that will convert to a seven-year term loan at completion of the foundry. The loan is secured by property, equipment and standby letters of credit in the amount at December 31, 2010 of $7.6 million from each of us and Elecmetal. We have funded $8.8 million through December 31, 2010 and will fund the remaining $15.2 million of the estimated costs in 2011.

Pension Plan and Post-Retirement Benefits

          We have various pension and other post-retirement plans, including defined benefit and defined contribution plans that cover most employees worldwide. The defined benefit pension plans for most salaried employees provide pension benefits that are based on years of service and the average of the employee's earnings, as defined. Plans for hourly employees generally provide benefits of stated amounts based on years of service. The amount and timing of our contributions to the plans are determined in consultation with plan actuaries based on legal requirements. Funding-related assumptions include projected salary increases, employment trends, mortality assumption and expected investment returns. We adjust contributions based on actual experience with accruals, payments and forfeitures of benefits, ages of participants and investment results. We froze our U.S. defined benefit pension plan effective December 31, 2008.

          Our defined benefit post-retirement plan provides medical coverage for certain employees. We do not fund retiree health care benefits in advance, and we have the right to modify this plan in the future. For employees retiring before 1993, our contribution toward the cost of coverage will increase to reflect plan experience, but will not increase more than 5% per year. For employees retiring after 1992, our contribution is fixed in the year of retirement and does not change over the life of the participant. The amount of employer contribution, however, depends on the year of retirement. For retirements in 2000 and after, there is no employer contribution toward the program.

          The difference between a plan's funded status and the balance sheet position is recognized, net of tax, as a component of Accumulated Other Comprehensive Income. See Note 12 of Notes to Consolidated Financial Statements for the period ended March 31, 2011.

          The table below sets forth information for our benefit plans, including our defined benefit plan in the U.S., our Supplemental Executive Retirement Plan, and our benefit plans for our Canadian subsidiary (ESCO Ltd.), as of December 31, 2010.

	Pension Plan
				Other Plans
		ESCO Ltd National	ESCO Ltd Hourly
	ESCO			Ret Med	SERP
Projected Benefit Obligation	138,896,048	46,622,662	10,314,031	1,109,282	16,132,893
Fair value of plan assets	107,857,668	42,630,263	11,123,112	—	—
Net periodic postretirement benefit cost	1,946,272	2,059,809	414,837	61,110	958,093
Accumulated Benefit Obligation	138,823,575	40,163,016	10,314,031	1,109,282	16,132,893
Rates used to calculate obligation	ESCO US			Ret Med	SERP
Discount rate	5.77%	5.60%	5.60%	5.77%	5.77%
Future compensation levels	3.75%	3.50%	3.50%
Rates used to calculate pension costs	ESCO US			Ret Med	SERP
Discount rate	6.00%	6.50%	6.50%	6.00%	6.00%
Return on assets	7.00%	7.25%	7.25%
Future compensation levels	3.75%	3.50%	3.50%

Description of Indebtedness

Credit Agreement

          On November 18, 2010, we entered into a credit agreement with a bank syndicate led by Bank of America, N.A., which includes a $200 million term loan facility and a revolving credit facility of up to $350 million. It also permits letters of credit with sublimits of up to $50 million and swing line loans with sublimits of up to $25 million. Subject to the terms of the credit agreement, we may request an increase in the revolving credit facility of up to $100 million on the same terms. If we request an increase, the increase must be a minimum of $10 million.

          We used the proceeds from the credit agreement to pay off our floating rate senior notes and 8.625% senior notes, which we issued in 2006.

          The interest rate on our loans is calculated based on LIBOR or a base rate, plus a margin rate depending on our consolidated net leverage ratio. The base rate is the highest of (a) the federal funds rate plus 0.50%, (b) the publicly announced Bank of America "prime rate" and (c) the rate for the LIBOR-based rate loans plus 1%. Consolidated net leverage ratio is the ratio of (a) funded debt less the sum of our unencumbered cash and cash equivalents greater than $20 million to (b) consolidated Adjusted EBITDA for the most recently completed four quarters. In addition, we pay a quarterly unused commitment fee equal to 0.375% of the unused portion of the revolving credit facility.

          At March 31, 2011, we had availability under our credit facility of $271.9 million, net of $13.1 million in outstanding letters of credit and $65.0 million drawn under the facility.

          Our obligations under the credit agreement are secured by a lien on substantially all of our assets and by a pledge of the stock in our directly held subsidiaries.

          At March 31, 2011, we were in compliance with our covenants under the facility.

Contractual Obligations

          We are obligated to make future payments under various contracts such as debt agreements and leases. The following table sets forth our contractual obligations as of December 31, 2010.

	Payments Due
(in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations	$200.2	$10.0	$20.1	$170.1	$—
Interest on long-term debt	14.1	5.1	4.8	4.2	—
Operating lease obligations	18.6	5.1	4.0	3.0	6.5
Capital lease obligations	2.8	1.5	1.2	0.1	—
Chilean foundry construction obligations	15.2	15.2	—	—	—
Pension plan obligation(1)	14.5	14.5

	$265.4	$51.4	$30.1	$177.4	$6.5

(1)
We intend to contribute an aggregate of $14.5 million to our pension plans in 2011. Because we are unable to estimate our aggregate pension plan obligations in future years, we did not otherwise include those pension plan obligations in the table above. We estimate that we will be required to make the following minimum pension contributions in 2011: $1.1 million per year under our POHO Hourly and $3.7 million per year million under the Canadian National plan. Actual contributions to the plans will depend on the actual membership (for the POHO Hourly Plan) and payroll (for the National Plan) for each year. In 2013, our contribution level for those two plans will change and will not be determined until the next tri-annual valuation is completed at December 31, 2012. The December 31, 2012 valuation will determine our contribution levels under those plans for 2013 through 2015. We estimate our contribution under our U.S. pension plan will be $9.7 million in 2011, of which we have already contributed $7.4 million. We expect to make the remaining contribution in October 2011. We cannot determine our contributions under the U.S. pension plan after 2011 because the contribution amount is calculated based on factors that have not yet been determined, including our return on assets, the discount rate for our liabilities and any changes in the Pension Protection Act. We froze our U.S. defined benefit pension plan, U.S. pension plan and Supplemental Executive Retirement Plan effective December 31, 2008, except for a small group of older employees accruing transition benefits.

          As of December 31, 2010, we recorded liabilities for tax uncertainties of $0.78 million under ASC 740-10 (formerly, FIN 48). We classified $0.44 million of this amount, which related to state income tax risk, as short-term because we expect it to be resolved within one year. We expect the remaining $0.34 million to be resolved within two to five years. Because we are not able to determine the portion of the liability that will result in actual payments, we did not include these amounts in the above table.

          We may be obligated to purchase Legacy Class A Common Stock under our restated stock transfer restriction agreements (RSTRAs) and stock purchase agreements (SPA) to the extent shareholders subject to those agreements tender their shares to us for repurchase. We are unable to estimate the amount or timing of payment under the RSTRAs or SPAs and, as a result, we did not include our repurchase obligations under those agreements in the table above. With respect to the RSTRAs, the timing of payment depends on the date of the shareholder's death, disability or retirement and the amount of payment depends on the fair value of the shares at the time of exercise. With respect to the SPAs, the timing of payment depends on the date the shareholder dies or terminates employment, and the amount is calculated based on adjusted book value. Shareholders holding 161,730 shares, pre-split, or approximately 97% of the shares subject to the RSTRAs or SPAs, have agreed to terminate those agreements upon completion of the offering made by this prospectus. Our repurchase obligations under the RSTRAs and SPAs that are not terminated upon completion of the offering will terminate, with respect to a given shareholder, upon the conversion of that holder's shares into Class A Common Stock, which will occur no later than

360 days after the date of this prospectus. See "Description of Capital Stock — Shareholder Agreements."

          We may be required to pay contingent consideration on October 15, 2011 in connection with our acquisition of Austcast Pty Ltd of up to $1.5 million. The amount of payment, which is not included in the table above, depends on the completion of tooling builds during a measurement period of April 1, 2011 through September 30, 2011. Although not determinable, our financial statements reflect the full payment of the contingent consideration.

Off-Balance Sheet Arrangements

          At March 31, 2011, we had outstanding a $7.6 million standby letter of credit to secure construction loan obligations of our unconsolidated Chilean joint venture entity. See "— Liquidity and Capital Resources — Capital expenditure commitments". Other than this, we have no off-balance sheet arrangements as that term is defined by SEC regulations.

Critical Accounting Policies and Estimates

          The preparation of our consolidated financial statements in accordance with generally accepted accounting principles is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. This requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and their related disclosures. Our estimates and judgments are based on historical experience and various assumptions that we believe to be reasonable. Actual results could differ from our estimates and assumptions, and any differences could be material to our consolidated financial statements. We consider the accounting policies discussed below to be critical to the understanding of our financial statements.

Revenue Recognition

          We recognize net sales on customer and distributor sales when persuasive evidence of an arrangement exists, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally pass to the customer at the time product is transferred to a common carrier. We have allowances for product returns and cash discounts which are calculated based on historical experience.

          Our EPG parts return policy allows certain distributors to return product with a value of credit up to 4% of their net purchases during the previous calendar year for certain approved products. Returned items are generally accepted if they were purchased during the previous two calendar years or the current calendar year and the distributor's account with us is current. The value of the credit will be the distributor's lowest purchase price for that part during the previous two calendar years or the current calendar year, less a 10% restocking charge, and returned parts must be in saleable condition. From EPG customers other than distributors, we may approve returns if permitted under the customer contract. In each of 2009 and 2010, we experienced total EPG product returns of approximately 0.57% of net sales, and we accrue a reserve at this level. We review the reserve each quarter and adjust it as necessary. Our agreements with EPG distributors, do not contain price protection or repurchase provisions.

          We have arrangements with some EPG distributors and customers, based on sales levels during a specified period, under which we pay rebates to those distributors and customers. These rebates are accrued each month as an offset to net sales, reviewed quarterly and adjusted as necessary.

          We review each quarter discounts granted to TTG customers. Discount amounts are annualized and subsequently a 'Discounts per Day' figure is calculated. 15 days of outstanding discounts are estimated and booked as a reserve. Because TTG sales returns have historically been infrequent and immaterial, we do not carry a sales return accrual for TTG returns.

          We have licensee agreements under which we receive royalty revenue. Royalty revenue is accounted for based on royalty percentages of actual sales by licensees. We receive payments from each of our licensees every two months covering licensee sales for a prior two month period. Included with these payments is a report from the licensee disclosing the licensee sales and related royalty calculation which supports the royalty payment amount. We estimate and record projected royalty revenue on an accrual basis as it is earned and subsequently adjust our net sales for the period to the amount of actual royalty income received from that licensee during the quarter. The difference between the amounts accrued and the amounts reported by the licensees has historically not been material.

Trade Receivables

          Trade receivables, reduced by an allowance for doubtful accounts, are recorded at the invoiced amount less discounts and do not bear interest. The collectability of trade receivable balances is regularly evaluated based on a combination of factors such as customer credit-worthiness, past transaction history with the customer, economic industry trends and changes in customer payment terms. If we become aware of circumstances that may impair a specific customer's ability to meet its financial obligations, a specific reserve is recorded to reduce the related receivable to the amount expected to be recovered. For all other trade receivable balances we maintain a reserve that is based on our historical uncollectible accounts as a percentage of net sales.

Inventories

          Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out method (LIFO) at ESCO Corporation and one of its U.S. subsidiaries. Cost is determined using the first-in, first-out method (FIFO) or average cost method for all other subsidiaries of ESCO. Cost of inventory includes raw materials, employee compensation and benefits, outside processing, depreciation of manufacturing machinery and equipment, operating supplies and manufacturing overhead directly attributable to the manufacturing of goods.

          Inventories with quantities on hand that have not been sold during the prior 12 months or are in excess of forecasted usage are reviewed quarterly for obsolescence by operations personnel. We evaluate the value of our inventory quarterly based on a combination of factors including, but not limited to, the following: forecasted sales or usage, historical usage rates, future selling prices, product end-of-life dates, estimated current and future market values and new product introductions. If we determine we have obsolete inventory in excess of our reserve for obsolete inventory, a charge equal to the book value of this excess inventory would increase our cost of goods sold and decrease our operating profit.

Goodwill and Long-Lived Assets

          In accordance with ASC 350-20-35, we assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. We determine our reporting units by first identifying our operating segments and then assessing whether any component of these segments constitutes a business for which discrete financial information is available and the operating results of which are regularly reviewed by the segment management.

          We aggregate components that have similar economic characteristics within an operating segment. For our annual impairment assessment, we have identified our reporting units to be two operating segments: EPG and TTG. For each of these operating segments, all components exhibit similar economic characteristics, such as the nature of the business, customers, revenue streams and production processes.

          Goodwill is tested for impairment annually or more frequently if an indicator of impairment exists. We conduct that impairment testing at the end of May after completing our annual strategic planning process. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition or slower growth rates, among others. It is important to note that fair values that could be realized in an actual transaction may differ from those used to evaluate the potential impairment of goodwill. Goodwill is allocated among and evaluated for impairment at the reporting unit level. For our company, a reporting unit is defined as an operating segment.

          The evaluation of impairment involves the comparison of the fair value of each reporting unit to its carrying value, including goodwill. We use a discounted cash flow ("DCF") model as well as a comparison to peer company multiples to estimate the fair value of our reporting units when testing for impairment, as management believes these methods are the best indicators of such fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market share, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate and working capital changes. Our reporting units' fair value has historically been significantly above their carrying values. In the event the estimated fair value of a reporting unit is less than the carrying value, additional analysis would be required. The additional analysis would compare the carrying amount of the reporting unit's goodwill with the implied fair value of that goodwill. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of that unit as if the reporting unit was acquired in a business combination and the fair value of the reporting unit represented the purchase price. If the value of goodwill exceeds its implied fair value, an impairment loss equal to such excess would be recognized, which could significantly and adversely impact reported results of operations and stockholders' equity.

          Long-lived assets, principally property, equipment and identifiable definite-lived intangibles, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. We evaluate recoverability of assets by comparing the carrying amount of the asset to estimated future net undiscounted cash flows generated by the asset. If such assets are considered not to be recoverable, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

          Significant judgment is required in determining income tax provisions as well as deferred tax asset and liability balances, including the estimation of valuation allowances and the evaluation of uncertain tax positions. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, we have considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty, and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets. Historically, changes to valuation allowances have been caused by major changes in the business cycle in certain countries, and the associated profitability in our business, and changes in local country law. The ultimate realization of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

          Our income tax provision is determined using the asset and liability approach of accounting for incomes taxes. Under this approach, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates expected to apply in future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The provision for income taxes represents income taxes paid or payable for the year plus the change in deferred taxes during the year. Valuation allowances based on our judgments and estimates are established when necessary to reduce deferred tax assets to the amount expected to be realized based on expected future operating results and available tax alternatives. Our estimates are based on facts and circumstances in existence as well as interpretations of existing tax regulations and laws applied to the facts and circumstances.

          We are subject to income taxes in the United States and numerous foreign jurisdictions and as a result, we are subject to the jurisdiction of numerous domestic and foreign tax authorities. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of deductions; permissible revenue recognition methods under the tax law; and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties; foreign currency exchange restrictions; or our level of operations or profitability in each taxing jurisdiction could have an impact on the amount of income taxes that we incur during any given year.

Share-Based Compensation, Accounting Effects of Our SARs and ESOP, and Share Valuation

Grants of equity awards

          We have adopted the provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation-Stock Compensation. This guidance generally requires that compensation expense be determined based on the grant date fair value of the share-based compensation awards and that the expense be recognized over the required service period of the award.

          Because no stock options have been grantedDecember 30, 2005, we have continued to apply the intrinsic value method in accounting for stock options. Under the intrinsic value method, compensation expense for employee stock options is not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant. As a result, no compensation expense has been recorded for options vesting during the reporting periods presented in the consolidated financial statements.

          We classify our awards of cash-settled stock appreciation rights ("SARs") as liabilities. Until amended effective March 31, 2011, all of the SARs were settled in cash for the difference between fair value of our Legacy Class A Common Stock on the date of grant and its fair value on the date of exercise.

          Through the third quarter of 2010, we used the current method described below to estimate the fair value of SARs awards on the date of grant and recognize expense on a straight-line basis over the required service period. At December 31, 2010, and for the quarter then ended, we changed our valuation method to a Black-Scholes option pricing method as described below. At each period end after grant, the related liability balance is adjusted to reflect any changes in our stock value and our payout liability. Any impact to expense from these period end adjustments is recognized as incurred for fully vested awards and amortized over the remaining service period for unvested awards. Fluctuations in the value of our Class A Common Stock have significantly affected our financial results.

          In the first quarter of 2011 we changed our SARs long-term incentive program to feature a stock settlement grant rather than the previous cash settlement grant. The award's grant date fair value will be amortized over the required service period. In addition, effective March 31, 2011 we converted 92.6% of our cash-settled SARs to stock-settled SARs. The revaluation of cash-settled SARs at March 31, 2011 will be amortized over the remaining service period for the unvested awards and was recognized immediately for vested awards.

Accounting effects of SARs and ESOP

          Quarterly changes in the fair value of our Class A Common Stock and our Class C Preferred Stock affects our financial statements, including a quarterly non-cash compensation expense related to (1) a "mark to market" compensation expense from the adjustment of the value of the shares of Class A Common Stock underlying our SARs and (2) the fair value of the shares of Class C Preferred Stock released each quarter as collateral securing the ESOP's indebtedness to us, which is allocated to cost of goods sold, based on the number of ESOP shares allocated to the accounts of manufacturing employees, or to selling and administrative expense, based on the number of ESOP shares allocated to the accounts of other employees. Because of the contingent redemption feature of the Class C Preferred Stock, changes in the fair value of these shares are reflected in adjustments to contingently redeemable equity securities and corresponding changes to retained earnings, which affects our earnings per share calculation. Differences in the fair value of the Class C Preferred Stock upon allocation to employees compared to the fair value at inception of the ESOP Trust are credited or debited to additional paid-in capital. 92.6% of our outstanding SARs were amended effective March 31, 2011 to permit settlement in stock. As a result, beginning in the second quarter of 2011, those awards are no longer required to be marked to market.

Valuation of shares

          In determining the fair value of the Class C Preferred Stock, we consider a number of factors, including the valuation performed by the independent financial adviser to the ESOP trustee to establish the contractual repurchase price under the terms of the ESOP Trust. As bases for determining the fair value of our Class A Common Stock and Class C Preferred Stock, we value the enterprise at the arithmetic average of the values derived through a guideline company method and a discounted cash flow method. We select public companies comparable to ESCO in respect to investment risk and return and derive an estimated enterprise value after making adjustments for size, growth, profitability, global structure and risk considerations. Under the discounted cash flow method, we assume a weighted average cost of capital and determine an enterprise value based on a detailed cash flow forecast for the next five years and a terminal value discounted to present value. At December 31, 2010, our assumptions for this method were a weighted average cost of capital of 12.5% based on required return on equity of 17.1% (70% weight), a cost of debt after tax of 2% (30% weight) and a termination value after the sixth year assuming an exit EBITDA multiple of 7.0x, based on observations of pricing multiples from the guideline company method, discounted to present value.

          Through the third quarter of fiscal 2010, we determined the fair value of our Class C Preferred Stock using the current method. This method allocates the enterprise value to the Class A Common Stock and Class C Preferred Stock based on their conversion values, which differs between these classes of stock primarily due to the value of the future dividend streams of the Class C Preferred Stock. Also, we included a 5% marketability discount when valuing the Class C Preferred Stock, but no such discount when valuing the Class A Common Stock. At December 31, 2010 and for the quarter then ended, we changed our valuation method to a Black-Scholes option pricing method because we believed this method was more appropriate given the increased likelihood of completing an initial public offering. The option pricing method of allocating enterprise value among common stock and preferred stock treats each class of stock as a call option on all or part of the enterprise's value. At December 31, 2010, we believed the probability of completing a public offering was 20%, and therefore we believed the Black-Scholes option pricing method, rather than a probability-weighted expected return method, was the appropriate valuation method. Under the Black-Scholes method, we used the enterprise value derived as described above and made assumptions for volatility, expected life and likely risk-free interest rates. We established the volatility assumption based on a review of the historical stock volatility of peer companies and consideration of other adjusting factors, including historical volatility for financial markets generally and those related to differences in volatility for public companies and private companies. Our assumption for expected life was based on our estimate of the likely date of an initial public offering. We used the U.S. Treasury rate as of December 31, 2010 corresponding to the applicable expected life as an approximation of the risk-free interest rate.

          Applying the Black-Scholes method, we determined that, before taking into consideration the stock split described in "Explanatory Note Regarding Changes in Our Capital Stock", at December 31, 2010 the value of the Class C Preferred Stock was $891.65 per share and the value of the Class A Common Stock was $688.20 per share. We used these amounts for financial reporting purposes, including to calculate the compensation expense recognized for the fourth quarter of fiscal 2010.

          At March 31, 2011, we changed our valuation method to the Probability Weighted Expected Average Method (PWERM) because we determined this method was more appropriate given the increased likelihood of completing an initial public offering by the end of 2011. We used the guideline company method to calculate enterprise value under a successful completion of an initial public offering and based the calculation on our projected 2011 Adjusted EBITDA with the midpoint multiple of our guideline companies. We used a Black-Scholes model to calculate enterprise value under the assumption of remaining private. The model included assumptions on volatility, expected life and risk free interest rate. Applying the PWERM model at March 31, 2011 and the current method at March 31, 2010, the value of the Class C Preferred Stock was $905.80 and $734.10 per share, respectively, and the value of the Legacy Class A Common Stock was $792.57 and $473.05 per share, respectively.

Employee Benefit Plans

          We have an employee savings plan under the provisions of Section 401(k) of the Internal Revenue Code. We also have defined benefit plans in the U.S. and certain foreign subsidiaries. In accordance with accounting guidance, we use actuarial valuations that are based on assumptions, including discount rates, long-term rates of return on plan assets and rates of change in participant compensation levels. We evaluate funded status of each plan using these assumptions and consider applicable regulatory requirements, tax deductibility, reporting consideration and other relevant factors, and thereby determine the appropriate funding level for each period. The discount rate used to calculate the present value of the pension and post-retirement benefit obligations is assessed at least annually. The discount rate represents the rate inherent in the price at which the plans' obligations are intended to be settled at the measurement date.

          The weighted-average assumptions used to determine benefit obligations at December 31, 2010 and 2009 were as follows:

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Discount rate	5.7%	6.1%	5.8%	6.0%
Rate of compensation increase	3.7%	3.7%	—	—

          The weighted-average assumptions used to determine net periodic cost for fiscal years ending December 31, 2010, December 31, 2009 and December 26, 2008 were as follows:

	Pension Benefits			Other Benefits
	2010	2009	2008	2010	2009	2008
Discount rate	6.1%	6.6%	6.1%	6.0%	6.3%	6.3%
Expected return on plan assets	7.1%	7.1%	7.8%	—	—	—
Rate of compensation increase	3.7%	3.9%	4.0%	—	—	5.0%

          We used the following health care cost inflation rate assumptions in measuring the accumulated post-retirement benefit obligations as of December 31, 2010, December 31, 2009 and December 26, 2008:

	2010	2009	2008
Rate assumed for next year	8.4%	8.7%	9.0%
Ultimate rate	4.5%	4.5%	4.5%
Year in which ultimate rate is reached	2028	2028	2028

          A 1% increase in assumed health care cost trend rates would have a minimal impact on total service and interest cost components as well as the post-retirement benefit obligation. A 1% decrease in assumed health care cost trend rates would have a minimal impact on total service and interest cost components as well as the post-retirement benefit obligation.

Newly Adopted Accounting Standards

          In June 2009, new guidance was issued on the accounting for transfers of financial assets, which is intended to improve the relevance and comparability of information about transfers of financial assets. We adopted this guidance as of the beginning of fiscal year 2010, and it did not have a material impact on our consolidated financial position results of operations or cash flows.

          In June 2009, new guidance was issued on variable interest entities. This guidance modifies the definition of a primary beneficiary in a variable interest entity. We adopted this guidance as of the beginning of fiscal year 2010. This guidance did not have a material impact on our consolidated financial position results of operations or cash flows.

          In January 2010, new guidance was issued that clarifies existing disclosures and requires new disclosures for fair value measurements. The clarifications relate to the level of disaggregation a company uses for the disclosure and calls for further details in the valuation techniques used to measure fair value for fair value measurements that fall into Level 2 and 3 categories. Disclosure of significant transfers in and out of Levels 2 and 3 and a description of the reason for the transfers are required. Our adoption of this guidance at the beginning of 2010 did not have a material impact on our consolidated financial position, results of operations or cash flows.

          In January 2010, new guidance was issued that requires new disclosures for fair value measurements. In the reconciliation for Level 3 fair value measurements, the disclosures should present separately information about purchases, sales, issuances and settlements (gross rather than net amounts). This guidance is effective for reporting periods beginning after December 15, 2010. Our adoption of this guidance at the beginning of 2011 did not have a material impact on our consolidated financial position, results of operations or cash flows.

          In December 2010, new guidance was issued that clarified required additional disclosures for business combinations. This guidance requires supplemental pro forma information to disclose net sales and earnings of the combined entities for all periods presented. This guidance is effective for fiscal years beginning after December 15, 2010. We adopted these additional disclosure requirements for all material acquisitions beginning in fiscal 2011. See Note 3 to our audited Consolidated Financial Statements.

Recently Issued Accounting Standards

          None.

Quantitative and Qualitative Disclosure Regarding Market Risk

          We are exposed to market risk from changes in interest rates, foreign currency exchange rates and commodity prices. We manage our exposure to these market risks through our regular operating and financing activities, and, when deemed appropriate, through the use of derivatives. When utilized, derivatives are used as risk management tools and not for trading purposes. See "Interest Rate Risk" and "Commodity Price Risk" below for discussion of expectations regarding future use of interest rate and commodity price derivatives.

Interest Rate Risk

          We monitor our ratio of fixed-rate debt to variable-rate debt with the objective of achieving a mix that management believes is appropriate. Historically, we have, on occasion, entered into interest rate swap agreements to exchange fixed and variable interest rates based on agreed upon notional amounts. In December 2010, we entered into interest rate swaps to manage a portion of our exposure to changes in LIBOR-based interest rates on our variable rate debt, effectively fixing the interest payments on $200.0 million and subsequent amortization value of our term loan. All of the swaps in place at March 31, 2011 and December 31, 2010 have been designated as cash flow hedges of LIBOR-based interest payments. At December 31, 2009 and December 26, 2008 we did not have any outstanding interest rate derivatives. Historically, if market interest rates had averaged 10% higher than actual levels for 2010, 2009 or 2008, the effect on our interest expense and net earnings would not have been material. We have fixed the rate on our term loan at 2.04% plus our credit risk spread for the duration of the loan. A variance of 0.125% in the rate on our variable rate line of credit at March 31, 2011 borrowing levels would impact interest expense by approximately $82,000 per year and would not be material.

Concentration of Credit Risk

          Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable and derivative financial instruments used in hedging activities. A majority of cash and cash equivalents are maintained with major financial institutions in the United States, Canada and Europe. Balances in these institutions exceeded the regions' respective insurance amounts as of December 31, 2010 and 2009.

          Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. We control credit risk through credit approvals, credit limits and monitoring processes.

          We are also exposed to credit loss in the event of non-performance by counterparties on the derivative financial instruments used in hedging activities. These counterparties are large international financial institutions domiciled in the United States and to date, no such counterparty has failed to meet its financial obligations to us, and we do not anticipate non-performance by these counterparties.

Foreign Currency Risk

          We are exposed to fluctuations in foreign currency for transactions denominated in other currencies, primarily related to receivables generated from foreign currency-denominated sales and payments in foreign currencies. Approximately 43% of our sales in 2010 and the first quarter of 2011 were not denominated in U.S. dollars. We had foreign currency derivatives in place, except for our non-deliverable currencies, at March 31, 2011 and December 31, 2010 to reduce such exposure. Our foreign currency exchange rate risk management program reduces, but does not entirely eliminate, the impact of foreign currency exchange rate movements. The aggregate notional amount of our foreign currency forward contracts outstanding in our exchange rate risk management program was $18 million, $9 million and $11 million at March 31, 2011, December 31, 2010 and 2009, respectively. The potential loss in fair value on such financial instruments from a hypothetical 10% adverse change in quoted foreign currency exchange rates would not have been material to our financial position as of March 31, 2011, December 31, 2010 or December 31, 2009.

          We are exposed to fluctuations in foreign currency that could impact future forecast transactions at March 31, 2011, December 31, 2010 and December 31, 2009. We did not engage in cash flow hedging to mitigate this risk.

          In addition to the direct effects of changes in exchange rates on certain financial instruments, such changes also may indirectly affect unit sales volume and foreign currency pricing of our products as we compete with products that are affected differently by the same currency exchange rate fluctuations. Our sensitivity analysis of our exposures to effects of changes in foreign currency exchange rates does not factor such potential indirect impacts on our operations, competitive behavior or product prices expressed in local currencies.

Commodity Price Risk

          We secure raw materials through purchasing functions at each operating division. These functions are staffed by professionals who determine the sourcing of materials by assessing quality, availability, price and service of potential vendors. When possible, multiple vendors are utilized to ensure competitive prices and to minimize risk of lack of availability of materials.

          We purchase scrap, various grades of steel and nickel at market prices, which are subject to price volatility over time. Generally, we have been able to pass any increases through price increases on our products or the assessment of surcharges or escalator provisions in our long-term agreements with customers; however, typically there has been a historical time lag of several months between the time a price increase is effective and our ability to realize a price increase in the market. This historical time lag could increase in more volatile time periods. As a result, our gross margin percentage may decline, and we may not be able to implement other price increases for our products. Both operating segments review raw material cost to pricing relationships on a regular basis. We have not hedged against the price volatility of any raw materials within our operating segments with any derivative instruments.

          Our suppliers and sources of raw materials are based in the United States, Asia, Latin America, Australia and Europe. We believe that our sources are adequate for our needs in the foreseeable future, that there exist alternative suppliers for our raw materials and that in most cases those materials are readily available. We have not experienced any work stoppage or supply stoppage due to raw material availability.

INDUSTRIES

Our Industries

Engineered Products Group

        EPG provides wear parts and wear part carriers to the mining and infrastructure development markets, as well as the industrial market.

 Mining

The mining industry consists of a series of closely linked operating activities that begins with identifying possible ore reserves and ends with delivering a refined product. These activities consist of exploration, mine development, extraction, materials handling, crushing and grinding, concentration and refining into usable product. Extraction, the activity most relevant to our business, is divided into surface mining and underground mining.
Surface mining involves the excavation of commodities such as copper, iron ore, oil sands and coal. Underground mining involves the extraction of commodities, predominantly coal, that are deep below the surface. Surface mining requires the use of numerous types of heavy equipment, which require wear parts and wear part carriers. Sales of new surface mining equipment are closely tied to fluctuations in the prices of their related commodities and global macroeconomic conditions. The aftermarket for parts and services for mining equipment, in contrast, tends to be less volatile and is linked to mining production. Once a mine is opened, it is unlikely to be shut down due to the high fixed costs associated with its operation. There are also high switching costs, including lost revenues, to replace aftermarket parts and their related fitments installed on mining capital equipment.

          Mining products include ground engaging tools, or GET, products such as tooth systems and cutting edges; crusher wear parts; dragline rigging; and wear part carriers such as dragline buckets, cable shovel buckets, excavator buckets and wheel loaders. Wear parts typically generate recurring sales as the parts are used in mining and regular replacement is required. In most market conditions, this recurring business provides a base level of demand because wear parts are generally required to operate mining equipment and are not discretionary capital expenditures.

          Demand Drivers.    The demand for wear parts in the mining industry is driven by the demand for mined commodities. As commodity demand rises and commodity prices increase, it becomes economical for mining companies to extract lower grade ores in more challenging extraction environments, which typically requires greater use of wear parts. We estimate that in 2010 the mining commodities below represented over 90% of our mining net sales.

          Copper.    Copper is a basic material used in residential and commercial construction, electrical equipment, transportation, industrial machinery and durable consumer goods. Demand for copper is driven by accelerating economic growth in the developing world and continued consumption in the developed world. According to a 2011 report by AME Mineral Economics, worldwide mine production of copper was 16.0 million tons in 2010 and is projected to be 18.9 million tons by 2012.

          Iron Ore.    Iron ore is one of the few sources of primary iron used to make steel and is mined in about 50 countries, according to the U.S. Geological Survey. The market for iron ore is largely a function of the demand for steel. According to a 2011 report by AME Mineral Economics, worldwide production of iron ore in 2010 was 2.58 billion tons and is estimated to be 3.03 billion tons in 2012.

          Oil Sands.    Oil sands are a viscous mixture of sand, bitumen, clay and water. According to the Canadian Energy Resources Conservation Board, oil production from surface mining of oil sands in Canada was estimated at 0.86 million barrels per day in 2010 and is projected to be 1.05 million barrels per day in 2012.

          Coal.    Coal is the world's most abundant low-cost energy source and is responsible for over 40% of the world's power generation, according to the 2010 International Energy Outlook report of the U.S. Energy Information Administration, or EIA. We believe the large amount of coal reserves and significant coal infrastructure present difficulties for transition from coal to other energy sources. Additionally, new clean coal technologies, flue gas desulphurization and carbon capture and storage may help to mitigate environmental and regulatory concerns with the use of coal for power generation. New technologies, such as gasification and liquefaction, create opportunities for future growth in the use of coal. According to the same EIA report, worldwide production of coal in 2010 was 130.4 quadrillion Btu; this is forecasted to increase to 139.4 quadrillion Btu in 2015.

          Gold.    The price of gold is determined through trading in the gold and derivatives markets and is affected by factors such as consumer sentiment, interest rates and inflation expectations. Production of gold in 2010 was 2,653 tons and is expected to grow to 2,693 tons in 2012, according to a 2011 report by the Australian Bureau of Agricultural and Resource Economics and Sciences.

          Growth in demand for these commodities is a function of economic activity, population growth and continuing improvements in living standards in many areas of the world. China and India, which together accounted for 37% of the world's population as of December 15, 2009, have fast-growing economies and rapidly urbanizing populations and have had a significant positive impact on secular trends in commodity production. One of the key drivers of the demand for commodity ore has been growth in construction in China, which experienced a 15% compound annual growth rate from 1998 to 2010, according to IHS Global Insight. This increased demand has created a corresponding increase in mining activity in resource-rich areas of the world, especially the United States, Brazil, Australia and Russia. We have significant operations in the United States, Brazil and Australia, including manufacturing sites and sales and distribution offices in each of those countries. We also have sales and distribution offices in Russia. The capital expenditure budgets for the top five global mining companies by market capitalization have increased an average of 73% in 2011 over 2010. The chart below illustrates the movement in certain commodity prices over the two years ended March 31, 2011.

Commodity Prices

     (Indexed Price Movement, 3/31/2009 = 100)

     Source: TSI iron ore index; LME Copper index; West Texas Intermediate crude oil market price; McCloskey Newcastle spot price; NYMEX.

          The major participants in the mining industry are mine operators, mining OEMs, parts manufacturers and independent distributors. Most mine operators, which are the end-users of mining products, are state-owned enterprises or large multinational corporations with operations in the major mining markets throughout the world. Increasingly, large multinational mine operators have reduced operating costs by employing larger, costlier and more efficient and sophisticated machines. These mine operators generally have high-throughput operating processes, with high fixed costs and high costs of downtime in the form of lost revenues and costs of storage. As a result, these mining companies generally operate 24 hours a day, seven days a week, under demanding conditions. To maximize profits under these conditions, these companies require high quality wear parts that they can quickly and safely replace, and frequently purchase wear parts and replacement products for their capital equipment in the aftermarket.

Infrastructure Development

          The global infrastructure development industry, as it relates to EPG, consists primarily of heavy construction and underwater hard rock dredging activities. Like the mining sector, infrastructure development involves the use of numerous types of heavy equipment that require wear parts and wear part carriers.

          Heavy Construction.    Heavy construction involves the development and repair of buildings, sewers, pipelines, highways, dams, harbors and other manmade structures. Many EPG products for heavy construction are the same as those used in mining, but typically are smaller.

          Underwater Hard Rock Dredging.    Underwater hard rock dredging includes harbor expansion and deepening projects.

          The chart below illustrates the infrastructure industry growth rate from 2010 through 2014 for Brazil, Russia, India and China (BRIC countries) and non-BRIC countries.

Infrastructure Industry Outlook

            (Value, $ Billions)

            Source: Business Monitor International.

          Demand Drivers.    The demand for infrastructure products is tied to maintenance activities in developed nations and infrastructure development in developing countries. In developed countries, drivers of demand include the required maintenance and rebuilding of aging infrastructure. For example, the American Society of Civil Engineers' 2009 Report Card for America's Infrastructure estimates the United States needs to spend $2.2 trillion over the next five years to return the country's infrastructure to "good condition". There is significant government support for infrastructure build in the United States. For example, the American Recovery and Reinvestment Act of 2009 set aside over $100 billion for infrastructure construction-related spending in the United States. Urbanizing populations are one of the key drivers of the growth in construction in developing countries such as China, which experienced a 15% compound annual growth rate in construction activity from 1998 to 2010 (according to IHS Global Insight), and other emerging economies such as India and Brazil.

          Unlike mining, heavy construction is fragmented across a large number of local and regional firms. Other major participants in the global infrastructure development industry are OEMs, parts manufacturers and independent distributors. Underwater hard rock dredging is concentrated among a small number of dredging companies.

Industrial

          EPG industrial products include specialty castings for scrap metal recycling, locomotive engines and track work, offshore oil platform moorings, wire rope rigging, structural sockets, aircraft forming dies and conveying chain systems. The primary market drivers in these areas are the global economy, North American industrial production and the demand for lumber, aluminum, recycled scrap steel and pulp and paper products.

Turbine Technologies Group

          TTG manufactures precision investment cast components for the aerospace and power generation (or industrial gas turbine, or IGT) and other industrial markets.

Aerospace

The demand for aerospace castings is driven by new aircraft build rates and global airline traffic. Aircraft manufacturers grew their backlog at a 29% compound annual growth rate from 2004 through 2008, but backlog decreased by 3% in 2009 because new orders did not offset deliveries. With the recovery in the global economy and growth in airline traffic leading to a rebound in backlog, aircraft OEMs are increasing production rates and consequently, according to Airline Monitor, engine deliveries are expected to grow 6.8% in 2011 and 13.0% in 2012. This long-term positive trend is also supported by the launch and ramp of programs such as Boeing's 787 and 747-8 and Airbus' A380.

          Replacement castings demand is primarily driven by aircraft engine maintenance cycles, which depend on miles flown. As the global economy has recovered, air traffic has rebounded and, according to Airline Monitor, airline passenger miles surpassed 2008 levels in 2010, rising 5.5% from 2009. According to Airline Monitor, revenue passenger miles are forecast to increase at a 6.1% compound annual growth rate from 2010 through 2015, as airlines add new aircraft and increase flight hours to satisfy passenger demand. This should drive growth in the market for aircraft engine replacement parts.

          The market participants in the aeroengine business are OEMs, including General Electric, Pratt & Whitney and Rolls Royce; OEM revenue sharing partners, or RSPs; and numerous tiers of suppliers, like TTG, to OEMs and RSPs.

          The chart below illustrates the forecast for engine delivery and revenue passenger miles from 2010 through 2015.

Engine Delivery Forecast Number of Engines	World Airline Traffic Revenue Passenger Miles Billion

Source: Airline Monitor	Source: Airline Monitor

Industrial Gas Turbine

          The IGT casting market is driven by the demand for new gas turbines and maintenance requirements for the existing installed base of turbines. According to Frost & Sullivan, gas turbine sales are expected to increase at a compound annual growth rate of 5.1% from 2010 through 2015.

          Gas turbines are generally designed for a useful life of over 30 years, which contributes to a resilient industrial gas turbine maintenance, repair and overhaul (MRO) market. The typical replacement cycle for "hot gas path" turbine parts is between three and seven years. The large installed base of IGT castings provides a platform for considerable aftermarket opportunities.

          The market participants for industrial gas turbines are OEMs, parts manufacturers and aftermarket suppliers of MRO parts and services.

BUSINESS

Overview

          We are an independent designer, developer and manufacturer of highly engineered wear parts and replacement products used in surface mining, infrastructure development, power generation, aerospace and industrial applications. Our products are often essential to the performance of our customers' capital equipment, which often operates continuously in harsh environments and is subject to abrasion, impact, corrosion or extreme temperatures. We have two operating groups:

Engineered Products Group, or EPG, designs, develops and manufactures wear parts and wear part carriers, and provides solutions for mining, infrastructure development and other challenging industrial wear applications. We believe we are the global market leader in ground engaging tools, or GET tooth systems, used in surface mining and infrastructure development, with an extensive offering of patented GET products. EPG represented $712.6 million, or 84%, of our net sales in 2010.

Turbine Technologies Group, or TTG, manufactures superalloy precision investment cast components used in the power generation and aerospace markets. TTG represented $136.9 million, or 16%, of our net sales in 2010.

          We have focused on product innovation throughout our nearly 100-year history and, as of June 15, 2011, we had 46 U.S. patents and 500 foreign patents worldwide (including foreign counterparts to our U.S. patents). We believe our expertise in metallurgy, tribology (the science of wear), design engineering, manufacturing processes and distribution are our core competencies.

Engineered Products Group

          EPG focuses primarily on wear products and solutions for mining, infrastructure development and other challenging industrial applications. EPG wear parts include GET such as mechanically attached teeth on buckets for earth moving, crusher parts, scrap recycling hammers and dragline rigging. We believe we are the global market leader in GET tooth systems used in surface mining and infrastructure development, with an extensive offering of patented GET products. Our wear parts, which typically are consumed in less than a year, represented 80% of EPG net sales in 2010. In addition to wear parts, we also design and manufacture capital equipment attachments that serve as wear part carriers, such as dragline buckets for coal mining where we believe we are the global market leader.

          We have a global network of 21 manufacturing facilities and 36 sales and distribution offices in 18 countries, with a presence in nearly every major mining region around the globe. We employ a diversified distribution model that includes direct sales, a network of independent dealers, licensees and OEMs. We increasingly focus on building our direct sales channel in markets with a high concentration of mining activity. Our on-site field technical experts and sales representatives work directly with end-users to develop first-hand knowledge of their needs. Drawing on our extensive expertise in solving wear problems at mining and infrastructure projects around the world, these local teams deliver our customers solutions from our broad portfolio of products. Once our products are installed on a customer's equipment, the customer can access our global multi-channel distribution network to purchase replacement wear parts.

          We believe we have a differentiated business model in EPG, focused on developing close relationships with both OEMs and the end-users of our products. We "push" first fitment of our products on new machines by working closely with mining OEMs to develop products that meet their requirements. For example, when mining OEMs adopt our products as first fitment for the buckets on their capital equipment, such as hydraulic excavators, electric cable shovels and wheel loaders, our wear parts are typically used for the life of the bucket. In addition, our close customer relationships allow us to provide products and solutions to address a customer's critical wear problems, increase productivity, reduce total cost of ownership and improve safety, creating a "pull" as our customers request that OEMs fit our products on their equipment. As a result, our EPG business is characterized by a significant installed base — we estimate that our products are on approximately one-third of the surface mining machines worldwide. This, in conjunction with the high cost of switching to other suppliers and the consumable nature of our wear products, creates recurring sales.

          EPG's success is grounded in its core competencies: innovative product design; metallurgy; tribology; manufacturing; a global sales, distribution and service network; and a culture of continuous improvement. Leveraging these core competencies, EPG has become an innovation leader in the design and manufacture of wear parts, which we provide to diverse customers around the world. Although EPG has large customers, including the 10 largest mining companies in the world, no single customer accounted for 10% or more of our EPG net sales in any of the last five years. In addition, EPG benefits from diversity in the industries and geographies where we operate and from the diversity in commodities that our customers mine.

Turbine Technologies Group

          TTG manufactures superalloy precision investment cast components used in the aerospace and power generation markets such as blades, vanes and complex structural parts used in aircraft engines and industrial gas turbines. Broad manufacturing and metallurgical capabilities, responsiveness and extensive engineering expertise, backed by the strength of our brand, have enabled TTG to become an important supplier in these markets. Our engineers work closely with OEMs and their revenue sharing partners to manufacture new and modified products that provide high turbine efficiencies and component performance. Our rapid product development process aligns us closely with our customers to bring new products to market faster.

          Investment casting is a technical, multi-step process that uses ceramic molds in the manufacture of metal components with more complex shapes, tighter tolerances and finer surface finishes than parts manufactured using other casting methods. TTG's engineering expertise and manufacturing know-how are critical to the production of parts to the exacting tolerances and high metallurgical standards necessary to withstand extreme heat and other severe operating stresses. TTG employs conventional casting processes to produce fine grain castings; equiaxed castings, in which metal grains are oriented randomly throughout the casting; directionally solidified ("DS") castings, in which metal grains are aligned longitudinally; and single crystal ("SX") castings, which consist of one large superalloy crystal without grain boundaries. Grain boundaries and alignment affect the strength and performance characteristics of metal castings. TTG also offers value-added services to its customers including precision machining, stem drilling and vacuum heat treating services. In 2010, 70% of TTG net sales were from products used in the "hot gas path" of turbines and considered replacement parts.

Competitive Strengths

          We believe we are well-positioned to benefit from positive secular trends in the industries we serve, and that the following competitive strengths will enable us to maintain our leadership position, grow our market share and generate returns for our shareholders.

Well Positioned in Attractive, Diverse and Growing Markets

          We are an independent global provider of highly engineered wear products and solutions in the surface mining and infrastructure development markets. Within these markets, we believe we are the global market leader in GET tooth systems used in surface mining and infrastructure development projects, with an extensive offering of patented GET products; dragline buckets for coal mining; and first fitment for mining hydraulic excavators.

          We are positioned to benefit from positive secular trends in commodities markets and global infrastructure spending. Production of copper, iron ore and oil sands is expected to grow at compound annual growth rates of 8.6%, 8.4% and 10.9%, respectively, over the next two years (according to AME Mineral Economics and the Canadian Energy Resources Conservation Board); global infrastructure build activity is expected to grow at a compound annual growth rate of 13.0% through 2014 (Business Monitor International). Similarly, we expect our TTG business to benefit from expected aerospace compound annual growth rates of 6.1% in global passenger and cargo traffic (The Airline Monitor) and 5.1% for industrial gas turbines over the next five years (Frost & Sullivan).

          Our business benefits from diversity in:

  •
  Industries.  We serve customers in the mining, infrastructure development, industrial, power generation and aerospace markets.

  •
  Commodities.  Our products are used in mining copper, iron, coal, oil sands and gold.

  •
  Geographies.  We operate in 19 countries on six continents, creating an expansive operating network through which we sell our products and solutions worldwide.

  •
  Customers.  We have over 1,000 customers, including the 10 largest global mining companies, with no single customer representing 10% or more of our net sales in any of the last five years.

          We believe we are well-positioned to maintain or improve our market position in these markets given the strength and breadth of our product portfolio, proprietary technologies, strong brand, broad manufacturing presence, extensive distribution platform and long-term relationships with industry-leading customers.

Broad Portfolio of Innovative, Mission-Critical Products

          We sell mission-critical wear parts essential to the productivity of our customers' capital equipment. This equipment operates in harsh conditions, often continuously, where downtime is expensive due to lost production time. For example, we estimate that lost revenue from downtime for a large mining cable shovel in a U.S. copper mine can be as high as $300,000 per hour. As a result, our customers highly value our product innovation, quality and performance, as well as the breadth of our product offerings.

  •
  Customer-Driven Innovation.  We have a long history of working with our customers to innovate and improve our products. We have extensive expertise in tribology, design engineering, metallurgy and manufacturing, allowing us to produce innovative high-quality products for the most demanding applications. As of June 15, 2011, we had 46 U.S. patents, with an average remaining life of approximately 11 years, and 500 foreign patents worldwide (including foreign counterparts to our U.S. patents).

  •
  Quality and Performance.  We have a reputation for offering high performing products. We believe our customers enjoy a lower total cost of ownership because of the wear life, reliability and quick change time of our parts, which reduces their downtime, enabling us to price commensurate with value. These qualities are becoming increasingly important in mining applications as ore grades decline and extraction becomes more difficult. Wear life is a function of many variables, including the wear resistance of alloys in specific environments, the geometry of components, the stress levels on the parts and the maintenance practices of the users. Our engineers regularly test our products and competing products, and we solicit feedback on product wear from users. As a result, we believe many of our systems—for example, our SV2, Ultralok, and Whisler Plus systems—offer superior wear life compared to directly competitive products. Wear life is one factor used by customers to select products; they may also select products based on price, anticipated machine run-times, safety, change time, supplier relationships, or other factors. It is not the case that each of our thousands of products lasts longer than every competitive product.

  •
  Breadth of Product Offering.  We are an independent manufacturer of wear parts and wear part carriers for multiple OEM machines. Our broad portfolio of products includes both high-value products, with many covered by patents, and other complementary products such as universal wear solutions, cutting edges and scrap recycling hammers. Over the past five years we have sold EPG products under more than 25,000 SKUs. Our leadership position in GET is usually a customer's first introduction to our brand; our broad portfolio of products allows us to cross-sell our products once we have a customer relationship.

Significant and Growing Installed Base Generates Recurring Sales

          The installed base of equipment that uses our wear parts has grown significantly in recent years — we estimate our products are installed on approximately one-third of the world's surface mining machines; specifically, draglines, excavators, cable shovels and wheel loaders. We believe we are well-positioned to benefit from aftermarket wear parts sales as growth in mining and growth in infrastructure development in emerging markets outpace global economic growth generally, and as the demand for mined commodities makes it profitable for our customers to extract lower grade ore, which typically requires greater use of wear parts. Our consumable wear parts generate recurring sales for us as the parts wear and are required to be replaced. For example, in the mining industry, GET teeth can last for tens of thousands of tons of production before requiring replacement, which can occur as often as every week depending on the product and the application. This recurring business provides a base level of demand because our parts are generally an operating requirement for our customers and not a discretionary capital expenditure. In addition, many of our wear parts attach to our proprietary fitments, such as lip systems, installed on our customers' capital equipment. Replacing these fitments is time consuming and expensive. As a result, there is a natural, recurring demand associated with EPG wear parts that is generally more stable than the underlying demand for the related capital-intensive equipment to which our parts attach. Our large portfolio of EPG products provides significant recurring sales from aftermarket sales of wear parts to service the large installed base of capital equipment that uses our products. In 2010, wear parts represented 80% of EPG net sales.

          In 2010, 70% of TTG net sales were from products used in the "hot gas path" of aerospace and industrial gas turbines where they are subjected to extreme heat and operating stresses. This results in the need for periodic replacement as part of the turbine maintenance, repair and overhaul cycle and generates recurring sales for us.

          Wear and replacement parts constituted more than 75% of our net sales in 2010.

Well Established Brand with a Loyal, Diverse Customer Base

          For nearly a century we have built our brand with responsive service, productivity improvement and customer-driven innovation. Today, the ESCO brand is globally recognized for quality, durability, reliability, safety and superior performance in the most demanding operating conditions, from the high stress and impact of hard rock dredging and the severe abrasion of oil sands, to the extreme temperature ranges of a jet engine.

          Our reputation has earned brand loyalty from over 1,000 customers across more than a dozen industries. We have served each of our top 10 customers in 2010 for at least 15 years. Our customers, which include the 10 largest mining companies as well as major aircraft engine and IGT manufacturers, operate in circumstances where the failure of a component can expose them to significant costs. Many customers rely on us as their primary source for mission-critical products. Many of our relationships with OEM customers and dealers in North America and Europe have lasted for decades.

Global Operations with Local Presence

          We have an expansive network of 28 manufacturing facilities, including 16 foundries, and 36 sales and distribution offices. We operate in 19 countries on six continents, which allows us to develop strong expertise in solving the world's most challenging mining and infrastructure problems and helps us maintain an advantage in developing new products and technologies that we can offer to customers. Our worldwide reach allows us to efficiently leverage common manufacturing systems and processes across our business. In addition, our local presence in many key mining regions benefits our business in the following ways.

  •
  Deep Customer Relationships.  Our global distribution platform increases our feet in the field at mining and infrastructure project sites around the world, and our ability to tailor solutions to immediate customer concerns. We believe this enhances the value of our solutions to customers.

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  Global Supply Chain Capability.  We believe our network of foundries, fabrication and distribution facilities located near major surface mining regions around the globe allows us to manufacture GET and other products for specific local markets and locate inventory close to customers wherever they operate, which allows us to enhance our logistical capabilities.

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  Cross-Selling.  Once we've established a customer relationship, the combination of our extensive product portfolio with our local supply and service distribution channel near customer locations enables us to cross-sell other products and solutions for a diverse array of customer needs.

Management Team and Organizational Capability

          Our executive officers have an average of over 20 years of experience in our business. Over the last 20 years, our team has grown ESCO from a company with operations only in North America and Western Europe to a global business with operations in 19 countries on six continents and a broad, diverse and growing product portfolio. Our operations across the world are managed by regional executives and operated by local personnel following standard policies and procedures. Our highly skilled team of engineers with expertise in metallurgy, tribology, design engineering, and manufacturing processes helps us maintain our market position by improving the wear life and ease of use of our products.

Competitive Strategies

          We are focused on the following strategic and operational initiatives.

Customer-Driven Innovation

          Customer-driven innovation is a critical aspect of our growth strategy, and has resulted in, as of June 15, 2011, 46 U.S. patents, with an average remaining life of approximately 11 years, and 500 foreign patents worldwide (including foreign counterparts to our U.S. patents). Through ongoing contact with our customers in the field, we will continue to develop close relationships that allow us to determine firsthand the new products and wear solutions our customers need. In many cases we are the first point of contact when unique and challenging problems arise, even at remote customer locations. In addition, we employ a global Voice of the Customer program, through which we obtain a detailed understanding of our customers' requirements and gain key inputs for designing new products and services. Through these relationships, we are able to solve our customers' problems using our design engineering, metallurgical and manufacturing expertise to create new and, in many cases, proprietary products that can then be applied across multiple geographies. These products and services developed in close collaboration with customers can deliver greater value and command higher prices, and are not easily displaced because of the risk of productivity loss and prohibitive switching costs. We continue to invest heavily in new product development.

Expand Our Global Presence

          We will continue to grow our global operations by expanding alongside customers into key regions. In 2004 we had 6 manufacturing facilities and 4 sales and distribution offices outside of North America. We now have a presence in nearly every major surface mining region around the globe with 13 manufacturing facilities and 21 sales and distribution offices outside of North America. This reflects our investment in establishing or expanding our presence in Australia, Brazil, and China, where we have manufacturing sites and sales and distribution offices, and Indonesia, Peru, South Africa and Russia, where we have sales and distribution offices, as each of these regions experiences significant growth in mining and infrastructure development markets.

          Our global expansion strategy is driven by our desire to serve the fastest growing mining and infrastructure development markets and to expand our direct sales channel. For example, we entered China 12 years ago through a joint venture company, Shanxi Changfeng Wearparts, or SCW, that we formed with Taiyuan Heavy Machinery Group in Taiyuan, China, to develop a local presence in China's fast growing infrastructure development and mining market and a low-cost manufacturing base close to important customers in the Asia Pacific region. Having gained insight into operating in China through SCW, in 2006 we built a wholly owned, low-cost, state of the art foundry in China, which helps us serve our customers in that region.

Expand Direct Distribution, Selling a Broader Range of Products and Solutions

          We employ a diversified distribution model for product sales in the aftermarket that includes direct sales, a network of independent dealers, licensees and OEMs. We focus on building a direct sales channel in markets where there is a high concentration of mining activity. Our direct sales channel allows us to manage how our products are positioned with customers, provides us with significant opportunities to cross-sell products and solutions and positions us to capture incremental growth and profitability. Our assessment of whether to build direct sales in a particular region is based on the ability of a dealer or licensee to serve customer requirements, potential profit margins and return on invested capital and competitive dynamics.

          We will continue to expand and transition to direct sales distribution in some large mining regions especially in North America, Australia, Indonesia, South America and South Africa. We have established direct sales channels in the Canadian oil sands, Wyoming Powder River Basin and

Brazil. Additionally, we recently decided to pursue a direct sales channel in Australia and South Africa, rather than renew licensing arrangements there.

Increase Our Installed Base

          In EPG, we will continue to pursue a "push/pull" strategy to increase first fitments of our branded products. Our product development and engineering staff work closely with OEMs to develop products that match the requirements of their new machines. For example, when mining OEMs adopt our products as first fitment on their buckets, our wear parts are typically used for the life of the bucket. This strong "push" for our parts creates a recurring sales stream as the end-user purchases our wear products that are attached to our proprietary fitments on machines on an ongoing basis in the aftermarket. Our wear products are not easily displaced, as doing so would require significant investment in the installation of an alternative fitment, as well as lengthy downtime of critical equipment and lost productivity. In addition, our close customer relationships have allowed us to provide products and solutions to address customers' critical problems, increase productivity, reduce total cost of ownership and improve safety, creating a "pull" through demand for our products. Customers often request that OEMs deliver their new equipment fitted with our products. We plan to use this combined push/pull dynamic to grow our installed base at the OEM level, providing us a solid base for long-term net sales growth.

          In TTG, we are focused on strengthening our existing relationships with key OEMs in aerospace and IGT markets and with aerospace OEM revenue sharing partners. Our engineers work closely with OEMs and revenue sharing partners to manufacture new and modified products that provide high turbine efficiencies and component performance. Our rapid product development process aligns us closely with our customers to quickly bring new products to market.

Pursue Strategic Acquisitions

          Since 2005 we have acquired five companies to build our EPG business for an aggregate consideration of approximately $100 million. See "— Acquisitions and Divestitures." We plan to continue our successful identification, acquisition and integration of businesses that we believe will provide us with some or all of the following: foundry capacity in strategic regions, proximity to key customers and enhanced distribution capabilities and complementary products or technologies. We will continue to focus on expanding our presence in the top mining regions globally as well as emerging markets and low-cost regions where we expect to benefit from significant growth in the mining and infrastructure development markets and increasing adoption of sophisticated machinery and operating practices. For example, our 2010 acquisitions of Swift Engineering and Austcast in Australia have provided foundry capacity, improved access to customers and distribution and new, innovative products that can be distributed to customers in other geographies. We will continue to evaluate acquisitions based on synergy potential, return on invested capital and earnings accretion.

Focus on Continuous Improvement and Lean Processes

          We focus on lean processes to drive continuous improvements in all aspects of our business. Our lean system, which we refer to as QVS, or "Quality, Value and Speed", has allowed us to improve process cycle times, increase quality and customer service and reduce capital requirements, including working capital and capital deployed to increase foundry tonnage. By continually improving productivity and our cost structure, we have created a more nimble organization that can more rapidly respond to market and customer needs.

          We believe our enterprise-wide QVS initiative has improved our operating efficiency through standardized processes and increased accountability. In addition, QVS initiatives have allowed us to reduce manufacturing cycle times in some of our key foundries. For example, at one of our key foundries, we reduced cycle times by 39% from 2007 to 2010. In addition, we have improved our net working capital as a percentage of net sales from 30% in 2000 to 21% in 2010.

          As we continue to expand our global operations, we believe ample opportunities continue to exist to shorten product development cycles, enhance margins and improve customer service.

Our Segments

Engineered Products Group

          EPG focuses primarily on wear products and solutions for global mining, infrastructure development and other challenging industrial applications. EPG's longstanding presence in these markets has resulted in an extensive proprietary knowledge base, which we utilize to design, engineer and manufacture innovative proprietary products. We believe we are the global market leader in GET tooth systems used in surface mining and infrastructure development projects, with an extensive offering of patented GET products. We believe we are well-positioned to maintain or improve our market position in these markets given the strength and breadth of our product portfolio, proprietary technologies, strong brand, broad manufacturing presence, extensive distribution platform and long-term relationships with industry-leading customers.

          The installed base of equipment that uses our wear parts has grown significantly in recent years — we estimate our products are installed on approximately one-third of the world's surface mining machines; specifically, draglines, cable shovels, excavators and wheel loaders. We believe we are well-positioned to benefit from aftermarket wear parts sales as growth in mining and infrastructure development in emerging markets outpaces global economic growth generally, and as the demand for mined commodities makes it economical for our customers to extract lower grade ore, which typically requires greater use of wear parts.

          We believe we are the leading provider of first fitment lip systems to mining OEMs for hydraulic excavators that serve as wear part carriers, which has allowed us to build a significant installed base. Many of our lip systems and GET products include patented fit relationships and locking systems that require the use of our replacement wear parts, generating recurring sales for us once our lip systems are installed. OEMs choose to install our systems because of the value our solutions bring to their machines and their customers. Compared to competing products, we believe the advantages of our wear products that improve economics for our customers include superior wear life, increased productivity and performance and quick change times for replacement parts. There are high switching costs associated with retrofitting a machine after our wear part carriers and adapters have been installed, which can include removal time and costs and decreased productivity and performance.

Operations and Manufacturing

          We own and operate 21 manufacturing facilities and 36 sales and distribution offices in 18 countries across six continents, with a foundry near most of the major markets we serve. We use capital-intensive manufacturing equipment and specialized manufacturing processes in the casting, welding and assembly of our wear parts and wear part carriers. Our diverse, efficient and experienced manufacturing operations are core to our global footprint with local presence. This global manufacturing platform allows us to leverage our considerable resources and common manufacturing processes to provide products and solutions to our multinational clients wherever they operate. Local manufacturing presence near most of the world's major mining regions provides us with significant operating benefits, including reduced transit times, lower shipping costs and improved feedback between manufacturing and wear parts technicians and the customers they serve. On-site wear part expertise is a fundamental component of our service to our customers.

          In 2010, net sales by region were 55% from North America, 17% from EAMER (Europe Africa Middle East Region), 15% from Latin America, and 13% from Asia Pacific.

          Many of our locations' quality management systems are ISO 9001 certified. Our continuous improvement initiative allows us to improve process cycle times, improve safety, increase quality and customer service, and reduce capital requirements, including working capital and capital deployed to increase foundry tonnage. The success of our continuous improvement culture has shown itself through increased incremental capacity with minimal capital cost, shorter cycle times to better serve our customers' needs and a more nimble cost structure.

Products and Services

          EPG provides thousands of innovative and reliable wear products designed specifically to perform in the harsh environments where our customers' machines operate. EPG sales over the past five years included over 25,000 SKUs. We provide an extensive offering of GET, complete cast and plate lip systems and other wear parts for mining equipment and crushing applications.

          Sales of mining products represented 63% of EPG net sales in 2010, infrastructure development products 30% and industrial products 7%. Mining, infrastructure development and industrial wear parts represented approximately 80% of EPG's net sales in 2010; wear part carriers represented approximately 10%; and industrial and other components represented approximately 10%. Over 45% of our EPG net sales in 2010 were from our patented products.

          The pictures below show how some of our products work together and are used on capital equipment.

          Wear and replacement parts.    Most of EPG's net sales are from sales of consumable wear products, which we define as products with a typical wear life of less than one year. Wear cycles vary widely. The teeth on dredge cutterheads used to cut through hard rock, for example, can be replaced as often as every few hours. Net sales from wear and replacement parts was $611.0 million, $422.2 million and $568.3 million in 2008, 2009 and 2010, respectively. Consumable EPG wear parts include the following:

Product	Applications	Machines / Price
GET Tooth Systems	Used on most earth moving equipment primarily to improve bucket penetration for improved productivity and to protect the bucket lip for longer service life.	• Excavators • Cable shovels • Draglines • Wheel loaders • Skid steer loaders • Tractor loader backhoes • Prices from $10 to $6,000

Product	Applications	Machines / Price
GET Cutting Edges	Used to push earth, rock and snow and protect the moldboard of the machines.	• Dozers • Graders • Snow plows • Prices from $50 to $1,250
Crusher Wear Parts	Used to crush and size rock (aggregate) in quarry operations and to crush ore in mining operations.	• Jaw crushers • Gyratory crushers • Cone crushers • Impact crushers • Prices from $1,600 to $32,000
Dragline Rigging	Used for hoisting and loading dragline buckets that are typically used in coal mining operations to remove overburden (rock and dirt) to uncover coal seams.	• Draglines • Prices from $250 to $75,000
Universal Wear Solutions	Used to protect high wear areas in a variety of mining and infrastructure development applications.	• Processing plants • Cable shovels • Draglines • Excavators • Wheel loaders • Dozers • Graders • Scrapers • Truck bodies • Prices from $10 to $850
Scrap Recycling Hammers	Used to shred metal products during the recycling process.	• Metal recycling machines • Prices from $200 to $1,350

          Attachments and wear part carriers.    EPG manufactures attachments and wear part carriers used in mining and infrastructure development, including lip systems, dragline buckets, cable shovel buckets, hydraulic excavator buckets and face shovels, wheel loader buckets, truck bodies and dredge cutterheads. These products typically have a wear life of five to 20 years, with regular maintenance cycles to replace wear components. Net sales from attachments and wear part carriers were $71.3 million, $57.2 million and $66.0 million in 2008, 2009 and 2010, respectively.

Product	Application	Machine / Price
Lip Systems	Installed on buckets that are used to excavate and move earth and cut through rock.	• Excavators • Wheel loaders • Cable shovels • Draglines • Prices from $5,000 to $350,000
Buckets	Used in construction sites, pipeline and other general construction, aggregate quarries and mining applications.	• Excavators • Cable shovels • Wheel loaders • Draglines • Prices from $2,400 to $1,200,000
Dredge Cutterheads	Used to deepen ports and shipping lanes in hard rock dredging and sand and clay dredging operations.	• Dredger • Prices from $80,000 to $675,000

          Industrial and other components and services.    EPG manufactures and supplies a variety of industrial products and services including castings for locomotive engines and track work, offshore oil platform moorings, wire rope rigging, structural sockets, aircraft forming dies and conveying chain systems. EPG also provides services, including specialty casting and bucket repair services. Net sales from industrial and other components and services were $69.7 million, $51.1 million and $78.3 million in 2008, 2009 and 2010, respectively.

Sales and Distribution

          We employ a diversified distribution model for EPG product sales in the aftermarket that includes direct sales, a network of independent dealers, licensees and OEMs. In 2010, 36% of EPG's net sales were generated through our EPG global dealer distribution network, 48% sold directly to end customers and 16% to OEMs.

          We use a "push/pull" strategy to increase first fitments of EPG products globally. We work closely with OEMs to develop new products that meet evolving requirements. In addition, our technical specialists and sales representatives work directly with the end-users of our products, and we use formal surveys to develop first-hand knowledge of users' needs. As a result, OEMs often use our wear parts as first fitment on their capital equipment and customers often prefer our wear parts on the capital equipment they purchase. OEM adoption of our products as first fitment on their capital equipment creates a "push" for our products, and customer requests for our products on the capital equipment create a "pull" for our products. Once our products are installed on the end-users' equipment, end-users can access our global multi-channel distribution network to purchase wear parts and other replacement parts.

          Our authorized dealer and expanding direct supply and service network allow us to strategically expand our reach into new regional markets and establish close contact with key customers. These distribution channels allow us to leverage our common manufacturing systems and business processes on a local distribution, sales and service network, which provides us with deep customer relationships, opportunities to develop better solutions and a reputation as a local product solution specialist. We believe our global distribution, sales and service network is a competitive advantage that strengthens our ability to benefit from strong positive trends in global resource demand, infrastructure development in emerging markets, as well as infrastructure development projects in North America and Western Europe. At March 31, 2011, we had 191 independent dealers in 60 countries, some of which operate in multiple locations, and 34 direct sales locations. The majority of our dealers are party to our form of dealer agreement, which is terminable by either party on 90 days' notice.

          Our licensees help us maintain relationships with regional customers, providing localized availability of parts and service, and work in partnership with us to serve the needs of global customers. Our licensing relationships with manufacturers Compañía Electro Metalúrgica S.A., in Chile, and Mitsubishi Steel Mfg. Co., Ltd., in Japan were established approximately 50 years ago. Each of our licensees manufactures and sells a range of our products using our designs, patents, alloys, manufacturing and metallurgical know-how and brand name, and pays us a royalty from sales. Through design and manufacturing controls and the use of standard gauging tools provided by us, we assure interchangeability of wear parts to customers around the world. For example, a mining customer in Chile can, for its European OEM machine, obtain aftermarket wear parts from our Chilean licensee to replace worn teeth on a lip system we built in the United States. Our products' global interchangeability allows our customers to purchase reliable products directly from us, the OEMs we serve, our licensees and our authorized dealers.

          In some regions, we have moved from licensee relationships to direct manufacture and sale. For example, we will not renew our license in Australia with Bradken Resources Pty Ltd. when it expires on June 30, 2011. In anticipation of the license termination, we have taken steps to expand our direct presence in the attractive Australian market. During 2010, we acquired Swift Engineering, a provider of mining site services and fabrication in Australia with facilities in Mackay and Kingaroy, Queensland, and Austcast, with foundries in Northgate, Queensland and Dunedin, New Zealand primarily serving the mining markets. The Swift acquisition also expanded our product offering through an innovative line of mining haul truck bodies. Beginning in 2010, we introduced and expanded our direct supply and service capability in key Australian mining regions. The combination of these two acquisitions, the establishment of independent dealers and the development and deployment of other resources position us to serve the Australian market with products and services when the license expires.

          We are also a partner in three joint ventures. We jointly own our Taiyuan, China manufacturing facility with a minority owner, Taiyuan Heavy Machinery Group. We also have a joint venture with Elecmetal, our Chilean licensee, to build and operate a foundry in Chile to produce wear parts for the Chilean market and for our global distribution outside Chile. Finally, we have a sales and distribution joint venture with ESS Holdings, Inc. to serve our oil sands customers in Fort McMurray, Alberta, Canada.

          EPG customers consist of OEMs and dealers of capital equipment in the mining, infrastructure development and industrial markets, as well as the end-users of that capital equipment. Although EPG has large customers, including the 10 largest mining companies in the world, no single customer accounted for 10% or more of its net sales in any of the last five years.

Competition

          EPG operates in the mining, infrastructure development and industrial wear parts markets. EPG competes on a variety of factors, including equipment productivity, design and performance, technology, metallurgical expertise, reliability, customer relationships, delivery lead times and price. EPG's competitors range from some of the world's largest multi-national equipment manufacturers to small single-product niche manufacturers. Competitors include Hensley Industries, Inc., a division of Komatsu, Ltd.; Berkeley Forge & Tool Inc.; Columbia Steel Castings; Metalogenia S.A.; CQMS Pty Ltd.; and Van Reenen Steel Ltd. When our licensee relationship with Bradken Resources Pty Ltd. expires on June 30, 2011, it may also compete with EPG.

          The mining and infrastructure development wear parts market has substantial barriers to entry. We believe that successful participation in the industry requires (i) extensive experience in metallurgy, tribology and advanced manufacturing processes; (ii) a broad portfolio of products; (iii) significant capital expenditures to establish the necessary global operations and the local distribution infrastructure; and (iv) brand recognition, which is generally promoted by a long-term track record of innovation, quality, client relationships and an active installed base. We have developed these capabilities over a nearly 100-year history and believe we are well-positioned in the wear parts industry.

Turbine Technologies Group

          TTG operates in the aerospace and power generation markets. TTG serves customers that require superalloy precision investment castings for gas turbines that generate power for cities and jet engines that keep airliners flying. Due to the highly complex nature of the investment casting process for turbine components and structures, and the exacting standards required so that products can withstand intense heat and operating stresses, few manufacturers can compete in this space.

Operations and Manufacturing

          TTG's metallurgical castings include fine grain castings; equiaxed castings; directionally solidified ("DS") castings; and single crystal ("SX") castings. TTG employs conventional casting processes to produce equiaxed castings, in which the metal grains are oriented randomly throughout the casting. A more advanced process enables us to produce DS castings, in which the metal grains are aligned longitudinally. This alignment decreases the internal stress on the weakest portion of a metal part where the various grains adjoin, thereby providing increased strength and improved efficiencies in engine performance over equiaxed parts. An even more advanced process enables us to produce SX castings, which consist of one large superalloy crystal without grain boundaries. SX castings provide greater strength and performance characteristics than either equiaxed or DS castings, as well as longer engine life. We believe our ability to manufacture a broad range of part sizes and configurations, using DS/SX and equiax manufacturing processes, makes TTG one of the few investment castings suppliers to the aerospace and IGT markets capable of meeting a wide range of customer needs with facilities in the United States, Mexico and Europe.

Products and Services

          TTG's aerospace offerings include blades, vanes and complex structural parts used in commercial and military aircraft engines. In 2010, approximately 71% of our aerospace engine component net sales were from products for commercial usage. Over 55% of our aerospace engine products net sales in 2010 were from products used in the "hot gas path" of aircraft turbines and, as a result, are considered replacement parts, while the balance are high-specification structural castings typically associated with new engine builds. Net sales from replacement parts sold in the aerospace market was $27.4 million, $25.3 million and $38.8 million in 2008, 2009 and 2010, respectively; net sales from all other aerospace products was $47.5 million, $31.9 million and $27.4 million in 2008, 2009 and 2010, respectively.

          Our power generation products are similar to the products we produce for aerospace engines, but are much larger. While a vane casting for an aircraft engine may weigh as little as 0.5 pounds, a vane casting for a large IGT turbine can weigh as much as 200 pounds. In the power generation market, TTG produces a range of "hot gas path" components, including blades, vanes and multi-vanes. Over 90% of our IGT net sales in 2010 were from products used in the "hot gas path" of turbines and, as a result, are considered replacement parts. Net sales from replacement parts sold in the IGT market was $85.6 million, $73.1 million and $50.0 million in 2008, 2009 and 2010, respectively; net sales from all other IGT products was $0.4 million, $0.1 million and $3.6 million in 2008, 2009 and 2010, respectively.

          TTG is also an important supplier of superalloy precision investment castings sold to the locomotive and marine turbocharger markets, and participates in other niche industrial markets. Net sales from these products were $27.0 million, $19.5 million and $17.1 million in 2008, 2009 and 2010, respectively.

          TTG produces complex superalloy castings used in civil and military aircraft engines and IGT at facilities in the United States, Mexico and Europe.

Sales and Distribution

          TTG's core customers are IGT OEMs and MRO replacement part providers, and aerospace engine manufacturers and their revenue share partners. All sales are generated through our highly technical direct sales force. Due to the sophisticated nature of the TTG products, sales efforts require both sales and engineering personnel to work closely with customers to identify and assist in the development of new and modified products. TTG customers frequently visit manufacturing sites to work with TTG product and process engineers in developing new programs or to audit quality systems and production capabilities. Our sales staff works with our customers to identify and develop growth opportunities that will develop over three to five years with our strategic customers.

Competition

          TTG's largest competitors by sales are Precision Castparts Corp., Howmet Corporation, a wholly owned subsidiary of Alcoa Inc., and Doncasters Group Limited. TTG typically focuses on niche opportunities with its aerospace and IGT customers while its three largest competitors typically focus on the highest volume and highest technology opportunities. TTG also has numerous smaller competitors. TTG can produce metallurgical structures ranging from equiax to fine grain to DS/SX and can manufacture small simple blades to large complex cored IGT blades, large IGT multi-vanes and medium-size aero engine structural components. As a result, other than TTG's three largest competitors, to our knowledge, none of the other superalloy investment casting suppliers have the range of technical, metallurgical and manufacturing capabilities offered by TTG combined with its manufacturing footprint in the United States and Europe, including lower-cost sites in Mexico and Slovakia.

Principal Properties

          The following table lists our principal properties as of March 31, 2011, the segment that uses each property and related information.

Location	Group	Type	Owned/Leased
Portland, OR, USA:
Headquarters	HQ	Executive Offices	Owned
Main Plant	EPG	Foundry/EPG HQ	Owned
Portland Plant 3	EPG	Foundry	Owned
Newton, MS, USA	EPG	Foundry	Owned
Covington, KY, USA	EPG	Fabrication	Owned
Phoenix, AZ, USA	EPG	Fabrication	Leased
Bucyrus, OH, USA	EPG	Blade production	Owned
Nisku, Alberta, Canada	EPG	Foundry	Owned
Port Hope, Ontario, Canada	EPG	Foundry	Owned
Port Coquitlam, BC, Canada	EPG	Foundry	Owned
Edmonton, Alberta, Canada	EPG	Casting overlays	Owned
Steinbach, Manitoba, Canada	EPG	Blade production	Leased
Altacomulco, Mexico	EPG	Blade production	Owned
Guisborough, England, UK	EPG	Foundry	Owned
Brisbane, Queensland, Australia	EPG	Asia Pacific HQ	Leased
Kingaroy, Queensland, Australia	EPG	Fabrication	Leased
Mackay, Queensland, Australia	EPG	Fabrication	Leased
Northgate, Queensland, Australia	EPG	Foundry	Leased
Dunedin, New Zealand	EPG	Foundry	Leased
Taiyuan, Peoples' Republic of China	EPG	Foundry	Leased
Xuzhou, Peoples' Republic of China	EPG	Foundry	Land — Leased Building — Owned
Frameries, Belgium	EPG	Distribution/Europe HQ	Owned
Betim, Minas Gerais, Brazil	EPG	Fabrication/Latin America HQ	Owned
Chittenango, NY, USA	TTG	Foundry/TTG HQ	Owned
Eastlake, OH, USA	TTG	Foundry	Leased
Guaymas, Mexico	TTG	Foundry	Leased
Herstal, Belgium	TTG	Foundry	Owned
Povaszska Bystrica, Slovak Republic	TTG	Foundry	Owned

Research and Development

          A core team of our product engineers works to improve the value of our products to customers, focusing on features such as ease of use, installation and removal, safety, reliability, productivity and increased wear life in field applications. Often, these engineers work directly with customers and end-users in the field to gain a first-hand understanding of wear and productivity improvement opportunities. Before field testing any new designs, our engineers analyze product prototypes using computer-aided design technology and rapid prototype systems for design, pre-manufacture and field testing processes. Much of this work is not reflected in research and development in our financial statements, which includes only new product development and applied research expenses. Our research and development costs in 2010 were $5.9 million. Not included in that amount are product optimization expenses, annual new pattern spending, manufacturing development and trial lot expenses, which are allocated to the cost of goods sold and selling and administrative expenses.

Intellectual Property

          We often seek U.S. and foreign patent protection on innovations in our EPG business. As of June 15, 2011, we held 46 U.S. patents, with an average remaining life of approximately 11 years, and 22 U.S. patent applications. Worldwide, including the United States, we held 546 patents and had 535 patent applications, which includes foreign counterparts to our U.S. patents and patent applications, as of the same date. We have federal registrations for many of our trademarks in the United States and other foreign jurisdictions.

          We also have entered into exclusive licensing arrangements in certain jurisdictions pursuant to which licensees may use our intellectual property in the manufacture and sale of products in those jurisdictions. We receive royalties for licensees' use of our intellectual property, but they are not otherwise permitted to exploit our intellectual property during the terms of the license agreements. See "Business — Our Segments — Engineered Products Group — Sales and Distribution".

Employees

          As of March 31, 2011, we had 4,854 employees, consisting of 3,754 employees in EPG and corporate and 1,060 employees in TTG. As of March 31, 2011, unions or workers counsels represented 116 employees in Belgium, 381 employees in Brazil, 308 employees in Canada, 270 factory employees in China, 23 employees in Mexico, and 65 employees in Australia and New Zealand. Two agreements covering approximately 3.6% of our employees expired in May and June 2011, one of which is under negotiation and the other of which is subject to a vote; two agreements covering approximately 8.2% of our employees will expire in the second half of 2011; and two agreements covering 4.2% of our employees will expire in 2012. 2.4% of our employees, who are located in Belgium, are subject to agreements that expire at different times: one in June 2011; two in December 2011; one in part in 2011 and in part in 2012; and one in 2012. An additional 6.4% of our employees are members of unions that are not subject to collective bargaining agreements or similar types of arrangements; those employees may elect to become subject to a collective bargaining agreement. Our unionized employees in China are not subject to a collective bargaining agreement or similar types of arrangement.

Backlog

          Backlog in EPG is composed of bookings derived from orders received from our customers. Most EPG orders are not cancellable, and when we allow cancellations we typically charge a restocking fee. We believe EPG backlog is useful to project sales for two to four months, but does not provide a reliable long-term forecast of sales. In addition, EPG backlog can be affected by changes to customer lead-times and our ability to meet production demands, which can limit the usefulness of backlog as a projection of sales even in the short term. EPG backlog at March 31, 2011 reflects longer lead-times resulting from increased mining activity and approximately $40.0 million contributed by Swift and Austcast in Australia, which we acquired in 2010.

          Backlog in TTG is composed of orders received under long-term agreements or purchase orders. TTG orders are cancellable with the customer typically obligated to pay for any costs incurred by us on the associated orders.

          The backlog of unfilled orders believed to be firm at March 31, 2011, compared to the prior year, is listed below.

(dollars in thousands)	March 31, 2010	March 31, 2011
Total	$218,747	$350,506
EPG	123,211	253,232
Mining	67,694	163,090
Infrastructure development	41,982	68,951
Industrial	13,535	21,191
TTG	95,536	97,274

          We anticipate that approximately 90% of EPG backlog and 83% of TTG backlog will be filled and invoiced in 2011.

Raw Materials and Suppliers

          We purchase plate and scrap steel, alloys such as nickel, cobalt, molybdenum, tantalum and titanium and other materials from numerous suppliers with no single source being dominant. Each of our EPG and TTG businesses secures raw materials through its own purchasing function, where the quality, availability, pricing and service from potential vendors is assessed. We generally seek to pass raw material cost increases to our customers through EPG product price increases and through surcharges or escalator provisions in our long-term agreements with TTG customers. Historically, there is a delay of several months between raw material cost increases and our realization of price increases.

Government Regulation

          Some of our TTG products are manufactured and sold to customers who are parties to U.S. government contracts or subcontracts. Approximately 29% of TTG's aerospace net sales in 2010 were derived from sales to engine manufacturers for military-based platforms. Consequently, we are indirectly subject to various U.S. federal rules, regulations and orders applicable to government contractors. Violation of applicable government rules and regulations could result in civil liability, cancellation or suspension of existing contracts or ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. Generally, our customers are able to recover costs if a government contract is cancelled and, as a result, we are generally able to recover costs from our customers in that event.

          Due to the international scope of our operations, we are subject to complex United States and foreign laws, regulations and procurement policies and practices governing, among other things, anti-corruption matters, export controls, economic sanctions, and investment and currency exchange controls, including the following:

  •
  Foreign Corrupt Practices Act (FCPA) — The FCPA prohibits companies and individuals from paying or promising to pay foreign officials, directly or indirectly, anything of value with the corrupt intent of obtaining or retaining business and mandates internal accounting controls and record-keeping practices aimed at preventing and detecting illegal bribes. Enforcement actions by the Department of Justice and SEC can result in fines and jail time. We are also subject to similar foreign laws, including, for example, the UK Bribery Act and the OECD Anti-Bribery Convention.

  •
  International Traffic in Arms Regulations (ITAR) — ITAR implements the Arms Export Control Act (AECA) and governs the export of defense-related articles, technology and services in connection with aircraft equipment and certain grades of armor plating we produce. Enforcement actions by the U.S. Department of State can involve mandated audits, compliance programs, civil penalties and loss of export privileges. The Department of

    Justice can pursue criminal prosecution under the AECA which can result in penalties, debarment from exporting and jail time, and contractual debarment from doing business with the U.S. government and governments of other countries.

  •
  Export Administration Regulations (EAR) — EAR implements the Export Administration Act and the regulations are administered by the Bureau of Industry and Security to regulate the export of dual-use commodities. Dual-use items subject to EAR have predominantly commercial uses, but also have military applications, such as aero gas turbine assemblies and some metal alloys we produce. EAR violations can also occur by engaging in activities that further the aims of countries that impose boycotts against other countries friendly to the U.S. (e.g., the Arab boycott of Israel). We have 25 separate export control licenses in place to comply with the EAR. Many of these licenses cover technology exchange between our United States and European operations. Failure to comply with the EAR could result in criminal and civil penalties and, under certain circumstances, a denial of export privileges and debarment from doing business with the U.S. government and the governments of other countries.

  •
  Office of Foreign Assets Controls (OFAC) regulations — In conducting our export business, we must ensure that we have no business dealings or facilitate business with those countries, organizations and individuals subject to U.S. economic sanctions and embargoes administered by OFAC. Violations of U.S. sanctions programs and embargoes can result in civil and criminal penalties and imprisonment.

  •
  Taxes on repatriated earnings — Generally, the Internal Revenue Service taxes profits from foreign subsidiaries when those profits are repatriated to U.S. owners.

Environmental Matters

          We are subject to federal, state, local, provincial, regional and foreign environmental laws and regulations concerning, among other things, ground water discharges, air emissions, waste management, toxic use reduction and environmental clean-up. Environmental laws and regulations continue to evolve. As a result, it is likely we will be subject to increasingly stringent environmental standards in the future, particularly with respect to air and water quality, and we may be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. If we violate or fail to comply with these laws and regulations, we could be fined or otherwise sanctioned by regulators. These environmental laws also require us to obtain permits for some of our operations from governmental authorities. These authorities can deny, modify or revoke our permits and can enforce compliance through fines and injunctions.

          We could also be held liable for any consequences arising out of human exposure to hazardous materials or other environmental damage. We own, lease and operate properties, and have owned, leased and operated properties, or conduct or have conducted operations at properties, where hazardous materials have been used for many years, including during periods before management standards for these materials were required or generally believed to be necessary. Consequently, we are subject to environmental laws that impose liability for historical releases of hazardous materials.

          See "Legal Proceedings — Portland Harbor Superfund Site" below and "Risk Factors — We are subject to environmental laws, and any violation of, litigation relating to or liabilities under these laws could adversely affect us" above for a discussion of our potential liability with respect to the Portland Harbor Superfund site and "Risk Factors — Regulatory effects of climate change could adversely affect our business" for more details.

          In 2010, we committed to remove an accumulation of solid waste at our Port Hope, Ontario plant. We estimate the removal will cost $2.6 million and we plan to perform this removal within five years.

          Our financial statements include reserves for estimated costs for resolving claims that have been asserted with respect to environmental issues relating to our properties and operations. At March 31, 2011, we had accrued aggregate environmental reserves of $3.1 million. Our actual future expenditures, however, relating to compliance matters and clean-up of environmental conditions cannot be conclusively determined.

Acquisitions and Divestitures

          A summary of our acquisitions in the last six years for EPG follows.

  •
  Trans Equipment and Supply, Inc. (February 2011, Wyoming, U.S.), a distributor, acquired for approximately $8.4 million. (See Note 12 to our Consolidated Financial Statements for the period ended March 31, 2011 for a description of the effect of the acquisition on our financial statements.)

  •
  Swift Engineering (July 2010, Australia) acquired for approximately $17.5 million; added manufacturing, maintenance and repair capacity in Australia and expanded our EPG product and service offerings. (See Note 28 to our Consolidated Financial Statements for the period ended December 31, 2010 for a description of the effect of the acquisition on our financial statements.)

  •
  Austcast Pty Ltd (December 2010, Australia) acquired for approximately $17.4 million; added foundry capacity in Australia. (See Note 28 to our Consolidated Financial Statements for the period ended December 31, 2010 for a description of the effect of the acquisition on our financial statements.)

  •
  ESCO Brazil (Brazil, May 2007 (60%) and May 2009 (40%)) acquired for aggregate consideration of approximately $37.0 million; added manufacturing, maintenance and repair capacity and a local presence in Brazil. In connection with the acquisition of 100% ownership of ESCO Soldering in May 2009, we also agreed to transfer our interest in Soldering Locações de Márquinas e Equipmentos Ltda to RNJ Participações Ltda. ESCO Brazil has been integrated into our operations; however, we estimate that net sales contributed by ESCO Brazil in 2010 were $57.1 million.

  •
  Quality Steel (May 2005, Canada) acquired for approximately $19.7 million; added foundry capacity, expanded our product and services offerings, and established a local presence in the Canadian oil sands market. Quality Steel has been integrated into our operations; we estimate that net sales contributed by Quality Steel in 2010 were $46.4 million.

          In addition to these acquisitions, we entered into a joint venture in 2007 to build and operate a foundry in Chile to produce wear parts for the Chilean market and for our global distribution outside Chile. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital expenditure commitments".

          In 2006, we sold our Integrated Manufacturing Group (IMG) for approximately $50 million and our Engineered Metals Group (EMG) for approximately $23 million. We considered these businesses non-core to our overall business strategy. IMG manufactured highly machined products for the semiconductor, flat panel display, medical instrumentation and aerospace industries; EMG was a distributor of stainless steel and stainless steel products. See note 6 to "Selected Consolidated Financial and Other Data."

Legal Proceedings

          We are subject to claims and litigation arising in the ordinary course of business, including those relating to exposure to hazardous materials, and regularly assert our patent rights against parties that may be infringing those rights. Although we cannot predict the final outcome of pending legal proceedings with certainty, we do not expect the ultimate disposition of these matters will have a material adverse effect on our financial position, results of operations or cash flows.

Bradken Resources Pty Ltd.

          In March 2008, we began an arbitration proceeding against our Australian licensee, Bradken Resources Pty Ltd. In the arbitration, we sought a declaration of our rights and obligations under our 1999 agreement, as amended, with Bradken, under which we granted Bradken the exclusive right to distribute and manufacture some of our products in Australia, New Zealand and Papua New Guinea. In the arbitration, we sought to resolve disputes regarding (i) whether Bradken was obliged to use our trademarks in connection with the manufacture and sale of our products, (ii) whether Bradken could use customer field trials to promote its competing products, (iii) whether the agreement's prohibition on Bradken selling products similar to or in competition with our products was enforceable and (iv) whether the agreement's prohibition on Bradken from using our know-how, product designs and special alloys for a three-year period following termination of our agreement with Bradken was enforceable. In addition, we sought termination of the agreement prior to its scheduled expiration on June 30, 2011.

          Bradken filed counterclaims against us alleging, among other things, that we (i) violated U.S. antitrust laws, (ii) breached the agreement with Bradken and (iii) misused certain patent rights, and seeking a large damage award.

          On June 17, 2010, an International Chamber of Commerce arbitrator issued a final award in our favor on all issues presented to the arbitrator with the exception of our request that the agreement be terminated before June 30, 2011. Bradken was awarded nothing. The arbitrator affirmed our contract positions, including that Bradken must continue to apply our trademarks as we direct during the term of the license, Bradken cannot sell parts that compete with our licensed products anywhere in the world during the term of the license, and Bradken cannot use our know-how or alloys nor make any of our patented or non-patented products for a period of three years after the end of the license. Finally, the arbitrator awarded us our share of the ICC administrative expenses and arbitrator's remuneration and substantially all of our legal expenses. In the proceeding we began in United States District Court to confirm the final award and secure a judgment so that we may collect the amount awarded to us, Bradken has challenged the award of legal expenses. The District Court confirmed the award, and Bradken has appealed.

Portland Harbor Superfund Site

          We received a questionnaire dated January 18, 2008 from the EPA regarding historical operational practices in connection with the Portland Harbor Superfund site. The EPA also named us as one of more than 100 businesses that are potentially responsible parties for this site in a letter dated March 12, 2010. Consequently, we may be responsible for clean-up or other costs related to the site under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law. The current aggregate clean-up costs to be allocated among responsible parties is estimated to be approximately $1.0 billion. We have entered into a participation agreement with a group of named potentially responsible parties and other companies under which we admit to no liability. The agreement provides a framework to determine how to allocate cleanup costs among the parties to the agreement if the EPA finds them responsible. The inability of a party to pay its portion of assessed costs may result in increased costs to other parties. We are also participating in a process with other potentially responsible parties to quantify and potentially allocate natural resource damages claims with respect to the site. We cannot predict our ultimate liability with respect to the Portland Harbor Superfund Site at this time, but it could be substantial if the EPA determines that we are a responsible party for this site.

MANAGEMENT

Directors and Executive Officers

          The following table is a list of our executive officers, key employees and directors (ages are as of June 15, 2011).

Name	Age	Position
Steven D. Pratt	64	Chief Executive Officer and Chairman of the Board of Directors
Calvin W. Collins	52	President and Chief Operating Officer and Director
Ray Verlinich	55	Vice President — Finance and Chief Financial Officer
Gene K. Huey	63	Vice President and Treasurer
Nicholas L. Blauwiekel	55	Vice President of Human Resources
Kevin S. Thomas	37	Vice President, General Counsel and Corporate Secretary
François Baril	45	President, Turbine Technologies Group
F. Patrick Fonner	61	Group Vice President, Engineered Products Group
Jon V. Owens	49	Vice President of Marketing and Global Business Processes
Peter F. Adams	67	Director
Frank Alvarez	65	Director
Stephen E. Babson	60	Director
Peter F. Bechen	64	Director
Frank Jungers	84	Director
Henry T. Swigert	80	Director
Robert C. Warren, Jr.	63	Director
John W. Wood, Jr.	67	Director

          Steven D. Pratt is our Chief Executive Officer and Chairman of the ESCO board of directors. Mr. Pratt has been employed with us for his entire career, beginning in 1972. His 39 years of service includes plant management roles, President of the Engineered Products Group, and Executive Vice President and Chief Operating Officer. He became President and Chief Executive Officer in 1995 and Chairman of the board of directors in 2003, and has been a member of our board of directors since 1993. Mr. Pratt is a director of Stimson Lumber Company, Inc., where he serves as chairman of the compensation committee and as a member of the nominating and governance committee and the executive committee. The specific experience, qualifications, attributes and skills that Mr. Pratt brings to our board of directors include his 39 years of experience with with the company, his perspective as our Chief Executive Officer and his extensive experience in our industry. Mr. Pratt has announced he will retire as Chief Executive Officer at the end of 2011 or shortly thereafter. Mr. Pratt is expected to remain a director and Chairman of the Board after his retirement as an executive.

          Calvin W. Collins is our President and Chief Operating Officer and he continues to serve as President of our Engineered Products Group, a position he has held since September 2009. Mr. Collins was elected to the board of directors in May 2011. Mr. Collins joined us in November 2000 as Assistant General Counsel. In October 2001, he became Vice President, General Counsel and Corporate Secretary. In 2003, he became Vice President of Administration with responsibilities for human resources, tax and risk management. In his role as Vice President of Administration, General Counsel and Corporate Secretary, he was involved in our significant financing, acquisition and divestiture transactions and our corporate strategy. Mr. Collins was named Group Vice President — Engineered Products, North American Operations in April 2007 and in September 2009 he was named President — Engineered Products. In January 2011, he was named the Company's President and Chief Operating Officer. Before joining us, Mr. Collins was an attorney in private practice focusing on general business and corporate matters. The specific experience, qualifications, attributes and skills that Mr. Collins brings to our board of directors are his perspective as Chief Operating Officer of the Company, his prior work on significant financing, acquisition and divestiture transactions for us, his expertise gained from providing guidance and counsel to a wide variety of companies and his experience in our industry. The board of directors has appointed Calvin W. Collins Chief Executive Officer effective upon Mr. Pratt's retirement from that position, which is expected to occur at the end of 2011 or shortly thereafter.

          Ray Verlinich was appointed Vice President — Finance and Chief Financial Officer in April 2011. Mr. Verlinich joined us in February 1996, beginning as Finance Director and Finance Project Manager for our global Oracle ERP implementation. He became Corporate Controller in July 1997, Assistant Treasurer in May 2010 and Vice President, Finance in February 2011. In those roles, he had responsibility for global tax and treasury management. Before joining us Mr. Verlinich served in various financial management positions, including expatriate assignments at PPG Industries Inc, a coatings and specialty products supplier.

          Gene K. Huey began his career with us in 1970 and held a series of positions that included responsibilities for financial accounting, taxes, administration services, information systems, treasury, and financial analysis and planning. Mr. Huey has been involved in our strategic planning and our significant financing, acquisition and divestiture transactions. He served as Chief Financial Officer from 1984 until his resignation from that position in April 2011 and now serves as our Vice President and Treasurer. Mr. Huey expects to retire in December 2011.

          Nickolas L. Blauwiekel was appointed Vice President of Human Resources in June 2005. Mr. Blauwiekel has over 30 years of human resources experience. Prior to joining us, Mr. Blauwiekel worked for Ingersoll Rand as the vice president of human resources for the infrastructure sector and for Teledyne Technologies Incorporated and Shiloh Industries, Inc. as a senior human resources executive. He also worked for Cooper Industries, Inc. in a senior human resources role.

          Kevin S. Thomas joined us in February 2003 as corporate counsel. In April 2007, he was named General Counsel and Corporate Secretary. In May 2009, he also became a Vice President. Mr. Thomas oversees our legal affairs, as well as fulfilling additional responsibilities and obligations as assigned by our board of directors. Before joining us, Mr. Thomas was in private practice focusing on mergers, acquisitions and public and private securities offerings.

          François Baril joined us in February 1997, beginning as District Manager for our Industrial Casting Division. He also served as Business Unit Leader for the Industrial Casting Division, Site Manager for ESCO Ltd. in Port Hope, Ontario, and Managing Director for ESCO Engineered Products Europe. In October 2005, Mr. Baril was named Vice President of ESCO Turbine Technologies Group and in January 2007, he was promoted to President of the Group.

          F. Patrick Fonner joined us in June 1976 and held sales positions throughout the United States in the early years of his tenure. Mr. Fonner has served as General Manager for a variety of our products and markets, including expendables, attachments, sales, marketing and product development. Mr. Fonner also served as General Manager of our construction business unit from June 2000 through December 2004. He became Group Vice President, Engineered Product Group in January 2005.

          Jon V. Owens joined us in May 1986 and has held various positions in product management, sales and marketing, manufacturing and supply chain management, including responsibility for the Asia Pacific Region, global operations, the mining division, global supply chain and the European division. He became a Vice President in April 2007, a Group Vice President of Engineered Products in August 2009 and Vice President of Marketing and Global Business Processes in January 2011 with corporate responsibility for strategy, marketing, business development, information technology and corporate communications. Mr. Owens is Chairman of the board of directors of Shanxi Changfeng Wearparts, our joint venture in China, and an executive committee member of ESCO Elecmetal Fundicion Limitada, our joint venture in Chile.

          Peter F. Adams became a director in 1983. Mr. Adams is the president and an owner of Farmington Landfill Inc., a quarry reclamation and construction materials recycling company. As a private investor, Mr. Adams is an owner of companies in a variety of fields, including wine-grape growing and vineyard management, wine production and marketing, and emergency vehicle manufacturing. Mr. Adams is also a director of several private companies. The specific experience, qualifications, attributes and skills that Mr. Adams brings to our board of directors are his strategic, managerial and corporate governance experience from service on the boards and as an executive of other corporations and his strategic insights and financial experience gained as an investor and owner of companies in diverse industries. Upon Henry T. Swigert's death or resignation as trustee, Mr. Adams and Robert C. Warren, Jr. will become co-trustees of the Swigert 2000 Trust.

          Frank Alvarez became a director in 2001. Mr. Alvarez joined Intel Corporation in 1979 and served as Vice President of the Technology and Manufacturing Group until his retirement in 2000. The specific experience, qualifications, attributes and skills that Mr. Alvarez brings to our board of directors are his manufacturing experience and his ability to make important contributions to our growth strategy due to his extensive experience in a capital-intensive global industry.

          Stephen E. Babson became a director in 2003 and is chairman of the nominating and governance committee of the board of directors. Mr. Babson is a managing director of Endeavour Capital, a private equity firm in the Pacific Northwest. Before joining Endeavour Capital, Mr. Babson was a partner focusing on mergers, acquisitions and public and private securities offerings and the chairman of Stoel Rives LLP. He also serves on the boards of Columbia Sportswear Company, New Seasons Market LLC, Bristol Farms LLC, Northland Transportation Company, Tidewater Holdings, Inc., Columbus Foods, LLC, Little Red Services Inc. and National Frozen Foods Corporation. The specific experience, qualifications, attributes and skills that Mr. Babson brings to our board of directors are primarily derived from his experience in mergers and acquisitions and his insights gained through his role as an investment professional. In addition, Mr. Babson's significant financial expertise and experience contribute to our board of directors' understanding and ability to analyze complex issues.

          Peter F. Bechen became a director in 2000 and is chairman of the audit committee of the board of directors. Mr. Bechen has served as the president and chief executive officer of Pacific Realty Associates since 1983 and was president of its predecessor from 1975 until 1983. Mr. Bechen has served as a director of Capmark Financial Group Inc. since March 2006 and is a member of the Industrial and Office Park Development Council of the Urban Land Institute. The specific experience, qualifications, attributes and skills that Mr. Bechen brings to our board of directors are his years of managerial experience which enables him to provide meaningful advice and guidance to management and the board and his extensive experience in the real estate industry.

          Frank Jungers became a director in 1984 and is chairman of the compensation committee of the board of directors. Mr. Jungers retired as Chief Executive Officer and Chairman of Arabian American Oil Company (ARAMCO) in 1978. Mr. Jungers has been an independent investor, consultant and director since that time. Mr. Jungers serves on the board of directors for Vero Corporation and Pacific Star Communications and served as a director of Horizon Lines, Inc. until 2008. He is also a trustee of the board of trustees of Oregon Health and Science University Foundation. The specific experience, qualifications, attributes and skills that Mr. Jungers brings to our board of directors include his extensive executive experience in a large international company which enables him to advise management and the board on a wide range of strategic and financial matters. In addition, Mr. Jungers' knowledge of our business and its operations, gained through serving on our board of directors for more than 25 years, enables him to provide valuable guidance to management and the board.

          Henry T. Swigert became a director in 1958. He began working at ESCO in 1955 as a molder's helper and later moved on to be a sales representative before being promoted to Vice President of Finance. Mr. Swigert served as Chairman of the board from 1979 until 2003 when he retired. Mr. Swigert has been a member of our board of directors for over 50 years and is familiar with our business and strategy. Mr. Swigert is the uncle of Robert C. Warren, Jr., a director. The specific experience, qualifications, attributes and skills that Mr. Swigert brings to our board of directors are his extensive experience in our industry and knowledge of our business which allow him to provide valuable guidance to the board.

          Robert C. Warren, Jr. became a director in 1986. Mr. Warren is the president and chief executive officer of Cascade Corporation, a manufacturer of material handling equipment for lift trucks, where he has worked for more than 35 years. Prior to that, Mr. Warren was Vice President-Marketing at Cascade Corporation. Mr. Warren is also a member of the board of directors of Cascade Corporation. Mr. Warren is the nephew of Henry T. Swigert, a director. The specific experience, qualifications, attributes and skills that Mr. Warren brings to our board of directors are his strategic, operational and corporate governance experience as the chief executive officer of a publicly traded corporation enables him to provide meaningful input and guidance to the board. Upon Henry T. Swigert's death or resignation as trustee, Peter F. Adams and Mr. Warren will become co-trustees of the Swigert 2000 Trust.

          John W. Wood, Jr. became a director in 2001. Mr. Wood was formerly the president and chief executive officer of Analogic Corporation, a maker of medical imaging and airport security products, from 2003 to 2006. Prior to joining Analogic Corporation, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. Mr. Wood served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a member of the board of directors of American Superconductor Corporation, a provider of electric power infrastructure, and FLIR Systems, Inc., a provider of thermal imaging equipment. The specific experience, qualifications, attributes and skills that Mr. Wood brings to our board of directors are his experience as a director and executive of large, diverse corporations which enables him to provide meaningful input and guidance to the board and our management.

Composition of the Board of Directors

          Our board of directors consists of ten members. After completion of the offering made by this prospectus, our articles of incorporation will provide that directors will be elected by the Class A Common Stock, Legacy Class A Common Stock and Class B Common Stock, voting together as a single class. Our board of directors has determined, after taking into consideration each director's direct and indirect relationships, that eight of our directors will qualify as "independent" under NASDAQ rules and regulations. Our bylaws permit our board of directors to establish by resolution the authorized number of directors; and 10 directors are authorized.

          After completion of the offering made by this prospectus, our articles of incorporation will provide that our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their three-year terms. Our directors will be divided among the three classes as follows:

  •
  the Class 1 directors will be Frank Alvarez, Frank Jungers, Steven D. Pratt, and Henry T. Swigert, and their terms will expire at the annual meeting of shareholders in 2012;

  •
  the Class 2 directors will be Stephen E. Babson, Calvin W. Collins, and Robert C. Warren, Jr., and their terms will expire at the annual meeting of shareholders in 2013; and

  •
  the Class 3 directors will be Peter F. Adams, Peter F. Bechen, and John W. Wood, Jr., and their terms will expire at the annual meeting of shareholders in 2014.

          Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will be as nearly equal in number of directors as possible.

Committees of the Board of Directors

          Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee

          Our audit committee is composed of Messrs. Bechen, Adams and Babson. Our board of directors has determined that each of these directors is "independent" according to the rules and regulations of the SEC and of NASDAQ. Our board of directors has also determined that each of these directors is financially literate as required by the rules and regulations of NASDAQ and that Mr. Bechen is an audit committee "financial expert" as defined by SEC rules. Mr. Bechen is the chairman of our audit committee. The audit committee operates under a written charter that satisfies the applicable SEC and NASDAQ standards.

          The audit committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures.

Compensation Committee

          Our compensation committee is composed of Messrs. Jungers, Alvarez, Warren and Wood. Our board of directors has determined that each of these directors is an "independent" director according to the rules and regulations of NASDAQ, a "non-employee director" as defined under the Securities Exchange Act of 1934, and an "outside director" as defined in Internal Revenue Code regulations. Mr. Jungers is the chairman of our compensation committee. The compensation committee is responsible for, among other things:

  •
  reviewing and recommending our chief executive officer's annual base salary and annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

  •
  reviewing and approving our other executive officers' annual base salaries and annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

  •
  evaluating and recommending to the board incentive compensation plans; and

  •
  administering, reviewing and making recommendations with respect to our incentive compensation plans.

Nominating and Governance Committee

          Our nominating and governance committee is composed of Messrs. Babson, Bechen and Wood. Our board of directors has determined that each of these directors is an "independent" director according to the rules and regulations of the SEC and of NASDAQ. Mr. Babson is the chairman of our nominating and governance committee. The nominating and governance committee is responsible for, among other things:

  •
  assisting the board in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of shareholders;

  •
  developing and recommending to the board governance principles applicable to us;

  •
  overseeing the evaluation of the board of directors and management;

  •
  recommending members for each board committee; and

  •
  reviewing and making recommendations with respect to related-person transactions.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee are, or have been at any time during the past year, our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct

          We have adopted a code of business conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting, and a code of conduct for financial managers that applies specifically to those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.escocorp.com after we complete this offering. We plan to disclose any amendments to the code, or any waivers of its requirements, on our website or in a filing with the SEC to the extent required by applicable SEC or NASDAQ standards.

Director Compensation

          Non-employee directors receive the following fees in cash: (i) an annual retainer of $40,000 for board service; (ii) $1,500 for each board meeting attended; (iii) $1,000 for each committee meeting attended, except that the attendance fees for the chairs of the audit, compensation and nominating and governance committees are $2,000 per meeting; and (iv) a $7,500 annual fee for service as chair of the audit committee and a $5,000 annual fee for service as chair of the compensation committee and of the nominating and governance committee. In addition, each non-employee director who was a director on May 8, 2010 received stock appreciation rights for 311 shares of

Legacy Class A Common Stock. For 2011, non-employee directors received a grant of 76 shares of Class A Common Stock instead of stock appreciation rights.

          The information in the following table reflects compensation we paid to non-employee directors for 2010:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Peter F. Adams	$40,000	$61,003	$101,003
Frank Alvarez	37,000	61,003	98,003
Stephen E. Babson	48,500	61,003	109,503
Peter F. Bechen	56,500	61,003	117,503
Frank Jungers	45,000	61,003	106,003
Henry T. Swigert	39,000	61,003	100,003
Robert C. Warren, Jr.	37,000	61,003	98,003
John W. Wood, Jr.	38,500	61,003	99,503

(1)
Amounts represent the grant date fair value of stock appreciation rights based on a value of $196.15 per share for stock appreciation rights granted on May 8, 2010 calculated using the Black-Scholes option pricing method. Assumptions made in determining this grant date fair value are disclosed in footnote 3 to the Summary Stock Compensation Table below, except that the risk-free interest rate was 3.57%. Each non-employee director received stock appreciation rights for 311 shares with a base value of $438.55 per share, representing the fair market value of a share of Legacy Class A Common Stock on the grant date as determined by the board of directors. The stock appreciation rights vest in full on May 8, 2013. The compensation committee approved amendments to the stock appreciation rights reflected in this table in March 2011 to provide for settlement in shares of Legacy Class A Common Stock rather than cash to qualify the awards for equity accounting treatment, and the non-employee directors have signed the amendments. At December 31, 2010, each non-employee director held outstanding stock appreciation rights with respect to 1,007 shares of Legacy Class A Common Stock, including SARs granted in prior years at a weighted average base value of $238.97.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

          This Compensation Discussion and Analysis presents information about the compensation of our executive officers, including the Chief Executive Officer, the Chief Financial Officer in 2010 and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2010 as listed in the Summary Compensation Table below (the "NEOs").

Objectives and Elements of Our Executive Compensation Program

          Our executive compensation program is designed to:

  •
  provide incentives for our executive officers to achieve high levels of job performance and to enhance shareholder value; and

  •
  attract and retain key executives who are important to our long-term success.

          To achieve these objectives, the compensation committee (the "Committee") selected the following elements to be included in the compensation program for our executive officers:

  •
  base salary;

  •
  annual performance-based cash bonuses;

  •
  long-term incentives in the form of stock appreciation rights and performance units; and

  •
  retirement plans, the ESOP, deferred compensation plans and perquisites.

          Our executive compensation program implements our performance objective by rewarding executive officers for achieving annual performance targets and long-term performance targets and for long-term increases in the value of our stock. The program implements our retention objective by offering base pay, incentives and benefits that are competitive with those provided to executive officers of companies with which we compete for executive talent.

Executive Compensation Process

          Pursuant to authority delegated by the board of directors, the Committee develops our executive compensation policies and programs and determines the compensation of each of our executive officers. In 2010, the board of directors determined the compensation of our Chief Executive Officer based on the Committee's recommendation.

          The Committee directly retains the services of a compensation consulting firm. The Committee retained Towers Watson in this capacity from 2006 through 2010. The compensation consulting firm provides information and data to the Committee from its surveys, proprietary databases and other sources, which the Committee uses along with information provided by management and obtained from other sources. For 2010, Towers Watson provided the Committee with survey data from the Watson Wyatt 2009/2010 Top Management Survey, the 2009 Mercer Executive Survey and the Watson Wyatt 2009/2010 Report on Long Term Incentives, Policies and Practices, as well as data on executive compensation from proxy statements for the following peer companies: Agco Corporation, Alamo Group Inc., Astec Industries Inc., Barnes Group Inc., Bucyrus International Inc., Cascade Corporation, Joy Global Inc., Kennametal Inc., Ladish Co. Inc., LMI Aerospace Inc., Northwest Pipe Company, Precision Castparts Corp., Sifco Industries Inc., Triumph Group, Inc. and Woodward Governor Company. The Committee used these companies because they are publicly held and similar to us in terms of markets served or business model. The Committee reviews the survey data and publicly reported information and results for our peer companies to assist in its determination of individual compensation plans for our NEOs where applicable. Towers Watson did not make any recommendations to the Committee in 2010 regarding the form or amount of executive compensation. The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended each

Committee meeting in 2010 except for portions of meetings in which his compensation was discussed.

Base Salaries, Annual Performance-Based Cash Bonuses, Long-Term Incentives

          Total Direct Compensation.    For each executive officer, the Committee sets target total direct compensation consisting of base salary and an annual performance-based cash bonus. The Committee generally targets the total direct compensation to be at approximately the median of the total direct compensation for similarly situated executive officers at the companies in the peer group and survey data, but it also takes into account the experience level and performance of each executive officer. In arriving at the median target, for those executive officers for whom there are at least three comparable positions (including Messrs. Pratt, Huey, Collins and Fonner), the survey data is weighted at 75% and peer company data from proxy statements is weighted at 25%, while for all other executives (including Mr. Huget) the survey data is weighted at 100%.

          Base Salaries.    The Committee generally targets base salaries to be near the median for comparable positions at the peer and survey companies. The Committee establishes base salaries for executive officers at various times during the year so that an executive officer's change in base salary is effective approximately one year after the executive officer's prior change in base salary.

          The Committee recommended the 2010 base salary for the Chief Executive Officer following its review of Mr. Pratt's performance, the compensation information from the peer companies and the survey data. The board established a base salary for Mr. Pratt for 2010 that represented a 3.9% increase above his prior base salary and was near the median of the combined survey group and peer company data. Mr. Pratt was awarded this raise for his effort and performance during a difficult recessionary year. For the other executive officers, the Committee established, taking into account compensation information for the peer companies and survey data and Mr. Pratt's recommendations, base salaries for 2010 that were near the median of the survey and peer group companies. Salary increases for the other NEOs for 2010 were: 3.6% for Mr. Huey, 3.2% for Mr. Fonner and 0% for Messrs. Huget and Collins. Messrs. Huey and Fonner were awarded raises on the same basis as for Mr. Pratt. Messrs. Huget and Collins were subject to a salary freeze initiated in 2009 that remained in effect for them throughout 2010.

          Performance-Based Cash Bonuses.    We use annual performance-based cash bonuses under our Annual Bonus Plan to motivate and reward executive officers for achieving corporate and operating unit annual performance targets (80% of the incentive) and individual objectives (20% of the incentive). The performance criteria applicable to each executive differ based on the portion of our operations for which the executive is responsible. Target bonus levels as a percentage of base salary are determined based on the executive's position. For there to be any payout under the Annual Bonus Plan, performance under at least one financial measure must be at the threshold level or above, and bonuses are subject to a maximum amount.

          The target Annual Bonus Plan payouts for 2010 as a percentage of salary were 85% for Mr. Pratt, 60% for Mr. Huget, 55% for Messrs. Huey and Collins and 50% for Mr. Fonner. All bonus targets were set at approximately the median for comparable positions in the peer and survey companies. The financial objectives for Messrs. Pratt, Huget and Huey were based on Company EBIT and Company Net Working Capital Turnover, each as defined in the table below, and for Messrs. Collins and Fonner were based on EPG EBIT and EPG Net Working Capital Turnover, each as defined in the table below.

          The following table indicates the performance level for each financial metric required to achieve payouts at the threshold, target and maximum levels.

Performance Criteria	Weighting (% of target bonus subject to each criteria)(3)	Performance for 70% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for 200% Maximum Bonus Payout
Company EBIT(1)	70-75%	$73,700,000	$81,300,000	$92,000,000
Company Net Working Capital Turnover(2)	25-30%	4.1	4.3	4.6
EPG EBIT(1)	70%	$79,100,000	$85,300,000	$94,000,000
EPG Net Working Capital Turnover(2)	30%	3.9	4.1	4.4

(1)
We define Company EBIT as operating profit as reflected in our audited financial statements or the related notes, subject to adjustments approved by the Committee. We define EPG EBIT as EPG operating profit, subject to adjustments approved by the Committee.

(2)
"Company Net Working Capital Turnover" and "EPG Net Working Capital Turnover" are calculated for each quarter during the year as of the end of the quarter based on our financial statements, subject to certain adjustments, as follows: total net sales for the quarter divided by (trade receivables at the end of the quarter plus inventory on the basis of FIFO at the end of the quarter minus trade payables at the end of the quarter). The average of these quarterly amounts is the net working capital turnover for the year.

(3)
For Mr. Pratt and Mr. Huey, the Company EBIT measure was weighted at 75% and the Company Net Working Capital Turnover measure was weighted at 25%. For Mr. Huget, the Company EBIT measure was weighted at 70% and the Company Net Working Capital Turnover measure was weighted at 30%. For Mr. Collins and Mr. Fonner, the EPG EBIT measure was weighted at 70% and the EPG Net Working Capital Turnover measure was weighted at 30%.

          In 2010 we achieved Company EBIT of $94.8 million, Company Net Working Capital Turnover of 4.1%, EPG EBIT of $109 million and EPG Net Working Capital Turnover of 3.9%, in each case with adjustments made by the Committee. Company EBIT reflects adjustments to operating profit to eliminate the effects of non-cash compensation expenses relating to the ESOP, transaction costs and operating profits relating to the Swift Engineering and Austcast acquisitions and the environmental reserve accrued in 2010. EPG EBIT reflects similar adjustments to operating profit except that no adjustment was made for the environmental reserve. This performance resulted in Annual Cash Bonuses relating to financial performance for 2010 equal to 169% of target bonuses for Messrs. Pratt and Huey and 162% of target bonuses for Messrs. Huget, Collins and Fonner.

          For each NEO, 20% of the target Annual Cash Bonus was based on individual performance objectives. The possible payout percentage for achieving individual goals ranged from 0 to 100%. However, if both financial measures are satisfied at the target level or above and the individual goals are achieved at the 100% level, a multiplier is applied to the payout for achieving the individual goals. In that event, the target amount for achieving individual goals is multiplied by the payout percentage for achieving the EBIT goal.

          For each NEO, the Committee approved three individual objectives supportive of key corporate strategies and assigned a weight to each objective. For each individual objective, the Committee approved more specific objectives and measures. The specific individual objectives and measures were based on objective criteria, subjective criteria or a combination of objective and subjective criteria.

          The individual objectives for Mr. Pratt were to (i) grow sales and market share (weighted at 40%), with specific objectives and measures to increase sales of non-licensed products by $5 million and sales of acquired products by $10 million in Australia, establish six to eight new ESCO supply and service locations and capture $30 million in new tool orders for TTG; (ii) drive operational performance (weighted at 30%), with specific objectives and measures to reduce by 5% manufacturing costs as a percentage of casting sales for TTG, reduce TTG scrap by 10% and reduce EPG unfavorable manufacturing variance; and (iii) build personnel depth in positions critical to strategy (weighted at 30%), with specific objectives and measures relating to management succession planning.

          The individual objectives for Mr. Huget were to (i) grow sales and market share (weighted at 35%), with specific objectives and measures to conduct quarterly performance reviews with TTG and EPG executives focused on driving improvement towards goals relating to increasing the capabilities of the TTG sales team, to capture $30 million in new TTG tool orders, satisfy EPG customer demand in Australia by increasing sales of non-licensed products by $5 million and of acquired products by $10 million and increase capability to establish six to eight new ESCO supply and service locations globally; (ii) drive operational performance (weighted at 35%), with specific objectives and measures to reduce key controllable TTG manufacturing costs as a percentage of sales by 5%, reduce TTG scrap by 10%, deploy the QVS Process Management System across identified TTG manufacturing areas and reduce unfavorable EPG manufacturing variance; and (iii) build organizational capability (weighted at 30%), with specific objectives and measures to identify personnel positions critical to strategy and relating to management succession planning.

          The individual objectives for Mr. Huey were to (i) support focused growth (weighted at 40%), with specific objectives and measures relating to assessment of capital structure and risk tolerance and preparation for access to debt and equity capital markets, as appropriate; (ii) support an Australia growth strategy (weighted at 30%), with specific objectives and measures relating to acquisitions, integration of corporate financial and accounting systems and the development of an Australia growth plan model and its integration into the corporate strategic plan; and (iii) provide investment analysis for strategic plans (weighted at 30%), with specific objectives and measures relating to our ESCO supply and service strategy and reduction of manufacturing cost variance.

          The individual objectives for Messrs. Collins and Fonner were to (i) grow sales and market share (weighted at 40%), with specific objectives and measures to establish six to eight new ESCO supply and service locations globally and improve the EPG proprietary product portfolio; (ii) drive operational performance (weighted at 30%), with specific objectives and measures including the reduction of manufacturing variance and achieving 95% on time delivery "packed to promise" date; and (iii) ensure that EPG has the people to execute on business objectives and strategies (weighted at 30%), with specific objectives and measures relating to succession planning and people development.

          The following table indicates the extent to which the financial and individual measures described above were achieved and the amounts received by the NEOs under the Annual Bonus Plan for 2010.

Name	Measure	Target Payout	Payout %	Payout Amount
Steven D. Pratt	Financial	$460,360	169%	$776,282
	Individual	$115,090	75%	$85,742

	Total	$575,450	150%	$862,024

Larry Huget	Financial	$186,833	162%	$303,323
	Individual	$46,708	91%	$42,575

	Total	$233,541	148%	$345,898

Gene K. Huey	Financial	$163,959	169%	$276,475
	Individual	$40,990	90%	$36,686

	Total	$204,949	153%	$313,161

Calvin W. Collins	Financial	$127,600	162%	$207,159
	Individual	$31,900	100%	$31,900

	Total	$159,500	150%	$239,059

F. Patrick Fonner	Financial	$110,881	162%	$180,016
	Individual	$27,720	100%	$27,720

	Total	$138,601	150%	$207,736

          Long-Term Incentive Compensation.    Our long-term incentive compensation for executive officers consists of two components: stock appreciation rights and performance units. Annual long-term award values are split equally between the two components. Target total long-term compensation amounts, as a percentage of base salary, were determined by the Committee for each executive officer based on a review of the prior year grant levels; market-based long-term incentive plan grant levels, as assessed by Towers Watson; the relative scope of the business responsibilities and the individual performance and experience of each executive officer; and, in the case of executive officers other than the Chief Executive Officer, the recommendations by the Chief Executive Officer. Our target levels, as a percentage of base salary, were established in 2006 and have not changed substantially in subsequent years. In 2011 the Committee will review the target levels, as a percentage of base salary, and determine if adjustments are appropriate. Target total long-term compensation amounts, as a percentage of base salary, for the NEOs for 2010 were: 175% for Mr. Pratt, 150% for Mr. Huget, 140% for Mr. Huey and 120% for Messrs. Collins and Fonner. Half of the target total long-term compensation was established as the cash amount to be paid at target performance under the performance units. The other half was awarded in stock appreciation rights.

          Stock Appreciation Rights.    The Committee believes stock appreciation rights strongly and directly align the interests of our executive officers with those of our shareholders because stock appreciation rights only have realizable value if the value of our stock increases after the stock appreciation rights are granted, and the Committee believes stock appreciation rights are an effective mechanism for optimizing executive officers' long-term performance incentives given the cyclical nature of our industry. All stock appreciation rights vest in full three years after grant, contingent upon continued employment, with vesting subject to acceleration in the limited circumstances described below under "Potential Payments upon Change in Control". The board of directors has historically determined the base value of all stock appreciation rights granted to executive officers on the date of grant. For stock appreciation rights granted after the offering made pursuant to this prospectus, the base value will be the closing market price of our Class A Common Stock on the date of grant. See "Grants of Plan-Based Awards in 2010" below for information regarding SARs granted to each NEO in 2010.

          Performance Units.    Our performance units are designed to focus executive officers on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. The Committee makes annual awards of performance units covering three-year performance periods.

          For the awards granted in 2010, the Committee established performance targets based on cash flow and sales growth over 2010, 2011 and 2012. The following table indicates the performance level for each criterion required to achieve payouts at the end of the three-year period at the threshold, target and maximum levels.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for 300% Maximum Bonus Payout
Cash Flow(1)	40%	$216,210,000	$254,670,000	$321,960,000
Net Sales Growth(2)	60%	$130,700,000	$193,810,000	$290,720,000

(1)
Cash flow for the performance period is equal to the sum of our operating profit for each year in the performance period less the change in net working capital over the performance period. Net working capital is trade accounts receivables plus inventories minus accounts payables.

(2)
Net Sales growth for the performance period is equal to the net sales for the year ending December 31, 2012 minus net sales for the year ended December 31, 2009.

          See "Grants of Plan-Based Awards in 2010" below for information regarding performance units granted to each NEO in 2010.

          For 2011, the Committee granted performance units based on a target number of shares of Legacy Class A Common Stock rather than a target dollar amount. At the end of the performance period, if at least one performance goal has been achieved at the threshold level of performance or above, a participant would receive shares of Legacy Class A Common Stock. The number of shares received depends on the level of achievement of the performance goals, with the maximum number of shares equal to the number of target shares for the participant multiplied by three.

          The three-year performance period for the performance units granted in 2008 ended on December 31, 2010. These awards used cash flow (weighted at 40%) and net sales growth (weighted at 60%) as performance measures. The aggregate cash flow performance goals were approximately $324 million for a 60% (threshold) payout, $336 million for a 100% (target) payout and $360 million for a 300% (maximum) payout. The aggregate net sales growth performance goals were approximately $150 million for a 60% (threshold) payout, $213 million for a 100% (target) payout and $413 million for a 300% (maximum) payout. Our aggregate cash flow for 2008, 2009 and 2010 was approximately $261 million, resulting in no payout under the cash flow performance measure, and our aggregate net sales growth for 2008, 2009 and 2010 was approximately $61 million, resulting in no payout under the net sales growth performance measure.

          Restricted Stock Awards in Connection with Initial Public Offering.    In connection with the offering made by this prospectus, in April 2011 the Committee reviewed the amount of unvested equity held by key employees, including Messrs. Collins and Fonner, and discussed the need to provide additional retention incentives. In June 2011, the board of directors, on the recommendation of the Committee, approved restricted stock awards for 26 key employees based on a range of long-term incentive multiples. In determining the amount of the awards, the Committee and the board of directors considered each participant's position, contributions and retention risk. The aggregate value of the restricted stock awards will be $6.9 million at the date of award. The restricted stock awards will be granted on the date the public offering price of our

Class A Common Stock is determined and will vest as to 100% of the shares five years after the grant date, subject to continued employment. The number of restricted shares awarded to a participant will be determined by dividing the monetary value of the participant's award by the per share initial public offering price.

          The following table shows the restricted stock awards approved for Messrs. Collins and Fonner, and for Ray Verlinich, who was appointed our Chief Financial Officer in February 2011.

Name	Current Base Salary	Current Target Total Long-Term Incentive Compensation (as a percentage of Base Salary)	IPO Restricted Stock Award Multiplier	Value of IPO Restricted Stock Award(1)
Calvin W. Collins	$400,000	140.0%	2.5	$1,400,000
F. Patrick Fonner	$283,800	80.0%	1.0	$227,000
Ray Verlinich	$300,000	125.0%	2.5	$937,500

(1)
Amount equals the participant's base salary multiplied by the participant's target long-term incentive compensation, as a percentage of base salary, multiplied by the IPO restricted stock award multiplier approved by the Committee and the board of directors.

Retirement Plans, ESOP, Deferred Compensation and Perquisites

          Our standard benefit package for executive officers includes ERISA-qualified retirement benefits, our ESOP, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites the Committee believes are reasonable and competitive with benefits provided to executive officers of companies we compete with for executive talent. For more information about our ESOP, see "Description of Employee Stock Ownership Plan".

          We sponsor a retirement pension plan covering a majority of our employees, including all of our executive officers. In December 2008, the pension plan was frozen to new participants and no benefits were earned for current participants, including the NEOs, after that date. Supplemental retirement benefits are provided to each NEO under supplemental executive retirement plans. In December 2008, the supplemental retirement plan was frozen and no new benefits were earned following that date for any NEO. For details regarding the determination and payment of benefits under our pension plan and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, see "Pension Benefits at December 31, 2010" below.

          We maintain a tax-qualified retirement savings plan ("401(k) Plan") under which all U.S.-based employees, including the NEOs, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. We make specified matching contributions. Our executive officers participate in our ESOP on the same basis as other employees. Our contributions for the benefit of the NEOs under the 401(k) Plan and the ESOP are included under the "All Other Compensation" column in the Summary Compensation Table below.

          To further help our executive officers save for retirement, we make available deferred compensation plans that allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In addition, the executive officers participate in a 401(k) restoration plan and ESOP restoration plan on the same basis as any other eligible employee whose salary level, under IRS regulations, limits our contributions to the qualified plans. See "Nonqualified Deferred Compensation at December 31, 2010" below for details about the deferred compensation and restoration plans and accumulated balances for each NEO.

          In 2010, we provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for 2010 are included under the "All Other Compensation" column in the Summary Compensation Table below.

Change in Control Provisions

          Under the terms of the stock appreciation rights granted before 2011, any unvested awards would vest upon a change in control of the Company as described below under "Potential Payments upon Change in Control". This provision recognized that a change in control has the potential to cause a significant disruption or change in employment relationships and thus treated all participants the same regardless of their employment status after the transaction. In addition it provided our executives with the same opportunities as our other shareholders to participate in any transaction resulting in a change in control.

          Stock appreciation rights granted in 2011 are subject to accelerated vesting only when two events (a "double trigger") occur. Vesting of these grants will generally be accelerated (and the exercise period extended for up to one year) only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or the executive's employment is terminated by the acquirer without cause or by the executive for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach is appropriate for a publicly held company, will enhance shareholder value in the context of an acquisition and will align executives with the interests of investors.

          The award agreements relating to performance units provide for an accelerated payout upon a change in control prior to the end of the three-year performance period as described below under "Potential Payments upon Change in Control". The Committee believes that it is appropriate to terminate the performance period at the time of the change in control and calculate the benefits based on the shorter period because the financial performance measures used in the grants may not be appropriate in the context of the Company's business or the acquirer's business following a change in control.

Tax Deductibility of Executive Compensation

          After the closing of the offering made pursuant to this prospectus, Section 162(m) of the Internal Revenue Code will generally limit our federal income tax deduction to $1 million per person for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee will consider the impact of Section 162(m) when developing and implementing our executive compensation program.

Summary Compensation Table

          The following table shows 2010 compensation earned by our NEOs.

Name and Principal Position(1)	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven D. Pratt Chief Executive Officer	2010	677,000	860,703	862,024	656,583	300,299	3,356,609
Larry R. Huget Chief Operating Officer	2010	389,235	418,839	345,898	452,862	232,544	1,839,378
Gene K. Huey Vice President & Chief Financial Officer	2010	372,633	383,803	313,161	472,533	162,330	1,704,460
Calvin W. Collins President, Engineered Products Group	2010	290,000	266,880	239,059	55,423	121,800	973,162
F. Patrick Fonner Vice President, Engineered Products Group	2010	276,836	236,848	207,736	186,382	117,062	1,024,864

(1)
On January 1, 2011, Mr. Huget retired and Mr. Collins became President and Chief Operating Officer. On April 15, 2011, Mr. Huey resigned as Chief Financial Officer and became Vice President and Treasurer in anticipation of his retirement scheduled to begin on January 1, 2012.

(2)
Represents the aggregate grant date fair value of stock appreciation right awards computed in accordance with Accounting Standards Codification ("ASC") Topic 718. The fair value of stock appreciation rights is estimated using the Black-Scholes option pricing method, using the following assumptions: risk-free interest rate — 3.67%, expected dividend yield — 0, term — 10 years and expected volatility — 30%. See "— Base Salaries, Annual Performance-Based Cash Bonuses, Long-Term Incentives". The stock appreciation rights reflected in this table were modified in March 2011 to provide for settlement in shares of Class A Common Stock rather than cash in order to qualify the awards for equity accounting treatment.

(3)
Consists of amounts paid under the Annual Bonus Plan. See "— Base Salaries, Annual Performance-Based Cash Bonuses, Long-Term Incentives".

(4)
Represents changes in the actuarial present value of accumulated benefits under the Pension Plan and Supplemental Executive Retirement Plans (Mr. Pratt — $509,134; Mr. Huget — $286,551; Mr. Huey — $222,612; Mr. Collins — $19,335 and Mr. Fonner — $145,847) and interest under the Deferred Compensation Plans (Mr. Pratt — $147,449; Mr. Huget — $166,311; Mr. Huey — $249,921; Mr. Collins — $36,088 and Mr. Fonner — $40,535).

(5)
Includes (i) tax preparation services, (ii) club dues and memberships, (iii) automobile allowance and fuel purchase benefits, (iv) physicals and (v) Company contributions to the NEO accounts under the 401(k) Plan, the 401(k) Restoration Plan, the ESOP and the ESOP Restoration Plan, including the following amounts:

	401(k)	401(k) Restoration	ESOP	ESOP Restoration
Steve D. Pratt	$18,988	$68,730	$39,951	$145,056
Larry R. Huget	18,988	47,361	39,951	93,725
Gene K. Huey	18,988	26,276	39,951	56,338
Calvin W. Collins	18,988	13,960	39,951	30,996
F. Patrick Fonner	18,988	13,561	39,617	30,680

Grants of Plan-Based Awards in 2010

          The following table contains information concerning cash bonus opportunities and stock appreciation rights and performance units granted in 2010.

					All Other Option Awards Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)
							Grant Date Fair Value of Option Awards($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Steven D. Pratt	2/2/2010(1)	402,815	575,450	1,150,900
	2/2/2010(2)	359,880	599,800	1,799,400
	2/2/2010(3)				4,299	422.80	860,703
Larry R. Huget	2/2/2010(1)	163,479	233,541	467,082
	2/2/2010(2)	175,140	291,900	875,700
	2/2/2010(3)				2,092	422.80	418,839
Gene K. Huey	2/2/2010(1)	143,464	204,949	408,898
	2/2/2010(2)	158,340	267,500	791,700
	2/2/2010(3)				1,917	422.80	383,803
Calvin W. Collins	2/2/2010(1)	111,650	159,500	319,000
	2/2/2010(2)	109,800	186,000	549,000
	2/2/2010(3)				1,333	422.80	266,880
F. Patrick Fonner	2/2/2010(1)	97,021	138,601	277,202
	2/2/2010(2)	102,180	165,000	510,900
	2/2/2010(3)				1,183	422.80	236,848

(1)
Amounts reported for these awards represent the potential bonuses payable for performance in 2010 under the Annual Bonus Plan. The Committee annually approves target bonus levels as a percentage of base salary paid during the year. The total target bonus under the Annual Bonus Plan, as a percentage of base salary, were as follows: Mr. Pratt — 85%, Mr. Huget — 60%, Mr. Huey — 55%, Mr. Collins — 55% and Mr. Fonner — 50%. See "— Base Salaries, Annual Performance-Based Cash Bonuses, Long-Term Incentives". Actual bonus amounts paid for 2010 are included in the "Summary Compensation Table".

(2)
Amounts reported for these awards represent performance units granted in 2010 and are based on performance during years 2010-2012. See "— Base Salaries, Annual Performance-Based Cash Bonuses, Long-Term Incentives".

(3)
Amounts reported for these awards represent grants of stock appreciation rights. The base value of all stock appreciation rights reflected in this table was equal to the fair market value of the Legacy Class A Common Stock on the grant date as determined by the board of directors. The stock appreciation rights become 100% vested three years after the grant date, based on continued employment. Vesting may also be accelerated in the circumstances described below under "Potential Payments upon Change in Control". Each stock appreciation right has a maximum term of 10 years, subject to earlier termination upon the employee's termination of employment. The Committee approved amendments to the stock appreciation rights reflected in this table in March 2011 to provide for settlement in shares of Legacy Class A Common Stock rather than cash in order to qualify the awards for equity accounting treatment. If the holders of the stock appreciation rights agree to the amendments, the amendments will be effective as of March 25, 2011. Holders of 92.6% of our stock appreciation rights agreed to the amendments, which will be accounted for in the second quarter of 2011.

(4)
Represents the grant date fair value of stock appreciation rights granted in 2010 based on a value of $200.21 per share, calculated using the Black-Scholes option pricing method. Assumptions made in determining the grant date fair value are disclosed in footnote 3 to the Summary Compensation Table. When the stock appreciation rights were granted in 2010, there was no public market for our stock, and we valued the stock appreciation rights at $139.52 per share by discounting the value of the Legacy Class A Common in our most recent valuation and did not base the stock appreciation rights grant date value on a Black-Scholes calculation. In connection with the public offering, we calculated the grant date fair value for purposes of the financial statements using a Black-Scholes calculation, which resulted in the higher grant date fair value ($200.21 per share) for the stock appreciation rights reflected in this table.

Outstanding Equity Awards at December 31, 2010

          The following table sets forth information concerning outstanding equity awards of the NEOs as of December 31, 2010.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven D. Pratt	3/7/2007(1)	2,490	—	439.55	3/7/2017
	2/5/2008(2)	—	3,400	477.05	2/5/2018
	2/3/2009(3)	—	3,381	517.60	2/3/2019
	2/2/2010(4)	—	4,299	422.80	2/2/2020
Larry R. Huget	3/7/2007(1)	1,319	—	439.55	3/7/2017
	2/5/2008(2)	—	1,620	477.05	2/5/2018
	2/3/2009(3)	—	1,710	517.60	2/3/2019
	2/2/2010(4)	—	2,092	422.80	2/2/2020
Gene K. Huey	3/7/2007(1)	1,267	—	439.55	3/7/2017
	2/5/2008(2)	—	1,500	477.05	2/5/2018
	2/3/2009(3)	—	1,492	517.60	2/3/2019
	2/2/2010(4)	—	1,917	422.80	2/2/2020
Calvin W. Collins	3/7/2007(1)	745	—	439.55	3/7/2017
	2/5/2008(2)	—	940	477.05	2/5/2018
	2/3/2009(3)	—	931	517.60	2/3/2019
	2/2/2010(4)	—	1,333	422.80	2/2/2020
	10/23/2001(5)	187	—	9.68	10/23/2011
	2/4/2003(5)	385	—	9.87	2/4/2013
	2/3/2004(5)	387	—	13.34	2/3/2014
	8/9/2005(5)	2,566	—	65.51	8/9/2015
F. Patrick Fonner	3/7/2007(1)	750	—	439.55	3/7/2017
	2/5/2008(2)	—	900	477.05	2/5/2018
	2/3/2009(3)	—	967	517.60	2/3/2019
	2/2/2010(4)	—	1,183	422.80	2/2/2020
	8/9/2005(5)	684	—	65.51	8/9/2015

(1)
Represents stock appreciation rights. Amount in the "option exercise price" column represents the fair market value of the Legacy Class A Common Stock at grant as determined by the board of directors.

(2)
Represents stock appreciation rights that vest 100% on February 5, 2011. Amount in the "option exercise price" column represents the fair market value of the Legacy Class A Common Stock at grant as determined by the board of directors.

(3)
Represents stock appreciation rights that vest 100% on February 3, 2012. Amount in the "option exercise price" column represents the fair market value of the Legacy Class A Common Stock at grant as determined by the board of directors.

(4)
Represents stock appreciation rights that vest 100% on February 2, 2013. Amount in the "option exercise price" column represents the fair market value of the Legacy Class A Common Stock at grant as determined by the board of directors.

(5)
Represents stock options.

Option Exercises in 2010

          The following table sets forth information concerning the exercise of stock options by the NEOs in 2010.

	Option Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Steven D. Pratt	6,156	2,179,347
Larry R. Huget	3,078	1,089,674
Gene K. Huey	2,770	980,635
Calvin W. Collins	—	—
F. Patrick Fonner	—	—

(1)
The "value realized on exercise" is based on the spread between the fair market value of the Legacy Class A Common Stock, as determined by the board of directors, on the exercise date and the exercise price. Shares acquired on exercise of the options were not sold by the NEOs. No stock appreciation rights were exercised by the NEOs in 2010.

Pension Benefits at December 31, 2010

          Each of the NEOs participates in the ESCO Corporation Pension Plan, our qualified pension plan, and in the ESCO Corporation 2005 Supplemental Executive Retirement Plan (the "2005 SERP") and the ESCO Corporation Supplemental Executive Retirement Plan (the "SERP").

          The following table provides information regarding accumulated benefits under these plans at December 31, 2010. No payments were made to NEOs under these plans in 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Steven D. Pratt	Pension Plan	36.95	900,157
	2005 SERP	4	2,081,964
	SERP	32.95	3,108,666
Larry R. Huget	Pension Plan	36.39	987,677
	2005 SERP	4	1,334,611
	SERP	32.39	1,163,675
Gene K. Huey	Pension Plan	38.06	827,520
	2005 SERP	4	879,812
	SERP	34.06	859,201
Calvin W. Collins	Pension Plan	8.16	126,035
	2005 SERP	4	54,794
	SERP	4.16	0
F. Patrick Fonner	Pension Plan	32.53	760,997
	2005 SERP	4	720,807
	SERP	28.53	159,003

(1)
Represents the actuarial present value as of December 31, 2010 of the NEO's pension benefits under the Pension Plan, the 2005 SERP and the SERP based on credited years of service and average annual compensation as of that date but assuming retirement at the earliest age at which benefits under the plans are unreduced (age 65 under all plans). The actuarial present values were calculated using a discount rate of 6% and the RP-2000 Mortality Table, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2010.

Qualified Pension Plan

          We maintain the Pension Plan, a tax-qualified defined benefit retirement plan, to provide income for retirees. The Pension Plan includes five different benefit schedules that provide varying benefits to different employee groups. The NEOs participate in the National Benefit Schedule under the Pension Plan on the same terms as all other participating employees in the National Benefit Schedule.

          Participation in and benefit accruals under the Pension Plan were generally frozen as of December 31, 2008. However, participants in the National Benefit Schedule who were at least 45 years old and who had at least 10 years of credited service as of December 31, 2008 continued to accrue benefits under special terms of the Pension Plan. All of the NEOs except Mr. Collins qualified for these benefits.

          Benefits become 100% vested after five years of service. The National Benefit Schedule in effect on and before December 31, 2008 provided a monthly benefit following retirement based on a final average pay formula that takes into account years of credited service, average annual compensation and estimated Social Security benefits. Average annual compensation for purposes of calculating benefits under the National Benefit Schedule generally consists of a participant's highest average compensation for the five consecutive calendar years in the last 10 calendar years during which the participant rendered any service to us or any of our subsidiaries, but not including calendar years after 2008. The amount of annual compensation taken into account is limited to $230,000 in 2008, under the Internal Revenue Code ("Code").

          Under the terms of the National Benefit Schedule in effect on and before December 31, 2008, a monthly normal retirement benefit is payable upon retirement at age 65 and is equal to one-twelfth of the greater of (i) 1% of the participant's average annual compensation multiplied by the participant's years of credited service (up to 30) plus $60 for each year of credited service in excess of 30; and (ii) 45% of the participant's average annual compensation less 50% of the participant's annual primary insurance amount determined under the Social Security Act on the date of retirement, multiplied by a fraction, the numerator of which is the number of years (including partial years) of credited service (not to exceed 30 years) and the denominator of which is 30; provided that the annual retirement benefit payable to any retired participant not exceed 40% of the participant's average annual compensation.

          Participants in the National Benefit Schedule who were at least 45 years old and who had at least 10 years of credited service as of December 31, 2008 and continued as employees after December 31, 2008 are entitled to an additional monthly normal retirement benefit equal to one-twelfth of 0.9% times the participant's compensation paid prior to attaining a maximum of 30 years of credited service. This benefit accrues at the end of each pay period with respect to compensation paid during the pay period. The amount of annual compensation taken into account is limited to $245,000 in 2010 under the Code.

          The basic benefit form for normal and early retirement under the National Benefit Schedule is a monthly annuity for life. A participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

          Under the National Benefit Schedule, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the National Benefit Schedule, for each month that a participant's early retirement benefits start prior to the participant's 65th birthday, the participant's monthly retirement benefit is reduced by 0.5%. Mr. Huget retired on January 1, 2011. All of the NEOs other than Mr. Collins are eligible for early retirement.

          Under the Pension Plan: (i) if a participant becomes totally and permanently disabled after attaining age 55 and completing five years of service, and before attaining age 65, the participant is entitled to a monthly disability benefit for the rest of the participant's life equal to the normal retirement benefit that would have been payable at age 65 based on actual years of credited service (adjusted actuarially for form of payment); and (ii) if a participant becomes totally and permanently disabled before attaining age 55, but after completing five years of service, the participant is entitled to an ancillary monthly disability benefit payable until attaining age 55, equal to the normal retirement benefit that would have been payable at age 65 based on actual years of credited service, and upon attaining age 55 shall be entitled to a monthly disability benefit for the rest of his or her life equal to the normal retirement benefit that would have been payable at age 65 based on actual years of credited service (adjusted actuarially for form of payment).

Supplemental Executive Retirement Plans

          We maintain the 2005 SERP and the SERP to provide for retirement benefits above amounts available under the Pension Plan. All NEOs are eligible to participate in the SERPs. Participants are 100% vested in their SERP benefits.

          To calculate normal retirement benefits under the SERPs, a target monthly retirement benefit in the form of a single life annuity is determined for each participant based on final average pay and years of service, which is then reduced by (i) the participant's estimated monthly primary Social Security benefit assuming commencement at age 65, (ii) the participant's monthly single life annuity benefit under the Pension Plan, assuming commencement at age 65 and (iii) the monthly single life annuity amount that is actuarially equivalent to the balances or distributions under any defined contribution plan, which the Committee has determined to take into consideration and which are deemed to be employer-provided.

          The target retirement benefit under the SERPs upon retirement at age 65 is equal to 60% of the participant's monthly final average compensation (without the limitation applied to compensation in the Pension Plan, and including any compensation deferred by the participant but disregarding compensation after December 31, 2008), multiplied by a fraction, the numerator of which is the participant's years of service ending on or before December 31, 2008, not to exceed 30, and the denominator of which is 30.

          A participant who has attained age 55 and who has at least 10 years of service at separation from service is eligible for early retirement benefits under the SERPs. For each month that the benefit commencement date is prior to age 65, the normal retirement benefit is reduced by 0.5% under the SERPs. For purposes of calculating an early retirement benefit, the primary Social Security benefit offset is the monthly benefit payable at age 62, or the benefit commencement date if later (determined as if the participant terminated no later than December 31, 2008) and determined as if the participant has zero earnings between the early retirement date and age 62. Mr. Huget retired on January 1, 2011. All of the NEOs except Mr. Collins are eligible for early retirement.

          The normal or early retirement benefit under the SERPs is paid as a monthly annuity for life if the participant is not married, and is paid as an actuarially equivalent 100% joint and survivor annuity if the participant is married. A participant may elect an alternative actuarially equivalent annuity form of payment.

          Under the SERP (but not under the 2005 SERP) a participant or beneficiary is entitled to an immediate distribution of a lump sum actuarially equivalent to 90% of his or her vested accrued benefit within 24 months following a change in control or any time following termination of employment, forfeiting the remaining 10%. Under the SERP change in control is generally defined to include certain mergers, the sale of substantially all of our assets and transactions whereby a person acquires 50% of our voting stock.

          Under the SERPs, if a participant separates from service as a result of disability, the participant is entitled to an unreduced monthly benefit equal to the benefit that would have been payable at age 65, calculated using the estimated Social Security benefit payable to the participant at age 65 (calculated under current law at time benefits commence and assuming zero earnings to age 65), and calculated using the Pension Plan benefit and defined contribution plan benefits payable on the date the SERP benefits commence.

Nonqualified Deferred Compensation at December 31, 2010

Name	Plan(1)(2)	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steven D. Pratt	DCP II	—		—	38,054	—	528,296
	DCP	—		—	109,395	—	1,518,699
	401(k)	—		68,730	14,764	—	155,010
	Restoration Plan
	ESOP	—		145,056	174,091	—	293,884
	Restoration Plan
Larry R. Huget	DCP II	319,978	(3)	—	75,582	—	1,252,715
	DCP	—		—	90,729	—	1,259,567
	401(k)	—		47,361	3,392	—	81,273
	Restoration Plan
	ESOP	—		93,725	106,824	—	160,869
	Restoration Plan
Gene K. Huey	DCP II	—		—	72,440	—	1,005,660
	DCP	—		—	177,481	—	2,463,914
	401(k)	—		26,276	2,698	—	55,491
	Restoration Plan
	ESOP	—		56,338	67,154	—	111,782
	Restoration Plan
Calvin W. Collins	DCP II	—		—	21,870	—	303,620
	DCP	—		—	14,218	—	197,382
	401(k)	—		13,960	1,240	—	24,997
	Restoration Plan
	ESOP	—		30,996	37,738	—	65,555
	Restoration Plan
F. Patrick Fonner	DCP II	65,396	(4)	—	38,420	16,605	560,804
	DCP	—		—	2,115	—	29,367
	401(k)	—		13,561	3,110	—	33,320
	Restoration Plan
	ESOP	—		30,680	37,678	—	66,549
	Restoration Plan

(1)
See "Deferred Compensation Plans" below for information regarding the Deferred Compensation Plan ("DCP") and Deferred Compensation Plan II ("DCP II"). See "Other Deferred Compensation Plans — Restoration Plans" below for information regarding the 401(k) Restoration Plan and the ESOP Restoration Plan.

(2)
Amounts for the ESOP Restoration Plan represent the value, and increases in value, of the Class C Preferred Stock credited under this plan for the NEOs. As of December 31, 2010, the following amounts of Class C Preferred Stock were credited under this plan for the accounts of the NEOs: Mr. Pratt — 330 shares, Mr. Huget — 180 shares, Mr. Huey — 125 shares, Mr. Collins — 74 shares and Mr. Fonner — 75 shares. The fair market value of the Class C Preferred Stock as of December 31, 2010 was determined to be $891.65 per share for purposes of the financial statements.

(3)
This amount is reported in the Summary Compensation Table, with $42,666 reported in the "Salary" column and $277,312 reported in the "Bonus" column.

(4)
This amount is reported in the Summary Compensation Table, with $41,581 reported in the "Salary" column and $23,815 reported in the "Bonus" column.

Deferred Compensation Plans

          All NEOs are eligible to participate in the DCP and the DCP II, which are unfunded plans for management or highly compensated employees who are designated for participation by the board. The DCP and DCP II enable participants to defer receipt of compensation. The DCP provides for deferrals prior to January 1, 2005, and the DCP II provides for deferrals on and after January 1, 2005. The DCP allowed and the DCP II allows participants to elect in advance of earning salary and bonuses to defer a percentage of salary and bonuses and have the deferred amount credited to a plan account. Each plan account is credited with earnings each month at a rate equal to the nominal annual yield of Moody's Average Corporate Bond Yield for the preceding month or any substantially similar index selected by the board, plus 2%. The maximum allowed deferral percentage under the DCP II is 25% of salary and 50% of bonuses.

          Benefits accrued after January 1, 2005, are generally paid pursuant to election made by the participant prior to earning the compensation. The form of payment is specified in the participant's deferral election and is either a cash lump sum, monthly installments not to exceed 180 or any combination of the two. A participant may withdraw amounts deferred under the DCP (including earnings) at any time, subject to forfeiture of 10% of the balance. If elected prior to earning the compensation, participants may withdraw amounts deferred under the DCP II (but not the earnings thereon) prior to separation from service. The DCP and DCP II provide for distribution upon retirement, termination of employment, death, disability or financial hardship.

Other Deferred Compensation Plans — Restoration Plans

          The NEOs participate in two additional nonqualified deferred compensation plans: the 401(k) Restoration Plan and the ESOP Restoration Plan. These unfunded plans are designed to provide benefits that would have been provided in our tax-qualified 401(k) Plan and ESOP, had the compensation of the participant not been limited under the Code, and had the participant not made elective deferrals under the DCP.

          In the 401(k) Restoration Plan, participants receive quarterly notional account credits equal to the nonelective employer contributions that would have been allocated to their accounts in the 401(k) Plan had their compensation not been limited or deferred. Nonelective contributions vest after a three-year period of employment. Accounts are credited with earnings based on participant election among various investment options. Account balances are distributed on termination of employment or death. Account balances of $5,000 or more are paid in 60 monthly installments. Account balances of less than $5,000 are paid in a lump sum.

          In the ESOP Restoration Plan, a participant's account is credited with notional phantom Class C Preferred Stock units for each quarter, which are equal in value to (i) the number of shares of Class C Preferred Stock that would have been allocated to the participant's account in the ESOP had the participant's compensation not been limited or deferred and (ii) the amount that would have been allocated to the participant's account in the ESOP from dividends if those shares had been allocated to the participant's account in the ESOP. Accounts vest according to a six-year graded schedule. Account balances are distributed on termination or death in five annual installments.

Potential Payments upon Change in Control

          We have agreed, in connection with a change in control of the Company, to (i) accelerate the vesting of stock appreciation rights granted in 2008, 2009 and 2010 and (ii) provide for an accelerated payout of performance units. A change in control would occur if any person or group acquires stock possessing the right to elect a majority of the board of directors.

          Under the terms of the stock appreciation rights granted to the NEOs in 2008, 2009 and 2010, any unvested awards would become exercisable in the event of a change in control of the Company. This acceleration of vesting will occur whether or not the officer's employment is terminated.

          We granted performance units to the NEOs in fiscal 2009 and 2010 pursuant to which cash payments will be made based on the Company's performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the performance units provide for an accelerated payout upon a change in control. An accelerated payout of performance units would occur even if the named executive officer's employment was not terminated in connection with the change in control.

          The following table sets forth the estimated change in control benefits that would have been payable to each NEO if a change in control had occurred on December 31, 2010.

Name	Acceleration of Stock Appreciation Rights(1)	Accelerated Payout of Performance Units(2)	Total
Steven D. Pratt	$2,435,663	$1,283,498	$3,719,161
Gene K. Huey	$1,080,032	$571,444	$1,651,476
Calvin W. Collins	$711,088	$390,927	$1,102,015
F. Patrick Fonner	$668,973	$355,280	$1,024,253

(1)
See "Outstanding Equity Awards at December 31, 2010" for information regarding outstanding unexercisable stock appreciation rights held by each NEO. The amounts in the table above represent the spread between $688.20 (the value of the Legacy Class A Common Stock on December 31, 2010 for purposes of the financial statements) and the value of the Legacy Class A Common Stock at the date of grant of the stock appreciation right as determined by the board of directors for each outstanding stock appreciation right granted in 2008, 2009 and 2010 and held by the applicable NEO on December 31, 2010.

(2)
Under the terms of the performance unit award agreements granted to the NEOs in 2009 and 2010, upon a change in control an NEO would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of our most recently completed fiscal quarter prior to the date of the change in control, taking into account provisions in the award agreements for calculating performance for a shorter performance period. The amounts in the table above represent the estimated value of outstanding performance unit awards that would vest and be paid out pursuant to the terms of the award agreements.

Potential Payments upon Retirement, Disability or Death

          The performance unit award agreements provide for the payment of awards in the event of the retirement, death or disability of an NEO prior to end of the three-year performance period. The following table sets forth the estimated benefits that would have been payable to the NEOs under the performance units if each officer's employment had been terminated on December 31, 2010 because of retirement, disability or death.

Name	Payment of Performance Units(1)
Steven D. Pratt	$1,052,744
Gene K. Huey	$466,213
Calvin W. Collins	$302,370
F. Patrick Fonner	$297,357

(1)
Under the terms of the performance unit awards granted to the NEOs in 2009 and 2010, if an NEO's employment is terminated due to total disability or retirement (at age 65 or earlier at our discretion) prior to the end of the three-year performance period, the NEO would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the cash amount that would otherwise have been paid based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. Under the terms of the performance unit awards, if an NEO's employment is terminated due to death prior to the end of the three-year performance period, the NEO would be entitled to receive a prorated portion of the target cash amount taking into account the portion of the performance period the officer had worked. Amounts in the table are based on the estimated payout based on actual results through December 31, 2010 applicable in the event of retirement or total disability.

          Under the terms of the Restated Stock Transfer Restriction Agreement between the Company and each NEO, upon the death, disability or retirement at age 65 of the officer, the officer or his representative could require us to purchase over time shares of Legacy Class A Common Stock held by the officer. The officer or his representatives could require us to repurchase the shares over a three-year period in the event of disability or retirement and over a two-year period in the event of death. These agreements, including our repurchase obligations, will terminate on completion of the offering made by this prospectus. The following table sets forth the estimated amounts that would have been payable to the NEOs for the purchase of shares if each officer's employment had been terminated on December 31, 2010 because of retirement, disability or death and the officer or his representative had exercised the right to require us to purchase the maximum number of shares.

	Disability or Retirement(1)		Death(2)
Name	Maximum Shares Purchased	Purchase Price	Maximum Shares Purchased	Purchase Price
Steven D. Pratt	7,654	$4,064,657	11,481	$6,096,985
Gene K. Huey	6,680	$3,547,414	10,020	$5,321,121
Calvin W. Collins	1,189	$631,418	1,784	$947,393
F. Patrick Fonner	1,225	$650,536	1,837	$975,539

(1)
Based on the purchase of one-third of the shares subject to the agreements at the value of the Legacy Class A Common Stock on September 30, 2010 ($531.05 per share) pursuant to the terms of the agreements. Up to $1,000,000 of the purchase price would be paid in cash on the closing of the purchase of the shares and the balance would be paid in two equal annual installments, with interest at the Wall Street Journal prime rate as of January 1, 2011.

(2)
Based on the purchase of one-half of the shares subject to the agreements at the value of the Legacy Class A Common Stock on September 30, 2010 ($531.05 per share) pursuant to the terms of the agreements. The purchase price would be payable in cash on the closing of the purchase of the shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

          This section describes relationships between the company and our directors, executive officers, beneficial holders of 5% or more of our Class A Common Stock, Legacy Class A Common Stock or Class B Common Stock, or any member of their immediate family or entities affiliated with them("Insiders"). Other than as described below, since January 1, 2008, none of the Insiders has had or will have a direct or an indirect material interest in any transaction or series of similar transactions in which we were a party or will be a party in which:

  •
  the amount involved exceeded or will exceed $120,000; and

  •
  the Insider had or will have a direct or indirect material interest.

Employment and SAR Agreements

          We have granted incentive stock options and stock appreciation rights to our non-employee directors and executive officers in addition to other officers and employees. The forms of those agreements are filed as exhibits to the registration statement that includes this prospectus.

          Effective March 30, 2011, we entered into an agreement with Gene K. Huey in connection with his retirement. We agreed to provide additional benefits to Mr. Huey in exchange for his agreement, among other things, to remain an officer until December 31, 2011. Under the agreement, we amended Mr. Huey's SARs to provide that (i) they will continue to vest following his retirement and (ii) the exercise period will be extended until the date that is 10 years after the grant date. In addition, Mr. Huey will be entitled to participate in the annual bonus plan in 2011 at a bonus target of 60%. For purposes of Mr. Huey's RSTRA and performance unit awards, he will be deemed to have retired on January 1, 2011.

          Effective March 30, 2011, we amended each stock appreciation right granted to Steven D. Pratt prior to 2011 to (i) provide that the rights continue to vest following Mr. Pratt's retirement and (ii) extend the exercise period until the date that is 10 years after the grant date.

Indemnification Agreements

          We have indemnification agreements with each of our current directors and executive officers, a form of which is filed as an exhibit to the registration statement that includes this prospectus.

Shareholder Agreements

          142 shareholders who hold an aggregate of 169,434 shares of Legacy Class A Common Stock before the             -for-one stock split are parties to agreements with us that give the shareholder the right to require to us to purchase the shareholder's shares upon disability or death. In addition, with respect to             shares, those agreements include a repurchase obligation upon retirement. The agreements do not apply to Class A Common Stock issuable upon conversion of Legacy Class A Common Stock. As a result, all of the agreements will terminate 360 days after the date of this prospectus. See "Description of Capital Stock — Shareholder Agreements". All Insiders have amended their agreements to terminate them upon completion of the offering made by this prospectus.

Employee Stock Ownership Plan

          We sponsor an employee stock ownership plan, or ESOP, that holds all of our Class C Preferred Stock, representing 14.4% of our Class A Common Stock on a pro forma basis before the offering and after giving effect to the events described in "Explanatory Note Regarding Changes in Our Capital Stock". The ESOP covers all U.S. employees who meet service requirements, including our executive officers. See "Description of Employee Stock Ownership Plan" for a description of our arrangements with the ESOP and "Principal and Selling Shareholders" for a description of voting provisions under the ESOP.

Policies and Procedures for Related Party Transactions

          Our nominating and governance committee will review any transactions with related persons, as defined in Item 404 of Regulation S-K, or in which a related person has a direct or an indirect interest, and determine whether to ratify or approve the transaction. A transaction may only be ratified or approved if the committee determines that it is fair to us or otherwise in our interest. The committee has pre-approved some types of transactions under our pre-approval policy. These pre-approved transactions include:

  •
  compensation arrangements approved by the compensation committee or entered into in the ordinary course of business, including compensation arrangement with relatives of related persons provided that the related persons were not involved in the hiring decisions;

  •
  transactions in the ordinary course of business where the related person's interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and (b) from an equity interest of less than 5% in another entity that is party to the transaction; and

  •
  transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of our equity securities where all holders of the class of equity securities will receive the same benefit on a pro rata basis.

          No director may participate in the approval of a transaction for which he or she is a related party.

 PRINCIPAL AND SELLING SHAREHOLDERS

          The following table sets forth information regarding beneficial ownership of our capital stock as of March 31, 2011 for

  •
  each person who we know beneficially owns more than 5% of our Legacy Class A Common Stock;

  •
  each person who we know beneficially owns more than 5% of our Class A Common Stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  each executive officer who is selling shares;

  •
  all of our directors and executive officers as a group; and

  •
  each other selling shareholder.

          We determined beneficial ownership according to the SEC rules. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of the securities. The table below includes shares issuable upon exercise of options and stock-settled stock appreciation rights held by the person exercisable within 60 days of March 31, 2011 and shares allocated to the person's account under our ESOP that vest within 60 days of March 31, 2011. To calculate the shares issuable upon the exercise of stock-settled stock appreciation rights, we have used $             per share, the midpoint of the price range set forth on the cover of this prospectus. Except as indicated in the footnotes below, based on the information furnished to us, each of the shareholders listed below has sole voting and investment power with respect to all shares of common stock shown are beneficially owned, subject to community property laws where applicable.

          The table lists beneficial ownership before the offering on a pro forma basis after giving effect to the events described under "Explanatory Note Regarding Changes in Our Capital Stock", including the conversion of Class C Preferred Stock into Class A Common Stock but excluding the conversion of the Legacy Class A Common Stock into Class A Common Stock.

          All shares of Class B Common Stock outstanding are owned by Henry T. Swigert as Trustee of the Swigert 2000 Trust. Shares of Legacy Class A Common Stock and Class B Common Stock will be convertible one-for-one into Class A Common Stock.

          Unless otherwise noted below, the address for each of the shareholders in the table below is c/o ESCO Corporation, 2141 NW 25th Avenue, Portland, Oregon 97210.

	Shares of Common Stock Beneficially Owned Before the Offering							Shares of Common Stock Beneficially Owned After the Offering								Percentage of Common Stock Beneficially Owned After the Offering If Underwriters Exercise Option in Full
Name of Beneficial Owner	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	Number of shares offered	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	%
5 Percent Shareholders
Charles F. Snow(1)(20) Bank of America Financial Center 805 Broadway, Suite 735 Vancouver, WA 98660		12.26%					8.31%
ESCO Corporation Employee Stock Ownership Plan Trust(2)				17.07%			14.36%
Directors and Executive Officers
Steven D. Pratt(3)		2.82%					1.93%

	Shares of Common Stock Beneficially Owned Before the Offering							Shares of Common Stock Beneficially Owned After the Offering								Percentage of Common Stock Beneficially Owned After the Offering If Underwriters Exercise Option in Full
Name of Beneficial Owner	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	Number of shares offered	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	%
Calvin W. Collins(4)		*					*
Ray Verlinich(5)		*					*
Gene K. Huey(6)		2.37%					1.62%
Nickolas L. Blauwiekel(7)		*					*
F. Patrick Fonner(8)		*					*
Jon V. Owens(9)		*					*
Peter F. Adams(10)		1.00%					*
Frank Alvarez(11)		*					*
Stephen E. Babson(12)		*					*
Peter F. Bechen(13)		*					*
Frank Jungers(14)		*					*
Henry T. Swigert(15)		2.76%				100%	17.76%
Robert C. Warren, Jr.(16)		3.08%					2.09%
John W. Wood, Jr.(17)		*					*
All directors and executive officers as a group (17 persons)(15)		16.07%					26.92%
Other Selling Shareholders
Robert P. Acheson		*					*
Adams SWH Ltd Partnership(18)		1.87%					1.26%
Carol C. Adams		*					*
Charles A. Adams		*					*
Amy Pratt Alexander, Trustee of the Amy Pratt Alexander Trust DTD 6/20/07		*					*
Charles H. Anderson		*					*
U.S. Bank, Trustee of the Becker 99 Trust		1.03%					*
U.S. Bank, Trustee of The Becker 2005 Grandchildren Trust u/a/d 12/23/05		*					*
U.S. Bank, Trustee of the David E. Becker Trust		*					*
U.S. Bank, Trustee of the Mark A. Becker Trust		*					*
U.S. Bank, Trustee of the Mary C. Becker Trust.		*					*
Scott R. Becker, Trustee of the Scott R. Becker Trust		*					*
Jodi Walder-Biesanz		*					*
Margaret J. Biskar		*					*
Eric A. Blackburn		*					*
Curtis Wyld Bonelli		1.19%					*
Kenneth Swigert Bonelli		1.40%					*
Sandra Wyld Bonelli		1.40%					*
Terry L. Briscoe		*					*
Christopher M. Carpenter		*					*
Denise Louise-Ward Carroll		*					*
James V. Corso		*					*
Debora Susan Crandall		*					*
Angela Shawn Cunningham, Trustee of the Angela Shawn Cunningham Trust DTD 6/20/07		*					*
Daniel P. Devlin		*					*
John R. Dillon		*					*
Nancy C. Edwards		*					*
Richard L. Edwards		*					*
Timothy J. Elbel		*					*
David K. Ellas		*					*
Catherine M. Finlayson		*					*
Dale N. Gehring		*					*
Frederick C. Goeth, III		*					*
Stephen E. Herbert		*					*
Larry R. Huget(19)		1.39%					*
Matthew A. Huget, Trustee of the Matthew Adam Huget Trust DTD 07/21/07		*					*
Matthew A. Huget		*					*
Peter J. Huget, Trustee of the Peter Jason Huget Trust DTD 07/21/07		*					*
Peter J. Huget		*					*
Jeffrey W. Kershaw		*					*
Elizabeth M. King		*					*
John S. Kreitzberg		*					*
Daniel A. Kucera		*					*
Mary Bonelli Lane		1.29%					*
Tara Long		*					*
Douglas H. MacGowan		*					*
Douglas E. Malkasian		*					*
Mark Mallory		*					*
Larry E. McCoy		*					*
U.S. Bank, Trustee of the Anne J. Miller Revocable Living Trust		*					*

	Shares of Common Stock Beneficially Owned Before the Offering							Shares of Common Stock Beneficially Owned After the Offering								Percentage of Common Stock Beneficially Owned After the Offering If Underwriters Exercise Option in Full
Name of Beneficial Owner	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	Number of shares offered	Legacy Class A Number	%	Class A Number	%	Class B Number	%	Total %	%
Timothy B. Myers		*					*
Hung (Jeff) C. Nguyen		*					*
Gary L. Ogier		*					*
Christopher S. Ohland		*					*
Juan C. Parra		*					*
Janet Hahn Peterson		*					*
Alan Phillips		*					*
Steven A. Pickering		*					*
Daniel W. Pizzuto		*					*
Paul W. Pope		*					*
William H. Prather		*					*
Dorine A. Real & Lee Tepper as Trustees of the Tepper — Real Millennial Trust DTD 05/11/00.		6.03%					4.08%
Richard G. Reiten		*					*
Elizabeth Ward Ricks		*					*
Robert M. Ronald & Susan K. Ronald as Tenants in Common		*					*
James A. Rowzee		*					*
Stephen P. Schad		*					*
James E. Snook		*					*
James Edward Songer		*					*
Sarah A. Stanton		*					*
Sugamatt Management LP(20)		*					*
Katie Swanson		*					*
Mason Dorn Swigert(21)		*					*
Soula Jule Capital LLC(21)		5.62%					3.81%
William G. Swigert, Jr., Trustee of the William G. Swigert, Jr. Living Trust UTA DTD 02/28/97		*					*
Raymond P. Sykes		*					*
Amy A. Tessier		*					*
T & J Anderson Family Investments LLC(22)		2.05%					1.39%
Helen Voigt		*					*
William E. Walton		*					*
David M. Ward & Mary V. Ward(23)(24)		*					*
David M. Ward Family LLC(23)		2.84%					1.92%
Douglas Glenn Ward(25)		3.12%					2.11%
Michael James Ward		*					*
Terii Christine Ward		*					*
Wendy W. Warren		2.87%					1.95%
The Newman & Zeneth Ward Family Foundation(24)		1.64%					1.11%
The Zeneth F. Ward & Lanetta S. Ward Foundation Inc.(25)		1.64%					1.11%
Alayne Swigert Weber		*					*
Joseph T. Weber		*					*
William A. Weber, Jr.		*					*
James P. Whalen		*					*
Craig D. Wihtol		*					*
Margaret W. Wood		*					*
Remaining selling shareholders(26)		*					*

(1)
Includes                shares of Legacy Class A Common Stock over which Charles F. Snow exercises voting control under a family trust,                 shares of Legacy Class A Common Stock beneficially owned by Charles F. Snow under the Partnership Agreement of 'Nchiawana Enterprises, L.P. and                shares of Legacy Class A Common Stock beneficially owned by Charles F. Snow as a general partner of Sugamatt Management LP.

(2)
The ESOP holds Class C Preferred Stock, which generally does not have the right to vote except as required by law. At the completion of the offering made by this prospectus, the shares will convert into Class A Common Stock. The trustee of the ESOP will vote shares that are held by the ESOP and not allocated to any participant's account. An ESOP participant may direct the trustee how to vote shares allocated to the participant's account. Undirected shares are voted by the ESOP trustee in the trustee's discretion. The ESOP trustee is North Star Trust Company. As of                , 2011,                of the shares held by the ESOP trustee had been allocated to participant accounts and                shares were unallocated. Each ESOP participant is entitled to receive a distribution of vested shares allocated to the participant's account upon death, disability, retirement at age 65 or other termination of employment, subject to the restrictions specified in the ESOP. The ESOP trustee has the ability to sell shares to cover administrative costs, including its fees, that are not paid by the Company.

(3)
Includes                shares beneficially owned under the ESOP and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(4)
Includes exercisable options to purchase                shares of Legacy Class A Common Stock                shares beneficially owned under the ESOP and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(5)
Includes exercisable options to purchase           shares of Legacy Class A Common Stock.

(6)
Includes                shares beneficially owned under the ESOP and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(7)
Includes exercisable options to purchase           shares of Legacy Class A Common Stock,                shares beneficially owned under the ESOP and           shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(8)
Includes                shares of Legacy Class A Common Stock beneficially owned by F. Patrick Fonner as Trustee of the F. Patrick Fonner and B. Lynne Fonner Trust U/A dated August 6, 2009, exercisable options to purchase           shares of Legacy Class A Common Stock and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(9)
Includes exercisable options to purchase           shares of Legacy Class A Common Stock and an estimated                shares beneficially owned under the ESOP.

(10)
Includes                shares of Legacy Class A Common Stock beneficially owned by Peter F. Adams as Trustee of the Peter F. Adams Family Trust and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(11)
Includes                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(12)
Includes                shares of Legacy Class A Common Stock beneficially owned by Stephen E. Babson as an officer of Babson EC LLC and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(13)
Includes an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(14)
Includes                shares of Legacy Class A Common Stock beneficially owned by Frank Jungers as Trustee of the Francis Jungers Trust U/A dtd 11/13/03 and an estimated                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(15)
Includes                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights. All                 shares of Class B Common Stock are held by Henry T. Swigert as Trustee of the Swigert 2000 Trust.

(16)
Includes                shares beneficially owned by Robert C. Warren Jr. as Trustee of the Lucy Christenson Warren Trust and                shares of Legacy Class A Common Stock issuable upon exercise of exercisable stock-settled stock appreciation rights.

(17)
Includes                shares of Legacy Class A Common Stock beneficially owned by John W. Wood as Trustee of the John W. Wood, Jr. Revocable Trust of 2008 DTD 10-10-08 as Amended from Time to Time and                shares of Legacy Class A Common Stock issuable upon settlement of stock-settled stock appreciation rights.

(18)
Sandra A. Beebe is the general partner of Adams SWH Ltd Partnership.

(19)
Includes                shares beneficially owned under the ESOP. Mr. Huget was President and Chief Operating Officer of ESCO Corporation from 2005 to 2010.

(20)
Charles F. Snow is the general partner of Sugamatt Management LP.

(21)
Mason Dorn Swigert is the Manager of Soula Jule Capital LLC.

(22)
Judith B. Anderson is the Manager of T & J Anderson Family Investments LLC.

(23)
David M. Ward and Mary V. Ward are the Managers of David M. Ward Family LLC.

(24)
David M. Ward, Mary V. Ward, Michael Ward, Steven W. Bennett and Michael Staffieri are the trustees of The Newman and Zeneth Ward Family Foundation.

(25)
Douglas Glenn Ward, Lanetta S. Ward, Roger Miller, Cheryl Johnson and Dan Kristensen are the directors of The Zeneth F. Ward and Lanetta S. Ward Foundation Inc.

(26)
Represents shares held by 41 shareholders not listed elsewhere in the table who, in the aggregate, own less than 1% of the outstanding shares of Legacy Class A Common Stock prior to this offering.

DESCRIPTION OF EMPLOYEE STOCK OWNERSHIP PLAN

          We sponsor an employee stock ownership plan, or ESOP, that covers all of our U.S. employees who meet service requirements. We implemented the ESOP on December 27, 2006 by borrowing money which we loaned to the ESOP. The ESOP used that money to buy Class C Preferred Stock from us and from our shareholders in proportion to their shareholdings. The ESOP transaction provided a one-time, tax-efficient payment to our shareholders and an ownership stake in the company to our employees, and it continues to generate tax savings for us. Each quarter, we pay dividends on the Class C Preferred Stock of approximately $4.1 million and make contributions to the ESOP of approximately $3.2 million, and the ESOP pays that amount back to us to service the loan. The loan is secured by a pledge of the Class C Preferred Stock purchased by the ESOP. As a portion of the loan is paid each quarter:

  •
  5,630 pledged shares of Class C Preferred Stock are released and allocated to ESOP participant accounts; and

  •
  we recognize a non-cash compensation expense equal to the fair value of the allocated shares determined by an independent financial adviser to the ESOP trustee. A portion of the expense is allocated to cost of goods sold and a portion is allocated to selling and administrative expense, based on the number of shares allocated to the accounts of manufacturing employees and other employees. (Subject to limitations under ERISA, quarterly allocations are made among participants in the ratio that the compensation of each participant in the quarter bears to the total compensation of all participants.)

          An ESOP participant is entitled to an account balance distribution upon termination of employment, retirement at age 65 or because of death or disability, and we have been obligated to offer to repurchase the shares allocated to that former ESOP participant at the fair value determined by an independent financial adviser to the ESOP trustee.

          Upon completion of the offering made by this prospectus:

  •
  all of the shares of Class C Preferred Stock will convert to Class A Common Stock;

  •
  our obligation to purchase shares from former ESOP participants will terminate;

  •
  the shares held by the ESOP and its participants will be included in shareholders' equity in our financial statements, rather than accounted for as contingently redeemable equity securities;

  •
  we will make quarterly contributions to the ESOP, net of any dividends paid on the Class A Common Stock held by the ESOP, in an amount sufficient for it to service its debt to us, which will continue to have no effect on our cash position; and

  •
  we will continue to recognize a non-cash compensation expense each quarter until the ESOP repays its debt to us, and all shares pledged as security for the debt are released, which will occur on or before December 31, 2013.

          We add the ESOP compensation expense back to the financial measures we monitor, including operating profit and EBITDA, because it is a non-cash charge that can significantly affect our reported financial results and, because it depends on quarterly fair value appraisals, can fluctuate significantly between quarters. The ESOP compensation expense is not ongoing share-based compensation and we believe our employees receive competitive compensation excluding the shares allocated to them under the ESOP.

 DESCRIPTION OF CAPITAL STOCK

          Our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize us to issue up to 300,000,000 shares of Class A Common Stock, 100,000,000 shares of Legacy Class A Common Stock, 21,000,000 shares of Class B Common Stock and 50,000,000 shares of "blank check" preferred stock, which could be issued by the board without shareholder approval and could have voting, liquidation, dividend and other rights superior to the Class A Common Stock. The Class C Preferred Stock, all of which is held by our ESOP, will convert automatically into Class A Common Stock upon completion of this offering and will no longer be outstanding. Upon the completion of this offering, the outstanding shares of capital stock will be:

  •
  shares of Class A Common Stock.

  •
  shares of Legacy Class A Common Stock, excluding shares we expect will be converted to Class A Common Stock and sold in this offering. Each share of Legacy Class A Common Stock (a) that is sold in an underwritten public offering (including this offering) will automatically convert into one share of Class A Common Stock immediately upon such sale, (b) outstanding on the date that is 180 days following the date of this prospectus (the first "Automatic Conversion Date") will automatically convert on that date into one-half of a share of new Class A Common Stock and one-half share of Legacy Class A Common Stock, (c) outstanding on the date that is 360 days after the date of this prospectus (the second "Automatic Conversion Date") will automatically convert on that date into one share of new Class A Common Stock (subject, in each case, to adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the offering made pursuant to this prospectus).

  •
  shares of Class B Common Stock. Henry T. Swigert, as Trustee of the Swigert 2000 Trust, beneficially holds all of the shares of our outstanding Class B Common Stock. Each share of Class B Common Stock will automatically convert upon transfer to a person other than those described below or if fewer than         shares of Class B Common Stock are outstanding (a) if transferred before the first Automatic Conversion Date, into one share of Legacy Class A Common Stock; (b) if transferred after the first but before the second Automatic Conversion Date, into one-half share of Legacy Class A Common Stock and one-half share of Class A Common Stock; and (c) if transferred on or after the second Automatic Conversion Date, into one share of Class A Common Stock (subject, in each case, to adjustment for any stock splits, stock dividends, recapitalizations and similar events occurring after the offering made pursuant to this prospectus). The shares of Class B Common Stock may be transferred without automatic conversion to Henry T. Swigert; any trustee, in the capacity of trustee, of the Swigert 2000 Trust; or any trustee, in the capacity of trustee, of any trust created under the Swigert 2000 Trust. Mr. Swigert is a member of our board of directors.

          The two-step conversion of the Legacy Class A Common Stock into publicly tradeable Class A Common Stock is in lieu of requiring contractual lockup agreements between the underwriters and shareholders generally. See "Shares Eligible for Future Sale".

          Our articles of incorporation authorize us to amend the articles of incorporation without shareholder approval to remove the references to Legacy Class A Common Stock, Class B Common Stock, and Class C Preferred Stock upon the conversion of all outstanding shares of the class to Class A Common Stock and to make related grammatical and ministerial changes. As a result of those amendments, following the conversion of all outstanding shares of Legacy Class A Common Stock, Class B Common Stock, and Class C Preferred Stock, we would be authorized to issue up to 300,000,000 shares of common stock, all of which would be designated Class A

Common Stock; 50,000,000 shares of "blank check" preferred stock; and no shares of Legacy Class A Common Stock or Class B Common Stock.

          As of March 31, 2011, we had 246 holders of record of our Legacy Class A Common Stock, one holder of record of our Class B Common Stock and one holder of record of our Class C Preferred Stock. No shares of Class A Common Stock will be outstanding until issued in connection with the sale of stock in the offering made by this prospectus.

Common Stock Voting

          Each holder of our Class A Common Stock is entitled to one vote per share. Each holder of Legacy Class A Common Stock and Class B Common Stock is entitled to the number of votes per share equal to the number of shares of Class A Common Stock into which the holder's shares are convertible; the conversion ratio will be one-for-one upon completion of the offering. Except described below, holders of Class A Common Stock, Legacy Class A Common Stock and Class B Common Stock vote together as a single voting group on all matters submitted to shareholders for a vote. Legacy Class A Common Stock and the Class A Common Stock, as a single voting group, and the Class B Common Stock vote separately on the following matters:

  •
  conversion, merger or share exchange. A separate class vote is required to approve a merger or conversion if the merger or conversion includes amendments to our articles of incorporation that would otherwise require a vote as described in the next paragraph, unless the shares are converted into property with a value at least equal to the value the shares would receive in a liquidation or the articles of incorporation provide that the class is not entitled to separate voting on a plan of merger or conversion. However, in a merger or conversion, a separate class vote is not required if the following four conditions are met:

  •
  our articles of incorporation after the merger or conversion do not differ from the articles of incorporation immediately before the transaction (unless the amendment would otherwise require a vote as described in the paragraph below),

  •
  each shareholder has the same number of shares, with identical rights and preferences immediately after the merger or conversion as it had before the transaction,

  •
  the number of voting shares immediately after the merger or conversion (including the number issuable as a result of the merger), will not be more than 20% of the total number of voting shares before the transaction, and

  •
  the number of shares able to participate without limitation in distributions immediately after the merger or conversion (including the number issuable as a result of the merger), will not be more than 20% of the total number of such shares before the transaction;

  •
  any sale, lease, exchange, or disposition of assets other than in the ordinary course of business; and

  •
  any dissolution.

          In addition, under the Oregon Business Corporation Act, any proposed amendment to the articles of incorporation that would:

  •
  increase or decrease the aggregate number of authorized shares of the class;

  •
  effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

  •
  effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;

  •
  change the designation, rights, preferences or limitations of all or part of the shares of the class;

  •
  change the shares of all or part of the class into a different number of shares of the same class;

  •
  create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

  •
  increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class;

  •
  limit or deny an existing preemptive right of all or part of the shares of the class; or

  •
  cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate voting group, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. In addition, the Oregon Business Corporation Act generally requires a separate class vote on (a) any plan of merger that, if contained in an amendment to the articles of incorporation, would require action by one or more voting groups and (b) on a plan of share exchange by the classes included in the exchange.

          All shares of Class B Common Stock will convert automatically into shares of Class A Common Stock or Legacy Class A Common Stock, depending on the conversion date, when the number of shares of Class B Common Stock outstanding is less than         (subject to adjustment for any stock split or dividend).

Dividend Rights

          Class A Common Stock, Legacy Class A Common Stock and Class B Common Stock share equally and ratably, on an as-converted basis, in any dividends we pay or set aside on our common stock.

Liquidation Rights

          Class A Common Stock, Legacy Class A Common Stock and Class B Common Stock share ratably, on an as-converted basis, in all assets we distribute as a result of our liquidation, dissolution or winding up.

Preferred Stock

          Our articles of incorporation, as in effect upon the completion of the offering made by this prospectus, authorize 50,000,000 shares of "blank check" preferred stock, with respect to which our board of directors can, without shareholder approval, (1) fix the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, subscription rights and the number of shares constituting any series, and (2) cause the company to issue preferred stock in one or more series. Our board of directors may designate preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Shareholder Agreements

          136 shareholders who hold an aggregate of 166,836 shares of Legacy Class A Common Stock before the             -for-one stock split are parties to restated stock transfer restriction agreements ("RSTRA") and 6 shareholders who hold an aggregate 2,598 shares before the             -for-one stock split of Legacy Class A Common Stock are parties to stock purchase agreements ("SPA"). Each RSTRA and SPA gives a shareholder the right to require us to purchase the shareholder's shares upon retirement or death. In addition, the RSTRA also gives a shareholder the right to require us to purchase the shares upon disability and the SPA requires us to repurchase shares upon the termination of the shareholder's employment with us. Holders of 161,730 shares of Legacy Class A Common Stock before the             -for-one stock split subject to the RSTRA or SPA have agreed to terminate those agreements upon completion of the offering made by this prospectus; after completion of the offering, 4,443 shares will remain subject to the RSTRA or SPA.

          The RSTRA and SPA only apply to shares of Legacy Class A Common Stock. As a result, all of the agreements will terminate when the underlying Legacy Class A Common Stock converts to Class A Common Stock, which will occur no later than 360 days after the date of this prospectus. Holders of 161,730 of the shares (pre-split) subject to RSTRAs or SPAs have agreed to terminate the agreements effective upon the completion of the offering made by this prospectus. In 2009 and 2010, we repurchased shares under the RSTRA for aggregate consideration of $1.0 million and $0.7 million, respectively. We repurchased no shares under the SPA in those years. We cannot predict with certainty the extent to which repurchase obligations will occur or the future fair market value of our stock.

Restated Stock Transfer Restriction Agreement

          Each shareholder subject to a RSTRA has the right to sell all or some shares to us upon retirement or disability. If that right is exercised, the sale will take place in three installments over a two-year period: up to one-third of the shares on the first on the date of the retirement or disability; between one-third and two-thirds of the shares on the second on the first anniversary of the retirement or disability; and any remaining shares on the third on the second anniversary of the retirement or disability. If a shareholder sells more than $1.0 million of shares back to us at any of those installments, we may, at our option, pay $1.0 million on that closing date and half of the remaining amount on each of the first and second anniversaries of the closing date.

          In addition, successors in interest to shareholders subject to the RSTRA may, upon the death of a shareholder, sell up to half of the shares held by the shareholder at death to us and any remaining shares on the first anniversary of the shareholder's death. When a repurchase right is exercised after a shareholder's death, we have the option of paying the purchase price in two equal annual installments.

          Our repurchase obligation under the RSTRA is based on the fair market value of the shares subject to the RSTRA at the time of exercise, which is measured as of the last day of the fiscal quarter immediately preceding the quarter in which the retirement, death or disability occurred or in which the applicable anniversary of the retirement, death or disability occurs. After completion of the offering made by this prospectus, we expect to measure the fair market value of the shares by the trading value of the Class A Common Stock. Our obligation to repurchase shares under the RSTRA is subject to restrictions under Oregon corporate law and our credit facility, which may also impact the priority in which we purchase shares if multiple shareholders exercise their put options at once.

          We have a right of first refusal to purchase the shares subject to the RSTRA on the same terms, including price, as those on which a shareholder subject to the RSTRA attempts to sell his or her shares to a bona fide purchaser.

          If a shareholder retires, dies or is disabled, under some circumstances the Company has the option to purchase any or all of the shares held by the shareholder or the shareholder's successor on the terms and subject to the conditions of the RSTRA. If a shareholder leaves the service of the Company for any reason other than death, retirement or disability, the Company has 90 days from the date of shareholder's departure to require the shareholder to sell the shares to the Company at the per share price then in effect for repurchases under the RSTRA.

          For shareholders who have not agreed to terminate the RSTRA upon the completion of the offering made by this prospectus, the RSTRA terminates on the earlier of (1) conversion of the Legacy Class A Common into Class A Common Stock or (2) the closing date of a sale of assets or merger pursuant to which our shareholders receive publicly traded securities.

Stock Purchase Agreement

          Shares subject to a SPA may only be sold or transferred in accordance with that SPA. Each shareholder subject to a SPA must sell his or her shares back to us upon death or termination of the shareholder's employment or service as a director. The repurchase price is based on the book value of the shares on the last day of each fiscal year, as adjusted under an established formula that excludes items such as LIFO and accumulated other comprehensive loss for pension accounting. Unless otherwise agreed, we must pay the repurchase price for the shares within 30 days of death or termination. The repurchase price is determined annually at December 31 based on our audited financial statements and remains in effect for the following year. The repurchase price at December 31, 2010, which will apply for 2011, is $317.09 per share.

Anti-Takeover Provisions

Articles of Incorporation and Bylaws

          Our articles of incorporation and bylaws, as in effect upon the completion of this offering, contain provisions that may delay or prevent a change in control of our company or changes in our management, including provisions that:

  •
  authorize "blank check" preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend and other rights superior to our common stock;

  •
  create a classified board of directors whose members serve staggered three-year terms;

  •
  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

  •
  require a two-thirds vote of the holders of our Class A Common Stock, Legacy Class A Common Stock, and Class B Common Stock, voting as a single group, to amend specified provisions of our articles of incorporation and bylaws.

          These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Oregon Business Combination Act

          We are subject to the Oregon Business Combination Act, which prohibits an Oregon corporation from engaging in any business combination with any interested shareholder for three years after the date the shareholder became an interested shareholder, with the following exceptions:

  •
  before the combination or transaction date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) (i) those shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

  •
  on or after that date, the business combination is approved by the board of directors and authorized at an annual or a special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

          In general, the Oregon Business Combination Act defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested shareholder or any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation the transaction is not excepted as described above;

  •
  any sale, transfer, pledge or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested shareholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

  •
  the receipt by the interested shareholder of the benefit of any losses, advances, guarantees, pledges or other financial benefits by or through the corporation.

          In general, the Oregon Business Combination Act defines an "interested shareholder" as an entity or a person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested shareholder status owned, 15% or more of the outstanding voting stock of the corporation.

Oregon Control Share Act

          We are subject to the Oregon Control Share Act, which regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the corporation's board of directors. Under the Oregon Control Share Act a person who acquires voting stock in a transaction that results in the person holding more than 20%,

33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition. This restriction does not apply if voting rights are given to the control shares by:

  •
  the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquirer and shares held by our officers and employee directors, and

  •
  the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and employee directors.

          To retain the voting rights attached to acquired shares, these approvals are required at the time an acquirer's holdings first exceed 20% of the total voting power, and again at the times the acquiring person's holdings first exceed 33 1/3% and 50%. An acquiring person includes persons acting as a group.

          The acquirer may, but is not required to, submit to the target company an "acquiring person statement" including specific information about the acquirer and its plans for the corporation. The acquiring person statement may also request that the corporation call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquirer does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquirer's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquirer for the control shares.

          Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Listing

          We have applied to list our common stock on The NASDAQ Global Market under the symbol "ESCO".

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

SHARES ELIGIBLE FOR FUTURE SALE

          The Class A Common Stock to be sold in the offering made by this prospectus is a new class of common stock, none of which will be outstanding until issuance in connection with the offering made by this prospectus. There has not been a public market for our Class A Common Stock. Nevertheless, future sales of substantial amounts of our Class A Common Stock, including shares issued upon exercise of options of stock appreciation rights or conversion of our Legacy Class A Common Stock or Class B Common Stock, or the possibility of these sales, in the public market, could cause the market price of our Class A Common Stock to fall or impair our ability to raise equity capital. In addition, future sales of shares of substantial amounts of our Legacy Class A Common Stock could also cause the market price of our Class A Common Stock to fall or impair our ability to raise equity capital, although there is no public market for our Legacy Class A Common Stock and we do not plan to list the shares of Legacy Class A on any exchange or otherwise facilitate the creation of a public market.

          Based on the number of shares of Legacy Class A Common Stock and Class B Common Stock outstanding as of December 31, 2010, upon completion of this offering and assuming no exercise by the underwriters of their option to purchase additional shares, we will have        shares of Class A Common Stock,        shares of Legacy Class A Common Stock and        shares of Class B Common Stock outstanding.

          The        shares of our Class A Common Stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining        shares of Class A Common Stock not sold in this offering, the        shares of our Legacy Class A Common Stock and the        shares of our Class B Common Stock held by our existing holders will be "restricted securities", as that term is defined in Rule 144, and will only be available for public sale if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 of the Securities Act, which are summarized below.

                 shares of Class A Common Stock will be held by our ESOP as a result of the conversion of each share of the outstanding Class C Preferred Stock into shares of Class A Common Stock in connection with the offering and the amendment of our articles of incorporation. Shares allocated to an ESOP participant's account are not distributed to ESOP participants before death, disability, retirement at age 65 or other termination of employment. Of these shares,             have been allocated to persons that have entered into lockup agreements described below. The remaining        shares will be immediately eligible for sale following this offering in the public market under Rule 144 or Rule 701 upon the distribution of the shares to an ESOP participant pursuant to the terms of the ESOP.

          All of the Legacy Class A Common Stock outstanding after this offering will automatically convert on a one-for-one basis into shares of the Class A Common Stock in equal installments on a pro rata basis at dates that are 180 days and 360 days after the date of this prospectus. Only the        shares of Legacy Class A Common Stock owned by our executive officers and directors and all of the shares of Class B Common Stock will be subject to lock-up agreements described below. We expect the remaining       shares of Class A Common Stock issuable upon the conversion of the Legacy Class A Common Stock, will be eligible for sale in the public market pursuant to Rule 144 or Rule 701, subject to some limitations on the shares held by our affiliates. There is, however, no public market for our Legacy Class A Common Stock and we do not plan to list the shares of Legacy Class A on any exchange or otherwise facilitate the creation of a public market.

          In addition, upon transfer to a person other than those specified in the articles of incorporation,        shares of Class B Common Stock outstanding will convert on a one-for-one basis into shares of Legacy Class A Common Stock or Class A Common Stock depending on the date of transfer. The shares of Class B Common Stock, and any shares of Class A Common Stock or Legacy Class A Common Stock issuable upon conversion of the Class B Common Stock, will be eligible for sale pursuant to Rule 144 upon the expiration of lockup agreements entered into with the holders of all of the shares of our Class B Common Stock, subject to limitations on the shares held by our affiliates.

Lockup Agreements

          All of our officers and directors who, following this offering, together will beneficially own        shares, or        %, of our Class A Common Stock,        shares, or       %, of our Legacy Class A Common Stock and        shares, or       %, of our Class B Common Stock (or       % of our total Class A Common Stock, assuming the conversion of the Legacy Class A Common Stock and Class B Common Stock) have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock (including Legacy Class A Common Stock and Class B Common Stock) during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of the representatives of the underwriters. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as described in "Underwriting".

Rule 144

          In general, a person who beneficially owns restricted shares of any class of our common stock (shares other than those purchased in a registered public offering) for at least six months is entitled to sell those restricted securities, if that person is not an affiliate of ours at the time of, or at any time during the 90 days preceding, the sale. A person who beneficially owns restricted shares of our common stock for at least six months and who is our affiliate at the time of, or was our affiliate any time during the 90 days preceding, a sale is subject to additional restrictions on the sale of securities. Those additional restrictions limit the number of securities the person may sell within any three-month period to the number of securities that do not exceed the greater of the following:

  •
  1% of the number of shares of the applicable class of common stock then outstanding, which, in the case of our Class A Common Stock, equals approximately       shares based on the number of shares of Class A Common Stock outstanding as of       , 2011; or

  •
  with respect to Class A Common Stock, the average weekly trading volume of the Class A Common Stock on The NASDAQ Global Market during the four calendar weeks before the filing of a notice on Form 144 with respect to the sale.

          Sales by or on behalf of affiliates under Rule 144 must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Rule 701

          In general, Rule 701 allows a shareholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not an affiliate of ours during the immediately preceding 90 days to sell these shares under Rule 144, but without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701. The shares that may be sold in compliance with Rule 701 that are subject to lock-up agreements described above and under "Underwriting" below will not be eligible for sale until expiration or waiver of the restrictions set forth in those agreements.

Stock Plans

          We plan to file a registration statement on Form S-8 to cover shares of Class A Common Stock under our 2000 Stock Incentive Plan, our 2010 Stock Incentive Plan and our ESOP. Resale of these registered shares may occur only after conversion of the shares underlying plan awards into Class A Common Stock and the expiration of any contractual lock-up periods.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

          The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A Common Stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service ("IRS"), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below.

          This discussion is limited to non-U.S. holders who purchase our Class A Common Stock issued pursuant to this offering and who hold our Class A Common Stock as a "capital asset" within the meaning of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, shareholders, partners, beneficiaries or other owners of a person holding our Class A Common Stock; former citizens or residents of the United States subject to tax as expatriates; partnerships or other entities treated as partnerships for U.S. federal income tax purposes; corporations that accumulate earnings to avoid United States federal income tax; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax-qualified retirement plans; persons that own, or have owned, actually or constructively, more than 5% of our Class A Common Stock; and persons holding our Class A Common Stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

          PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS OR ANY OTHER UNITED STATES FEDERAL TAX LAWS OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

          For purposes of this discussion, a non-U.S. holder is a person that is not a "U.S. person" for United States federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership (including any entity treated as such for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (1) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

          An individual may be treated as a resident of the United States in any calendar year by being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year. For purposes of determining days present in the United States, certain days that an individual is actually present in the United States are not taken into account. In addition, the 183-day test is determined by counting all of the days the individual is treated as being present in the current year, one-third of such days in the immediately preceding year and one-sixth of such days in the second preceding year.

Distributions on Our Class A Common Stock

          If we make distributions of cash or other property on our Class A Common Stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits generally will constitute a return of capital and will first be applied against and reduce a non-U.S. holder's tax basis in the Class A Common Stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under "Gain on Disposition of Our Class A Common Stock" below.

          Dividends paid to a non-U.S. holder of our Class A Common Stock, except as provided below with respect to dividends that are treated as effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          Dividends we pay to a non-U.S. holder that are treated as effectively connected with such holder's United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to United States federal withholding tax. Instead, such dividends generally will be subject to United States federal income tax on a net income basis at regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. To inform us that dividends are not subject to United States federal withholding tax, the non-U.S. holder generally must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are encouraged to consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

          A non-U.S. holder who claims the benefit of an income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders are encouraged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Class A Common Stock

          Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our Class A Common Stock, unless:

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition (but nevertheless is treated as a nonresident alien because some or all of those days were not taken into account for purposes of determining whether the individual is a U.S. resident under the 183-day test described in the definition of "non-U.S. holder" above);

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  we are, or have been, a United States real property holding corporation (USRPHC) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our Class A Common Stock and our Class A Common Stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. Generally, we will be a USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the sum of the fair market value of our other trade or business assets, our United States real property interests, and our foreign real property interests, all as determined under applicable Treasury Regulations. Although we believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes, no assurances can be made in this regard.

          Gain realized on a sale of our Class A Common Stock by a non-U.S. holder described in the first bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

          Gain described in the second and third bullet points above will be subject to United States federal income tax on a net income basis at regular graduated United States federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation that realizes gain described in the second bullet point above also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. In addition, if we are determined to be a USRPHC and our Class A Common Stock has ceased to be traded on an established securities market, as described in the third bullet point above, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a sale or other taxable disposition of our Class A Common Stock. This 10% withholding, if applicable, is not an additional tax, and amounts withheld may be credited against the non-U.S. holder's federal income tax liability. Non-U.S. holders are encouraged to consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          We generally must report annually to the IRS and to each non-U.S. holder the amount of distributions on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

          The gross amount of dividends paid to a non-U.S. holder subject to information reporting that fails to certify its non-U.S. holder status in accordance with applicable Treasury Regulations may be subject to backup withholding, currently at a 28% rate. In addition, information reporting and backup withholding may apply to the proceeds from a sale or other disposition of our Class A Common Stock, if the non-U.S. holder fails to certify its non-U.S. status. Generally, a non-U.S. holder furnishes the required certification by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, as applicable. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Recent Legislation Imposing Withholding Tax on Foreign Entities That Do Not Comply with New Disclosure Requirements.

          Recently enacted U.S. legislation generally will impose a 30% withholding tax on certain payments to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities after December 31, 2012. The types of payments subject to the new tax will include dividends in respect of our Class A Common Stock and gross proceeds from the sale or other disposition of our Class A Common Stock. The tax will not apply, however, if the applicable non-U.S. entity satisfies certain due diligence and disclosure requirements (generally relating to ownership by U.S. persons in or accounts with the non-U.S. entity). Other exceptions also may apply. Non-U.S. holders are encouraged to consult their own tax advisors regarding the potential application of the new withholding tax based upon their particular circumstances.

UNDERWRITING

          We, the selling shareholders and the underwriters named below, have entered into an underwriting agreement with respect to the shares of Class A Common Stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters

Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
KeyBanc Capital Markets Inc.
BMO Capital Markets Corp.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                          shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                          additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Shareholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance, and subject to the underwriters' right to reject any order in whole or in part.

          Our officers, directors and the holder of our Class B Common Stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock (including shares of Legacy Class A Common Stock and Class B Common Stock), and we have agreed not to issue shares of Class A Common Stock, during the period from the date of this prospectus through 180 days after the date of this prospectus, except with the prior written consent of each of the representatives. These agreements are subject to exceptions, including issuances of securities under existing stock incentive plans or as consideration in acquisitions, provided that the aggregate number of shares of Class A Common Stock issued or issuable in acquisitions may not exceed    % of the shares offered by this prospectus and that the recipient of those securities must agree to be bound by the lock-up restrictions described in this paragraph. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to have our Class A Common Stock listed on The NASDAQ Global Market under the symbol "ESCO".

          In connection with the offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A Common Stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A Common Stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

          The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

          We estimate that the total expenses of the offering that we expect to pay, excluding underwriting discounts, but including certain expenses of the selling shareholders, will be approximately $             .

          We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Goldman Sachs was the initial purchaser in a Rule 144A offering of our debt securities and provided investment banking services to us in connection with the divestiture of our Integrated Manufacturing Group, each of which occurred in 2006. Morgan Stanley was also an initial purchaser in our Rule 144A offering and provided advice to us in connection with the creation of our Employee Stock Ownership Plan in 2006. Wells Fargo Bank N.A. and KeyBank National Association have lending commitments under our senior secured credit facility. KeyBank also advised us in our 2006 divestiture of our Engineered Metals Group.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued to or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong

(except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"); (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except (1) to an institutional investor under Section 274 of the SFA or a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

          Certain legal matters with respect to the legality of the shares of Class A Common Stock offered in this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

          The consolidated financial statements as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract (or other document) are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

          You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

          After this offering, we will file with the SEC periodic reports, proxy statements and other information required by the Securities Exchange Act of 1934. We also maintain a website at www.escocorp.com at which, following the completion of this offering, you may access these materials after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ESCO Corporation:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, cash flows, and contingently redeemable equity securities and shareholders' equity present fairly, in all material respects, the financial position of ESCO Corporation and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
May 2, 2011

ESCO Corporation

CONSOLIDATED STATEMENTS OF EARNINGS

For the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008

(in thousands, except per share data)	2010		2009	2008
Net sales		$849,481	$680,390	$939,913
Cost of goods sold		626,883	507,115	724,921

Gross profit		222,598	173,275	214,992
Operating expenses
Selling and administrative expenses		147,881	112,535	132,719
Restructuring and other		748	6,332	1,792

Operating profit		73,969	54,408	80,481
Interest income		(704)	(420)	(2,068)
Interest expense		24,414	26,646	28,804
Loss on early extinguishment of debt		13,013	—	—
Other (income) expense		(731)	(1,091)	4,259

Earnings from continuing operations before income taxes		37,977	29,273	49,486
Income tax expense		9,423	8,487	13,297

Earnings from continuing operations, net of tax		28,554	20,786	36,189
Earnings from discontinued operations, net of tax		—	306	443

Net earnings		28,554	21,092	36,632
Less: net earnings attributable to the noncontrolling interests — continuing operations		(4,634)	(2,537)	(5,073)
Less: net earnings attributable to the noncontrolling interests — discontinued operations		—	(141)	(343)

Net earnings attributable to ESCO shareholders		23,920	18,414	31,216
Valuation adjustment on Class C preferred shares		(16,521)	7,933	13,287

Net earnings attributable to ESCO common shareholders		$7,399	$26,347	$44,503

Earnings per weighted average share outstanding (Note 26)
Basic:
Earnings from continuing operations allocated to ESCO common shareholders		$6.81	$24.18	$41.08
Earnings from discontinued operations allocated to ESCO common shareholders		—	0.15	0.09

Net earnings allocated to ESCO common shareholders		$6.81	$24.33	$41.17

Diluted:
Earnings from continuing operations allocated to ESCO common shareholders		$6.62	$15.16	$26.21
Earnings from discontinued operations allocated to ESCO common shareholders		—	0.14	0.08

Net earnings allocated to ESCO common shareholders		$6.62	$15.30	$26.29

Weighted average shares outstanding (Note 26)
Basic		1,086	1,083	1,081
Diluted		1,118	1,204	1,187
Amounts attributable to ESCO common shareholders
Earnings from continuing operations, net of tax		$7,399	$26,182	$44,403
Earnings from discontinued operations, net of tax		—	165	100

Net earnings attributable to ESCO common shareholders		$7,399	$26,347	$44,503

Pro forma earnings per share from continuing operations allocated to ESCO shareholders (unaudited)
Basic	$
Diluted
Pro forma weighted average shares outstanding (unaudited)
Basic
Diluted
Pro forma earnings from continuing operations attributable to ESCO shareholders (unaudited)		$23,920

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED BALANCE SHEETS

As of December 31, 2010 and December 31, 2009

(in thousands)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$114,101	$168,487
Trade accounts receivable, net of reserves of $1,232 and $1,238	140,000	106,478
Inventories	105,435	77,054
Deferred income taxes	7,631	4,081
Prepaid expenses and other current assets	15,100	16,241

Total current assets	382,267	372,341
Property and equipment, net	167,446	161,919
Intangibles, net	14,379	6,558
Goodwill	57,608	40,072
Deferred income taxes	55,875	51,688
Long-term investments	30,749	27,518
Other noncurrent assets	14,181	12,974
Assets held for sale	1,117	2,675

TOTAL ASSETS	$723,622	$675,745

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$65,693	$47,133
Accrued payroll, payroll taxes and benefits	36,908	28,163
Other accrued liabilities	30,227	13,511
Dividends payable	1,026	12,355
Short-term debt	70,338	1,541
Current portion of long-term debt	11,502	965

Total current liabilities	215,694	103,668
Long-term debt, net of current portion	191,474	303,992
Accrued pension and other retirement costs	76,192	75,968
Other long-term liabilities	12,700	3,354

TOTAL LIABILITIES	496,060	486,982

Commitments and contingencies — See Note 19
Contingently redeemable equity securities:
Preferred Stock-Class C, 205,000 authorized, 188,354 and 189,325 outstanding	107,691	71,211
Common Stock-Class A, 5,000,000 authorized, 890,294 and 875,516 outstanding	124,493	72,853
Equity:
ESCO shareholders' equity (deficit)
New Common Stock-Class A, no shares authorized and outstanding actual, shares authorized, shares outstanding pro forma (unaudited)
Preferred Stock-Class C unallocated ESOP shares, 67,577 and 90,104 actual, no shares authorized or outstanding pro forma (unaudited)	78,482	104,643
Common Stock-Class A, 5,000,000 authorized, 890,294 and 875,516 outstanding actual, shares authorized, shares outstanding pro forma (unaudited)	—	—
Common Stock-Class B, 243,737 authorized, 208,395 and 208,395 outstanding actual, shares authorized or outstanding pro forma (unaudited)	10,343	10,343
Preferred Stock-Class C unallocated ESOP shares, 67,577 and 90,104	(78,482)	(104,643)
(Accumulated deficit)/retained earnings	(19,944)	36,222
Accumulated other comprehensive loss	(9,802)	(15,133)

Total ESCO shareholders' equity (deficit)	(19,403)	31,432
Noncontrolling interests	14,781	13,267

Total equity (deficit)	(4,622)	44,699

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$723,622	$675,745

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008

(in thousands)	2010	2009	2008
Cash flows from operating activities
Earnings from continuing operations, net of tax	$28,554	$20,786	$36,189
Adjustments to reconcile earnings from continuing operations, net of tax, to net cash provided by operating activities:
Depreciation and amortization	29,204	26,817	25,892
Loss on early extinguishment of debt	13,013	—	—
Non-cash compensation	24,937	16,504	20,248
Loss on asset dispositions	787	2,778	1,084
Unrealized (gains) losses on long term investments	(1,953)	(2,860)	4,405
Tax benefit on stock compensation plans	3,440	3,718	2,227
Deferred income taxes	(6,090)	(5,898)	(8,897)
Interest in earnings (loss) of unconsolidated affiliates, net of distributions	57	(2,110)	(1,482)
Change in operating assets and liabilities:
Trade accounts receivable	(18,840)	37,203	(22,766)
Inventories	(19,438)	24,101	3,633
Prepaid expenses and other assets	1,557	949	(11,927)
Accounts payable, accrued expenses and other	23,100	(33,329)	38,846
Net cash provided by operating activities — discontinued operations	—	166	1,008

Net cash provided by operating activities	78,328	88,825	88,460

Cash flows from investing activities
Capital expenditures	(20,516)	(14,114)	(29,691)
Proceeds from sale of property and equipment	1,349	1,408	403
Business acquisitions, net of cash acquired	(33,770)	(165)	—
Investment in unconsolidated affiliates	(2,255)	9,383	(6,170)
Insurance proceeds received	—	—	481
Investment in other assets	(1,528)	(1,481)	(1,416)
Net cash used in investing activities — discontinued operations	—	(271)	(1,060)

Net cash used in investing activities	(56,720)	(5,240)	(37,453)

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008

(in thousands)	2010	2009	2008
Cash flows from financing activities
Proceeds from short-term debt	$70,775	$2,135	$834
Payments on short-term debt	(5,553)	(4,344)	—
Proceeds from long-term debt	200,575	529	658
Payments on long-term debt	(301,114)	(2,189)	(3,989)
Debt issuance costs	(5,116)	—	—
Bond premium paid on debt extinguishment	(8,626)	—	—
Dividends paid	(26,873)	(26,097)	(14,571)
Common stock issued	857	129	133
Common stock retired	(710)	(1,010)	—
Preferred stock retired	(727)	(1,105)	(857)

Net cash used in financing activities	(76,512)	(31,952)	(17,792)

Effect of exchange rate changes	518	3,687	(4,118)

Net increase (decrease) in cash and cash equivalents	(54,386)	55,320	29,097
Cash and cash equivalents at beginning of year	168,487	113,167	84,070

Cash and cash equivalents at end of year	$114,101	$168,487	$113,167

Cash paid during the year for
Interest	$21,876	$22,206	$23,177
Income taxes	$4,258	$15,393	$21,601
Non-cash activities
Cash dividends declared, not yet paid	$1,026	$12,355	$12,123

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED STATEMENT OF CONTINGENTLY REDEEMABLE EQUITY SECURITIES AND SHAREHOLDERS' EQUITY

For the fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008

	CONTINGENTLY REDEEMABLE EQUITY SECURITIES
	Number of Shares		Preferred Stock	Common Stock
(in thousands, except share data)	Class C Preferred Allocated ESOP shares	Class A Common Stock shares	Class C Preferred Stock ESOP	Class A Common Stock
Balance, December 28, 2007	56,723	161,129	$51,697	$83,956
Net earnings
Foreign currency translation
Change in employee benefit plan liability, net of tax of $9,252
Amortization of employee benefit plan liability, net of tax of ($280)
Change in measurement date for pension plans, net of tax of $372
Comprehensive income (loss)
Cash dividends declared $11.00 per common share
Stock issued upon exercise of options		3,805		133
Stock retired for cash	(1,025)		(857)
Tax benefit on stock incentive awards				25
Contingently redeemable shares valuation adjustment			(13,287)	(12,104)
Release of ESOP shares	22,524		20,248
Tax benefit of allocation of ESOP stock			2,227

Balance, December 26, 2008	78,222	164,934	$60,028	$72,010

Net earnings
Foreign currency translation
Change in employee benefit plan liability, net of tax of $2,075
Amortization of employee benefit plan liability, net of tax of ($265)
Comprehensive income (loss)
Cash dividends declared $10.00 per common share
Stock issued upon exercise of options		3,415		129
Stock retired for cash	(1,526)	(2,230)	(1,105)	(34)
Acquisition of non-controlling interest in Soldering
Non-controlling interest of previously unconsolidated subsidiary
Tax benefit on stock incentive awards				20
Contingently redeemable shares valuation adjustment			(7,933)	728
Release of ESOP shares	22,525		16,504
Tax benefit of allocation of ESOP stock			3,717

Balance, December 31, 2009	99,221	166,119	$71,211	$72,853

Net earnings
Foreign currency translation
Change in employee benefit plan liability, net of tax of $1,062
Amortization of employee benefit plan liability, net of tax of ($503)
Derivatives, net of tax of $237
Comprehensive income
Cash dividends declared $11.00 per common share
Stock issued upon exercise of options		16,575		857
Stock retired for cash	(971)	(1,797)	(727)	(37)
Tax benefit on stock incentive awards				13
Contingently redeemable shares valuation adjustment			16,521	50,807
Release of ESOP shares	22,527		17,259
Tax benefit of allocation of ESOP stock			3,427

Balance, December 31, 2010	120,777	180,897	$107,691	$124,493

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED STATEMENT OF CONTINGENTLY REDEEMABLE EQUITY SECURITIES AND SHAREHOLDERS' EQUITY (Continued)

For the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008

	ESCO SHAREHOLDERS' EQUITY
	Number of Shares			Preferred Stock		Common Stock
(in thousands, except share data)	Class C Preferred Unallocated ESOP shares	Class A Common Stock shares	Class B Common Stock Shares	Class C Preferred Allocated ESOP	Class C Preferred Unallocated ESOP	Class A Common Stock	Class B Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance, December 28, 2007	135,153	709,397	208,395	$156,961	$(156,961)	$—	$11,814	$(13,524)	$7,362	$5,652
Net earnings								31,216		31,216
Foreign currency translation									(28,583)	(28,583)
Change in employee benefit plan liability, net of tax of $9,252									(14,641)	(14,641)
Amortization of employee benefit plan liability, net of tax of ($280)									501	501
Change in measurement date for pension plans, net of tax of $372								(712)		(712)

Comprehensive loss										(12,219)

Cash dividends declared $11.00 per common share								(13,780)		(13,780)
Stock issued upon exercise of options										—
Stock retired for cash										—
Tax benefit on stock incentive awards										—
Contingently redeemable shares valuation adjustment								25,391		25,391
Release of ESOP shares	(22,524)			(26,158)	26,158					—
Tax benefit of allocation of ESOP stock										—

Balance, December 26, 2008	112,629	709,397	208,395	$130,803	$(130,803)	$—	$11,814	$28,591	$(35,361)	$5,044

Net earnings								18,414		18,414
Foreign currency translation									21,313	21,313
Change in employee benefit plan liability, net of tax of $2,075									(3,330)	(3,330)
Amortization of employee benefit plan liability, net of tax of ($265)									691	691

Comprehensive income										37,088

Cash dividends declared $10.00 per common share								(10,839)		(10,839)
Stock issued upon exercise of options										—
Stock retired for cash								(977)		(977)
Acquisition of non-controlling interest in Soldering						(6,172)	(1,471)		1,554	(6,089)
Non-controlling interest of previously unconsolidated subsidiary										—
Tax benefit on stock incentive awards										—
Contingently redeemable shares valuation adjustment						6,172		1,033		7,205
Release of ESOP shares	(22,525)			(26,160)	26,160					—
Tax benefit of allocation of ESOP stock										—

Balance, December 31, 2009	90,104	709,397	208,395	$104,643	$(104,643)	$—	$10,343	$36,222	$(15,133)	$31,432

Net earnings								23,920		23,920
Foreign currency translation									7,073	7,073
Change in employee benefit plan liability, net of tax of $1,062									(2,437)	(2,437)
Amortization of employee benefit plan liability, net of tax of ($503)									1,074	1,074
Derivatives, net of tax of $237									(379)	(379)

Comprehensive income										29,251

Cash dividends declared $11.00 per common share								(12,085)		(12,085)
Stock issued upon exercise of options										—
Stock retired for cash								(673)		(673)
Tax benefit on stock incentive awards										—
Contingently redeemable shares valuation adjustment								(67,328)		(67,328)
Release of ESOP shares	(22,527)			(26,161)	26,161					—
Tax benefit of allocation of ESOP stock										—

Balance, December 31, 2010	67,577	709,397	208,395	$78,482	$(78,482)	$—	$10,343	$(19,944)	$(9,802)	$(19,403)

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

CONSOLIDATED STATEMENT OF CONTINGENTLY REDEEMABLE EQUITY SECURITIES AND SHAREHOLDERS' EQUITY (Continued)

For the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008

	NONCONTROLLING INTERESTS
(in thousands)	Noncontrolling Interests	Other Comprehensive Income (Loss)	Total Allocated to Noncontrolling Interests	Total Equity
Balance, December 28, 2007	$9,124	$1,787	$10,911	$16,563
Net earnings	5,416		5,416	36,632
Foreign currency translation		(4,112)	(4,112)	(32,695)
Change in employee benefit plan liability, net of tax of $9,252				(14,641)
Amortization of employee benefit plan liability, net of tax of ($280)				501
Change in measurement date for pension plans, net of tax of $372				(712)

Comprehensive income (loss)			1,304	(10,915)

Cash dividends declared $11.00 per common share				(13,780)
Stock issued upon exercise of options				—
Stock retired for cash				—
Tax benefit on stock incentive awards				—
Class A share valuation adjustment				25,391
Release of ESOP shares				—
Tax benefit of allocation of ESOP stock				—

Balance, December 26, 2008	$14,540	$(2,325)	$12,215	$17,259

Net earnings	2,678		2,678	21,092
Foreign currency translation		1,967	1,967	23,280
Change in employee benefit plan liability, net of tax of $2,075				(3,330)
Amortization of employee benefit plan liability, net of tax of ($265)				691

Comprehensive income			4,645	41,733

Cash dividends declared $10.00 per common share	(13,263)		(13,263)	(24,102)
Stock issued upon exercise of options				—
Stock retired for cash				(977)
Acquisition of non-controlling interest in Soldering	1,269	(1,554)	(285)	(6,374)
Non-controlling interest of previously unconsolidated subsidiary	8,746	1,209	9,955	9,955
Tax benefit on stock incentive awards				—
Class A share valuation adjustment				7,205
Release of ESOP shares				—
Tax benefit of allocation of ESOP stock				—

Balance, December 31, 2009	$13,970	$(703)	$13,267	$44,699

Net earnings	4,634		4,634	28,554
Foreign currency translation		351	351	7,424
Change in employee benefit plan liability, net of tax of $1,062				(2,437)
Amortization of employee benefit plan liability, net of tax of ($503)				1,074
Derivatives, net of tax of $237				(379)

Comprehensive income			4,985	34,236

Cash dividends declared $11.00 per common share	(3,471)		(3,471)	(15,556)
Stock issued upon exercise of options				—
Stock retired for cash				(673)
Tax benefit on stock incentive awards				—
Class A share valuation adjustment				(67,328)
Release of ESOP shares				—
Tax benefit of allocation of ESOP stock				—

Balance, December 31, 2010	$15,133	$(352)	$14,781	$(4,622)

The accompanying notes are an integral part of these financial statements.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS

          ESCO Corporation (ESCO or the Company) is a global provider of highly engineered metal wear parts and replacement products used in mining, infrastructure development, power generation, aerospace and specialized industrial markets. The Company uses its expertise in metallurgy and foundry operations to design, engineer, manufacture and deliver solutions to its customers.

          The Company operates in two reporting segments: the Engineered Products Group (EPG) and the Turbine Technologies Group (TTG). The Chief Executive Officer has been identified as the chief operating decision-maker. See Note 27 — Segment Reporting.

          The Company was founded in 1913 and is headquartered in Portland, Oregon. The Company has subsidiaries in the United States, Canada, the United Kingdom, Belgium, Germany, France, Slovakia, Hong Kong, Indonesia, Australia, South Africa, Argentina, Brazil, Peru, Chile, Mexico, Russia and China.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The accompanying consolidated financial statements include the accounts of ESCO Corporation and its majority owned and wholly owned subsidiaries. Investments in affiliates in which ESCO has a non-controlling ownership interest are accounted for under the equity method. All intercompany accounts and transactions have been eliminated. Management also evaluates whether an ESCO entity or interest is a variable interest entity and whether ESCO is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

          Prior to fiscal year 2009, the Company reported on a 52 or 53-week fiscal year consisting of four thirteen-week periods and ending on the last Friday of the calendar year. Fiscal 2008, which ended on December 26, 2008, was a 52-week fiscal year which included 364 days. Effective December 27, 2008, the Company changed to a calendar year. The Company's fiscal year 2009 began on December 27, 2008 and ended on December 31, 2009, resulting in a 370-day year. The Company's fiscal year 2010 began on January 1, 2010 and ended on December 31, 2010, resulting in a 365-day year. All references to years are references to fiscal years unless otherwise noted.

Reclassifications

          The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the year ended December 31, 2010. These reclassifications had no effect on consolidated net earnings, shareholders' equity or net cash flows for any of the periods presented.

Use of Estimates

          The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Examples include revenue recognition, inventory valuation, product warranty reserves, allowance for doubtful accounts, fair

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value measurements, goodwill valuation, estimates of contingencies, intangible asset valuations, pension plan and share-based compensation assumptions, and the assessment of the valuation of deferred income taxes and income tax contingencies. Management believes the estimates used are reasonable. Actual results may differ from those estimates.

Cash and Cash Equivalents

          All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Trade Accounts Receivables, net

          Trade accounts receivables, net of reserves for doubtful accounts, are recorded at the invoiced amount less discounts and do not bear interest. The collectability of trade accounts receivable is regularly evaluated based on a combination of factors such as customer credit-worthiness, past transaction history with the customer, current industry economic trends and changes in customer payment terms. If the Company becomes aware of circumstances that may impair a customer's ability to meet its financial obligations, a specific reserve is recorded to reduce the related receivable to the amount expected to be recovered. For all other trade accounts receivable, the Company maintains a reserve based on the Company's historical uncollectible accounts as a percentage of sales.

Inventories

          Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out method (LIFO) for the majority of inventories in the U.S. Cost is determined using the first-in, first-out method (FIFO) or average cost method for all subsidiaries outside of the U.S. Cost of inventory includes raw materials, employee compensation and benefits, outside processing, depreciation of manufacturing machinery and equipment, operating supplies and manufacturing overhead directly attributable to the manufacturing of goods.

Property and Equipment

          Property and equipment are recorded at historical cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are expensed as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included as a component of operating expenses.

Long-Lived Assets

          Long-lived assets, principally property, equipment and identifiable definite-lived intangibles, are reviewed for impairment when events or circumstances indicate that the carrying amount of the assets may not be recoverable. The Company evaluates recoverability of assets by comparing the carrying amount of the asset to estimated future net undiscounted cash flows generated by the asset. If such assets are considered not to be fully recoverable, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives, with a weighted average useful life of 11 years at December 31, 2010.

Goodwill

          Goodwill is not amortized; it is tested for impairment annually (in the second quarter) or more frequently if indicators of impairment exist or if a decision is made to sell a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, slower growth rates, and others. Fair values that could be realized in an actual transaction may differ from those used to evaluate the potential impairment of goodwill. Goodwill is allocated to and evaluated for impairment at the reporting unit level (also defined as the operating segment).

          The evaluation of impairment involves the comparison of the current fair value of each reporting unit to its carrying value, including goodwill. The Company uses a discounted cash flow (DCF) model as well as a comparison to peer company multiples to estimate the current fair value of its reporting units when testing for impairment because management believes these methods are the best indicators of such fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market share, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate, and working capital changes. If the estimated fair value of a reporting unit is less than the carrying value, additional analysis would be required. The additional analysis would compare the carrying amount of the reporting unit's goodwill with the implied fair value of that goodwill. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of that unit as if the reporting unit was acquired in a business combination and the fair value of the reporting unit represented the purchase price. If the current value of goodwill exceeds its implied fair value, an impairment loss equal to the excess would be recognized, which could significantly and adversely impact reported results of operations and shareholders' equity.

Allocation of Acquisition Purchase Price

          The Company accounts for business combinations under the acquisition accounting method. The Company allocates the purchase price of acquisitions to identified tangible and intangible assets acquired and liabilities assumed based on their fair values at the acquisition date, with any residual amounts allocated to goodwill. The determination of fair values of assets and liabilities acquired requires the Company to make estimates and use valuation techniques when the market value is not readily available. The transaction costs associated with business combinations are expensed as incurred. Operating results of all acquisitions are included in the consolidated statement of earnings from the date of acquisition.

Fair Value of Financial Instruments

          The carrying amounts reflected in the balance sheet for cash and cash equivalents, receivables and payables approximate, in all material respects, their fair values due to the short-term nature of these items.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Current and non-current marketable securities are recorded at fair market value. When developing fair value measurements, the Company uses quoted market prices when available and when not available, the Company seeks to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company did not choose the fair value option for financial liabilities; therefore, its long-term debt is not reported at fair value. See Note 12 — Fair Value Measurements for additional information.

Derivative Financial Instruments

          The Company's primary objectives for holding derivative financial instruments are to manage foreign currency risk and variable interest rate risk. The Company's accounting policies for these instruments are based on whether the instruments are designated as a hedge or non-hedge instrument. The criteria for designating a derivative as a hedge include the instrument's effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction.

          All derivatives are recorded at fair value on the balance sheet and changes in the fair value of derivative financial instruments are either recognized in other comprehensive income (a component of shareholders' equity), or net earnings depending on the nature of the underlying exposure, whether the derivative is formally designated as a hedge, and, if designated, the extent to which the hedge is effective. The changes in fair value of the Company's undesignated foreign currency derivatives are marked to market through earnings in foreign currency gains/losses.

          The Company classifies the cash flows from settlement of derivatives in the same category as the cash flows from the related hedged items. For undesignated hedges and designated cash flow hedges, this is within the cash provided by operations component of the consolidated statement of cash flows. The cash flows associated with these derivative instruments are periodic interest payments while the swaps are outstanding, which are reflected in net earnings within the cash provided by operations component of the cash flow statement.

Foreign Currency

          Assets and liabilities of foreign operations are translated into U.S. dollars at the period-end rate of exchange. Related revenues and expenses are translated at average monthly exchange rates. Translation adjustments are recorded in accumulated other comprehensive income, a separate component of shareholders' equity. Foreign currency transactions gains and losses are generated from the effect of exchange rate changes on transactions denominated in a currency other than the functional currency of the entity. Gains and losses on foreign currency transactions are generally recognized in the determination of net earnings or loss for the period. The Company records these gains and losses in other (income) expense. Foreign exchange transaction gains (losses) were $0.7 million, $1.3 million and ($4.0) million for the years ended December 31, 2010, December 31, 2009 and December 26, 2008.

Share Repurchases

          The Company accounts for the repurchase of shares by recording the difference between the amount paid for the shares and the amount recorded upon issuance as an adjustment to retained earnings.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income/Loss

          Comprehensive income/loss includes net earnings or loss and "other comprehensive income," which includes charges or credits to equity that are not the result of transactions with shareholders. Comprehensive loss within these consolidated financial statements includes cumulative foreign currency translation adjustments, certain gains and losses on derivatives used for hedging forecasted transactions and net periodic benefit cost not yet recognized in earnings.

Earnings per Share

          Basic earnings per share (EPS) is computed based on earnings attributable to ESCO common shareholders and utilizing the weighted average number of shares outstanding during the period. Diluted EPS also considers common stock equivalents, such as stock options, stock-settled stock appreciation rights (SARs) and shares of Class C Preferred Stock allocated to the employee stock ownership plan, to the extent that they are not antidilutive.

Revenue Recognition

          The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally pass to the customer at the time product is transferred to a common carrier.

          The Company has licensee agreements under which the Company receives royalty revenue. Royalty revenue is accounted for based on royalty percentages of actual sales by licensees. The Company has an allowance for product returns and cash discounts. These reserves are calculated based on historical returns and cash discounts.

Research and Development Costs

          Research and development costs are expensed as incurred. These costs include personnel and project-related expenses related to developing new products and improving existing products or processes. The Company recognized $5.9 million, $5.4 million and $6.5 million of research and development costs classified in selling and administrative expenses in fiscal 2010, 2009 and 2008, respectively.

Advertising

          The Company expenses advertising costs as incurred. Advertising expenses were not material for any of the periods presented.

Shipping and Handling

          Shipping and handling expenses incurred for customer sales are often billed to customers, which are included in sales and cost of sales. Amounts not billed to customers are included in selling and administrative expenses and were not material for fiscal 2010, 2009 and 2008.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Product Warranty

          In the ordinary course of business, the Company warrants its products against defects in design, materials and workmanship over various time periods. A standard one-year warranty from the date of acceptance is provided on most products. The Company evaluates obligations related to product warranties quarterly. Warranty charges are comprised of costs to service the warranty, including labor to repair the product and replacement parts for defective items, as well as other costs incidental to the repairs. The Company estimates average warranty cost per product or part type based on historical experience and records the provision for such charges as an element of cost of goods sold upon recognition of the related revenue. Accrued product warranty is included on the consolidated balance sheets as a component of accrued liabilities. The warranty program as of December 31, 2010, December 31, 2009 and December 26, 2008 was not material to the Company's consolidated financial position, results of operations or cash flows.

Leases

          Certain leases contain payment escalation clauses which provide stated increases in the payments over the term of the lease. Rent expense is recorded on a straight-line basis over the lease term.

Share-Based Compensation

          The Company has adopted the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718—Compensation-Stock Compensation (ASC Topic 718). This guidance generally requires that compensation expense be determined based on the grant-date fair value of the share-based compensation awards and that the expense be recognized over the requisite service period of the award. The guidance was effective for the Company's fiscal year 2006, which began on December 31, 2005.

          The Company has granted no stock options since the effective date of the guidance; therefore, the Company has continued to apply the intrinsic value method of accounting for options granted before that date. Under the intrinsic value method, compensation expense for employee stock options is not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant. As a result, no compensation expense has been recorded for options vesting during the reporting periods presented.

          The Company classifies its awards of cash-settled stock appreciation rights (SARs) as liabilities. SARs are settled in cash for the difference between fair value of the Company's Class A common stock on the date of grant and its fair value on the date of exercise. The Company uses the Black-Scholes model to estimate the fair value of SAR awards on the date of grant and recognizes expense on a straight-line basis over the requisite service period. At each period end after grant, the related liability balance is adjusted to reflect changes in the Company's stock value and its actual payout liability. Any impact to expense from these period-end adjustments is recognized as incurred for fully vested awards and amortized over the remaining service period for unvested awards.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan

          The Company sponsors an employee stock ownership plan (ESOP) that covers all U.S. employees who meet service requirements. The Company makes annual contributions to the ESOP equal to the ESOP's debt service to the Company less dividends received by the ESOP on unallocated shares. All dividends and contributions received by the ESOP are used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. The Company accounts for its ESOP in accordance with the guidance on stock compensation. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares.

Income Taxes

          The Company's income tax provision is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates expected to apply in future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Valuation allowances based on the Company's judgments and estimates are established when necessary to reduce deferred tax assets to the amount expected to be realized based on expected future operating results and available tax alternatives. The Company's estimates are based on facts and circumstances in existence as well as interpretations of tax regulations and laws applied to the facts and circumstances.

Employee Benefit Plans

          The Company has an employee savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The Company also has defined benefit plans in the U.S. and certain non-U.S. jurisdictions. The Company accounts for these plans based on the provisions of ASC Topic 715 — Compensation-Retirement Benefits and accordingly uses actuarial valuations that are based on assumptions, including discount rates, long-term rates of return on plan assets, and rates of change in participant compensation levels. The Company evaluates the funded status of each plan using these assumptions and considers applicable regulatory requirements, tax deductibility, reporting consideration and other relevant factors to determine the appropriate funding level for each period. The discount rate used to calculate the present value of the pension and post-retirement benefit obligations is assessed at least annually. The discount rate represents the rate inherent in the price at which the plans' obligations are intended to be settled at the measurement date.

Concentration of Credit Risk

          Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable and derivative financial instruments used in hedging activities. A majority of cash and cash equivalents is maintained with

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

major financial institutions in the United States, Canada and Europe. Balances in these institutions exceeded the regions' respective insurance amounts as of December 31, 2010 and 2009.

          Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the Company's customer base. The Company controls credit risk through credit approvals, credit limits and monitoring processes.

          The Company is also exposed to credit loss in the event of non-performance by counterparties on the derivative financial instruments used in hedging activities. These counterparties are large international financial institutions domiciled in the United States and to date no such counterparty has failed to meet its financial obligations to the Company, and the Company does not anticipate non-performance by these counterparties.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

          In June 2009, new guidance was issued on the accounting for transfers of financial assets, which is intended to improve the relevance and comparability of information about transfers of financial assets. The Company adopted this guidance as of the beginning of fiscal 2010; it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

          In June 2009, new guidance was issued on variable interest entities. This guidance modifies the definition of a primary beneficiary in a variable interest entity. The Company adopted this guidance as of the beginning of its fiscal 2010; it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

          In January 2010, new guidance was issued that clarifies existing disclosures and requires new disclosures for fair value measurements. The clarifications relate to the level of disaggregation a company uses for the disclosure and calls for further details in the valuation techniques used to measure fair value for fair value measurements that fall into Level 2 and 3 categories. Disclosure of significant transfers in and out of Levels 2 and 3 and a description of the reason for the transfers are required. The Company adopted this guidance at the beginning of fiscal 2010; it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

          In December 2010, new guidance was issued that clarified required disclosures for business combinations. This guidance requires supplemental pro-forma information to disclose revenue and earnings of the combined entities for all periods presented. This guidance is effective for fiscal years beginning after December 15, 2010. The Company will adopt these additional disclosure requirements for all material acquisitions beginning in 2011.

          In January 2010, new guidance was issued that requires new disclosures for fair value measurements. In the reconciliation for Level 3 fair value measurements, disclosures should present separately information about purchases, sales, issuances and settlements (gross rather than net amounts). This guidance is effective for reporting periods beginning after December 15, 2010. The Company's adoption of this guidance at the beginning of 2011 did not have a material impact on its consolidated financial position, results of operations or cash flows.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 — INVENTORIES

          Inventories consist of the following as of December 31:

(in thousands)	2010	2009
Raw materials	$36,768	$31,748
Work-in-process	30,390	17,004
Finished goods	66,648	54,202

Total FIFO cost	133,806	102,954
Less excess of FIFO cost over LIFO cost	28,371	25,900

Total inventories	$105,435	$77,054

          Inventories of $30.8 million and $19.1 million are stated at LIFO cost at December 31, 2010 and 2009, respectively.

          During the fiscal year ended December 31, 2009, certain inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The effects of this decrease are presented in the table below.

(in thousands, except per share data)
Cost of goods sold decrease	$2,944
Net earnings increase	$2,072
Diluted earnings per share increase	$1.72

          During the year ended December 31, 2010 and the fiscal year ended December 26, 2008, there were no LIFO liquidations.

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

          Prepaid expenses and other current assets consisted of the following as of December 31:

(in thousands)	2010	2009
Prepaid expenses	$9,021	$7,513
Income taxes receivable	6,079	8,728

Total prepaid expenses and other current assets	$15,100	$16,241

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 — PROPERTY AND EQUIPMENT

          Property and equipment consist of the following as of December 31:

(in thousands)	Estimated Lives	2010	2009
Buildings and improvements	10 - 40 years	$87,699	$83,134
Machinery and equipment	3 - 15 years	368,292	346,479

		455,991	429,613
Less accumulated depreciation		(297,795)	(276,027)

		158,196	153,586
Land		9,250	8,333

Total property and equipment, net		$167,446	$161,919

          Depreciation expense for the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008 was $25.9 million, $24.2 million and $23.3 million, respectively.

NOTE 7 — INTANGIBLES

          The carrying amounts of intangible assets as of December 31, 2010 and 2009 were as follows:

	2010			2009
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Proprietary technology	$15,468	$5,604	$9,864	$9,961	$4,104	$5,857
Trademarks	2,005	1,164	841	1,754	1,053	701
Non-compete	407	68	339	—	—	—
Customer relationships	3,557	222	3,335	—	—	—

Total	$21,437	$7,058	$14,379	$11,715	$5,157	$6,558

          Amortization expense for the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008 was $1.5 million, $0.9 million and $0.9 million, respectively. Of these amounts, $0.7 million, $0.1 million and $0.1 million, respectively, were included in selling and administrative expenses and $0.8 million, $0.8 million and $0.8 million, respectively, were included in cost of goods sold for those years. Estimated amortization expense for the years ending December 31, 2011 through December 31, 2015 is as follows: 2011 — $2.2 million, 2012 — $2.2 million, 2013 — $2.1 million, 2014 — $1.9 million, and 2015 — $1.5 million.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 — GOODWILL

	December 31, 2010		December 31, 2009
(in thousands)	EPG	TTG	EPG	TTG
Balance at beginning of year	$21,764	$18,308	$17,906	$18,113
Additions during the year(1)	16,115	—	—	—
Currency translation	2,086	(665)	3,858	195

Balance at end of year	$39,965	$17,643	$21,764	$18,308

(1)
Additions and purchase price adjustments relating to Swift Group Holdings Pty Ltd and Austcast Pty Ltd goodwill acquired. The Company is finalizing certain valuations of assets acquired and liabilities assumed; therefore, the additions to goodwill are preliminary and subject to refinement.

NOTE 9 — JOINT VENTURES

          The Company entered into joint ventures to take advantage of strategic business opportunities. As of December 31, 2010 and 2009, the Company was participating in the following joint ventures:

  1)
  A 50% joint venture with its licensee, Compañía Electro Metalurgica S.A. (Elecmetal), to build a foundry in Chile for its EPG segment, scheduled to be operational in 2012.

  2)
  A 50% joint venture with its dealer, ESS Holdings, Inc., to operate an industrial service and supply location in Ft. McMurray, Alberta, Canada for its EPG segment.

  3)
  A joint venture with Taiyuan Heavy Machinery in China. The joint venture manufactures EPG products for mining, infrastructure development and industrial applications. ESCO's equity share in the joint venture is 54.43%, which is also consistent with its rights to profits and losses.

          ASC Topic 810 — Consolidation requires companies to evaluate the qualitative nature of joint ventures to determine (1) whether they represent variable interest entities, (2) whether the Company is the primary beneficiary of the joint venture and (3) whether the entities should be consolidated into the Company's financial statements.

          A variable interest entity (VIE) is an entity that either (1) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (2) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity's economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could be significant to the VIE.

          The Company has evaluated its joint ventures and determined that its joint ventures in China and Canada do not meet the criteria of a VIE; however, these joint ventures should be consolidated based on the Company's ability to control the entities' operations. The Company has consolidated the results of these joint ventures into its financial statements as of December 31, 2010 and 2009.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 — JOINT VENTURES (Continued)

          The Company has determined the Elecmetal joint venture did not have sufficient capital to permit the entity to finance its activities without additional financial support from the equity holders and therefore is a VIE. Also, because the Company does not have the power to direct the entity's economic performance or the obligation to absorb losses or the right to receive benefits from the entity that would be significant to that entity, the Company has determined that it is not the primary beneficiary of this VIE. Because the results of the VIE are not consolidated into the Company's consolidated financial statements, the Company uses the equity method to account for the joint venture. Under the equity method, a proportionate share of the net earnings or loss of the joint venture is recognized in the Company's consolidated statement of earnings. For the years ended December 31, 2010 and 2009, these amounts were insignificant.

          The Company's maximum exposure to loss from the VIE of which it is not the primary beneficiary at December 31 is presented below.

(in thousands)	2010	2009
Investment	$8,825	$6,627
Cash collateralized letters of credit	7,600	—

Total maximum exposure	$16,425	$6,627

NOTE 10 — OTHER NONCURRENT ASSETS

          Other noncurrent assets consisted of the following as of December 31.

(in thousands)	2010	2009
Investment in ESCO Elecmetal Fundicion Limitada	$8,825	$6,627
Loan costs	4,993	5,987
Other noncurrent assets	363	360

Total other noncurrent assets	$14,181	$12,974

NOTE 11 — ASSETS HELD FOR SALE

          Assets held for sale were $1.1 million and $2.7 million at December 31, 2010 and 2009, respectively. These amounts represent the land and building of the Company's Saskatoon, Saskatchewan facility, which was closed in May 2009 as part of the Company's restructuring activity ($1.0 million and $2.6 million at December 31, 2010 and 2009, respectively), and three apartments in Taiyuan, China ($0.1 million at December 31, 2010 and 2009). See Note 29 — Restructuring. All assets classified as held for sale are in the EPG segment. These assets are listed for sale and the Company expects to receive net proceeds approximately equal to the carrying value.

NOTE 12 — FAIR VALUE MEASUREMENTS

          The Company applied the guidance in ASC Topic 820—Fair Value Measurements and Disclosures (ASC Topic 820) which defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 — FAIR VALUE MEASUREMENTS (Continued)

measurement date. This guidance also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

          Level 1    Quoted prices in active markets for identical assets or liabilities.

          Level 2    Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, which requires the reporting entity to develop its own assumptions.

          The following table presents the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2010.

	Fair Value Measurements
				Assets/Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets
Interest rate swaps	$—	$19	$—	$19
Foreign currency forward contracts	—	25	—	25
Marketable securities intended to fund non-qualified retirement and deferred compensation plans	—	14,257	—	14,257
Assets held for sale	—	—	1,117	1,117

Total assets	$—	$14,301	$1,117	$15,418

Liabilities
Interest rate swaps	$—	$635	$—	$635
Utilities futures contracts	—	63	—	63

Total liabilities	$—	$698	$—	$698

          The Company's Level 3 assets (assets held for sale with a carrying value of $1.3 million) were written down to their fair value of $1.2 million (less $0.1 million in selling costs) resulting in a loss of

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 — FAIR VALUE MEASUREMENTS (Continued)

$0.2 million, which was included in selling and administrative expenses for the year ended December 31, 2010.

(in thousands)
Beginning Balance, December 26, 2008	$1,009
Assets sold during the reporting period	(1,009)
Assets reclassified as held for sale during the reporting period	3,035
Unrealized gains/(losses) relating to instruments still held in the reporting period	(359)

Beginning Balance, December 31, 2009	$2,675
Unrealized gains/(losses) relating to instruments still held in the reporting period	(212)
Assets sold during the reporting period	(1,347)

Ending Balance, December 31, 2010	$1,116

          The following table presents the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2009.

	Fair Value Measurements
				Assets/Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets
Marketable securities intended to fund non-qualified retirement and deferred compensation plans	$—	$11,501	$—	$11,501
Assets held for sale	—	—	2,675	2,675

Total Assets	$—	$11,501	$2,675	$14,176

Liabilities
Foreign currency forward contracts	$—	$48	$—	$48
Utilities futures contracts	—	104	—	104

Total Liabilities	$—	$152	$—	$152

          The Company's Level 3 assets (assets held for sale with a carrying value of $3.1 million) were written down to their fair value of $2.8 million (less $0.1 million in selling costs) resulting in a loss of $0.4 million, which was included in selling and administrative expenses for the year ended December 31, 2009.

          The Company's assessment of the significance of an input to the fair value measurement requires judgment and involves consideration of factors specific to the asset or liability. The Company's financial assets and liabilities are classified in their entirety based on the most significant level of input into the fair value measurement. Marketable securities are valued based on the net asset value from active to less active markets and the reliability of available financial information. The fair value for foreign currency forward contracts and utilities futures contracts is determined using observable market inputs. Fair values of assets held for sale are derived internally and are based on observed sales transactions and are adjusted for estimated selling costs. Assets

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 — FAIR VALUE MEASUREMENTS (Continued)

held for sale are written down to fair value and are not subsequently adjusted to fair value unless further impairment occurs.

          The Company did not choose the fair value option for financial liabilities; therefore, its long-term debt is not reported at fair value. There were no transfers between Level 1, Level 2 and Level 3 categories during 2010 and 2009.

NOTE 13 — ACCRUED LIABILITIES

          Accrued liabilities as of December 31 included:

(in thousands)	2010	2009
Unearned revenues	$7,557	$1,131
Taxes payable	7,213	2,491
Accrued warranty reserve	2,601	1,973
Accrued workers' compensation	2,020	1,933
Accrued rebate reserve	1,828	1,407
Accrued retirement liabilities	724	569
Derivative liabilities	635	48
Other accrued liabilities	7,649	3,959

Total other accrued liabilities	$30,227	$13,511

NOTE 14 — SHORT-TERM AND LONG-TERM DEBT

          At December 31, 2009, the Company had a secured $110.0 million U.S.-based line of credit and a $5.5 million foreign-based line of credit, none of which was drawn down. At December 31, 2009, the interest rate on the U.S.-based line of credit (set at LIBOR) was 3.3% per annum, and the line of credit was reduced by the collateral base to $51.7 million. The fixed interest rate on the foreign-based line of credit was 11.9%. The weighted-average interest rate on short-term borrowings in 2009 was 11.1%.

          At December 31, 2009, the Company had $200.0 million principal amount of 8.625% secured senior notes and $100.0 million principal amount of floating rate senior notes outstanding. The Company issued these notes in 2006 in a private transaction. The interest rate on the floating rate notes was reset quarterly equal to LIBOR plus 3.875%. At December 31, 2009, the interest rate on the floating rate notes was 4.129%. At December 31, 2009, the carrying value of these notes was $300.0 million and the fair value was $283.0 million, based on the most recently quoted market prices in the PORTAL Alliance.

          In November 2010, the Company terminated its U.S.-based line of credit agreement and recorded a $0.4 million loss on early extinguishment of debt for the remaining unamortized loan costs. The Company entered into a $550.0 million Senior Secured Syndicated Credit Facility, which consists of a five-year $200.0 million term loan and a $350.0 million line of credit. The term loan and line of credit have a floating LIBOR interest rate that is set quarterly based upon a consolidated net leverage ratio matrix. The Company's credit risk spread ranges from 1.75% to 2.50% depending on the consolidated net leverage ratio matrix. In 2010, the Company capitalized $5.1 million in loan

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 — SHORT-TERM AND LONG-TERM DEBT (Continued)

costs related to its debt restructuring. Deferred loan costs are amortized on a straight-line basis over the term of the loan, which approximates the effective interest rate method. The debt balance recorded on the Company's balance sheet as of December 31, 2010 represents fair value.

          On December 17, 2010, the Company called its senior notes. The Company paid a premium of $8.6 million related to the early extinguishment and also recorded a $4.0 million loss for the remaining unamortized loan costs related to the notes. These amounts were recorded in loss on early extinguishment of debt in the consolidated statement of earnings for the year ended December 31, 2010.

          At December 31, 2010, the Company had total authorized lines of credit in the amount of $359.0 million. At December 31, 2010, the interest rate on the U.S.-based line of credit, which had $350.0 million authorized of which $65.0 million drawn down and outstanding, was 2.51% (credit risk spread of 2.25% plus LIBOR of .26%) and the interest rate on the foreign-based line of credit, which had $9.0 million authorized of which $2.1 million drawn down and outstanding, was 15.03%. During the second quarter of 2010, the authorized amount of the foreign-based line of credit was increased by $4.0 million. The weighted average interest rate on short-term borrowings in 2010 was 4.46%.

          Scheduled maturities of debt as of December 31, 2010 are as follows:

(in thousands)
2011	$11,502
2012	11,088
2013	10,335
2014	20,051
2015	150,000

$202,976

NOTE 15 — DERIVATIVE FINANCIAL INSTRUMENTS

          The Company enters into derivative financial instruments in order to manage foreign currency risk and variable interest rate risk.

          The Company hedges material non-functional currency monetary asset and liability balances. The gains and losses from foreign exchange contracts are recognized at the end of each fiscal period in the Company's results of operations. Such gains and losses are typically offset by the corresponding changes to the related underlying hedged item. Cash flows from derivative financial instruments are classified in the same category as the cash flows from the items being hedged.

          In December 2010, the Company entered into interest rate swaps to manage a portion of its exposure to changes in LIBOR-based interest rates on the Company's variable rate debt, effectively fixing the interest payments on $200.0 million of the Company's term loan. All of the swaps in place at December 31, 2010 have been designated as cash flow hedges of LIBOR-based interest payments. Accordingly, the change in fair value was included in accumulated other comprehensive loss as of December 31, 2010.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 — DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

          Interest rate swaps in place at December 31, 2010 were as follows:

(in thousands)
Amount	Weighted-Average Interest Rate	Maturity Date
$2,500	2.039%	March 31, 2011
2,500	2.039%	June 30, 2011
2,500	2.039%	September 30, 2011
2,500	2.039%	December 31, 2011
2,500	2.039%	March 31, 2012
2,500	2.039%	June 30, 2012
2,500	2.039%	September 30, 2012
2,500	2.039%	December 31, 2012
2,500	2.039%	March 31, 2013
2,500	2.039%	June 30, 2013
2,500	2.039%	September 30, 2013
2,500	2.039%	December 31, 2013
5,000	2.039%	March 31, 2014
5,000	2.039%	June 30, 2014
5,000	2.039%	September 30, 2014
5,000	2.039%	December 31, 2014
5,000	2.039%	March 31, 2015
5,000	2.039%	June 30, 2015
5,000	2.039%	September 30, 2015
135,000	2.039%	November 18, 2015

$200,000

          The net losses on interest rate swaps included in accumulated other comprehensive loss were $0.6 million for the year ended December 31, 2010. The accumulated other comprehensive loss, net of tax benefit, related to interest rate swaps was $0.4 million at December 31, 2010. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same classification as the earnings effect of the hedged transaction. There were no amounts of gain (loss) reclassified from accumulated other comprehensive income into income for the year ended December 31, 2010. The Company had no interest rate swaps in effect during the fiscal years ended December 31, 2009 and December 26, 2008.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 — DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

          The pre-tax fair value of the Company's interest rate swaps and foreign currency forward contracts and the accounts in the consolidated balance sheets in which the gross amounts are included as of December 31, 2010 and December 31, 2009 were as follows:

	2010		2009
(in thousands)	Prepaid Expenses and Other Current Assets	Other Accrued Liabilities	Prepaid Expenses and Other Current Assets	Other Accrued Liabilities
Derivatives formally designated as hedging instruments:
Interest rate swaps	$19	$635	$—	$—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	25	—	—	48

Total Derivatives	$44	$635	$—	$48

          The amount of gain (loss) recognized in other income (expense) on foreign currency forward contracts during the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008 was $0.3 million, $(0.1) million and $(2.5) million, respectively.

NOTE 16 — OTHER LONG-TERM LIABILITIES

          Other long-term liabilities consisted of the following at December 31:

(in thousands)	2010	2009
Deferred compensation	$9,875	$733
Environmental liability	1,734	—
Taxes payable	376	1,815
Other long-term liabilities	715	806

Total other long-term liabilities	$12,700	$3,354

NOTE 17 — INCOME TAXES

          Income before income taxes for the fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008 was:

(in thousands)	2010	2009	2008
Income (loss) before income taxes
United States	$1,886	$6,918	$(4,486)
Foreign	36,091	22,355	53,972

Total	$37,977	$29,273	$49,486

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 — INCOME TAXES (Continued)

          Income tax expense from continuing operations consisted of the following for the fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008:

(in thousands)	2010	2009	2008
Current
United States
Federal	$3,132	$516	$1,737
State	508	1,021	619
Foreign	8,417	8,445	20,897

Current Total	12,057	9,982	23,253

Deferred
United States
Federal	865	(961)	(6,302)
State	312	147	(343)
Foreign	(3,811)	(681)	(3,311)

Deferred Total	(2,634)	(1,495)	(9,956)

Total tax expense	$9,423	$8,487	$13,297

          The federal rate reconciles to the effective rate as follows:

	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.5	3.4	1.9
Nondeductible expenses	(3.1)	(6.8)	3.3
Effect of foreign tax rates	(4.0)	(5.1)	(6.1)
Unrecognized tax benefits	(3.2)	4.2	(7.1)
Tax credits and other	(0.4)	(1.7)	(0.1)

Effective rate	24.8%	29.0%	26.9%

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 — INCOME TAXES (Continued)

          The deferred tax assets (liabilities) were comprised of the following as of December 31:

(in thousands)	2010	2009
Deferred tax assets
Deferred compensation	$16,583	$11,874
Warranty reserves	1,070	718
Employee benefits	11,616	13,893
Tax credits	27,803	26,008
Net operating losses	4,141	1,695
Reserves and accrued liabilities	14,400	11,970

Total deferred tax assets	75,613	66,158
Valuation allowance	(3,461)	(1,695)

Total deferred tax assets after valuation allowance	72,152	64,463
Deferred tax liabilities
Depreciation	(8,646)	(8,694)

Total deferred tax liability	(8,646)	(8,694)

Net deferred tax asset	$63,506	$55,769

          As of December 31, 2010, the Company had approximately $27.8 million of tax credit carryforwards for federal income tax purposes. These credits primarily consist of foreign tax credits of $16.7 million that will expire beginning in 2017 if not used and alternative minimum tax credits of $10.3 million that have an indefinite carryforward.

          Deferred tax assets as of December 31, 2010 and December 31, 2009 were reduced by a valuation allowance related to tax benefits of certain subsidiaries with operating losses where it is more likely than not that the deferred tax asset will not be recognized. The net change in the valuation allowance was an increase of $1.8 million for the year ended December 31, 2010, which consisted of a decrease of approximately $0.2 million reflected in the tax rate and an increase of $2.0 million recorded as a portion of purchase price accounting. Increases of $0.3 million and $0.2 million were recorded for the fiscal years ended December 31, 2009 and December 26, 2008, respectively, which affected the tax rate.

          As of December 31, 2010, the cumulative unremitted earnings of the Company's foreign subsidiaries were approximately $114.0 million. The Company has concluded that predominantly all of these unremitted earnings have been and will be indefinitely reinvested in its foreign operations and, therefore, the recording of deferred tax liabilities for these unremitted earnings is not required. It is impracticable to determine the total amount of unrecognized deferred taxes with respect to these permanently reinvested earnings; however, foreign tax credits would be available to partially reduce U.S. income taxes in the event of a distribution.

          The Company and its subsidiaries file federal U.S., state and foreign income tax returns. With a few minor exceptions, the Company is no longer subject to income tax examinations by tax authorities for tax years prior to 2006. All U.S. tax years prior to 2009 have been audited by the U.S. Internal Revenue Service or are closed by statute except 2007. Various state and foreign jurisdictions are examining the Company's tax returns for various years through 2009. The Company is not aware of any material adjustments that could arise from these examinations.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 — INCOME TAXES (Continued)

          The Company completed a Canadian federal tax audit and related administrative review for the tax years prior to 2006. Issues related to provincial allocation and reassessments resulting from the conclusion of the federal audit are still outstanding; however, the Company does not anticipate any material adjustments.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is shown below as of December 31, 2010, December 31, 2009 and December 26, 2008.

(in thousands)	2010	2009	2008
Balance at beginning of fiscal year	$2,132	$1,241	$4,509
Additions for tax positions of prior years	230	44	317
Reductions for tax positions of prior years	(1,405)	—	(2,464)
Additions based on tax positions related to the current year	56	847	55
Settlements of prior tax authority audits	(234)	—	(1,176)

Balance at end of fiscal year	$779	$2,132	$1,241

          During 2010, the Company decreased its reserve related to state and local taxes. This overall net decrease in the reserve for state and local taxes resulted from decreases related to the expiration of statutes and settlements offset by increases related to new positions. The Company's policy is to accrue interest and penalties related to potential underpayment of income and withholding taxes within the provision for income taxes. In fiscal year 2010, there was $0.1 million reduction of amounts accrued in the income tax provision for interest and penalties. The liability for accrued interest and penalties as of December 31, 2010, December 31, 2009 and December 26, 2008 was $0.5 million, $0.6 million and $0.3 million, respectively. Interest and penalties are computed on the difference between the Company's uncertain tax benefit positions and the amount provided on the Company's tax returns.

NOTE 18 — PENSION PLANS

          The Company has various pension and other post-retirement plans, including defined benefit and defined contribution plans that cover most employees worldwide.

          The defined benefit pension plans for most salaried employees provide pension benefits that are based on years of service and the average of the employee's earnings as defined. Plans for hourly employees generally provide benefits of stated amounts based on years of service. The Company's funding policy is to make contributions necessary to maintain funding of the plans during the participants' working lifetimes.

          The Company's defined benefit post-retirement plan provides medical coverage for certain employees. The Company does not fund retiree health care benefits in advance, and it has the right to modify this plan in the future. For employees retiring before 1993, the Company's contribution toward the cost of coverage will increase to reflect plan experience, but will not increase more than 5% per year. For employees retiring after 1992, the Company's contribution is fixed in the year of retirement and does not change over the life of the participant. The amount of employer contribution, however, depends on the year of retirement. For retirements in 2000 and after, there is no employer contribution toward the program.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

          The Company froze its U.S. defined benefit pension plan effective December 31, 2008. The freeze was communicated to all employees in the fourth quarter of 2008. As a result of the freeze, the Company incurred costs related to termination benefits in 2008.

          The difference between the plans' funded status and the balance sheet position is recognized, net of tax, as a component of Accumulated Other Comprehensive Income as of the measurement date.

          New accounting guidance was effective for the Company's fiscal year ended December 26, 2008 that requires measurement of plan assets and benefit obligations as of the date of an employer's fiscal year-end. The Company previously had used a measurement date of September 30. The net periodic benefit cost for the fiscal year ended December 26, 2008 was prepared using the simplified 15-month transition option. The following table reflects the impact of the adoption of this change in measurement date.

(in thousands)	Before Change in Measurement Date	Change in Measurement Date Adjustment	After Change in Measurement Date
Deferred income taxes	$4,273	$(372)	$3,901
Total assets	$647,100	$(372)	$646,728
Retained earnings	$38,532	$(712)	$37,820
Total shareholders' equity	$140,184	$(712)	$139,472

          The U.S. pension plans and the Supplemental Executive Retirement Plan were frozen effective December 31, 2008, and a transition benefit was added for certain participants under the U.S. pension plans. The transition benefit is prospective and did not increase the December 31, 2008 projected benefit obligation. The curtailment resulted in a curtailment gain of $12.5 million for the fiscal year ended December 26, 2008.

          The following table is a summary of the curtailment accounting as of December 26, 2008.

(in thousands)	Immediately before Curtailment	Effect of Curtailment	Immediately after Curtailment
Assets and obligations
Projected benefit obligation	$(150,182)	$12,067	$(138,115)
Fair value of plan assets	94,843	—	94,843

Funded status	$(55,339)	$12,067	$(43,272)

Reconciliation of net amount recognized in accumulated other comprehensive income (loss)
Unrecognized prior service credit (cost)	$(390)	$390	$—
Unrecognized net gain (loss)	(50,623)	12,067	(38,556)

Total	$(51,013)	$12,457	$(38,556)

          The Post-retirement Benefit Plan reflects a curtailment event which resulted from a plan amendment that eliminates life insurance coverage for future retirees. The plan amendment resulted

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

in a decrease to the December 31, 2009 accumulated post-retirement benefit obligation of $0.3 million. This also resulted in a curtailment gain of $0.3 million for the fiscal year ended December 31, 2009.

          The following table is a summary of the curtailment accounting as of December 31, 2009.

(in thousands)	Immediately before Amendment	Effect of Amendment	Immediately after Amendment	Effect of Curtailment	Immediately after Curtailment
Assets and obligations
Projected benefit obligation	$(1,518)	$288	$(1,230)	$—	$(1,230)
Fair value of plan assets	—	—	—	—	—

Funded status — net amount recognized	$(1,518)	$288	$(1,230)	$—	$(1,230)

Reconciliation of net amount recognized
Unrecognized prior service credit (cost)	$298	$288	$586	$(292)	$294
Unrecognized net gain (loss)	(340)	—	(340)	—	(340)

Amounts recognized in accumulated other comprehensive income (loss)	(42)	288	246	(292)	(46)
Accumulated contributions less net periodic benefit cost	(1,476)	—	(1,476)	292	(1,184)

Net amount recognized in statement of financial position	$(1,518)	$288	$(1,230)	$—	$(1,230)

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

          The following tables provide information on the status of the plans as of December 31.

	Pension Benefits		Other Benefits
(in thousands)	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation — beginning of year	$179,853	$157,936	$16,373	$15,616
Service cost	3,078	1,817	—	12
Interest cost	10,854	10,205	964	963
Employee contributions	300	262	—	—
Foreign exchange rate changes	2,566	5,976	—	—
Plan amendments and curtailments	398	—	—	(288)
Actuarial (gain) loss	7,721	11,828	286	435
Benefits paid	(8,936)	(8,171)	(381)	(365)

Benefit obligation — end of year	$195,834	$179,853	$17,242	$16,373

Change in plan assets
Fair value of plan assets — beginning of year	$142,115	$125,209	$—	$—
Actual return on plan assets	16,009	17,377	—	—
Foreign exchange rate changes	2,402	5,421	—	—
Contributions	10,021	2,279	381	365
Benefits paid	(8,936)	(8,171)	(381)	(365)

Fair value of plan assets — end of year	$161,611	$142,115	$—	$—

Funded status	$(34,223)	$(37,738)	$(17,242)	$(16,373)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	$—	$—	$(724)	$(569)
Non-current liabilities	(34,223)	(37,738)	(16,518)	(15,804)

Net amount recognized	$(34,223)	$(37,738)	$(17,242)	$(16,373)

	Pension Benefits		Other Benefits
(in thousands)	2010	2009	2010	2009
Other changes recognized in other comprehensive income:
Amortization of prior service (credit) cost	$18	$185	$(28)	$(52)
Amortization of accumulated (gain) loss	$1,504	$812	$83	$11
Prior service credit (cost) arising during the period	$(398)	$—	$—	$(4)
Net gain (loss) arising during the period	$(2,815)	$(5,063)	$(286)	$(435)

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

	2011 Expected
(in thousands)	Pension Benefits	Other Benefits
Amounts expected to be recognized as components of net periodic costs for fiscal 2011:
Amortization of prior service credit (cost)	$(64)	$28
Amortization of accumulated gain (loss)	$(2,411)	$(125)

	Pension Benefits			Other Benefits
(in thousands)	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost	$3,078	$1,817	$5,213	$—	$12	$368
Interest cost	10,854	10,205	10,653	964	963	982
Expected return on plan assets	(11,033)	(10,579)	(12,564)	—	—	—
Amortization of prior service (credit) cost	18	185	367	(28)	(52)	(32)
Amortization of (gain) loss	1,504	812	1,257	83	11	319
Curtailment (gain) loss	—	—	238	—	(292)	152

Net periodic post-retirement benefit cost	$4,421	$2,440	$5,164	$1,019	$642	$1,789

          The following table represents amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income at December 31.

	Pension Benefits		Other Benefits
(in thousands)	2010	2009	2010	2009
Prior service credit (cost)	$(497)	$(104)	$267	$295
Accumulated gain (loss)	(57,891)	(56,573)	(2,311)	(2,108)

Accumulated other comprehensive income (loss)	$(58,388)	$(56,677)	$(2,044)	$(1,813)

          The accumulated benefit obligations for the plans at December 31, 2010, and 2009, were as follows.

(in thousands)	Pension Benefits	Other Benefits
December 31, 2010	$189,301	$17,242
December 31, 2009	$174,270	$16,373

          The weighted-average assumptions used to determine benefit obligation at December 31, 2010 and 2009 were as follows.

	Pension Benefits		Other Benefits
	2010	2009	2010	2009
Discount rate	5.7%	6.1%	5.8%	6.0%
Rate of compensation increase	3.7%	3.7%	—	—

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

          The weighted-average assumptions used to determine net periodic cost for fiscal years ending December 31, 2010, December 31, 2009 and December 26, 2008 were as follows.

	Pension Benefits			Other Benefits
	2010	2009	2008	2010	2009	2008
Discount rate	6.1%	6.6%	6.1%	6.0%	6.3%	6.3%
Expected return in plan assets	7.1%	7.1%	7.8%	—	—	—
Rate of compensation increase	3.7%	3.9%	4.0%	—	—	5.0%

          The discount rate is based on settling the pension obligation with high-grade, high-yield corporate bonds, and the rate of compensation increase is based on actual experience and future expectations. The expected return on plan assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio and investment strategy.

          The Company used the following health care cost inflation rate assumptions in measuring the accumulated post-retirement benefit obligations as of December 31, 2010, December 31, 2009 and December 26, 2008:

	2010	2009	2008
Rate assumed for next year	8.4%	8.7%	9.0%
Ultimate rate	4.5%	4.5%	4.5%
Year in which ultimate rate is reached	2028	2028	2028

          A one percentage-point increase in assumed health care cost trend rates would have a minimal impact on total service and interest cost components as well as the post-retirement benefit obligation. A one percentage-point decrease in assumed health care cost trend rates would have a minimal impact on total service and interest cost components as well as the post-retirement benefit obligation.

          The plans have been designed and adopted by the Company and certain of its affiliates as plan sponsor to provide qualifying employees with a meaningful foundation of retirement income. Benefits are defined by the plan terms with reference to employment-related factors including length of service. Employer contributions fund benefits and pay plan expenses.

          The primary objectives for investment of plan funds are to preserve and to grow the assets as the foundation for the long-term payment of benefits the plan is designed to provide. The objectives include achieving consistency of investment returns through both capital appreciation and current income. Diversification is intended to reduce the risk of large losses and to enhance opportunities for appropriate appreciation along with current income. Appropriate liquidity is designed to meet the plan's foreseeable benefit payment and administrative obligations.

          The Company's overall investment strategy is to achieve a mix of approximately 70% of investments for long-term growth and 30% for near-term benefit payments, with wide diversification of asset types, fund strategies, and fund managers. The target allocations for plan assets are 36% equity securities, 57% fixed income securities, and 7% to all other types of investments. Equity securities include investments in large-cap and small-cap companies located in the U.S. and internationally. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. treasuries. Other types of investments include investments in private real estate funds and absolute return funds that follow several different strategies.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

          Public equity securities made directly through separate account structures are valued based upon closing prices reported in active trading markets and are classified as Level 1. Equity securities made indirectly via liquid pooled funds are valued at the net asset value ("NAV") of the fund and are classified as Level 2.

          Fixed income securities made directly through separate account structures are valued based upon closing prices reported in the active trading markets and are classified as Level 1.

          International balanced investments made directly through separate account structures are valued based upon closing prices reported in the active trading markets and are classified as Level 1.

          Investments in real estate funds are valued at the NAV of the fund. Investments are classified as Level 3 due to a 90 day restriction on liquidity and the valuation of the investments are based on internal factors.

          Absolute return strategies are investments with managers who seek specified levels of absolute returns with minimal correlation to market movements. Investments are typically made in limited partnerships and are valued at the NAV of the fund. Investments are classified as Level 3 due to a 90 day restriction on liquidity.

          The following table provides information on the fair value measurements of the plan assets as of December 31, 2010.

(in thousands)	Total	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$735	$735	$—	$—
Equity securities:
Domestic small cap(a)	5,712	—	5,712	—
Domestic large cap(b)	28,247	11,792	16,455	—
International equity(c)	21,243	9,810	11,433	—
Fixed income securities:
Long duration fixed income(d)	56,193	56,193	—	—
Other types of investments:
International balanced(e)	33,830	33,830	—	—
Real estate(f)	5,635	—	—	5,635
Absolute return(g)	10,016	—	—	10,016

Total	$161,611	$112,360	$33,600	$15,651

(a)
This category represents funds that invest primarily in domestic common stocks.

(b)
This category represents mutual funds invested in broadly diversified common stock and commingled funds that invest primarily in domestic common stocks.

(c)
This category represents funds that invest primarily in international common stocks.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

(d)
This category represents mutual funds that invest primarily in investment-grade fixed income securities.

(e)
This category represents funds that invest primarily in international equity and fixed income securities.

(f)
This category represents funds that hold direct investments in real estate that are diversified by geography and type of property.

(g)
This category represents funds that invest in a wide range of instruments and markets, including domestic and international equities and equity-related instruments, fixed income and other debt-related instruments, currencies, commodities and derivative instruments.

          The following table provides information on the fair value measurements of the plan assets as of December 31, 2009.

(in thousands)	Total	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$643	$643	$—	$—
Equity securities:
Domestic small cap(a)	4,229	—	4,229	—
Domestic large cap(b)	29,355	14,800	14,555	—
International equity(c)	33,291	21,402	11,889	—
Fixed income securities:
Long duration fixed income(d)	59,967	59,967	—	—
Other types of investments:
Real estate(e)	5,130	—	—	5,130
Absolute return(f)	9,500	—	499	9,001

Total	$142,115	$96,812	$31,172	$14,131

(a)
This category represents funds that invest primarily in domestic common stocks.

(b)
This category represents mutual funds invested in broadly diversified common stock and commingled funds that invest primarily in domestic common stocks.

(c)
This category represents funds that invest primarily in international common stocks.

(d)
This category represents mutual funds that invest primarily in investment-grade fixed income securities.

(e)
This category represents funds that hold direct investments in real estate that are diversified by geography and type of property.

(f)
This category represents funds that invest in a wide range of instruments and markets, including domestic and international equities and equity-related instruments, fixed income and other debt-related instruments, currencies, commodities and derivative instruments.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

	Changes in Fair Value Measurements of Level 3 Plan Assets
(in thousands)	Real Estate	Absolute Return	Total
Beginning balance, December 26, 2008	$8,095	$4,783	$12,878
Realized (losses)	(134)	—	(134)
Unrealized gains (losses) relating to instruments still held in the reporting period	(1,967)	716	(1,251)
Purchases, sales, issuances and settlements (net)	(864)	3,502	2,638

Ending balance, December 31, 2009	5,130	9,001	14,131

Realized (losses)	(60)	—	(60)
Unrealized gains relating to instruments still held in the reporting period	509	515	1,024
Purchases, sales, issuances and settlements (net)	56	500	556

Ending balance, December 31, 2010	$5,635	$10,016	$15,651

          The Company expects to contribute $14.1 million to its pension plans in 2011. Cash contributions in subsequent years will depend on a number of factors, including performance of plan assets and legislative changes.

          Administrative expenses of the plans were $1.0 million, $0.8 million, and $1.0 million in 2010, 2009, and 2008, respectively. Future benefit payments expected to be paid to participants for years ending December 31 are shown below:

(in thousands)
2011	$10,347
2012	11,648
2013	12,398
2014	13,017
2015	13,507
2016+	73,643

$134,560

          The Company has 12 defined contribution retirement savings plans (Savings Plans) which provide for pension, disability and death benefits. Eligible employees are permitted to defer a portion of their compensation up to a maximum amount. The Company may match, at its discretion, a portion of each employee's contribution, subject to the Savings Plans' limitations. In addition, the Company may make annual discretionary contributions to the Savings Plans approved by the Board of Directors. The Company contributed $6.1 million, $5.9 million, and $2.6 million to the Savings Plans in 2010, 2009, and 2008, respectively.

          In 2009, the Company began providing a 401(k) restoration and/or an ESOP restoration plan to selected participants. Both plans are non-qualified benefit plans. The Company recorded

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — PENSION PLANS (Continued)

expense of $0.2 million and $0.2 million for the 401(k) plan and $0.2 million and $0.5 million for the ESOP plan in 2010 and 2009, respectively.

          Long-term investments at December 31, 2010 and 2009 were $30.7 million and $27.5 million, respectively. These investments included assets held by the Company to fund its non-qualified benefit plans (Supplemental Employee Retirement Plan and defined compensation plans). The Company funds its plans through insurance policies which are in turn funded by equity and fixed income mutual funds. The Company recognized unrealized gains/losses related to these investments for the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008 of $1.5 million, $2.4 million, and $(4.9) million, respectively, in selling and administrative expenses. The associated liability included in accrued pension and other retirement costs was $23.8 million and $21.3 million as of December 31, 2010 and 2009, respectively.

NOTE 19 — COMMITMENTS AND CONTINGENCIES

Leases

          The Company has operating leases that contain renewal options. Minimum rental commitments on non-cancellable operating leases for years ending December 31 are shown below:

(in thousands)
2011	$5,084
2012	3,977
2013	3,034
2014	2,359
2015	1,524
Thereafter	2,688

$18,666

          The Company's rent expense in 2010, 2009, and 2008, was $7.3 million, $6.3 million, and $5.9 million, respectively. The Company also has capital lease obligations related to computer equipment, vehicles and equipment that are not material to these consolidated financial statements.

Letters of Credit

          The Company has a contingent liability for letters of credit outstanding in the amount of $13.0 million at December 31, 2010 and $6.5 million at December 31, 2009. These letters of credit primarily relate to the guarantee of a loan to the Company's Chilean joint venture and letters of credit required for various state workers' compensation programs.

Capital Expenditure Commitment

          On July 13, 2007, the Company entered into a 50/50 joint venture with its Chilean licensee, Compañía Electro Metalurgica S.A. (Elecmetal), to build an EPG foundry in Chile. The foundry's construction was delayed during the 2009 economic downturn; however, construction resumed during 2010 and the foundry is expected to be operational in 2012. As a result of the delay, the increased demand for construction resources in Chile and new building codes following the Chilean

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 — COMMITMENTS AND CONTINGENCIES (Continued)

earthquake, the foundry's construction costs have increased an estimated 40% from the 2007 start of the project. Construction of the foundry is estimated to cost approximately $76 million, $48 million of which will be funded equally by the Company and its joint venture partner ($24 million each). The remaining balance will be financed by a construction loan that will convert to a seven-year term loan upon completion of the foundry. The loan is secured by property, equipment and standby letters of credit in the amounts of $7.6 million from each partner at December 31, 2010. The Company has funded $8.8 million through December 31, 2010 and will fund the remaining $15.2 million of the estimated costs in 2011.

Legal Proceedings

          The Company is subject to claims and litigation arising in the ordinary course of business, including those relating to exposure to hazardous materials, and regularly asserts its patent rights against parties that may be infringing those rights. Although the Company cannot predict the final outcome of pending legal proceedings with certainty, it does not expect the ultimate disposition of these matters to have a material adverse effect on its financial position, results of operations or cash flows.

Bradken Resources Pty Ltd.

          In March 2008, the Company began an arbitration proceeding against its Australian licensee, Bradken Resources Pty Ltd. In the arbitration, the Company sought a declaration of its rights and obligations under its 1999 agreement, as amended, with Bradken, under which the Company granted Bradken the exclusive right to distribute and manufacture some of its products in Australia, New Zealand and Papua New Guinea. In the arbitration, the Company sought to resolve disputes regarding (i) whether Bradken was obliged to use the Company's trademarks in connection with the manufacture and sale of the Company's products, (ii) whether Bradken could use customer field trials to promote its competing products, (iii) whether the agreement's prohibition on Bradken selling products similar to or in competition with the Company's products was enforceable and (iv) whether the agreement's prohibition on Bradken using the Company's know-how, product designs and special alloys for a three-year period following termination of its agreement with Bradken was enforceable. In addition, the Company sought termination of the agreement prior to its scheduled expiration on June 30, 2011. Bradken filed counterclaims against the Company alleging, among other things, that the Company had (i) violated U.S. antitrust laws, (ii) breached the agreement with Bradken and (iii) misused certain patent rights, and seeking a damage award.

          On June 17, 2010, an International Chamber of Commerce arbitrator issued a final award in the Company's favor on all issues presented to the arbitrator with the exception of the Company's request that the agreement be terminated before June 30, 2011. Bradken was awarded no damages. The arbitrator affirmed our contract positions, including that Bradken must continue to apply the Company's trademarks as the Company directed during the term of the license, Bradken cannot sell parts that compete with the Company's licensed products anywhere in the world during the term of the license, and Bradken cannot use the Company's know-how or alloys nor make any of the Company's patented or non-patented products for a period of three years after the end of the license. Finally, the arbitrator awarded the Company its share of the ICC administrative expenses, and arbitrator's remuneration and substantially all of the Company's legal expenses. In the proceeding the Company began in United States District Court to confirm the final award and

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 — COMMITMENTS AND CONTINGENCIES (Continued)

secure a judgment to collect the amount awarded to us, Bradken has challenged the award of legal expenses.

Portland Harbor Superfund Site

          The Company received a questionnaire dated January 18, 2008 from the Environmental Protection Agency (EPA) regarding historical operational practices in connection with the Portland Harbor Superfund site. The EPA also named the Company as one of more than 100 businesses that are potentially responsible parties for this site in a letter dated March 12, 2010. Consequently, the Company may be responsible for clean-up or other costs related to the site under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law. The current aggregate clean-up costs to be allocated among responsible parties is estimated to be approximately $1.0 billion. The Company has entered into a participation agreement with a group of named potentially responsible parties and other companies under which the Company admits to no liability. The agreement provides a framework to determine how to allocate cleanup costs among the parties to the agreement if the EPA finds them responsible. The inability of a party to pay its portion of assessed costs may result in increased costs to other parties. The Company is also participating in a process with other potentially responsible parties to quantify and potentially allocate natural resource damages claims with respect to the site. The Company cannot predict its ultimate liability with respect to the Portland Harbor Superfund site at this time, but it could be substantial if the EPA determines that the Company is a responsible party for this site.

NOTE 20 — CONTINGENTLY REDEEMABLE EQUITY SECURITIES

Class A Common Stock

          Certain employee and director holders of Class A common stock are party to Restated Stock Transfer Restriction Agreements (RSTRA) or a Stock Purchase Agreement (SPA) and have the right to sell back shares to the Company upon death or retirement (for employees), subject to restrictions contained within credit facilities and relevant state laws, as applicable. In addition, the RSTRA also gives a shareholder the right to require the Company to purchase the shares upon disability and the SPA requires the Company to repurchase shares upon the termination of the shareholder's employment. The price for any shares purchased by the Company is (1) if purchased under the RSTRA, the fair value of the shares as of the last day of the fiscal quarter immediately preceding the quarter in which the death, disability or retirement occurs or (2) if purchased under the SPA, an amount based on an adjusted book value calculation.

          Put options under the RSTRA may be exercised by written notice to the Company within 90 days of the date of the death, disability or retirement. The price for any shares purchased by the Company is the fair value of the shares as of the last day of the fiscal quarter immediately preceding the quarter in which the death, disability or retirement (Triggering Event) occurs or in which the applicable anniversary of the Triggering Event occurs. Accordingly, the Company classifies shares subject to the RSTRA as contingently redeemable equity securities and revalues them each quarter. Put options may be exercised by written notice to the Company in specified periods. Notice must be given to the Company within 90 days of the Triggering Event and the purchase must be completed between 45 and 60 days after the end of the 90-day notice period.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20 — CONTINGENTLY REDEEMABLE EQUITY SECURITIES (Continued)

          Since 2009, upon retirement or disability, each shareholder with a RSTRA has had a right to sell to the Company a portion or all shares held by that shareholder in three installments over a two-year period. Upon retirement or disability, the shareholder may exercise a put option for up to 1/3 of the shares held by the shareholder as of retirement or disability. On the first anniversary of the retirement or disability, the shareholder may exercise a put option for between 1/3 and 2/3 of the shares held by the shareholder as of retirement or disability. On the second anniversary of the date of the retirement or disability, shareholder may exercise a put option for any remaining shares. For put option exercises by a shareholder with an aggregate purchase price not exceeding $1 million, the Company must pay the total purchase price on the exercise closing date. For put option exercises by a shareholder with an aggregate purchase price exceeding $1 million, the Company may pay $1 million on the closing date for the exercise of the put option and 1/2 of the remaining amount on each of the first and second anniversaries of the Triggering Event.

          Since 2009, upon the death of a shareholder, the shareholder's successor may exercise the put option for up to 1/2 of the shares held by the shareholder on the date of death. On the first anniversary of that date, the shareholder's successor may exercise the put option for any remaining shares. For put option exercises within one year for more than 1/2 of the shares subject to the option as of the date of death, the Company may pay the repurchase price in two equal annual installments, with the first installment payable on the exercise closing date and the remaining amount payable on the first anniversary of that date. For put option exercises with respect to up to 1/2 of the shares held by a shareholder as of the date of death, the Company must pay the total purchase price at the applicable closing date.

          Shares subject to the Stock Purchase Agreement (SPA) may only be sold or transferred in accordance with the SPA. Each shareholder subject to the SPA must sell his or her shares back to us upon death or termination of employment or service as a director. Unless otherwise agreed, the Company must repurchase the shares within 30 days of the date of death or separation from service.

Class C Preferred Stock

          The authorized number of shares of Class C preferred stock is 205,000. The ESOP owns all of the Class C preferred stock. The Class C preferred stock is nonvoting, except for certain protective voting rights and except where required by law. Each share of the Class C preferred stock is convertible into one share of Class A common stock at the discretion of the holder of the Class C preferred stock. The Class C preferred stock will automatically convert into Class A common stock when the ESOP has fully repaid its loan to the Company or upon an initial public offering of the Company's stock. See Note 22 — ESOP.

          All holders of Class C preferred stock have the right to sell back shares to the Company upon death, disability or separation (for employees) pursuant to a distribution schedule that is determined by the reason for separation and the value of shares in an account. The price for any shares purchased by the Company is the fair value of the shares as of the last day of the fiscal quarter immediately preceding the quarter in which the shares are repurchased. Accordingly, the Company classifies shares as contingently redeemable equity securities and revalues them each quarter. The repurchase obligation terminates upon an initial public offering of the Company's stock when the

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 20 — CONTINGENTLY REDEEMABLE EQUITY SECURITIES (Continued)

Class C preferred stock converts to publicly tradable stock. At that time, the Class C preferred stock will be included in shareholders' equity.

Valuation of Class A Common Stock and Class C Preferred Stock

          To determine the fair value of the Class A common stock and the Class C preferred stock, the Company values the enterprise at the arithmetic average of the values derived through a guideline company method and a discounted cash flow method. The Company selects public companies comparable to the Company in respect to investment risk and return perspective and derives an estimated enterprise value after making adjustments for size, growth, profitability, global structure and risk considerations. Under the discounted cash flow method, assumptions included a weighted average cost of capital of 12.5% based on required return on equity of 17.1% (70% weight), a cost of debt after tax of 2% (30% weight) and a termination value after the sixth year assuming an exit EBITDA multiple of 7.0x, based on observations of pricing multiples from the guideline company method, discounted to present value.

          In fiscal periods 2008, 2009 and through the third quarter of fiscal 2010, the Company determined the fair value of its Class C preferred stock using the Current Method. This method allocates the enterprise value to the Class A common stock and Class C preferred stock based on their conversion values, which differ between these two classes of stock primarily due to the value of the future dividend streams of the Class C preferred stock attributed to such class. Furthermore, the Company included a discount for lack of marketability of 5% in valuing the Class C preferred stock, but applies no discount in valuing the Class A common stock. At December 31, 2010 and for the quarter then ended, the Company changed its valuation method to a Black-Scholes option pricing model because this method was more appropriate given the increased likelihood of completing an initial public offering. The option pricing model of allocating enterprise value among common stock and preferred stock treats each class of stock as a call option on all or part of the enterprise's value. The Black-Scholes model uses the enterprise value derived as described above and made assumptions for volatility (20%), expected life (.75 years) and risk-free interest rate (.29%).

          Applying the Black-Scholes model at December 31, 2010 and the Current Method at December 31, 2009, the value of the Class C preferred stock was $891.65 and $717.70 per share and the value of the Class A common stock was $688.20 and $438.56 per share, respectively.

Reclassification of Contingently Redeemable Equity Securities as Shareholders' Equity

          When the Company's repurchase obligation terminates, which will occur upon the conversion of the subject class of stock into publicly tradable securities, the subject stock is reclassified as shareholders' equity. This will occur, with respect to the Class C preferred stock, when the Company completes an underwritten public offering and, with respect to the Class A common stock, (1) immediately prior to the sale of those shares in the offering, (2) with respect to 1/2 of any remaining shares, 180 days after the completion of the offering, and (3) with respect to the remaining shares, 360 days after the completion of the offering.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21 — SHARE-BASED COMPENSATION

          The Company's share-based compensation awards include options and cash-settled stock appreciation rights (SARs). The Company also sponsors an employee stock ownership plan (ESOP) that is discussed in more detail in Note 22 — ESOP.

Stock Incentive Plans

          As of December 31, 2010, the Company had 2000 and 2010 Stock Incentive Plans (the "Plans") under which there were 175,000 and 162,500 shares of common stock reserved for issuance, respectively. The Plans were adopted by the Board of Directors and approved by the shareholders and provide for the grant of incentive options, non-qualified options and other stock-based compensation grants. The 2000 Stock Incentive Plan expired in 2010 and all remaining shares available rolled into the 2010 plan. At December 31, 2010, there were 180,336 shares available for grant in the 2010 Stock Incentive Plan and no shares available for grant in the 2000 Stock Incentive Plan. As of December 31, 2010, all outstanding options were granted under the 2000 Stock Incentive Plan and no options had been granted under the 2010 Stock Incentive Plan. Unless terminated earlier, the 2010 Incentive Award Plan will continue in effect until all shares available for issuance under the plan have been issued and all restrictions on the shares have lapsed.

Stock Options

          Effective December 31, 2005, the Company adopted the fair value method of recognizing expense for stock based compensation prescribed by ASC Topic 718. The Company applied the modified prospective approach to adoption in which expense is recognized prospectively for previously granted but unvested options and new option grants. Under this transition method, options granted prior to adoption continue to be reported under the intrinsic value method of expense recognition, under which compensation expense for employee stock options was not recognized if the exercise price of the option equaled or exceeded the fair value of the stock on the date of grant. Because the Company has granted no stock options since adoption of this method, no compensation expense has been recorded for options vesting during the reporting periods presented.

          A summary of option activity for the year ended December 31, 2010 is presented below.

	Number of shares	Weighted Average Exercise Price
Options outstanding December 31, 2009	37,887	$54.61
Granted	—	—
Exercised	(16,575)	51.69
Forfeited	(34)	35.38
Expired	(1,175)	35.38

Options outstanding December 31, 2010	20,103	$58.17

          During 2010, 3,595 options became exercisable and, as of December 31, 2010, all outstanding options were fully exercisable. The intrinsic value of options exercised during 2010 was

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21 — SHARE-BASED COMPENSATION (Continued)

$10.6 million. As of December 31, 2010, the aggregate intrinsic value of outstanding options was $12.7 million and the weighted average remaining contractual term was 4.3 years.

          During the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008, the Company granted no options. There was no share-based compensation expense recognized or capitalized for stock options in fiscal years 2010, 2009 and 2008. Cash received for option exercises during 2010 was $0.9 million.

Stock Appreciation Rights

          The Plans also permit stock appreciation rights (SARs) to be granted to employees and directors. The Company's SARs vest at the end of a three-year period and expire no more than ten years after the grant date. SARs are settled in cash for the difference between the exercise price (which reflects fair value of the Company's Class A common stock on the date of the grant) and the fair value of such stock upon exercise. As a result, SARs are recorded in the Company's consolidated balance sheet as a liability until exercise.

          A summary of SARs activity for the fiscal year ended December 31, 2010 is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2009	33,917	$481.59
Granted	15,617	422.80
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2010	49,534	$463.06	8.7	$11,152

Exercisable, December 31, 2010	9,411	$439.55	7.0	$2,340

          The Black-Scholes option pricing model is utilized to determine the fair value of SARs granted for disclosure purposes. The following weighted average assumptions were used in calculating the fair value during the periods presented:

	2010	2009	2008
Risk-free interest rate	3.65%	2.89%	3.61%
Expected dividend yield	—	—	—
Expected lives	10 years	10 years	10 years
Expected volatility	30%	30%	30%

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21 — SHARE-BASED COMPENSATION (Continued)

          Information pertaining to SARs awards for the fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008 is presented below:

(in thousands, except per share data)	2010	2009	2008
Grant date fair value per share	$199.56	$173.39	$257.50
Total weighted-average fair value of grants	$3,117	$2,168	$3,091
Total intrinsic value of exercises	$—	$—	$—
Total fair value of SARs vested	$1,524	$—	$—
Total share-based liabilities paid	$—	$—	$—

          At December 31, 2010, the aggregate intrinsic value of exercisable awards was $2.3 million and the weighted average remaining contractual term was 7.0 years. At December 31, 2010, the Company had $3.5 million of unrecognized SARs-related compensation expense yet to recognize for unvested awards, net of immaterial estimated forfeitures. This expense is expected to be recognized over a weighted-average period of two years. The impact of any change in the payout liability for vested awards will be recognized as incurred.

          Total SARs compensation expense recognized in fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008 is presented below.

(in thousands)	2010	2009	2008
Selling and administrative (income) expense	$7,678	$—	$(260)
Tax (benefit) expense	(2,956)	—	100

Net (income) expense	$4,722	$—	$(160)

          At December 31, 2010, the Company had accrued $7.7 million in other long-term liabilities for SARs payout liability. No share-based compensation expense related to SARs was capitalized during fiscal 2010, 2009 and 2008. Because no SARs were exercised in 2010, no cash was used to settle these awards during 2010.

          On March 25, 2011, the Compensation Committee of the Company's Board of Directors approved the conversion of previously awarded SARs from cash settlement to equity settlement. The Company has sent conversion consent forms to award recipients and expects all affected employees to consent to the conversion.

NOTE 22 — ESOP

          The Company sponsors an employee stock ownership plan (ESOP) that covers all U.S. employees who meet service requirements. The Company makes annual contributions to the ESOP equal to the ESOP's debt service to the Company less dividends received by the ESOP on unallocated shares. All dividends and contributions received by the ESOP are used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. The Company accounts for its ESOP in accordance with the guidance on stock compensation. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 22 — ESOP (Continued)

          ESOP non-cash compensation expense was $17.3 million, $16.5 million and $20.2 million for 2010, 2009, and 2008, respectively.

(in thousands, except share data)	2010	2009
Allocated shares	124,394	101,867
Shares repurchased from former employees	(3,617)	(2,646)
Unreleased shares	67,577	90,104

Total ESOP shares	188,354	189,325

Fair value of unreleased shares	$60,255	$65,010

NOTE 23 — NONCONTROLLING INTERESTS

          The noncontrolling interest for three subsidiaries classified as a separate component of equity was $14.8 million and $13.3 million as of December 31, 2010 and 2009, respectively. Net earnings attributable to the noncontrolling interests from continuing operations were $4.6 million, $2.5 million, and $5.1 million for 2010, 2009, and 2008, respectively. These amounts are net of income tax of $1.2 million, $0.6 million, and $1.4 million for 2010, 2009, and 2008, respectively.

NOTE 24 — SHAREHOLDERS' EQUITY

Class A and Class B Common Stock

          The authorized number of shares of Class A common stock and Class B common stock are 5,000,000 and 243,737, respectively. The Company's Class A and Class B common stock have one vote per share. Each share of Class B common stock automatically converts into one share of Class A common stock if transferred to other than specified persons. The Class A common stock and Class B common stock share equally and ratably with identical rights and preferences in any dividends, except those paid to Class C preferred stock shareholders.

          Upon liquidation, holders of Class A common stock and Class B common stock are entitled to receive ratably any distribution of assets after payment of a certain preferential amounts to holders of Class C preferred stock. Each class votes separately on any amendment to the Company's Articles of Incorporation if the action would (1) adversely affect the rights, preferences and privileges of that class or (2) increase the number of authorized shares of that class. In addition, holders of Class A common stock and Class B common stock vote separately on a change in control or sale of the Company as long as a minimum number of shares of Class B common stock are outstanding.

          Certain holders of Class A common stock are party to the Restated Stock Transfer Restriction Agreement (RSTRA) or the Stock Purchase Agreement (SPA). See Note 20 — Contingently Redeemable Equity Securities. When the shares subject to those agreements convert to publicly tradable stock, those shares will be included in shareholders' equity.

Class C Preferred Stock

          The authorized number of shares of Class C preferred stock is 205,000. The ESOP owns all of the Class C preferred stock. The Class C preferred stock is nonvoting, except for certain protective

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 24 — SHAREHOLDERS' EQUITY (Continued)

voting rights and except where required by law. Each share of the Class C preferred stock is convertible into one share of Class A common stock at the discretion of the holder of the Class C preferred stock. The Class C preferred stock will automatically convert into Class A common stock when the ESOP has fully repaid its loan to the Company or upon an initial public offering of the Company's stock. See Note 22 — ESOP.

          All holders of Class C preferred stock have the right to sell back shares to the Company upon death, disability or separation (for employees) pursuant to a distribution schedule that is determined by the reason for separation and the value of shares in an account. The price for any shares purchased by the Company is the fair value of the shares as of the last day of the fiscal quarter immediately preceding the quarter in which the shares are repurchased. Accordingly, the Company classifies shares as contingently redeemable equity securities and revalues them each quarter. The repurchase obligation terminates upon an initial public offering of the Company's stock when the Class C preferred stock converts to publicly tradable stock. At that time, the Class C preferred stock will be included in shareholders' equity. See Note 20 — Contingently Redeemable Equity Securities.

NOTE 25 — ACCUMULATED OTHER COMPREHENSIVE LOSS

          Accumulated other comprehensive income (loss) represents primarily unrealized foreign currency translation gains and losses. These gains and losses are excluded from net earnings and exclude income tax expense or benefit because the Company has reinvested the associated earnings of its non-U.S. subsidiaries for an indefinite period of time. These foreign currency gains and losses will be realized when a foreign subsidiary is liquidated or sold. Other amounts recorded in other comprehensive income (loss) include adjustments related to pension and other retirement plans and derivative gains and losses related to interest rate hedges.

          The following reflects the balances included in other comprehensive income (loss), net of tax, for the fiscal years presented.

(in thousands)	2010	2009	2008
Cumulative translation adjustment	$28,561	$21,489	$(1,378)
Defined benefit plans	(38,115)	(36,753)	(34,114)
Derivatives and other	(248)	131	131

Total accumulated other comprehensive loss	$(9,802)	$(15,133)	$(35,361)

NOTE 26 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE

          Basic earnings per share is computed by dividing the net earnings available to common shareholders by the weighted average number of shares of common stock outstanding. The net earnings available to common shareholders includes an adjustment to revalue Class C preferred shares to the current redemption value. For purposes of calculating diluted earnings per share, the denominator includes the weighted average number of shares of common stock outstanding, the weighted average number of preferred shares outstanding, and the number of dilutive common stock equivalents, such as stock options and Class C preferred stock, as determined using the treasury stock method and "as-if-converted," respectively.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 26 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE (Continued)

          Basic and diluted net earnings per share were as follows for the years ended:

(in thousands, except per share data)	2010	2009	2008
Basic weighted average shares outstanding — common	1,086	1,083	1,081
Dilutive effect of employee stock options	32	35	41
Weighted average shares outstanding — Class C preferred shares	—	86	65

Weighted average shares outstanding assuming dilution	1,118	1,204	1,187

Net earnings from continuing operations attributable to ESCO common shareholders	$7,399	$26,182	$44,403
Valuation adjustment on Class C preferred shares	—	(7,933)	(13,287)

Net earnings from continuing operations attributable to ESCO common shareholders	$7,399	$18,249	$31,116

Basic earnings per share from continuing operations allocated to ESCO common shareholders	$6.81	$24.18	$41.08

Diluted earnings per share from continuing operations allocated to ESCO common shareholders	$6.62	$15.16	$26.21

          For purposes of calculating earnings per share, the Company uses the "if converted" method. As both classes of common stock share the same rights in dividends, basic and diluted earnings per share are the same for both classes under both the "if converted" method and the "two-class" method. For 2010, the Class C preferred stock is anti-dilutive and excluded from dilutive EPS.

          Pro forma basic and diluted net earnings per share of common stock (unaudited) has been computed to give effect to the assumed conversion of the Class C preferred stock into common stock, the expiration of the put options associated with the Class A common stock and the Class C preferred stock that will occur in connection with the IPO and through the first 360 days thereafter, and the             -for-one stock split. Also, the numerator in the pro forma basic and diluted net earnings per share calculation has been adjusted to remove changes resulting from re-measurements of the outstanding Class C preferred stock through December 31, 2010.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 26 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE (Continued)

          The following table sets forth the computation of our pro forma basic and diluted net earnings per share of common stock (unaudited):

(in thousands)	2010
Pro forma net earnings attributable to ESCO common shareholders		$23,920

Shares used in computing basic net earnings per share
Pro forma adjustments to reflect assumed conversion of Class C preferred stock

Shares used in computing pro forma basic net earnings per share

Shares used in computing diluted net earnings per share
Pro forma adjustments to reflect assumed conversion of Class C preferred stock

Shares used in computing pro forma diluted net earnings per share

Pro forma basic net earnings per share	$
Pro forma diluted net earnings per share

NOTE 27 — SEGMENT REPORTING

          The Company's reporting segments are based on the nature of business activities (types of products and production processes) from which each earns net sales and incurs expenses, financial information reviewed by the chief operating decision maker (the Company's CEO), capital allocation and performance assessment process, organizational structure and financial information presented to the Board of Directors and investors.

          The Company's reporting segments are as follows:

          EPG: This segment designs, develops and manufactures wear parts, wear part carriers and attachments for capital equipment primarily used in the mining, infrastructure development, and industrial markets. EPG's products are comprised of wear parts (including ground engagement tools (GET) and lip systems, crusher wear parts, dragline rigging and cutting edges), wear parts carrier systems (including dragline buckets, cable shovel buckets, hydraulic excavator buckets and shovel fronts, wheel loader buckets, truck bodies and dredge cutterheads) and industrial components (including wear parts for waste and metal recycling hammers, conveying systems).

          TTG: This segment manufactures superalloy precision investment cast components for the aerospace and power generation markets. TTG's products include complex superalloy metal components and products for airplane engines and industrial gas turbines.

Segment measurement and reconciliations

          The following list presents the more significant items related to segment measurement and reconciliation between the Company's segment reporting and its external reporting:

  1)
  The Company uses operating income (loss) to measure segment performance.

  2)
  The Company does not allocate general corporate administrative income/expense such as interest income and expense, income taxes, currency exposures, other income and expenses or management and administrative expenses that are not specifically

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 27 — SEGMENT REPORTING (Continued)

    identifiable to a segment, including ESOP compensation expense. Corporate administrative income/expense is reflected as a reconciling item between the results of the two reporting segments above and the total consolidated results reported in the Company's external reporting. Because of these unallocated income and expenses, the operating income of each reporting segment does not reflect the operating income or loss the reporting segment would have as a stand-alone business.

  3)
  There are no inter-segment sales between EPG and TTG.

  4)
  Segment-related assets include inventories (primarily stated at FIFO cost), trade receivables and property, plant and equipment. Segment-related liabilities primarily include trade payables, warranty and inventory reserves, and workers compensations accruals.

          The following table presents information regarding operations and assets by segment for the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008:

(in thousands)	Total Net Sales	Depreciation and Amortization	Operating Income (Loss)	Capital Expenditures
Year ended December 31, 2010:
Engineered Products	$712,625	$23,086	$108,183	$18,603
Turbine Technologies	136,856	4,244	8,695	1,913

Total Operating Segments	849,481	27,330	116,878	20,516
All Other	—	1,874	(42,909)	—

Total Company	$849,481	$29,204	$73,969	$20,516

Year ended December 31, 2009:
Engineered Products	$530,517	$20,484	$72,452	$13,379
Turbine Technologies	149,873	4,407	14,604	735

Total Operating Segments	680,390	24,891	87,056	14,114
All Other	—	1,926	(32,648)	—

Total Company	$680,390	$26,817	$54,408	$14,114

Year ended December 26, 2008:
Engineered Products	$752,006	$19,588	$104,051	$24,701
Turbine Technologies	187,907	4,383	13,986	4,990

Total Operating Segments	939,913	23,971	118,037	29,691
All Other	—	1,921	(37,556)	—

Total Company	$939,913	$25,892	$80,481	$29,691

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 27 — SEGMENT REPORTING (Continued)

          The following table presents segment accountable asset information for the fiscal years ended, December 31, 2010, December 31, 2009 and December 26, 2008:

(in thousands)	Trade Receivables	Inventories	Trade Payables	Property and Equipment	Total Assets
Year ended December 31, 2010:
Engineered Products	$121,186	$87,266	$48,966	$135,588	$408,689
Turbine Technologies	18,795	18,169	17,115	32,010	86,617

Total operating segments	139,981	105,435	66,081	167,598	495,306
All Other	19	—	(388)	(152)	228,316

Total Company	$140,000	$105,435	$65,693	$167,446	$723,622

Fiscal year ended December 31, 2009:
Engineered Products	$86,404	$59,456	$28,806	$126,029	$309,281
Turbine Technologies	20,055	17,598	16,417	35,477	91,438

Total operating segments	106,459	77,054	45,223	161,506	400,719
All Other	19	—	1,910	413	275,026

Total Company	$106,478	$77,054	$47,133	$161,919	$675,745

Fiscal year ended December 26, 2008:
Engineered Products	$107,064	$62,964	$35,010	$124,632	$336,427
Turbine Technologies	25,069	23,466	23,053	38,868	105,516

Total operating segments	132,133	86,430	58,063	163,500	441,943
All Other	(55)	—	2,717	737	204,168

Total Company	$132,078	$86,430	$60,780	$164,237	$646,111

          The following table presents segment net sales and long-lived assets by geographic area for the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008:

	Net Sales by Ship to Address			Long-lived Assets
(in thousands)	2010	2009	2008	2010	2009	2008
United States	$376,387	$325,933	$447,191	$91,358	$93,826	$100,729
Canada	101,668	89,893	103,357	38,856	38,006	35,134
All Others	371,426	264,564	389,365	109,218	76,717	71,303

Total	$849,481	$680,390	$939,913	$239,432	$208,549	$207,166

          No single customer accounts for 10% of more of the Company's net sales or accounts receivable in the fiscal years ended December 31, 2010, December 31, 2009 and December 26, 2008.

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 28 — BUSINESS ACQUISITIONS

          On July 1, 2010, the Company acquired 100% of the Engineering and Mining Products divisions of Swift Group Holdings Pty Ltd, an Australian company. These divisions (Swift) provide equipment, truck and wear part fabrication and refurbishment services, including on-site maintenance services, in the Bowen and Surat Basins of Australia.

          The results of Swift's operations have been included in the consolidated financial statements since the acquisition date. The Company paid $17.5 million ($17.8 million cash less $0.3 million receivable from the former owners related to purchase price adjustments) net of $2.1 million cash acquired, which resulted in goodwill in the EPG reporting unit of $3.9 million. This goodwill is deductible for income tax purposes. The Swift acquisition expands our footprint to provide a more direct presence throughout Australia's mining regions and enhances our product offering through its fabrication facilities and its patented mining truck body offering.

          The following table presents a summary of the results of the Swift operations since the acquisition date:

(in thousands)	Six months ended December 31, 2010
Net sales	$28,767
Gross profit	$2,616
Operating profit	$133
Net profit	$1,343

          The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in thousands)	As of July 1, 2010
Net consideration	$17,526
Less:
Current assets	9,809
Property, plant and equipment	5,418
Patents	4,283
Customer relationships	2,998
Non-compete agreements	343
Deferred tax assets	1,129
Add:
Current liabilities	9,769
Other liabilities	610

Goodwill — Preliminary	$3,925

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 28 — BUSINESS ACQUISITIONS (Continued)

          On December 1, 2010, the Company acquired 100% of the issued and outstanding shares of Austcast Pty Ltd in Brisbane, Australia, and its subsidiary Newlcast in Dunedin, New Zealand (collectively, Austcast). Austcast manufactures certain industrial products and the Company plans to adjust its operations in 2011 to include ESCO's Ground Engaging Tools (GET) and other mining and infrastructure wear parts.

          The results of Austcast's operations have been included in the consolidated financial statements since the acquisition date. The total acquisition price was $17.4 million ($15.9 million cash and $1.5 million of contingent consideration) less $1.0 million cash acquired, which resulted in goodwill in the EPG reporting unit of $12.2 million. This goodwill is deductible for income tax purposes.

          Contingent consideration of up to $1.5 million is payable October 15, 2011, provided certain tooling builds are completed during the measurement period of April 1, 2011 through September 30, 2011. The Company expects to pay out $1.5 million.

          The following table presents a summary of the results of operation of the Austcast operations since the acquisition date.

(in thousands)	One month ended December 31, 2010
Net sales	$1,787
Gross profit	$(67)
Operating profit	$46
Net profit	$509

          The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition, December 1, 2010. The Company is finalizing certain valuations of assets purchased and liabilities assumed; therefore, the allocation shown below is preliminary and subject to refinement.

(in thousands)	As of December 1, 2010
Net consideration	$17,366
Less
Current assets	7,498
Property, plant and equipment	1,334
Other assets	166
Add
Current liabilities	3,335
Other liabilities	487

Goodwill — Preliminary	$12,190

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 29 — RESTRUCTURING AND OTHER

          The following table is a summary of the restructuring activities during the fiscal years presented:

(in thousands)	Employee Severance	Curtailment Expense and Other Costs	Total
Provisions	$1,062	$730	$1,792
Deductions	(523)	(390)	(913)

December 26, 2008	539	340	879
Provisions	2,856	3,476	6,332
Deductions	(3,361)	(3,816)	(7,177)

December 31, 2009	34	—	34
Provisions	68	680	748
Deductions	(102)	(680)	(782)

December 31, 2010	$—	$—	$—

          To align cost structures with lower capacity utilization, the Company closed its West Jordan, Utah plant in 2008 and its Saskatoon, Saskatchewan foundry in 2009. Both of these facilities were part of the EPG segment. In 2009 the Company reduced its overall workforce by 17.6%, which resulted in employee severance costs. In 2010 the Company incurred additional shutdown costs and fair value adjustments related to the Saskatoon foundry, a portion of which is still held for sale.

NOTE 30 — DISCONTINUED OPERATIONS

          For the periods presented in the consolidated financial statements, businesses classified as discontinued operations included the Integrated Manufacturing (IMG) and Engineered Metals (EMG) groups, which were divested in the fourth quarter of 2006, and included a portion of Soldering Rental, which was divested in the second quarter of 2009 as part of the transaction which resulted in the Company's acquisition of 100% of Soldering. The IMG and EMG groups were each reported in their own segments, which were discontinued. Soldering Rental was in the EPG segment.

          There were no discontinued operations for 2010. The following table shows selected financial information for the businesses included in discontinued operations as of December 31, 2009 and December 26, 2008:

(in thousands)	2009	2008
Net sales	$506	$1,099
Earnings before income taxes	$433	$588
Income tax expense	$127	$145
Net earnings attributable to noncontrolling interests	$141	$343
Net earnings from discontinued operations	$165	$100

ESCO Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 31 — SUBSEQUENT EVENTS

          In preparing the audited financial statements, the Company has reviewed events that occurred after December 31, 2010, the balance sheet date, up until May 2, 2011, the date the accompanying audited financial statements were available to be issued.

          On February 1, 2011, the Company acquired the assets of Trans Equipment for $6.7 million. Trans Equipment has operated as a full-line equipment and supply company for the mining, infrastructure development and industrial markets. This acquisition will offer direct supply and service capabilities to key mining and infrastructure customers in Wyoming. The acquisition's operating results will be integrated into the EPG reporting segment. The Company is finalizing certain valuations included in the purchase agreement.

          On March 25, 2011, the Compensation Committee of the Company's Board of Directors approved the conversion of previously awarded long-term incentive stock appreciation rights from cash settlement to equity settlement. The Company has sent conversion consent forms to award recipients and expects all affected employees to consent to the conversion.

          No other material events were noted during the Company's review.

ESCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	Three months ended Mar 31,
(in thousands, except per share data)	2011		2010
Net sales		$253,843	$185,256
Cost of goods sold		183,299	136,174

Gross profit		70,544	49,082
Operating expenses
Selling and administrative expenses		46,729	31,189
Restructuring and other		20	281

Operating profit		23,795	17,612
Interest income		(98)	(105)
Interest expense		3,177	6,459
Other (income) expense		(1,079)	458

Earnings from continuing operations before income taxes		21,795	10,800
Income tax expense		7,420	3,689

Net earnings		14,375	7,111
Less: net earnings attributable to noncontrolling interests		(1,491)	(1,161)
Net earnings attributable to ESCO shareholders		12,884	5,950
Valuation adjustment on Class C preferred shares		(1,154)	(771)

Net earnings attributable to ESCO common shareholders		$11,730	$5,179

Earnings per weighted average share outstanding (Note 19)
Net earnings allocated to ESCO common shareholders
Basic		$10.69	$4.78

Diluted		$10.42	$4.64

Weighted average shares outstanding (Note 19)
Basic		1,097	1,084

Diluted		1,236	1,117

Pro forma earnings per share from continuing operations allocated to ESCO shareholders
Basic	$
Diluted
Pro forma weighted average shares outstanding
Basic
Diluted
Pro forma earnings from continuing operations attributable to ESCO shareholders

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2011 Pro Forma Shareholders' Equity
ASSETS
Current assets
Cash and cash equivalents	$81,078	$114,101
Trade accounts receivable, net of reserves of $932 and $1,232	158,557	140,000
Inventories	131,512	105,435
Deferred income taxes	7,283	7,631
Prepaid expenses and other current assets	16,969	15,100

Total current assets	395,399	382,267
Property and equipment, net	173,788	167,446
Intangibles, net	18,556	14,379
Goodwill	56,602	57,608
Deferred income taxes	53,624	55,875
Long-term investments	31,495	30,749
Other noncurrent assets	17,728	14,181
Assets held for sale	1,145	1,117

TOTAL ASSETS	$748,337	$723,622

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$74,064	$65,693
Accrued payroll, payroll taxes and benefits	34,391	36,908
Other accrued liabilities	32,525	30,227
Dividends payable	3,661	1,026
Short-term debt	5,720	70,338
Current portion of long-term debt	11,630	11,502

Total current liabilities	161,991	215,694
Long-term debt, less current portion	254,410	191,474
Accrued pension and other retirement costs	71,728	76,192
Other long-term liabilities	13,028	12,700

TOTAL LIABILITIES	501,157	496,060

Commitments and contingencies — See Note 13
Contingently redeemable equity securities:
Preferred Stock-Class C, 205,000 authorized, 188,354 and 188,354 outstanding	114,500	107,691
Common Stock-Class A, 5,000,000 authorized, 885,714 and 890,294 outstanding	139,744	124,493
Equity:
ESCO shareholders' equity (deficit)
Preferred Stock-Class C unallocated ESOP shares, 61,945 and 67,577	71,942	78,482
Common Stock-Class A, 5,000,000 authorized, 885,714 and 890,294 outstanding	—	—
Common Stock-Class B, 243,737 authorized, 208,395 and 208,395 outstanding	10,343	10,343
Preferred Stock-Class C unallocated ESOP shares, 61,945 and 67,577	(71,942)	(78,482)
Accumulated deficit	(26,641)	(19,944)
Accumulated other comprehensive loss	(2,623)	(9,802)

Total ESCO shareholders' deficit	(18,921)	(19,403)
Noncontrolling interests	11,857	14,781

Total deficit	(7,064)	(4,622)	$

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$748,337	$723,622	$

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three months ended Mar 31,
(in thousands)	2011	2010
Cash flows from operating activities
Net earnings	$14,375	$7,111
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	8,033	6,918
Non-cash compensation	8,911	4,020
Deferred income taxes	2,225	(528)
Other non-cash operating activities	254	523
Change in operating assets and liabilities:
Trade accounts receivable	(13,180)	(5,712)
Inventories	(19,503)	443
Prepaid expenses and other assets	(1,603)	(1,236)
Accounts payable, accrued expenses and other	(4,914)	6,133

Net cash (used in) provided by operating activities	(5,402)	17,672

Cash flows from investing activities
Capital expenditures	(8,708)	(2,708)
Proceeds from sale of property and equipment	63	—
Business acquisitions, net of cash acquired	(8,193)	—
Investment in unconsolidated affiliate	(4,009)	(2,255)
Investment in other assets	(1,324)	(1,312)

Net cash used in investing activities	(22,171)	(6,275)

Cash flows from financing activities
Net payments on debt	(2,240)	(329)
Debt issuance costs	(85)	—
Dividends paid	(2,207)	(11,173)
Common stock issued	42	11
Common stock retired	—	(178)

Net cash used in financing activities	(4,490)	(11,669)

Effect of exchange rate changes	(960)	918

Net (decrease) increase in cash and cash equivalents	(33,023)	646
Cash and cash equivalents at beginning of period	114,101	168,487

Cash and cash equivalents at end of period	$81,078	$169,133

Cash paid during the period for
Interest	$2,037	$1,042
Income taxes	$6,813	$2,453
Non-cash activities
Cash dividends declared, not yet paid	$2,616	$—

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS

OF CONTINGENTLY REDEEMABLE SECURITIES AND SHAREHOLDERS' EQUITY

(unaudited)

	CONTINGENTLY REDEEMABLE SECURITIES
	Number of Shares		Preferred Stock	Common Stock
(in thousands, except share data)	Class C Preferred Allocated ESOP shares	Class A Common Stock shares	Class C Preferred Stock ESOP	Class A Common Stock
Balance, December 31, 2009	99,221	166,119	$71,211	$72,853
Net earnings
Foreign currency translation
Change in employee benefit plan liability
Amortization of employee benefit plan liability
Derivatives
Comprehensive income (loss)
Cash dividends declared
Stock issued upon exercise of options		540		11
Stock retired for cash		(456)		(30)
Tax benefit on stock incentive awards
Contingently redeemable shares valuation adjustment			771	5,788
Release of ESOP shares	5,632		4,019
Tax benefit of allocation of ESOP stock			971

Balance, March 31, 2010	104,853	166,203	$76,972	$78,622

Balance, December 31, 2010	120,777	180,897	$107,691	$124,493
Net earnings
Foreign currency translation
Change in employee benefit plan liability, net of tax of $8
Derivatives, net of tax of $272
Comprehensive income
Cash dividends declared
Stock issued upon exercise of options		852		42
Stock retired		(5,432)	—	—
Tax benefit on stock incentive awards				0
Contingently redeemable shares valuation adjustment			1,154	15,209
Release of ESOP shares	5,632		5,101
Tax benefit of allocation of ESOP stock			554

Balance, March 31, 2011	126,409	176,317	$114,500	$139,744

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS

OF CONTINGENTLY REDEEMABLE SECURITIES AND SHAREHOLDERS' EQUITY

(unaudited)

	ESCO SHAREHOLDERS' EQUITY (DEFICIT)
	Number of Shares			Preferred Stock		Common Stock
(in thousands, except share data)	Class C Preferred Unallocated ESOP shares	Class A Common Stock shares	Class B Common Stock shares	Class C Preferred Allocated ESOP	Class C Preferred Unallocated ESOP	Class A Common Stock	Class B Common Stock	(Accumu lated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
Balance, December 31, 2009	90,104	709,397	208,395	$104,643	$(104,643)	$—	$10,343	$36,222	$(15,133)	$31,432
Net earnings								5,950		5,950
Foreign currency translation									(961)	(961)
Change in employee benefit plan liability										—
Amortization of employee benefit plan liability										—
Derivatives										—

Comprehensive income										4,989

Cash dividends declared										—
Stock issued upon exercise of options										—
Stock retired for cash								(148)		(148)
Tax benefit on stock incentive awards										—
Contingently redeemable shares valuation adjustment								(6,559)		(6,559)
Release of ESOP shares	(5,632)			(6,541)	6,541					—
Tax benefit of allocation of ESOP stock										—

Balance, March 31, 2010	84,472	709,397	208,395	$98,102	$(98,102)	$—	$10,343	$35,465	$(16,094)	$29,714

Balance, December 31, 2010	67,577	709,397	208,395	$78,482	$(78,482)	$—	$10,343	$(19,944)	$(9,802)	$(19,403)
Net earnings								12,884		12,884
Foreign currency translation									6,732	6,732
Change in employee benefit plan liability, net of tax of $8									13	13
Derivatives, net of tax of $272									434	434

Comprehensive income										20,063

Cash dividends declared								(199)		(199)
Stock issued upon exercise of options										—
Stock retired								(3,019)		(3,019)
Tax benefit on stock incentive awards										—
Contingently redeemable shares valuation adjustment								(16,363)		(16,363)
Release of ESOP shares	(5,632)			(6,540)	6,540					—
Tax benefit of allocation of ESOP stock										—

Balance, March 31, 2011	61,945	709,397	208,395	$71,942	$(71,942)	$—	$10,343	$(26,641)	$(2,623)	$(18,921)

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS

OF CONTINGENTLY REDEEMABLE SECURITIES AND SHAREHOLDERS' EQUITY

(unaudited)

	NONCONTROLLING INTERESTS
(in thousands)	Noncontrolling Interests	Other Comprehensive Income (Loss)	Total Allocated to Noncontrolling Interests	Total Equity (Deficit)
Balance, December 31, 2009	$13,970	$(703)	$13,267	$44,699
Net earnings	1,161		1,161	7,111
Foreign currency translation		44	44	(917)
Change in employee benefit plan liability				—
Amortization of employee benefit plan liability				—
Derivatives				—

Comprehensive income			1,205	6,194

Cash dividends declared				—
Stock issued upon exercise of options				—
Stock retired for cash				(148)
Tax benefit on stock incentive awards				—
Contingently redeemable shares valuation adjustment				(6,559)
Release of ESOP shares				—
Tax benefit of allocation of ESOP stock				—

Balance, March 31, 2010	$15,131	$(659)	$14,472	$44,186

Balance, December 31, 2010	$15,133	$(352)	$14,781	$(4,622)
Net earnings	1,491		1,491	14,375
Foreign currency translation		200	200	6,932
Change in employee benefit plan liability, net of tax of $8				13
Derivatives, net of tax of $272				434

Comprehensive income			1,691	21,754

Cash dividends declared	(4,615)		(4,615)	(4,814)
Stock issued upon exercise of options				—
Stock retired				(3,019)
Tax benefit on stock incentive awards				—
Contingently redeemable shares valuation adjustment				(16,363)
Release of ESOP shares				—
Tax benefit of allocation of ESOP stock				—

Balance, March 31, 2011	$12,009	$(152)	$11,857	$(7,064)

The accompanying notes are an integral part of these financial statements.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — NATURE OF OPERATIONS

          ESCO Corporation (ESCO or the Company) is a global provider of highly engineered metal wear parts and replacement products used in mining, infrastructure development, power generation, aerospace and specialized industrial markets. The Company uses its expertise in metallurgy and foundry operations to design, engineer, manufacture and deliver solutions to its customers.

          The Company operates in two reporting segments: the Engineered Products Group (EPG) and the Turbine Technologies Group (TTG). The Chief Executive Officer has been identified as the chief operating decision-maker. See Note 20 — Segment Reporting.

          The Company was founded in 1913 and is headquartered in Portland, Oregon. The Company has subsidiaries in the United States, Canada, the United Kingdom, Belgium, Germany, France, Slovakia, Hong Kong, Indonesia, Australia, South Africa, Argentina, Brazil, Peru, Chile, Mexico, Russia and China.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The accompanying unaudited consolidated financial statements of ESCO have been prepared pursuant to generally accepted accounting principles in the United States of America ("US GAAP") for interim financial information. The year-end consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by US GAAP. Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all normal, recurring adjustments considered necessary for a fair presentation have been included. Management believes the disclosures made are adequate to ensure the information presented is not misleading; however, these unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Consolidated Financial Statements for the year ended December 31, 2010. The results for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results of operations for the entire year.

          The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the quarter ended March 31, 2011. These reclassifications had no effect on consolidated net earnings, shareholders' equity or net cash flows for any of the periods presented.

          At March 31, 2011, the Company changed its methodology for valuing its Class C Preferred Stock and Class A Common Stock to the Probability Weighted Expected Average Method because it determined this method was more appropriate given the increase likelihood of completing an initial public offering by the end of 2011.

          Except as noted above, there have been no significant changes to the Company's significant accounting policies from those presented in Note 2 — Summary of Significant Accounting Policies included with the consolidated financial statements for the year ended December 31, 2010.

Pro Forma Shareholders' Equity (Unaudited)

          The pro forma shareholders' equity column (unaudited) reflects the conversion of the Class C preferred stock to the new Class A common stock upon the Company's initial public offering (IPO),

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the conversion of a portion of the historical Class A common stock to new Class A common stock upon such IPO, and the agreement by certain holders of Class A common stock to terminate the repurchase obligation upon completion of the Company's IPO, as well as the    -to-one stock split to be effected prior to the Company's IPO. Upon conversion, the put feature associated with the Class C preferred stock and historical Class A common stock will expire and the respective shares reclassified to permanent equity.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

          No new guidance was issued during the first quarter of 2011 that affected the Company.

NOTE 4 — INVENTORIES

          Inventories consist of the following as of March 31, 2011 and December 31, 2010:

(in thousands)	Mar 31, 2011	Dec 31, 2010
Raw materials	$42,933	$36,768
Work-in-process	36,742	30,390
Finished goods	79,307	66,648

Total FIFO cost	158,982	133,806
Less excess of FIFO cost over LIFO cost	27,470	28,371

Total inventories	$131,512	$105,435

          Inventories of $45.9 million and $30.8 million are stated at LIFO cost at March 31, 2011 and December 31, 2010, respectively.

          During the three months ended March 31, 2011 and 2010, there were no LIFO liquidations.

NOTE 5 — INTANGIBLES

          The carrying amounts of intangible assets as of March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011			December 31, 2010
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Proprietary technology	$16,495	$6,178	$10,317	$15,468	$5,604	$9,864
Trademarks	2,005	1,146	859	2,005	1,164	841
Non-compete	730	138	592	407	68	339
Customer relationships	7,254	490	6,764	3,557	222	3,335
Favorable rental	48	24	24	—	—	—

Total	$26,532	$7,976	$18,556	$21,437	$7,058	$14,379

          Amortization expense for the three months ended March 31, 2011 and 2010 was $0.8 million and $0.2 million, respectively. For the three months ended March 31, 2011, $0.6 million was included in selling and administrative expenses and $0.2 million was included in cost of goods

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 5 — INTANGIBLES (Continued)

sold. For the three months ended March 31, 2010, the amortization expense was included in cost of goods sold.

          Estimated future amortization expense as of March 31, 2011 is shown below.

(in thousands)
2011(9 months)	$2,367
2012	3,116
2013	2,731
2014	2,373
2015	1,946
2016 & beyond	6,023

$18,556

NOTE 6 — GOODWILL

	March 31, 2011		December 31, 2010
(in thousands)	EPG	TTG	EPG	TTG
Balance at beginning of year	$39,965	$17,643	$21,764	$18,308
Additions during the period(1)	(2,152)	—	16,115	—
Currency translation	624	522	2,086	(665)

Balance at end of year	$38,437	$18,165	$39,965	$17,643

(1)
Additions and purchase price adjustments relating to Swift Group Holdings Pty Ltd, Austcast Pty Ltd and Trans Equipment goodwill acquired. The purchase price adjustments made during the period were not material.

NOTE 7 — JOINT VENTURES

          The Company has determined its Elecmetal joint venture does not have sufficient capital to permit the entity to finance its activities without additional financial support from the equity holders and therefore is a variable interest entity (VIE). The Company's maximum exposure to loss from the VIE of which it is not the primary beneficiary at March 31, 2011 is presented below. The Company accounts for its 50% interest using the equity method.

(in thousands)	Mar 31, 2011	Dec 31, 2010
Investment	$12,503	$8,825
Cash collateralized letters of credit	7,600	7,600

Total maximum exposure	$20,103	$16,425

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 8 — FAIR VALUE MEASUREMENTS

          The Company applied the guidance in ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820) which defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This guidance also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

          Level 1    Quoted prices in active markets for identical assets or liabilities.

          Level 2    Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, which requires the reporting entity to develop its own assumptions.

          The following table presents the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of March 31, 2011.

	Fair Value Measurements
				Assets/Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets
Interest rate swaps	$—	$100	$—	$100
Marketable securities intended to fund non-qualified retirement and deferred compensation plans	—	16,159	—	16,159
Assets held for sale	—	—	1,145	1,145

Total assets	$—	$16,259	$1,145	$17,404

Liabilities
Interest rate swaps	$—	$10	$—	$10
Foreign currency forward contracts	—	323	—	323
Utilities futures contracts	—	28	—	28

Total liabilities	$—	$361	$—	$361

          The Company's Level 3 assets (assets held for sale with a carrying value of $1.3 million) are recorded at their fair value of $1.2 million (less $0.1 million in selling costs).

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 8 — FAIR VALUE MEASUREMENTS (Continued)

          The following table presents the Company's financial assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of December 31, 2010.

	Fair Value Measurements
				Assets/Liabilities at Fair Value
(in thousands)	Level 1	Level 2	Level 3
Assets
Interest rate swaps	$—	$19	$—	$19
Foreign currency forward contracts	—	25	—	25
Marketable securities intended to fund non-qualified retirement and deferred compensation plans	—	14,257	—	14,257
Assets held for sale	—	—	1,117	1,117

Total Assets	$—	$14,301	$1,117	$15,418

Liabilities
Interest rate swaps	$—	$635	$—	$635
Utilities futures contracts	—	63	—	63

Total Liabilities	$—	$698	$—	$698

          The Company's assessment of the significance of an input to the fair value measurement requires judgment and involves consideration of factors specific to the asset or liability. The Company's financial assets and liabilities are classified in their entirety based on the most significant level of input into the fair value measurement. Marketable securities are valued based on the net asset value from active to less active markets and the reliability of available financial information. The fair value for foreign currency forward contracts and utilities futures contracts is determined using observable market inputs.

          The Company did not choose the fair value option for financial liabilities; therefore, its long-term debt is not reported at fair value. There were no transfers between Level 1, Level 2 and Level 3 categories during the three months ended March 31, 2011 and 2010.

NOTE 9 — SHORT-TERM AND LONG-TERM DEBT

          In November 2010, the Company entered into a $550.0 million Senior Secured Syndicated Credit Facility, which consists of a five-year $200.0 million term loan and a $350.0 million line of credit. The term loan and line of credit have a floating LIBOR interest rate that is set monthly based upon a consolidated net leverage ratio matrix. The Company's credit risk spread ranges from 1.75% to 2.50% depending on the consolidated net leverage ratio matrix. The debt balance recorded on the Company's balance sheet as of March 31, 2011 and December 31, 2010 represents fair value.

          At March 31, 2011, the Company had total authorized lines of credit in the amount of $363.1 million. At March 31, 2011, the interest rate on the U.S.-based line of credit, which had $350.0 million authorized and $65.0 million drawn down and outstanding, was 2.50% (credit risk spread of 2.25% plus LIBOR of .25%) and the interest rate on the foreign-based line of credit, which had $13.1 million authorized and $2.5 million drawn down and outstanding, was 11.79%. During the

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 9 — SHORT-TERM AND LONG-TERM DEBT (Continued)

first quarter of 2011, the authorized amount of the foreign-based line of credit was increased by $3.9 million. The weighted average interest rate on short-term borrowings for the three months ended March 31, 2011 was 2.98%. At March 31, 2011, the outstanding amount on the U.S.-based line of credit was included in long-term debt in the Consolidated Balance Sheet as the Company does not intend to repay the balance within one year.

          At December 31, 2010, the Company had total authorized lines of credit in the amount of $359.0 million. At December 31, 2010, the interest rate on the U.S.-based line of credit, which had $350.0 million authorized and $65.0 million drawn down and outstanding, was 2.51% (credit risk spread of 2.25% plus LIBOR of .26%) and the interest rate on the foreign-based line of credit, which had $9.0 million authorized and $2.1 million drawn down and outstanding, was 15.03%. The weighted average interest rate on short-term borrowings in 2010 was 4.46%.

NOTE 10 — DERIVATIVE FINANCIAL INSTRUMENTS

          The Company enters into derivative financial instruments in order to manage foreign currency risk and variable interest rate risk.

          The Company hedges material non-functional currency monetary asset and liability balances. The gains and losses from foreign exchange contracts are recognized at the end of each fiscal period in other (income) expense in the Company's results of operations. Such gains and losses are typically offset by the corresponding changes to the related underlying hedged item. Cash flows from derivative financial instruments are classified in the same category as the cash flows from the items being hedged.

          In December 2010, the Company entered into interest rate swaps to manage a portion of its exposure to changes in LIBOR-based interest rates on the Company's variable rate debt, effectively fixing the interest payments on $200.0 million of the Company's term loan. All of the swaps in place at March 31, 2011 have been designated as cash flow hedges of LIBOR-based interest payments. Accordingly, the change in fair value was included in accumulated other comprehensive loss as of March 31, 2011. The swaps mature quarterly through 2015.

          The net losses on interest rate swaps included in accumulated other comprehensive loss were $0.4 million, net of tax of $0.3 million, for the three months ended March 31, 2011. The accumulated other comprehensive loss, net of tax benefit, related to interest rate swaps was $0.1 million at March 31, 2011. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same classification as the earnings effect of the hedged transaction. There were no amounts of gain (loss) reclassified from accumulated other comprehensive income into income for the three months ended March 31, 2011.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 10 — DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

          The pre-tax fair value of the Company's interest rate swaps and foreign currency forward contracts and the accounts in the consolidated balance sheets in which the gross amounts are included as of March 31, 2011 and December 31, 2010 were as follows:

	Mar 31, 2011		Dec 31, 2010
(in thousands)	Prepaid Expenses and Other Current Assets	Other Accrued Liabilities	Prepaid Expenses and Other Current Assets	Other Accrued Liabilities
Derivatives formally designated as hedging instruments:
Interest rate swaps	$100	$10	$19	$635
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	(323)	—	25	—

Total Derivatives	$(223)	$10	$44	$635

          The amount of gain (loss) recognized in other income (expense) on foreign currency forward contracts during the three months ended March 31, 2011 and March 31, 2010 was $(0.3) million and $0.7 million, respectively.

NOTE 11 — INCOME TAXES

          On a quarterly basis, the Company estimates what its effective tax rate will be for the full fiscal year and records a quarterly income tax provision based on the anticipated rate. As the year progresses, the Company refines its estimate based on the facts and circumstances for each tax jurisdiction. If a material event impacts the Company's profitability, a change in the effective rate may occur and may impact the income tax provision.

          The effective tax rate from continuing operations for the quarter ended March 31, 2011 was 34.0% compared with 34.15% for the quarter ended March 31, 2010.

          The effective tax rate from continuing operations for the quarter ended March 31, 2011 was 34.0% compared with 24.8% for the year ended December 31, 2010. The increase in the Company's effective tax rate was primarily driven by an increase in the projected percentage of pretax income related to operations in the United States. The United States statutory tax rate is generally higher than the tax rate on operations outside the United States. In addition, during the prior year, the Company recognized a decrease in the reserve for unrecognized tax positions resulting in a decrease to the effective tax rate for the prior year of 3.2%.

          No material adjustments to the Company's reserve for uncertain tax positions occurred during the quarter ended March 31, 2011. Uncertain tax positions have been classified as short-term or long-term depending on the Company's estimate for resolution of each uncertain tax position. The classification is reviewed on a quarterly basis and necessary classification adjustments are recorded by the Company.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 12 — PENSION PLANS

          The Company has various pension and other post-retirement plans, including defined benefit and defined contribution plans that cover most employees worldwide.

          The defined benefit pension plans for most salaried employees provide pension benefits that are based on years of service and the average of the employee's earnings as defined. Plans for hourly employees generally provide benefits of stated amounts based on years of service. The Company's funding policy is to make contributions necessary to maintain funding of the plans during the participants' working lifetimes. The Company froze its U.S. defined benefit pension plan effective December 31, 2008.

          The Company's defined benefit post-retirement plan provides medical coverage for certain employees. The Company does not fund retiree health care benefits in advance, and it has the right to modify this plan in the future. For employees retiring before 1993, the Company's contribution toward the cost of coverage will increase to reflect plan experience, but will not increase more than 5% per year. For employees retiring after 1992, the Company's contribution is fixed in the year of retirement and does not change over the life of the participant. The amount of employer contribution, however, depends on the year of retirement. For retirements in 2000 and after, there is no employer contribution toward the program.

          The difference between the plans' funded status and the balance sheet position is recognized, net of tax, as a component of Accumulated Other Comprehensive Income.

          The components of net periodic benefit cost for the quarters ended March 31, 2011 and March 31, 2010 are as follows:

	Pension Benefits		Other Benefits
	Three months ended Mar 31,		Three months ended Mar 31,
(in thousands)	2011	2010	2011	2010
Components of net periodic benefit cost:
Service cost	$925	$817	$—	$—
Interest cost	2,757	2,704	243	241
Expected return on plan assets	(3,117)	(2,802)	—	—
Amortization of prior service (credit) cost	16	4	(7)	(7)
Amortization of (gain) loss	606	367	31	21

Net periodic post-retirement benefit cost	$1,187	$1,090	$267	$255

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Letters of Credit

          The Company has a contingent liability for letters of credit outstanding in the amount of $13.1 million at March 31, 2011 and $13.0 million at December 31, 2010. These letters of credit primarily relate to the guarantee of a loan to the Company's Chilean joint venture and letters of credit required for various state workers' compensation programs.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 14 — CONTINGENTLY REDEEMABLE SECURITIES

Valuation of Class A Common Stock and Class C Preferred Stock

          To determine the fair value of the Class A common stock and the Class C preferred stock, the Company values the enterprise at the arithmetic average of the values derived through a guideline company method and a discounted cash flow method. The Company selects public companies comparable to the Company in respect to investment risk and return perspective and derives an estimated enterprise value after making adjustments for size, growth, profitability, global structure and risk considerations. Under the discounted cash flow method, assumptions included a weighted average cost of capital of 12.5% based on required return on equity of 17.2% (70% weight), a cost of debt after tax of 2% (30% weight) and a termination value after the fifth year assuming an exit EBITDA multiple of 7.5x, based on observations of pricing multiples from the guideline company method, discounted to present value.

          Through the third quarter of fiscal 2010, the Company determined the fair value of its Class C preferred stock using the Current Method. This method allocates the enterprise value to the Class A common stock and Class C preferred stock based on their conversion values, which differs between these two classes of stock primarily due to the value of the future dividend streams of the Class C preferred stock attributed to such class. Furthermore, the Company included a discount for lack of marketability of 5% in valuing the Class C preferred stock, but applies no discount in valuing the Class A common stock. At December 31, 2010 and for the quarter then ended, the Company changed its valuation method to a Black-Scholes option pricing model because this method was more appropriate given the increased likelihood of completing an initial public offering (IPO). The option pricing model of allocating enterprise value among common stock and preferred stock treats each class of stock as a call option on all or part of the enterprise's value. The Black-Scholes model uses the enterprise value derived as described above and made assumptions for volatility (20%), expected life (.75 years) and risk-free interest rate (.29%).

          At March 31, 2011, the Company changed its valuation method to the Probability Weighted Expected Average Method (PWERM) because it determined the likelihood of completing an IPO was 50% by the end of 2011. The PWERM model used a 50% probability weighting of the Company completing a successful IPO by the end of 2011 and a 50% probability weighting of remaining private. The Company used the guideline company method to calculate enterprise value under a successful completion of an IPO and based the calculation on the Company's projected 2011 Adjusted EBITDA with the midpoint multiple of its guideline companies. The Company used a Black-Scholes model to calculate enterprise value under the assumption of remaining private. The model included assumptions on volatility (35%), expected life (2.67 years) and risk free interest rate (1.25%).

          Applying the PWERM model at March 31, 2011 and the Current Method at March 31, 2010, the value of the Class C preferred stock was $905.80 and $734.10 per share and the value of the Class A common stock was $792.57 and $473.05 per share, respectively.

NOTE 15 — SHARE-BASED COMPENSATION

          The Company's share-based compensation awards include options and cash-settled stock appreciation rights (SARs). The Company also sponsors an employee stock ownership plan (ESOP) that is discussed in more detail in Note 16 — ESOP.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 15 — SHARE-BASED COMPENSATION (Continued)

Stock Options

          Effective December 31, 2005, the Company adopted the fair value method of recognizing expense for stock based compensation prescribed by ASC Topic 718. The Company applied the modified prospective approach to adoption in which expense is recognized prospectively for previously granted but unvested options and new option grants. Under this transition method, options granted prior to adoption continue to be reported under the intrinsic value method of expense recognition, under which compensation expense for employee stock options was not recognized if the exercise price of the option equaled or exceeded the fair value of the stock on the date of grant. Because the Company has granted no stock options since adoption of this method, no compensation expense has been recorded for options vesting during the reporting periods presented.

          A summary of option activity for the quarter ended March 31, 2011 is presented below.

	Number of shares	Weighted Average Exercise Price
Options outstanding December 31, 2010	20,103	$58.17
Granted	—	—
Exercised	(852)	65.51
Forfeited	—	—
Expired	—	—

Options outstanding March 31, 2011	19,251	$57.85

          The intrinsic value of options exercised during the three months ended March 31, 2011 was $0.6 million. As of March 31, 2011, the aggregate intrinsic value of outstanding options was $14.1 million and the weighted average remaining contractual term was 4.2 years.

          During the quarter ended March 31, 2010, the Company granted no options. There was no share-based compensation expense recognized or capitalized for stock options in 2010.

Stock Appreciation Rights

          The Company's stock appreciation rights (SARs) vest at the end of a three-year period and expire no more than ten years after the grant date. SARs issued in 2007 through 2010 are settled in cash for the difference between the exercise price (which reflects fair value of the Company's Class A common stock on the date of the grant) and the fair value of such stock upon exercise. Cash-settled SARs are recorded in the Company's consolidated balance sheet as a liability until exercise. SARs issued in 2011 will be settled in an equivalent number of shares for the difference between the exercise price (which reflects fair value of the Company's Class A common stock on the date of the grant) and the fair value of such stock upon exercise. Stock-settled SARs are recorded in the Company's consolidated balance sheet as shareholders' equity.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 15 — SHARE-BASED COMPENSATION (Continued)

          A summary of SARs activity for the quarter ended March 31, 2011 is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2010	49,534	$463.06
Granted	4,682	669.10
Exercised	—	—
Forfeited or expired	—	—

Outstanding at March 31, 2011	54,216	$480.85	7.9	$16,900

Exercisable, March 31, 2011	21,416	$460.57	6.6	$7,110

          The Black-Scholes option pricing model is utilized to determine the fair value of SARs granted. The following weighted average assumptions were used in calculating the fair value during the periods presented:

	Three months ended Mar 31,
	2011	2010
Risk-free interest rate	3.91%	3.67%
Expected dividend yield	1.00%	—
Expected lives	10 years	10 years
Expected volatility	35%	30%

          Additional information pertaining to SARs awards is presented below:

	Three months ended Mar 31,
(in thousands, except per share data)	2011	2010
Grant date fair value per share	$396.42	$200.21
Total fair value of grants	1,856	2,629
Total intrinsic value of exercises	—	—
Total fair value of SARs vested	5,316	4,217
Total share-based liabilities paid	—	—

          At March 31, 2011, the Company had $7.0 million of SARs-related compensation expense yet to recognize for unvested awards, net of immaterial estimated forfeitures. This expense is expected to be recognized over a weighted-average period of two years and includes $5.1 million related to cash-settled SARs and $1.9 million related to stock-settled SARs. The impact of any change in the payout liability for vested awards will be recognized as incurred.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 15 — SHARE-BASED COMPENSATION (Continued)

          Share-based compensation expense was included in the Company's condensed consolidated statements of earnings as shown below.

	Three months ended Mar 31,
(in thousands)	2011	2010
Selling and administrative expense	$3,512	$—
Tax (benefit)	(1,353)	—

Net expense	$2,159	$—

          At March 31, 2011, the Company had accrued $11.2 million in other long-term liabilities for SARs payout liability. On March 25, 2011, the Compensation Committee of the Company's Board of Directors approved the conversion of previously awarded SARs from cash settlement to equity settlement. The Company has sent conversion consent forms to award recipients and recipients holding 92.6% of the SARs consented to the conversion. Any change in fair value from March 31, 2011 through the date of the receipt of the conversion consent forms will be reflected for vested shares in the statement of earnings. Unvested shares will be revalued on date of conversion and recognized in expense through the remainder of the conversion period.

NOTE 16 — ESOP

          The Company sponsors an employee stock ownership plan (ESOP) that covers all U.S. employees who meet service requirements. The Company makes annual contributions to the ESOP equal to the ESOP's debt service to the Company less dividends received by the ESOP on unallocated shares. All dividends and contributions received by the ESOP are used to pay debt service. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees. The Company accounts for its ESOP in accordance with the guidance on stock compensation. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares on the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares. ESOP non-cash compensation expense was $5.1 million and $4.0 million for the three months ended March 31, 2011 and 2010, respectively.

(in thousands, except share data)	Mar 31, 2011	Dec 31, 2010
Allocated shares	130,025	124,394
Shares repurchased from former employees	(3,617)	(3,617)
Unreleased shares	61,946	67,577

Total ESOP shares	188,354	188,354

Fair value of unreleased shares	$56,111	$60,255

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 17 — NONCONTROLLING INTERESTS

          The noncontrolling interest for three subsidiaries classified as a separate component of equity was $11.9 million and $14.8 million as of March 31, 2011 and December 31, 2010, respectively. Net earnings allocated to the noncontrolling interests from continuing operations were $1.5 million and $1.2 million for the three months ended March 31, 2011 and 2010, respectively. These amounts are net of income tax of $0.3 million each for the three months ended March 31, 2011 and 2010.

NOTE 18 — ACCUMULATED OTHER COMPREHENSIVE LOSS

          Accumulated other comprehensive income (loss) includes unrealized foreign currency translation gains and losses. These gains and losses are excluded from net earnings and exclude income tax expense or benefit because the Company has reinvested the associated earnings of its non-U.S. subsidiaries for an indefinite period of time. These foreign currency gains and losses will be realized when a foreign subsidiary is liquidated or sold. Other amounts recorded in other comprehensive income (loss) include adjustments related to pension and other retirement plans and derivative gains and losses related to cash flow hedges.

          The following reflects the balances included in other comprehensive income (loss), net of tax, as of March 31, 2011 and March 31, 2010.

(in thousands)	Mar 31, 2011	Mar 31, 2010
Cumulative translation adjustment	$35,293	$20,528
Defined benefit plans	(38,102)	(36,753)
Derivatives and other	186	131

Total accumulated other comprehensive loss	$(2,623)	$(16,094)

NOTE 19 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE

          Basic earnings per share is computed by dividing the net earnings available to common shareholders by the weighted average number of shares of common stock outstanding. The net earnings available to common shareholders includes an adjustment to revalue Class C preferred shares to the current redemption value. For purposes of calculating diluted earnings per share, the denominator includes the weighted average number of shares of common stock outstanding and the number of dilutive common stock equivalents, such as shares subject to stock options and Class C preferred stock, as determined using the treasury stock method and "as-if-converted", respectively.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 19 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE (Continued)

          Basic and diluted net earnings per share were as follows for the three months ended:

	Three months ended Mar 31,
(in thousands, except per share data)	2011	2010
Basic weighted average shares outstanding — common	1,097	1,084
Weighted average shares outstanding — preferred	121	—
Dilutive effect of employee stock options	18	33

Weighted average shares outstanding assuming dilution	1,236	1,117

Net earnings from continuing operations attributable to ESCO common shareholders — basic	$11,730	$5,179
Valuation adjustment on Class C preferred shares	1,154	—

Net earnings from continuing operations attributable to ESCO common shareholders — diluted	$12,884	$5,179

Basic earnings per share from continuing operations allocated to ESCO common shareholders	$10.69	$4.78

Diluted earnings per share from continuing operations allocated to ESCO common shareholders	$10.42	$4.64

          For purposes of calculating earnings per share, the Company uses the "if converted" method. As both classes of common stock share the same rights in dividends, basic and diluted earnings per share are the same for both classes under both the "if converted" method and the "two-class" method. For the three months ended March 31, 2011, 4,682 unexercised SARs are anti-dilutive and excluded from diluted EPS. For the three months ended March 31, 2010, the Class C preferred stock is anti-dilutive and excluded from dilutive EPS.

          Pro forma basic and diluted net earnings per share of common stock (unaudited) has been computed to give effect to the assumed conversion of the Class C preferred stock into common stock, the expiration of the put options associated with the Class A common stock and the Class C preferred stock that will occur in connection with the IPO and through the first 360 days thereafter, and the -for-one stock split. Also, the numerator in the pro forma basic and diluted net earnings per share calculation has been adjusted to remove changes resulting from re-measurements of the outstanding Class C preferred stock through December 31, 2010.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 19 — EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE (Continued)

          The following table sets forth the computation of our pro forma basic and diluted net earnings per share of common stock (unaudited):

(in thousands)	Three months ended March 31, 2011
Pro forma net earnings attributable to ESCO common shareholders	$

Shares used in computing basic net earnings per share
Pro forma adjustments to reflect assumed conversion of Class C preferred stock

Shares used in computing pro forma basic net earnings per share

Shares used in computing diluted net earnings per share
Pro forma adjustments to reflect assumed conversion of Class C preferred stock

Shares used in computing pro forma diluted net earnings per share

Pro forma basic net earnings per share	$
Pro forma diluted net earnings per share	$

NOTE 20 — SEGMENT REPORTING

          The Company's reporting segments are based on the nature of business activities (types of products and production processes) from which each earns net sales and incurs expenses, financial information reviewed by the chief operating decision maker (the Company's CEO), capital allocation and performance assessment process, organizational structure and financial information presented to the Board of Directors and investors.

          The Company's reporting segments are as follows:

          EPG: This segment designs, develops and manufactures wear parts, wear part carriers and attachments for capital equipment primarily used in the mining, infrastructure development, and industrial markets. EPG's products are comprised of wear parts (including ground engagement tools (GET) and lip systems, crusher wear parts, dragline rigging and cutting edges), wear parts carrier systems (including dragline buckets, cable shovel buckets, hydraulic excavator buckets and shovel fronts, wheel loader buckets, truck bodies and dredge cutterheads) and industrial components (including wear parts for waste and metal recycling hammers, conveying systems).

          TTG: This segment manufactures super alloy precision investment cast components for the aerospace and power generation markets. TTG's products include complex super-alloy metal components and products for airplane engines and industrial gas turbines.

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 20 — SEGMENT REPORTING (Continued)

Segment measurement and reconciliations

          The following list presents the more significant items related to segment measurement and reconciliation between the Company's segment reporting and its external reporting:

  1)
  The Company uses operating income (loss) to measure segment performance.

  2)
  The Company does not allocate general corporate administrative income/expense such as interest income and expense, income taxes, currency exposures, other income and expenses or management and administrative expenses that are not specifically identifiable to a segment, including ESOP compensation expense. Corporate administrative income/expense is reflected as a reconciling item between the results of the two reporting segments above and the total consolidated results reported in the Company's external reporting. Because of these unallocated income and expenses, the operating income of each reporting segment does not reflect the operating income or loss the reporting segment would have as a stand-alone business.

  4)
  There are no inter-segment sales between EPG and TTG.

  5)
  Segment-related assets include inventories (primarily stated at FIFO cost except in the United States), trade receivables and property, plant and equipment. Segment-related liabilities primarily include trade payables, warranty and inventory reserves, and workers compensations accruals.

          The following table presents information regarding segment net sales and operating income(loss) for the three months ended March 31, 2011 and March 31, 2010:

(in thousands)	Total Net Sales	Operating Income (Loss)
Three months ended March 31, 2011:
Engineered Products	$218,883	$36,039
Turbine Technologies	34,960	1,605

Total Operating Segments	253,843	37,644
All Other	—	(13,849)

Total Company	$253,843	$23,795

Three months ended March 31, 2010:
Engineered Products	$153,939	$23,952
Turbine Technologies	31,317	727

Total Operating Segments	185,256	24,679
All Other	—	(7,067)

Total Company	$185,256	$17,612

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 20 — SEGMENT REPORTING (Continued)

          The following table presents segment accountable asset information as of March 31, 2011 and December 31, 2010:

(in thousands)	Trade Receivables	Inventories	Trade Payables	Property and Equipment	Total Assets
As of March 31, 2011:
Engineered Products	$137,183	$108,505	$52,480	$141,716	$458,426
Turbine Technologies	21,364	23,007	22,152	32,234	94,795

Total operating segments	158,547	131,512	74,632	173,950	553,221
All Other	10	—	(568)	(162)	195,116

Total Company	$158,557	$131,512	$74,064	$173,788	$748,337

As of December 31, 2010:
Engineered Products	$121,186	$87,266	$48,966	$135,588	$408,689
Turbine Technologies	18,795	18,169	17,115	32,010	86,617

Total operating segments	139,981	105,435	66,081	167,598	495,306
All Other	19		(388)	(152)	228,316

Total Company	$140,000	$105,435	$65,693	$167,446	$723,662

          The following table presents segment net sales by geographic area for the three months ended March 31, 2011 and March 31, 2010 and long-lived assets by geographic area as of March 31, 2011 and December 31, 2010:

	Net Sales by Ship to Address		Long-lived Assets
(in thousands)	Mar 31, 2011	Mar 31, 2010	Mar 31, 2011	Dec 31, 2010
United States	$100,034	$81,904	$94,200	$91,358
Canada	32,821	25,260	40,074	38,856
All Others	120,988	78,092	114,669	109,218

Total	$253,843	$185,256	$248,943	$239,432

          No single customer accounted for 10% or more of the Company's net sales or accounts receivable in either of the three-month periods ended March 31, 2011 and March 31, 2010, or in the fiscal year ended December 31, 2010.

NOTE 21 — BUSINESS ACQUISITIONS

          On February 1, 2011, the Company acquired the assets of Trans Equipment, a U.S. company based in Wyoming, for $8.4 million ($6.7 million cash plus $1.7 million preliminary payable for purchase price adjustments). Trans Equipment is a full-line equipment and supply company for the mining, infrastructure development and industrial markets. The purchase resulted in goodwill in the

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 21 — BUSINESS ACQUISITIONS (Continued)

EPG reporting segment of $1.1 million. This goodwill is deductible for income tax purposes. The Trans Equipment acquisition allows the Company to offer direct supply and service to key mining and construction customers in Wyoming. The results of Trans Equipment's operations have been included in the consolidated financial statements since the acquisition date and are presented below.

(in thousands)	Two months ended March 31, 2011
(Unaudited)
Net sales	$3,895
Gross profit	1,582
Operating profit	1,271
Net profit	1,277

          The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is finalizing certain valuations of assets purchased and liabilities assumed; therefore, the allocation information provided below is preliminary and subject to refinement.

(in thousands)	As of February 1, 2011
Net consideration	$8,382
Less:
Current assets	7,767
Property, plant and equipment	1,631
Add:
Current liabilities	2,159

Goodwill — Preliminary	$1,143

ESCO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 22 — RESTRUCTURING AND OTHER

          The following table is a summary of the restructuring activities during the periods presented:

(in thousands)	Employee Severance	Curtailment Expense and Other Costs	Total
December 31, 2009	$34	$—	$34
Provisions	71	210	281
Deductions	(92)	(210)	(302)

March 31, 2010	13	—	13
Provisions	(3)	470	467
Deductions	(10)	(470)	(480)

December 31, 2010	—	—
Provisions	—	20	20
Deductions	—	(20)	(20)

March 31, 2011	$—	$—	$—

          To align cost structures with lower capacity utilization, the Company closed its Saskatoon, Saskatchewan foundry in 2009, which was part of the EPG segment. In 2009, the Company reduced its overall workforce by 17.6%, which resulted in employee severance costs. In 2010, the Company incurred additional shutdown costs and fair value adjustments related to the Saskatoon foundry, a portion of which is still held for sale.

NOTE 23 — SUBSEQUENT EVENTS

          In preparing the financial statements, the Company has reviewed events that occurred after March 31, 2011, the balance sheet date, up until June 6, 2011, the date the accompanying financial statements were available for issuance.

          On May 2, 2011, the Company filed a Registration Statement on Form S-1 under the Securities Act of 1933 with the U.S. Securities and Exchange Commission. The registration statement covered an undetermined number of shares of new Class A Common Stock at an aggregate offering price of $175.0 million.

          No additional material events were noted during the Company's review.

                    Shares

ESCO Corporation

Class A Common Stock

Goldman, Sachs & Co.	Morgan Stanley

Wells Fargo Securities	Baird	KeyBanc Capital Markets	BMO Capital Markets

          Through and including                           , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses, other than underwriting discounts, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount*
SEC registration fee	$
FINRA filing fee
Initial NASDAQ Global Market listing fee
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees
Blue sky fees and expenses
Miscellaneous fees and expenses

Total	$

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers

          Under Section 60.047(2)(d) of the Oregon Business Corporation Act, a corporation's articles of incorporation may limit the personal liability of directors under some circumstances. In accordance with Oregon law, our 2011 Restated Articles of Incorporation filed as an exhibit to this registration statement, to be in effect upon the completion of this offering, limit a director's personal liability to us and our shareholders for monetary damages for conduct as a director, except for liability arising from any act or omission for which elimination of liability is not permitted under the Oregon Business Corporation Act.

          Under Section 60.391 of the Oregon Business Corporation Act, a corporation may indemnify a person who is made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding. Our 2011 Restated Articles of Incorporation, to be in effect upon the completion of this offering, requires us to indemnify, to the fullest extent permitted by the Oregon Business Corporation Act, any current or former officer or director made, or threatened to be made, a party to or a witness or other participant in, any proceeding, by reason of the fact that the person is or was our director or officer, against liability and expenses of a type indemnified against under the Oregon Business Corporation Act. We must also advance expenses to or for any current or former director in advance of the final disposition of an indemnifiable proceeding upon the person's compliance with the advancement provisions of the Oregon Business Corporation Act.

          In addition, we have entered into indemnification agreements, a form of which is filed as an exhibit to this registration statement, with our directors, officers and some employees, which contain provisions that are in some respects broader than the specific indemnification provisions contained in the Oregon Business Corporation Act. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

          Reference is also made to the underwriting agreement filed as an exhibit to this registration statement, which, under certain conditions, provides for indemnification by the underwriters of our officers and directors against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

          The following sets forth all securities issued by us within the past three years without registration under the Securities Act. No underwriters were involved in any of the stock issuances and, unless otherwise noted, no commissions were paid in connection therewith. In each of the following transactions, we relied on the exemption from registration under the Securities Act set forth in Rule 701.

          Certain of our employees have participated in a deferred compensation plan which allows participants to elect in advance of earning salary and bonuses to defer a percentage of salary and bonuses and have the deferred amount credited to a plan account. Employees elected to defer $1.3 million, $1.7 million and $2.1 million in 2010, 2009 and 2008, respectively, into the deferred compensation plan.

          In the last three years, our employees and directors have exercised options to purchase an aggregate of 32,614 shares of Legacy Class A Common Stock, with exercise prices ranging from $2.37 to $65.51 per share, depending upon the date of grant.

Item 16.    Exhibits and Financial Statements

          (a)     Exhibits

Exhibit No.	Description of Exhibit
*1.1	Form of Underwriting Agreement
**3.1	Form of Restated 2011 Articles of Incorporation of ESCO Corporation
**3.2	Form of Restated 2011 Bylaws of ESCO Corporation
**3.3	Third Restated Articles of Incorporation of ESCO Corporation
**3.4	Amended and Restated Bylaws of ESCO Corporation, as amended
*5.1	Form of Opinion of Stoel Rives LLP
10.1	Credit Agreement Between ESCO Corporation, subsidiaries of ESCO Corporation named therein, as guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, U.S. Bank National Association, as Co-Agent, and the Other Lenders named therein, dated November 18, 2010. Portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request.
**10.2	Form of Restated Indemnity Agreement between ESCO Corporation and each of its directors and executive officers+
10.3	2010 Stock Incentive Plan, as amended+
**10.4	2000 Stock Incentive Plan, as amended+
10.5	Form of Restated Stock Transfer Restriction Agreement and related form of amendment and schedule of parties
10.6	[Reserved]
10.7	Form of Stock Option Agreement and related schedule+
10.8	Form of Stock Appreciation Rights Agreement for grants after 2010 and related schedule+
10.9	Form of Stock Appreciation Rights Agreement and form of amendment for grants prior to 2011 and related schedule+
10.10	Form of Performance Unit Award Agreement and related schedule for grants after 2010+

Exhibit No.	Description of Exhibit
10.11	Form of Performance Unit Award Agreement and related schedule for grants prior to 2011+
**10.12	ESCO Corporation Deferred Compensation Plan, as amended+
**10.13	ESCO Corporation Deferred Compensation Plan II, as amended+
**10.14	ESCO Corporation 401(k) Restoration Plan, as amended+
**10.15	ESCO Corporation Supplemental Executive Retirement Plan, as amended+
**10.16	ESCO Corporation 2005 Supplemental Executive Retirement Plan, as amended+
**10.17	Annual Cash Bonus Plan, as amended+
**10.18	ESCO Corporation ESOP Restoration Plan, as amended+
**10.19	ESCO Corporation Employee Stock Ownership Plan 2011 Restatement (As Amended and Restated Effective as of June 1, 2011)+
**10.20	Letter Agreement with Gene K. Huey+
**10.21	Stock Appreciation Rights Agreement for Steven D. Pratt+
**10.22	Amendments to Stock Appreciation Rights Agreement for Steven D. Pratt for grants prior to 2011+
10.23	Form of Stock Award Agreement for non-employee directors and related schedule+
10.24	Amendment No. 1 to Credit Agreement dated June 1, 2011 between ESCO Corporation and Bank of America, N.A., as Administrative Agent for the Lenders+
10.25	Short-Term Incentive Plan+
10.26	Amendments to SAR Award Agreements with Larry R. Huget+
10.27	First Amendment to the ESCO Corporation Employee Stock Ownership Plan+
**21.1	Subsidiaries of the registrant.
23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
**24.1	Powers of Attorney (included on the prior signature pages of this Registration Statement)

*
To be filed by amendment.

**
Previously filed.

+
Management contract or compensatory plan or arrangement.

          (b)     Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.    Undertakings

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

    Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 28 day of June, 2011.

ESCO CORPORATION
By:	/s/ STEVEN D. PRATT Steven D. Pratt, Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN D. PRATT Steven D. Pratt	Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	June 28, 2011
/s/ RAY VERLINICH Ray Verlinich	Chief Financial Officer (principal financial and accounting officer)	June 28, 2011
/s/ PETER F. ADAMS* Peter F. Adams	Director	June 28, 2011
/s/ FRANK ALVAREZ* Frank Alvarez	Director	June 28, 2011
/s/ STEPHEN E. BABSON* Stephen E. Babson	Director	June 28, 2011
/s/ CALVIN W. COLLINS* Calvin W. Collins	Director	June 28, 2011
/s/ PETER F. BECHEN* Peter F. Bechen	Director	June 28, 2011

Signature	Title	Date

/s/ FRANK JUNGERS* Frank Jungers	Director	June 28, 2011
/s/ HENRY T. SWIGERT* Henry T. Swigert	Director	June 28, 2011
/s/ ROBERT C. WARREN, JR.* Robert C. Warren, Jr.	Director	June 28, 2011
/s/ JOHN W. WOODS, JR.* John W. Wood, Jr.	Director	June 28, 2011

*By	/s/ KEVIN S. THOMAS Kevin S. Thomas Attorney-in-Fact	June 28, 2011

Exhibit Index

Exhibit No.	Description of Exhibit
*1.1	Form of Underwriting Agreement
**3.1	Form of Restated 2011 Articles of Incorporation of ESCO Corporation
**3.2	Form of Restated 2011 Bylaws of ESCO Corporation
**3.3	Third Restated Articles of Incorporation of ESCO Corporation
**3.4	Amended and Restated Bylaws of ESCO Corporation, as amended
*5.1	Form of Opinion of Stoel Rives LLP
10.1	Credit Agreement Between ESCO Corporation, subsidiaries of ESCO Corporation named therein, as guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent, U.S. Bank National Association, as Co-Agent, and the Other Lenders named therein, dated November 18, 2010. Portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request.
**10.2	Form of Restated Indemnity Agreement between ESCO Corporation and each of its directors and executive officers+
10.3	2010 Stock Incentive Plan as amended+
**10.4	2000 Stock Incentive Plan, as amended+
10.5	Form of Restated Stock Transfer Restriction Agreement and related form of amendment and schedule of parties
10.6	[Reserved]
10.7	Form of Stock Option Agreement and related schedule+
10.8	Form of Stock Appreciation Rights Agreement for grants after 2010 and related schedule+
10.9	Form of Stock Appreciation Rights Agreement and form of amendment for grants prior to 2011 and related schedule+
10.10	Form of Performance Unit Award Agreement and related schedule for grants after 2010+
10.11	Form of Performance Unit Award Agreement and related schedule for grants prior to 2011+
**10.12	ESCO Corporation Deferred Compensation Plan, as amended+
**10.13	ESCO Corporation Deferred Compensation Plan II, as amended+
**10.14	ESCO Corporation 401(k) Restoration Plan, as amended+
**10.15	ESCO Corporation Supplemental Executive Retirement Plan, as amended+
**10.16	ESCO Corporation 2005 Supplemental Executive Retirement Plan, as amended+
**10.17	Annual Cash Bonus Plan, as amended+
**10.18	ESCO Corporation ESOP Restoration Plan, as amended+
**10.19	ESCO Corporation Employee Stock Ownership Plan 2011 Restatement (As Amended and Restated Effective as of June 1, 2011)+
**10.20	Letter Agreement with Gene K. Huey+
**10.21	Stock Appreciation Rights Agreement for Steven D. Pratt+
**10.22	Amendments to Stock Appreciation Rights Agreement for Steven D. Pratt for grants prior to 2011+
10.23	Form of Stock Award Agreement for non-employee directors and related schedule+
10.24	Amendment No. 1 to Credit Agreement dated June 1, 2011 between ESCO Corporation and Bank of America N.A., as Administrative Agent for the Lenders
10.25	Short-Term Incentive Plan+
10.26	Amendments to SAR Award Agreements with Larry R. Huget+
10.27	First Amendment to the ESCO Corporation Employee Stock Ownership Plan+
**21.1	Subsidiaries of the registrant.
23.1	Consent of PricewaterhouseCoopers LLP

Exhibit No.	Description of Exhibit
*23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1)
**24.1	Powers of Attorney (included on the prior signature pages of this Registration Statement)

*
To be filed by amendment.

**
Previously filed.

+
Management contract or compensatory plan or arrangement.